    As Filed with the Securities and Exchange Commission on June 4, 2003

                                                  Registration No. 333-
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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM S-1
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                       APPLIED DIGITAL SOLUTIONS, INC.
           (Exact name of registrant as specified in its charter)


            MISSOURI                            3661                   43-1641533
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)     Classification Code Number)     Identification No.)

                       400 ROYAL PALM WAY, SUITE 410
                         PALM BEACH, FLORIDA 33480
                               (561) 805-8000
            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)

                             SCOTT R. SILVERMAN
                      APPLIED DIGITAL SOLUTIONS, INC.
                       400 ROYAL PALM WAY, SUITE 410
                         PALM BEACH, FLORIDA 33480
                           PHONE: (561) 805-8000
                            FAX: (561) 805-8001
         (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                      Copies of all correspondence to:
                            HARVEY GOLDMAN, ESQ.
                            HOLLAND & KNIGHT LLP
                      701 BRICKELL AVENUE, SUITE 3000
                         MIAMI, FLORIDA 33131-5441
                           PHONE: (305) 789-7506
                            FAX: (305) 349-2238

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                                      CALCULATION OF REGISTRATION FEE
==============================================================================================================
                                                 PROPOSED MAXIMUM      PROPOSED MAXIMUM
TITLE OF EACH CLASS OF          AMOUNT TO BE    OFFERING PRICE PER     AGGREGATE OFFERING       AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED          UNIT(1)               PRICE(1)          REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par
    value per share          13,313,782 shares       $0.39              $5,192,374.98            $477.70

==============================================================================================================

(1) The fee has been paid and is on account. Pursuant to Rule
457(c), the proposed offering price and registration fee have been calculated on the basis of the average of the high and low trading prices for the common stock on June 2, 2003, as reported on the Nasdaq SmallCap Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE
REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN
ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE
COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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* The information in this prospectus is not complete and may be changed. The *
* selling shareholders may not sell these securities until the registration  *
* statement filed with the Securities and Exchange Commission is effective.  *
* This prospectus is not an offer to sell these securities and it is not     *
* soliciting any offer to buy these securities in any state where the offer  *
* or sale is not permitted.                                                  *
******************************************************************************

                                 PROSPECTUS

                  SUBJECT TO COMPLETION, DATED JUNE 4, 2003


                              13,313,782 SHARES

                      [Applied Digital Solutions logo]

                                Common Stock

                                ------------

     This prospectus relates to resales of up to 13,313,782 shares of our common stock, par value $.001 per share, which may be sold at various times by the selling shareholders listed in this prospectus starting on page 75. More information about the shares is located under "Description of Capital Stock" beginning on page 77.

     The selling shareholders identified in this prospectus or their transferees may sell the shares of common stock from time to time in accordance with the plan of distribution described in this prospectus. See "Plan of Distribution" beginning on page 80.

     Our shares are included in the Nasdaq SmallCap Market ("SmallCap") under the symbol "ADSX." On June 2, 2003, the last reported sale price of our common stock was $0.38 per share.

     Since January 1, 2000, we have filed additional registration statements relating to secondary sales of an aggregate of 272,578,333 shares of our common stock.

     INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 9 OF THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

                                ------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION OF THE CONTRARY IS A CRIMINAL OFFENSE.

                                ------------

                THE DATE OF THIS PROSPECTUS IS JUNE 4, 2003.

                              TABLE OF CONTENTS



Cautionary Statement Regarding Forward-Looking Information                   v
Summary                                                                      1
Risk Factors                                                                 8
Use Of Proceeds                                                             17
Our Business                                                                18
Selected Financial Data                                                     30
Management's Discussion And Analysis Of Financial Condition And Results
  Of Operations                                                             34
Management                                                                  63
Principal Shareholders                                                      72
Related Party Transactions                                                  73
Selling Security Holders                                                    75
Description Of Capital Stock                                                76
Price Range Of Common Stock And Dividend Information                        78
Plan Of Distribution                                                        79
Legal Matters                                                               80
Experts                                                                     80
Where You Can Find More Information                                         80
Index to Financial Statements                                              F-1

         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     This prospectus contains forward-looking statements. The forward-looking statements are principally contained in the sections "Summary" beginning on page 1, "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 35, and "Our Business" beginning on page 19. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performances or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

     Forward-looking statements include, but are not limited to:

     o our ability to raise the required funds to repay our obligations to IBM Credit Corporation (IBM Credit);

     o our growth strategies including, without limitation, our ability to deploy our products and services including
           Digital Angel(TM), Thermo Life(TM), VeriChip(TM),
           Bio-Thermo(TM) and PLD;

     o     anticipated trends in our business and demographics;

     o     the ability to hire and retain skilled personnel;

     o     relationships with and dependence on technological partners;

     o     uncertainties relating to customer plans and commitments;

     o our ability to successfully integrate the business operations of acquired companies;

     o     our future profitability and liquidity;

     o governmental export and import policies, global trade policies, worldwide political stability and economic growth; and

     o     regulatory, competitive or other economic influences.

     In some cases, you can identify forward-looking statements by terms such as "may," "should," "could," "would," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from estimates or forecasts contained in the forward-looking statements. Some of these risks and uncertainties are beyond our control. Also, these forward-looking statements represent our estimates and assumptions only as of the date the statement was made.

     We discuss many of these risks in greater detail under the heading "Risk Factors" beginning on page 9. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

     You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of our forward-looking information by these cautionary statements.

                                   SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including "Risk Factors" beginning on page 9 and the consolidated financial statements and the notes to those financial statements beginning on page F-1 before making an investment decision.

                       APPLIED DIGITAL SOLUTIONS, INC.

OUR BUSINESS

     We are a Missouri corporation and were incorporated on May 11, 1993. Our business has evolved during the past few years. We have grown significantly through acquisitions and since 1996 we have completed 51 acquisitions. During the last half of 2001 and during 2002 we sold or closed many of the businesses we had acquired that we believed did not enhance our strategy of becoming an advanced digital technology development company. We have emerged from being a supplier of computer hardware, software and telecommunications products and services to becoming an advanced technology company that focuses on a range of life enhancing, personal safeguard technologies, early warning alert systems, miniaturized power sources and security monitoring systems combined with the comprehensive data management services required to support them. To date, we have five such products in various stages of development. They are:

     o Digital Angel(TM), for monitoring and tracking people and objects;

     o     Thermo Life(TM), a thermoelectric generator;

     o VeriChip(TM), an implantable radio frequency verification device that can be used for security, financial, personal identification/safety and other applications;

     o Bio-Thermo(TM), a temperature-sensing implantable microchip for use in pets, livestock and other animals; and

     o Personal Locating Device (PLD), an implantable global positioning satellite (GPS) location device.

     Over two years ago, we developed a proprietary location and monitoring system that combines advanced biosensor technology and location technology (such as GPS) in a watch/pager device that communicates through proprietary software to a secure 24/7 operations center in California. This system is covered under the United States patent registration # 5,629,678, which we acquired in 1999. In addition, we filed an International Patent Application directed to the system, which has been published under publication no. W/0 02/44865. The application, which is in the name of Digital Angel Corporation, is currently pending in several countries. This technology provides "where-you-are" and "how-you-are" information about loved ones (particularly elderly relatives and children), their location and their vital signs via the subscriber's computer, personal digital assistant
(PDA) or wireless telephone. We branded this technology Digital Angel and merged the technology with a company formerly known as Destron Fearing Corporation. Our goal was to create a new corporation underpinned by the patented technology and complemented by the products and services and revenues of our existing business segments. We united our existing GPS, application service provider and animal tracking business units to form Digital Angel Corporation, which we refer to as pre-merger Digital Angel. Effective March 27, 2002, pre-merger Digital Angel became its own public company through its merger into Medical Advisory Systems, Inc. (MAS) (AMEX:DOC). Currently, we are the beneficial owner of approximately 73.12% of this new company which has been renamed Digital Angel Corporation. We launched the Digital Angel product on November 26, 2001.

     In October 2001, we announced that our wholly-owned subsidiary, Thermo Life Energy Corp., formerly Advanced Power Solutions, Inc., will develop, market and license our product, Thermo Life, a small thermoelectric generator powered by body heat. Thermo Life is intended to provide a miniaturized power source for a wide range of consumer electronic devices including attachable or implantable medical devices and wristwatches. On July 9, 2002, we announced that we had achieved an important breakthrough: 3.0-volts of electrical power were successfully generated by Thermo Life in laboratory tests. We expect to begin marketing Thermo Life during the second half of 2003.

     We have developed a miniaturized, implantable verification chip called VeriChip that can be used in a variety of security, financial, personal identification/safety and other applications. On February 7, 2002, we announced that we had created a new wholly-owned subsidiary, VeriChip Corporation that will develop, market and license VeriChip. About the size of a grain of rice, each VeriChip product contains a unique verification number. Utilizing our proprietary external radio frequency identification (RFID) scanner, radio frequency energy passes through the skin energizing the dormant VeriChip, which then emits a radio frequency signal transmitting the verification number contained in the VeriChip. VeriChip technology is produced under patent registrations #6,400,338 and #5,211,129. This technology is owned by Digital Angel Corporation and licensed to VeriChip under an exclusive product and technology license with a remaining term of approximately ten years.

     On October 22, 2002, we announced that the Food and Drug
Administration (FDA) had determined that VeriChip is not a regulated medical device for security, financial and personal identification/safety applications. The FDA specified in its ruling that VeriChip is a regulated medical device for health information applications when marketed to provide information to assist in the diagnosis or treatment of injury or illness. On November 8, 2002, we received a letter from the FDA, based upon correspondence from us to the FDA, warning us not to market VeriChip for medical applications. We currently intend to market and distribute the VeriChip product for security, financial and personal identification/safety applications and, in the future, we plan to expand our marketing and distribution efforts to health information applications of the product, subject to any and all necessary FDA and other approvals. We are currently in the process of preparing a 510-K application to obtain FDA approval to market VeriChip for certain health information applications. We intend to submit the 510-K application to the FDA within the next several months.

     We began marketing VeriChip for security, financial and personal identification/safety applications within the United States on October 24, 2002.

     On February 1l, 2003, we announced that we received written clearances from the FDA and the United States Department of Agriculture to market our new product, Bio-Thermo, for use in pets, livestock and other animals. Bio-Thermo is our first fully integrated implantable bio-sensing microchip that can transmit a signal containing accurate temperature readings to our proprietary RFID scanners. With this new technology, accurate temperature readings can be obtained by simply passing the RFID handheld scanner over the animal or by having the animal walk through a portal scanner. We believe that Bio-Thermo and other biosensors developed in the future will provide vital internal diagnostics about the health of animals more efficiently and accurately than the invasive techniques used in the industry today.

     On May 13, 2003, we announced that we have developed and successfully field-tested a working prototype of, what we believe to be, the first-ever sub-dermal GPS personal location device called
PLD. The dimensions of this initial PLD prototype are 2.5 inches in diameter by 0.5 inches in depth, roughly the size of a pacemaker. As the process of miniaturization proceeds in the coming months, we expect to be able to shrink the size of the device to at least one-half and perhaps to as little as one-tenth of the current size. The PLD is charged by an induction-based power-recharging method which is similar to that used to recharge implantable pacemakers. This recharging technique functions without requiring any physical connection between the power source and the implant. The exact timing of the commercial availability of PLD is unclear pending further technological refinements and the obtainment of any and all required regulatory clearances. The
PLD technology builds on our United States patent registration #5,629,678.

     The majority of our operations are the result of acquisitions completed during the last six years. Our revenues from continuing operations were $25.1 million for the three-months ended March 31, 2003, and were $99.6 million, $156.3 million, $134.8 million, $129.1 million and $74.3 million, respectively, in 2002, 2001, 2000, 1999 and 1998.

RECENT DEVELOPMENTS

     Digital Angel/MAS Merger

     On March 27, 2002, pre-merger Digital Angel merged with MAS, and MAS changed its name to Digital Angel Corporation. Also, pursuant to the merger agreement, we contributed all of our stock in Timely Technology Corp., our wholly-owned subsidiary, and Signature Industries, Limited, our 85% owned subsidiary. Prior to the merger, pre-merger Digital Angel, Timely Technology Corp. and Signature Industries, Limited were collectively referred to as the Advanced Wireless Group (AWG). In satisfaction of a condition to the consent to the merger by IBM Credit, we transferred all shares of Digital Angel Corporation common stock owned by us to a Delaware business trust, which we refer to herein as the Digital Angel Trust, controlled by an advisory board and, as a result, the Digital Angel Trust has legal title to approximately 73.12% of the Digital Angel Corporation common stock. The Digital Angel Trust has voting rights with respect to the Digital Angel Corporation common shares until we repay our obligations to IBM Credit in full. We have retained beneficial ownership of the shares. The Digital Angel Trust may be obligated to liquidate the shares of Digital Angel Corporation common stock owned by it for the benefit of IBM Credit in the event we fail to make payments, or otherwise default under our IBM Credit Agreement as more fully discussed below.

     IBM Credit Agreement

     Our Third Amended and Restated Term Credit Agreement with IBM Credit, which we refer to herein as the IBM Credit Agreement, contained covenants relating to our financial position and performance, as well as the financial position and performance of Digital Angel Corporation as of December 31, 2002. The Company was not in compliance with certain of these covenants at December 31, 2002. Also, under the terms of the IBM Credit Agreement, we were required to repay IBM Credit $29.8 million of the $77.2 million outstanding principal balance owed to them, plus $16.4 million of accrued interest and expenses (totaling approximately $46.2 million), on or before February 28, 2003. We did not make such payment by February 28, 2003. On March 3, 2003, IBM Credit notified us that we had until March 6, 2003, to make the payment. We did not make the payment on March 6, 2003, as required. Our failure to comply with the payment terms imposed by the IBM Credit Agreement and to maintain compliance with the financial covenants constitute events of default under the IBM Credit Agreement. IBM Credit did not provide a waiver of such defaults. On March 7, 2003, we received a letter from IBM Credit declaring the loan in default and indicating that IBM Credit would exercise any and/or all of its remedies.

     In addition, as of March 31, 2003, and December 31, 2002, Digital Angel Corporation did not maintain compliance with certain financial covenants under its credit agreement with its lender, Wells Fargo Business Credit, Inc. (Wells Fargo). Well Fargo provided Digital Angel Corporation with waivers of such non-compliance.

     Forbearance Agreement

     On March 27, 2003, we announced that we had executed a forbearance agreement term sheet with IBM Credit. The Forbearance Agreement was executed on April 2, 2003. In turn, we also agreed to dismiss with prejudice a lawsuit we filed against IBM Credit and IBM Corporation in Palm Beach County, Florida on March 6, 2003.

     The payment provisions of the Forbearance Agreement are as follows:

     o the Tranche A Loan, consisting of $68.0 million plus accrued interest, must be repaid in full no later than September 30, 2003, provided that all but $3 million of the Tranche A Loan (the "Tranche A Deficiency Amount") will be deemed to be paid in full on such date if less than the full amount of the Tranche A Loan is repaid but all of the net cash proceeds of the Digital Angel Corporation shares held in the Digital Angel Trust are applied to the repayment of the Tranche A Loan. The Tranche A Deficiency Amount (if any) must be repaid no later than March 31, 2004; and The Tranche
           A Loan bore interest
           at seventeen percent (17%) per annum through February 28, 2003. Effective March 1, 2003, the interest rate increased to twenty-five percent (25%) per annum; and

     o the Tranche B Loan, consisting of $9.2 million plus accrued interest, must be repaid in full no later than March 31, 2004. The Tranche B Loan bore interest at seventeen percent (17%) per annum through February 28, 2003, and from March 1, 2003, to March 24, 2003, the Tranche B Loan bore interest at twenty-five percent (25%) per annum. Effective March 25, 2003, the interest rate decreased to seven percent (7%) per annum.

     The Tranche A and B Loans may be purchased under the terms of the Forbearance Agreement by or on our behalf as follows:

     o the loans and all the other obligations may be purchased on or before June 30, 2003, for $30 million in cash;

     o the loans and all the other obligations may be purchased on or before September 30, 2003, for $50 million in cash; and

     o the Tranche A Loan may be purchased on or before September 30, 2003, for $40 million in cash with an additional $10 million cash payment in respect of the Tranche A Deficiency Amount and the Tranche B Loan due on or before December 31, 2003.

     Payment of any of these amounts by the dates set forth herein will constitute complete satisfaction of any and all of our obligations to IBM Credit under the IBM Credit Agreement, provided that there has not earlier occurred a "Termination Event," as defined in the Forbearance Agreement.

     In addition, we have agreed under the terms of the Forbearance Agreement that the Digital Angel Trust will immediately engage an investment bank to pursue the sale of the 19,600,000 shares of Digital Angel Corporation common stock that are currently held in the Digital Angel Trust. In May 2003, an investment bank was engaged. All proceeds from the sale of the Digital Angel Corporation common stock will be applied to the loans and other obligations to satisfy the Tranche A payment provisions as discussed above, in the event that the Company has not satisfied its purchase rights by September 30, 2003.

     The Forbearance Agreement also modifies other provisions of the IBM Credit Agreement, including but not limited to, the imposition of additional limitations on permitted expenditures.

     Provided there has not earlier occurred a "Termination Event," as defined, at the end of the forbearance period, the provisions of the Forbearance Agreement shall become of no force and effect. At that time, if the repayment terms of the Forbearance Agreement are not met, IBM Credit will be free to exercise and enforce, or to take steps to exercise and enforce, all rights, powers, privileges and remedies available to them under the IBM Credit Agreement, as a result of the payment and covenant defaults existing on March 24, 2003. If we are not successful in satisfying the repayment obligations under the Forbearance Agreement or we do not comply with the terms of the Forbearance Agreement or the IBM Credit Agreement, and IBM Credit were to enforce its rights against the collateral securing the obligations to IBM Credit, there would be substantial doubt that we would be able to continue operations in the normal course of business.

     As a result of the payment and financial covenant defaults discussed above, IBM Credit has exercised its rights to control our cash, excluding the cash of Digital Angel Corporation and InfoTech USA, Inc. (formerly SysComm International Corporation). At March 31, 2003, IBM held in its possession $2.0 million of our cash, which it subsequently remitted back to us. IBM Credit continues to maintain control our deposits and disbursements. Under the terms of the forbearance agreement, we are required to be cash flow positive beginning May 1, 2003. We request weekly from IBM Credit a release of funds for the prior weeks cash collections and provide to IBM Credit a schedule detailing cash disbursements complying with the cash flow positive requirement.

     OTHER

     The Staff of the Securities and Exchange Commission's Southeast Regional Office is conducting an informal inquiry concerning us. We are fully and voluntarily cooperating with this informal inquiry. At this point, we are unable to determine whether this informal investigation may lead to potentially adverse action.

     We are currently offering up to 50,000,000 shares of our common stock in a public offering registered under the Securities Act of 1933. The shares of our common stock are being offered on a best efforts basis through the efforts of a placement agent J.P. Carey Securities, Inc. under the terms of a placement agency agreement. As of June 2, 2003, we have sold an aggregate of 29,500,000 shares under this offering resulting in net proceeds to us of $10.9 million, after deduction of the 3% fee to our placement agent, J.P. Carey Securities Inc. All net proceeds from the offering have been used to repay our obligations to IBM Credit.

     As of December 31, 2002, the net book value of our goodwill was $67.8 million. There was no impairment of goodwill upon our adoption of FAS 142 on January 1, 2002. However, based upon our annual review for impairment during the fourth quarter of 2002, we recorded an impairment charge of $62.2 million associated with our Digital Angel Corporation segment. The impairment relates to the goodwill associated with the acquisition of MAS in March 2002, and to Digital Angel Corporation's Wireless and Monitoring segment. Future goodwill impairment reviews may result in additional periodic write-downs. In addition, Digital Angel Corporation wrote down $6.4 million of property and equipment related to software associated with its Wireless and Monitoring segment. As of December 31, 2002, Digital Angel Corporation's Wireless and Monitoring segment has not recorded any significant revenue from its Digital Angel product, and therefore, it was determined that the goodwill and software were impaired.

     Our common stock has traded on the Nasdaq SmallCap Market (SmallCap) since November 12, 2002, under the symbol "ADSX." Prior to November 12, 2002, our common stock traded on the Nasdaq National Market at all times, except for the period between July 12, 2002 and July 30, 2002, when our common stock traded on the Pink Sheets under the symbol "ADSX.PK." To maintain our SmallCap listing, we must continue to comply with the SmallCap's listing requirements and, prior to October 2003, regain the minimum bid requirement of at least $1.00 per share for a minimum of ten (10) consecutive trading days.

     Effective May 9, 2003, Michael Zarriello joined our Board of Directors. Mr. Zarriello was most recently a Senior Managing Director of Jesup & Lamont Securities Corporation and served as President of Jesup and Lamont Merchant Partners LLC. Prior to that, he was Managing Director and Principal of Bear Stearns & Co., Inc. He has extensive financial experience having served earlier in his career as Chief Financial Officer of the Principal Activities Group that invested the Bear Stearns & Co., Inc. capital in middle market companies, Chief Financial Officer of United States Leather Holdings, Inc. and Chief Financial Officer of Avon Products, Inc.'s Healthcare Division.

     Effective May 12, 2003, Kevin H. McLaughlin was appointed our President and Chief Operating Officer. Prior to his appointment as President, Mr. McLaughlin served as our Senior Vice President and Chief Operating Officer.

     On March 21, 2003, Richard J. Sullivan, our then Chairman of the Board of Directors and Chief Executive Officer, retired from such positions. Our Board of Directors negotiated a severance agreement with Richard Sullivan under which he is to receive a one-time payment of 56.0 million shares of our common stock. In addition, stock options held by him exercisable for approximately 10.9 million shares of our common stock were re-priced. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share. Richard Sullivan's severance agreement provides that the payment of shares and re-pricing of options provided for under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. His employment agreement required us to make payments of approximately $17 million to him, a portion of such payments of which could be made in either cash or stock, at our option.

     On March 21, 2003, Jerome C. Artigliere, our then Senior Vice
President and Chief Operating Officer, resigned from such positions.
Under the terms of his severance agreement, Mr. Artigliere is to receive
4.75 million
shares of our common stock. In addition, stock options held by him exercisable for approximately 2.3 million shares of our common stock were re-priced. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share. Mr. Artigliere's severance agreement provides that the payment of shares and re-pricing of options provided under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. His employment agreement required us to make payments of approximately $1.5 million to Mr. Artigliere.

     As a result of the termination of Richard Sullivan's employment with us, a "triggering event" provision in the severance agreement we entered into with Garrett Sullivan, our former Vice Chairman of the Board (who is not related to Richard Sullivan), at the time of his ceasing to serve in such capacity in December 2001, has been triggered. We recently negotiated a settlement of our obligations under Garrett Sullivan's severance agreement that requires us to issue to him 7.5 million shares of our common stock on or before August 31, 2003.

     The terms of each of the severance agreements are subject to shareholder approval, in accordance with applicable Nasdaq rules, because the agreements (i) are deemed to be compensatory arrangements under which our common stock may be acquired by officers or directors, and (ii) in Richard Sullivan's case, it may result in his potentially holding more than 20% of the outstanding shares of our common stock following the issuance of the shares and exercise of options covered by his severance agreement. In connection with such shareholder approval, we also intend to seek shareholder approval of an increase in the number of authorized shares of our common stock.

     As a result of the terminations of Messrs. Sullivan and Artigliere, we have recorded severance expense of $22.0 million during the three-months ended March 31, 2003. This expense is reflected in our condensed consolidated financial statements for the three-months ended March 31, 2003, as selling, general and administrative expense and represents, in all material respects, the total amount due to these former officers and director and to Garrett Sullivan under their respective employment agreements.

     We have included proposals in our proxy statement for our 2003 annual meeting of shareholders to solicit shareholder approval of the terms of such agreements and the increase in the number of authorized shares of our common stock. Should shareholders not approve the terms of the severance agreements or we lack a sufficient number of authorized shares to effect the share issuances provided for by the severance agreements, our former executive officers and directors may take actions against us to enforce the terms of their employment agreements. Under such circumstances, there would be substantial doubt that we would be able to continue operations in the normal course of business. In such event, holders of our securities may face the loss of their entire investment.

     Furthermore, the surrender of the options held by Messrs. Sullivan and Artigliere in exchange for the re-priced options has already occurred and Messrs. Sullivan and Artigliere have exercised these options. Without shareholder approval, we would need to unwind the transactions or otherwise risk having our common stock delisted by Nasdaq. If the transactions were to be unwound or if, in the course of seeking to renegotiate the terms of the severance agreements, either Richard Sullivan or Jerome Artigliere were to insist on a cash payment for any portion of the obligations due them under their employment agreements, we would risk violating the terms of the Forbearance Agreement which, as noted above, requires us to be cash flow positive on a consolidated operational basis at all times from and after May 1, 2003. In such event, we would face the possibility of a cessation of business operations in the normal course.

     By virtue of the need to obtain shareholder approval of the terms of the severance agreements, the date by which we would otherwise have been obligated to file a registration statement covering the resale of the shares to be issued to our former executive officers and directors under their severance agreements has been extended and the issuance of the shares will await the outcome of the shareholder vote. However, in order to ensure the timely registration of the shares, we may file a registration statement with the SEC prior to the issuance of the shares.

OUR BUSINESS STRATEGY

     Our business strategy is to position ourselves as an advanced technology development company through the development and commercialization of proprietary technology such as Digital Angel, Thermo Life, VeriChip, Bio-Thermo and PLD.

ABOUT US

     We are a Missouri corporation and were incorporated on May 11, 1993. Our principal executive offices are located at 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480, and our telephone number is (561) 805-8000.

                                             THE OFFERING


Common stock offered by the selling shareholders          13,313,782 shares

Common stock outstanding after this offering              338,019,331 shares(1)(2)(3) as of June 2, 2003

Use of proceeds                                           We will not receive any proceeds from the sale
                                                          of shares sold by the selling shareholders listed
                                                          in this prospectus under "Selling Security Holders"
                                                          beginning on page 76.

Dividend policy                                           We have not paid, and do not anticipate paying
                                                          dividends on our common stock. See "Price Range of
                                                          Common Stock and Dividend Information" on page 79.

Market price of common stock                              The market price of our common stock has ranged
                                                          from a high of $0.98 to a low of $0.03 during the
                                                          12 months preceding the date of this prospectus.
                                                          See "Price Range of Common Stock and Dividend
                                                          Information" on page 79.

Risk factors                                              See "Risk Factors" beginning on page 9, for a
                                                          discussion of factors you should carefully consider
                                                          before deciding to invest in our common stock.

Nasdaq SmallCap Market symbol                             ADSX

--------
(1) Excludes (i) warrants to purchase up to 1,073,587 shares of our common stock at $5.47 per share, and (ii) options, 17,169,103 of which are currently exercisable at a weighted average exercise price of $1.20 per share.
(2) Does not include 56,000,000, 4,750,000 and 7,500,000 shares of our common stock, which will be issued to our former Chairman of the Board, Richard J. Sullivan, our former Chief Operating Officer, Jerome C. Artigliere, and Garrett Sullivan (who is not related to Richard
Sullivan), our former Vice Chairman of the Board, respectively, under the terms of their severance agreements. The terms of the severance agreements, including the share issuances, have been approved by our Board of Directors and are to being submitted to our shareholders for approval. The agreements with Richard J. Sullivan and Jerome C.
Artigliere provide for the issuance of the shares on or before December
31, 2003. The agreement with Garrett Sullivan provides for the issuance of the shares on or before August 31, 2003.
(3) Does not include 20,500,000 shares of our common stock, currently being offered for sale in a public offering under a registration statement, which we filed with the SEC on December 23, 2002. These shares of our common stock are being offered on a best efforts basis through the efforts of a placement agent J.P. Carey Securities, Inc. under the terms of a placement agency agreement.

                                RISK FACTORS

     You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks, or other risks and uncertainties that are not yet identified or that we currently think are not material, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our shares could decline, and you may lose part or all of your investment.

     IF WE ARE NOT SUCCESSFUL IN SATISFYING THE PAYMENT OBLIGATIONS UNDER THE FORBEARANCE AGREEMENT OR WE DO NOT COMPLY WITH THE TERMS OF THE FORBEARANCE AGREEMENT OR THE IBM CREDIT AGREEMENT, THERE IS SUBSTANTIAL DOUBT THAT WE WILL BE ABLE TO CONTINUE AS A GOING CONCERN AND YOU ARE AT RISK OF LOSING YOUR ENTIRE INVESTMENT.

     Under the terms of the IBM Credit Agreement we were required to repay IBM Credit Corporation $29.8 million of the $77.2 million outstanding principal balance currently owed to them, plus $16.4 million of accrued interest and expenses (totaling approximately $46.2 million), on or before February 28, 2003. We did not make such payment by February 28, 2003. On March 3, 2003, IBM Credit notified us that we had until March 6, 2003, to make the payment. We did not make the payment on March 6, 2003, as required. Our failure to comply with the payment terms imposed by the IBM Credit Agreement and to maintain compliance with the financial performance covenant constitute events of default under the IBM Credit Agreement. On March 7, 2003, we received a letter from IBM Credit declaring the loan in default and indicating that IBM Credit would exercise any and/or all of its remedies.

     On March 27, 2003, we announced that we had executed a forbearance agreement term sheet with IBM Credit. The Forbearance Agreement was executed on April 2, 2003, and grants us more favorable loan repayment terms and more time in which to meet our current obligations to IBM Credit. It contains various purchase rights for us to buy back our existing indebtedness from IBM Credit, including a one-time payment on or before June 30, 2003 of $30 million. Payment of this amount will constitute complete satisfaction of any and all of our obligations to IBM Credit. Provided that there has not earlier occurred a "Termination Event," as defined, at the end of the forbearance period, the provisions of the Forbearance Agreement shall become of no force and effect. At that time, if the repayment terms of the Forbearance Agreement are not met, IBM Credit shall be free to exercise and enforce, or to take steps to exercise and enforce, all rights, powers, privileges and remedies available to them under the IBM Credit Agreement, as a result of the payment and covenant defaults existing on March 24, 2003. If we are not successful in satisfying the payment obligations under the Forbearance Agreement or we do not comply with the terms of the Forbearance Agreement or the IBM Credit Agreement, IBM Credit will enforce its rights against the collateral securing the obligations to IBM Credit and, as a result there would be substantial doubt that we would be able to continue as a going concern and you are at risk of losing your entire investment.

     OUR FAILURE TO BE CASH FLOW POSITIVE ON A CONSOLIDATED BASIS AT ALL TIMES AFTER MAY 1, 2003, WILL RESULT IN A TERMINATION EVENT AS DEFINED UNDER THE FORBEARANCE AGREEMENT ALLOWING IBM CREDIT TO
IMMEDIATELY EXERCISE ITS RIGHTS AND REMEDIES UNDER THE TERMS OF THE IBM CREDIT AGREEMENT.

     Since May 1, 2003, we have been able to provide for our operating expenses with funds provided by our business operations as required
under the Forbearance Agreement.   However, if we fail to maintain a
positive cash flow from operations at all times after May 1, 2003, it would result in a "Termination Event," as defined in the Forbearance Agreement, and IBM Credit shall be free to exercise and enforce, or to take steps to exercise and enforce, all rights, powers, privileges and remedies available to them under the IBM Credit Agreement.

     OUR FAILURE TO OBTAIN ADDITIONAL FUNDING WILL HAVE A SUBSTANTIAL NEGATIVE IMPACT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The IBM Credit Agreement prohibits us from borrowing funds from other lenders without IBM Credit's approval and does not provide for additional funding. Accordingly, there can be no assurance that we will have access to funds necessary to provide for our ongoing operating expenses. Failure to obtain additional funding will have a material adverse effect on our business, financial condition and results of operations.

     See the risk factor entitled, "If we are not successful in satisfying the payment obligations under the Forbearance Agreement or we do not comply with the terms of the Forbearance Agreement or the IBM Credit Agreement, there is substantial doubt that we will be able to continue as a going concern and you are at risk of losing your entire investment"

     IF WE ARE REQUIRED TO SELL THE SHARES HELD IN THE DIGITAL ANGEL TRUST, IT WILL HAVE A SUBSTANTIAL NEGATIVE IMPACT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     According to the terms of the trust agreement for the Digital
Angel Trust, if the amounts we owe IBM Credit are not paid when due, or if we otherwise default under the Forbearance Agreement or the IBM Credit Agreement (as more fully discussed in Note 4 to the condensed consolidated financial statements), IBM Credit will have the right to require that the shares of the Digital Angel Corporation common stock held in the Digital Angel Trust be sold to provide funds to satisfy our obligations to IBM Credit. We have agreed under the terms of the Forbearance Agreement that the Digital Angel Trust would immediately engage an investment bank to pursue the sale of the 19,600,000 shares of Digital Angel Corporation common stock that are currently held in the Digital Angel Trust. In May 2003, an investment bank was engaged. All proceeds from the sale of the Digital Angel Corporation common stock will be applied to the loans and other obligations to satisfy certain obligations to IBM Credit, in the event that the Company has not satisfied its purchase rights by September 30, 2003.

     If we are required to sell the shares held in the Digital Angel Trust for an amount less than our current book value, we would incur a significant non-cash charge and our financial position and operating results would be materially adversely effected.

     In addition, under the terms of the employment agreement dated March 8, 2002, as amended, by and between Digital Angel Corporation and Randolph K. Geissler (the President and Chief Executive Officer of Digital Angel Corporation), a "change in control" occurs under that employment agreement if any person becomes the "beneficial owner" (as defined in Rule 13d 3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Digital Angel Corporation representing 20% or more of the combined voting power of the then outstanding shares of common stock. Therefore, if the Digital Angel Trust were required to sell more than approximately 5.3 million shares of Digital Angel Corporation's common stock, such sale would constitute a change in control under the employment agreement with Mr.
Geissler. Upon the occurrence of a change in control, Mr. Geissler, at his sole option and discretion, may terminate his employment with Digital Angel Corporation at any time within one year after such change in control upon 15 days' notice. In the event of such termination, the employment agreement provides that Digital Angel Corporation must pay to Mr. Geissler a severance payment equal to three times the base amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended ("Code") minus $1.00 (or a total of approximately $750,000), which would be payable no later than one month after the effective date of Mr. Geissler's termination of employment. In addition, upon the occurrence of a change of control under the employment agreement, all outstanding stock options held by Mr. Geissler would become fully exercisable.

     The employment agreement also provides that upon:

     o     a change of control;

     o the termination of Mr. Geissler's employment for any reason other than due to his material default under the employment agreement; or

     o if he ceases to be Digital Angel Corporation's President and Chief Executive Officer for any reason other than termination due to his material default under the employment agreement, within 10 days of the occurrence of any such events, Digital Angel Corporation is to pay to Mr. Geissler $4,000,000. Digital Angel Corporation may pay such amount in cash or in its common stock or with a combination of cash and common stock. The employment agreement also provides that if the $4,000,000 is paid in cash and stock, the amount of cash paid must be sufficient to cover the tax liability associated with such payment, and such payment shall otherwise be structured to maximize tax efficiencies to both Digital Angel Corporation and Mr. Geissler.

     Also, effective October 30, 2002, Digital Angel Corporation entered into a Credit and Security Agreement with Wells Fargo. The Credit and Security Agreement provides that a "change in control" under that agreement results in a default. A change in control is defined as either Mr. Geissler ceasing to actively manage Digital Angel Corporation's day-to-day business activities or the transfer of at least 25% of the outstanding shares of Digital Angel Corporation's common stock. Also, if Digital Angel Corporation owes Mr. Geissler $4,000,000 under his employment agreement, the obligation would most likely result in a breach of Digital Angel Corporation's financial covenants under the Credit and Security Agreement. If these defaults occurred and were not waived by Wells Fargo, and if Wells Fargo were to enforce these defaults under the terms of the Credit and Security Agreement and related agreements, Digital Angel Corporation's and our business and financial condition would be materially and adversely affected, and it may force Digital Angel Corporation to cease operations.

     WE ARE REQUIRED TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN CONNECTION WITH SEVERANCE AGREEMENTS WITH OUR FORMER EXECUTIVE OFFICERS AND DIRECTORS AND, AS A RESULT, YOUR INVESTMENT IN OUR COMMON STOCK WILL BE FURTHER DILUTED.

     On March 21, 2003, we entered into severance agreements with Richard J. Sullivan, our then Chairman of the Board of Directors and Chief Executive Officer, and Jerry C. Artigliere, our then Senior Vice President and Chief Operating Officer. The severance agreements provide for the payment of 56.0 million and 4.8 million shares of our common stock to Richard Sullivan and Jerome Artigliere, respectively. In addition, stock options held by Richard Sullivan and Jerome Artigliere, which were exercisable for approximately 10.9 and 2.3 million shares of our common stock, respectively, were re-priced. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share. As a result of the termination of Richard Sullivan's employment with us, a "triggering event" provision in the severance agreement we entered into with Garrett Sullivan, our former Vice Chairman of the Board (who is not related to Richard Sullivan), at the time of Garrett Sullivan's ceasing to serve in such capacity in December 2001, has been triggered. We recently negotiated a settlement of our obligations under Garrett Sullivan's severance agreement that requires us to issue to him 7.5 million shares of our common stock on our before August 31, 2003. The issuance of these shares to our former executive officers and directors, and the exercise of the re-priced options, which are subject to shareholder approval, will result in an increase in the total number of our shares outstanding and may result in investors in the shares being offered by this prospectus experiencing a dilution in the net tangible book value per share of our common stock.

     IF SHAREHOLDERS DO NOT APPROVE THE TERMS OF THE SEVERANCE AGREEMENTS WITH OUR FORMER EXECUTIVE OFFICERS AND DIRECTORS OR WE LACK A SUFFICIENT NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO EFFECT THE SHARE ISSUANCES PROVIDED FOR BY SUCH SEVERANCE AGREEMENTS, OUR FORMER EXECUTIVE OFFICERS AND DIRECTORS MAY TAKE ACTION TO ENFORCE THEIR RIGHTS UNDER THEIR EMPLOYMENT AGREEMENTS WITH US. THIS COULD RESULT IN OUR BEING UNABLE TO CONTINUE OPERATIONS IN THE NORMAL COURSE OF BUSINESS.

     The severance agreements entered into with our former executive officers and directors provide for their receipt of shares of our common stock and re-priced options in lieu of all future compensation and other benefits that would have been owed to them under their employment agreements. The employment agreements required us to make payments in the aggregate amount of approximately $22.0 million. The terms of each of the severance agreements are subject to shareholder approval, in accordance with applicable Nasdaq rules, because the agreements (i) are deemed to be compensatory arrangements under which our common stock may be acquired by officers or directors, and (ii) in Richard Sullivan's case, it may result in his potentially holding more than 20% of the outstanding shares of our common stock following the issuance of the shares and exercise of options covered by his severance agreement. We have included proposals in our proxy statement for our 2003 annual meeting of shareholders to solicit shareholder approval of the terms of such agreements, as well as an increase in the number of authorized shares of our common stock, which may be necessary to affect the share issuances under the severance agreements. Should shareholders not approve the terms of the severance agreements or we lack a sufficient number of authorized shares of common stock to effect the share issuances provided under such agreements, our former officers and directors may take actions against us to enforce the terms of their employment agreements. Under such circumstances, there would be substantial doubt that we would be able to continue operations in the normal course of business. In such event, holders of our securities may face the loss of their entire investment.

     Furthermore, the surrender of the options held by Messrs. Sullivan and Artigliere in exchange for the re-priced options has already occurred and Messrs. Sullivan and Artigliere have exercised these options. Without shareholder approval, we would need to unwind the transactions or otherwise risk having our common stock delisted by Nasdaq. If the transactions were to be unwound or if, in the course of seeking to renegotiate the terms of the severance agreements, either Richard Sullivan or Jerome Artigliere were to insist on a cash payment for any portion of the obligations due them under their employment agreements, we would risk violating the terms of the Forbearance Agreement which, as noted above, requires us to be cash flow positive on a consolidated operational basis at all times from and after May 1, 2003. In such event, we would face the possibility of a cessation of business operations in the normal course.

     WE CANNOT BE CERTAIN OF FUTURE FINANCIAL RESULTS.

     We incurred losses from continuing operations of $26.8 million for the three-months ended March 31, 2003, and $113.9 million, $198.1 million and $29.2 million for the years ended December 31, 2002, 2001 and 2000, respectively. Our business plan depends on our attaining and maintaining profitability; however, we cannot predict whether we will be profitable in the future. Our profitability depends on many factors, including the success of our marketing programs, the maintenance and reduction of expenses and our ability to successfully develop and bring to market new products and technologies. As of March 31, 2003, we reported no revenues from the sale of our VeriChip(TM), Bio Thermo(TM), Thermo Life(TM) and PLD products and we have had minimal sales of our Digital Angel product. We can give no assurance that we will be able to achieve profitable operations. In addition, if we fail to experience profits within the time frame expected by investors, this could have a detrimental effect on the market price of our common stock and there would be substantial doubt that we would be able to continue operations in the normal course of business.

     OUR STOCK PRICE MAY CONTINUE TO BE VOLATILE, AND YOU MAY BE UNABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE AT WHICH YOU ACQUIRE THEM.

     Since January 1, 2000, the price per share of our common stock has ranged from a high of $18.00 to a low of $0.03. The price of our common stock has been, and may continue to be, highly volatile and subject to wide fluctuations in response to factors, including the following:

     o Significant changes to our business resulting from acquisitions and/or expansions into different product lines;

     o quarterly fluctuations in our financial results or cash flows;

     o changes in investor perception of us or the market for our products and services;

     o changes in economic and capital market conditions for other companies in our market sector; and

     o     changes in general economic and market conditions.

     In addition, the stock market in general, and stocks of technology companies in particular, have often experienced extreme price and volume fluctuations. This volatility is often unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. Declines in the market price of our common stock could also harm employee morale and retention, our access to capital and other aspects of our business. If our share price is volatile, we may be the target of additional securities litigation, which is costly and time-consuming to defend. Because of recent periods of volatility in the market price of our securities, we face a heightened risk of securities class action litigation. In March 2003, we settled subject to court approval a purported securities fraud class action, which was filed against us and one of our directors. While the class action was tentatively settled in

March 2003, additional litigation of this type could result in substantial costs and a diversion of management's attention and resources, which could significantly harm our business operations and financial condition.

     WE MAY ISSUE PREFERRED STOCK, WHICH WILL RANK SENIOR TO THE SHARES
OF OUR COMMON STOCK AND WHICH MAY DELAY OR PREVENT A CHANGE IN CONTROL OF US.

     Preferred stock may be created and issued from time to time by our Board of Directors, with such rights and preferences as our Board of Directors may determine. Because of our Board of Directors' broad discretion with respect to the creation and issuance of any series of preferred stock without shareholder approval, our Board of Directors could adversely affect the voting power of our common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of us.

     WE CANNOT PROVIDE ASSURANCES THAT WE WILL BE ABLE TO MAINTAIN OUR LISTING ON THE SMALLCAP.

     Our ability to remain listed on Nasdaq depends on our ability to satisfy applicable Nasdaq criteria including our ability to maintain a minimum bid price of $1.00 per share. Our common stock has traded on the SmallCap since November 12, 2002, under the symbol "ADSX." Prior to November 12, 2002, our common stock traded on the Nasdaq National Market at all times, except for the period between July 12, 2002 and July 30, 2002, when our common stock traded on the Pink Sheets under the symbol "ADSX.PK." To maintain our SmallCap listing, we must continue to comply with the SmallCap's listing requirements and, prior to October 2003, regain the minimum bid requirement of at least $1.00 per share for a minimum of ten (10) consecutive trading days.

     IF WE ARE REQUIRED TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN CONNECTION WITH PRIOR ACQUISITIONS YOUR INVESTMENT IN OUR COMMON STOCK
MAY BE FURTHER DILUTED.   IN ADDITION, WE MAY ISSUE ADDITIONAL
SECURITIES, WHICH WOULD ALSO DILUTE THE VALUE OF YOUR INVESTMENTS IN OUR COMMON STOCK.

     As of June 2, 2003, there were 328,929,905 shares of our common stock outstanding. Since January 1, 2001, we have issued a net aggregate of 229,480,704 shares of common stock, of which 97,261,634 shares were issued in connection with acquisitions of businesses and assets, 64,810,635 shares were issued upon conversion of our Series C preferred stock and 29,500,000 shares were issued in connection a current offering of our common stock on a best efforts basis through the efforts of a placement agent J.P. Carey Securities, Inc. under the terms of a placement agency agreement. We are currently planning to sell an additional 20,500,000 shares of our common stock in connection with this best efforts offering, some or all of which may be offered through J.P. Carey Securities, Inc. We have effected, and will likely continue to effect, acquisitions or contract for services through the issuance of common stock or our other equity securities. In addition, we have agreed to future earnout and "price protection" provisions in prior acquisition and other agreements. Such issuances of additional securities may be dilutive to the value of our common stock and may have a material adverse impact on the market price of our common stock.

     Certain events over which you will have no control could result in the issuance of additional shares of our common stock or other securities, which could dilute the value of your shares of common stock. We may issue additional shares of common stock:

     o     to raise additional capital;

     o upon the exercise of outstanding options and stock purchase warrants or additional options and warrants issued in the future;

     o     in connection with loans or other capital raising transactions; and

     o     in connection with acquisitions of other businesses or assets.

     As of June 2, 2003, there were outstanding warrants and options to acquire up to 26,514,415 additional shares of our common stock. If exercised, these securities could dilute the value of the shares of common stock. In addition, we have the authority to issue up to a total of 435,000,000 shares of common stock and up to 5,000,000 shares of preferred stock without further shareholder approval, including shares that could be convertible into our common stock, subject to applicable SmallCap requirements for issuing additional shares of stock. Were we to issue any such shares, or enter into any other financing transactions, the terms may have the effect of significantly diluting or adversely affecting the holdings or the rights of the holders of the common stock.

     COMPETITION COULD REDUCE OUR MARKET SHARE AND DECREASE OUR REVENUE.

     Each of our business units operates in a highly competitive environment, and we expect that competitive pressures will continue in the future. Many of our competitors have far greater financial, technological, marketing, personnel and other resources than us. The areas that we have identified for continued growth and expansion are also target market segments for some of the largest and most strongly capitalized companies in the United States and Europe. In response to competitive pressures, we may be required to reduce prices or increase spending in order to retain or attract customers or to pursue new market opportunities. As a result, our revenue, gross profit and market share may decrease, each of which could significantly harm our results of operations. In addition, increased competition could prevent us from increasing our market share, or cause us to lose our existing market share, either of which would harm our revenues and profitability. We cannot assure you that we will have the financial, technical, marketing and other resources required to successfully compete against current and future competitors or that competitive pressures faced by us will not have a material adverse effect on our business, financial condition or results of operations.

     WE DEPEND ON OUR SMALL TEAM OF SENIOR MANAGEMENT, AND WE MAY
HAVE DIFFICULTY ATTRACTING AND RETAINING ADDITIONAL PERSONNEL.

     The success of our business depends on the continued service of our executive officers and key personnel. Some of these employment contracts call for bonus arrangements based on earnings. There can be no assurance that we will be successful in retaining our key employees or that we can attract and retain additional skilled personnel as required. The loss of the services of any of our central management team could harm our business, financial condition and results of operations. In addition, the operations of any of our individual facilities could be adversely affected if the services of the local managers should be unavailable.

     WE FACE THE RISKS THAT THE VALUE OF OUR INVENTORY MAY DECLINE BEFORE WE SELL IT OR THAT WE MAY NOT BE ABLE TO SELL THE INVENTORY AT THE PRICES WE ANTICIPATE.

     Our success will depend on our ability to purchase inventory at attractive prices relative to its resale value and our ability to turn our inventory rapidly through sales. If we pay too much or hold inventory too long, we may be forced to sell our inventory at a discount or at a loss or write down its value, and our business could be materially adversely affected.

     WE DEPEND ON A SINGLE PRODUCTION ARRANGEMENT WITH RAYTHEON
CORPORATION FOR OUR PATENTED SYRINGE-INJECTABLE MICROCHIPS WITHOUT THE BENEFIT OF A FORMAL WRITTEN AGREEMENT, AND THE LOSS OF OR ANY
SIGNIFICANT REDUCTION IN THE PRODUCTION COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

     We rely solely on a production arrangement with Raytheon Corporation for the manufacture of our patented syringe-injectable microchips that are used in all of our implantable electronic identification products, but we do not have a formal written agreement with Raytheon. Raytheon utilizes our proprietary technology and our equipment in the production of our syringe-injectable microchips. The termination, or any significant reduction, by Raytheon of the assembly of our microchips or a material increase in the price charged by Raytheon for the assembly of our microchips could have an adverse effect on our financial condition and results of operations. In addition, Raytheon may not be able to produce sufficient quantities of the microchips to meet any significant increased demand for our products or to meet any such demand on a timely basis. Any inability or unwillingness of Raytheon to meet our demand for microchips would require us to utilize an alternative production arrangement and remove our automated assembly production machinery from the Raytheon facility, which would be costly and could delay production. Moreover, if Raytheon terminates our production arrangement, we cannot ensure that the assembly of our microchips from another source would be on comparable or acceptable terms. The failure to make such an alternative production arrangement could have an adverse effect on our business.

     BECAUSE WE WILL NOT PAY DIVIDENDS ON OUR COMMON STOCK FOR THE FORESEEABLE FUTURE, SHAREHOLDERS MUST RELY ON STOCK APPRECIATION FOR ANY RETURN ON THEIR INVESTMENT IN THE COMMON STOCK.

     We have never declared or paid dividends on our common stock, and we cannot assure you that any dividends will be paid in the foreseeable future. The IBM Credit Agreement places restrictions on the declaration and payment of dividends. We intend to use any earnings that we generate to finance our operations and to repay the amounts outstanding under the IBM Credit Agreement, and, we do not anticipate paying cash dividends in the future.
As a result, only appreciation of the price of our common stock will provide a return to our shareholders.

     WE MAY NOT PREVAIL IN ONGOING LITIGATION AND MAY BE REQUIRED TO PAY SUBSTANTIAL DAMAGES.

     In addition to the litigation described under Legal Proceedings beginning on page 29, we are party to various legal actions as either plaintiff or defendant in the ordinary course of business. While we believe that the final outcome of these proceedings will not have a material adverse effect on our financial position, cash flows or results of operations, we cannot assure the ultimate outcome of these actions and the estimates of the potential future impact on our financial position, cash flows or results of operations for these proceedings could change in the future. In addition, we will continue to incur additional legal costs in connection with pursuing and defending such actions.

     WE CANNOT ENSURE THE VALIDITY OR PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS OR PATENT RIGHTS.

     Our ability to commercialize any of our products under development will depend, in part, on our ability to obtain patents, enforce those patents, preserve trade secrets, and operate without infringing on the proprietary rights of third parties. There can be no assurance that the patent applications licensed to or owned by us will result in issued patents, that patent protection will be secured for any particular technology, that any patents that have been or may be issued to us will be valid or enforceable or that any patents will provide meaningful protection to us. Furthermore, we do not own the VeriChip technology that is produced under patents #6,400,338 and #5,211,129. This technology is owned by Digital Angel Corporation and licensed to VeriChip under an exclusive product and technology license with a remaining term of approximately ten years. We cannot provide assurances that VeriChip Corporation will retain licensing rights to the use of these patents beyond the licensing period or that the license will not be terminated early.

     THERE CAN BE NO ASSURANCE THAT THE PATENTS OWNED AND LICENSED BY US, OR ANY FUTURE PATENTS, WILL PREVENT OTHER COMPANIES FROM DEVELOPING SIMILAR OR EQUIVALENT PRODUCTS.

     Furthermore, there can be no assurance that any of our future products or methods will be patentable, that such products or methods will not infringe upon the patents of third parties, or that our patents or future patents will give us an exclusive position in the subject matter claimed by those patents. We may be unable to avoid infringement of third party patents and may have to obtain a license, defend an infringement action, or challenge the validity of the patents in court. There can be no assurance that a license will be available to us, if at all, on terms and conditions acceptable to us, or that we will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that we will have or will devote sufficient resources to pursue such litigation. If we do not obtain a license under such patents and if we are found liable for infringement or if we are not able to have such patents declared invalid, we may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use, or sale of products requiring such licenses.

     We also rely on trade secrets and other unpatented proprietary information in our product development activities. To the extent that we rely on trade secrets and unpatented know-how to maintain our competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. We seek to protect trade secrets and proprietary knowledge in part through confidentiality agreements with our employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information.

     OUR BUSINESS IS SUBJECT TO GOVERNMENT REGULATION.

     Some of our current or future products may be subject to government regulation and, in some cases, pre-approval. By letter dated October 17, 2002, the Food and Drug Administration (the "FDA") issued a determination that the VeriChip product is not a medical device under
Section 513(g) of the Federal Food, Drug and Cosmetic Act with respect to the intended security, financial and personal identification/safety applications. However, the FDA further stated in its determination letter that with respect to the use of the VeriChip product in health information applications, VeriChip is a medical device subject to the FDA's jurisdiction. On November 8, 2002, we received a letter from the FDA, based upon correspondence from us to the FDA, warning us not to market VeriChip for medical applications. While we currently intend to market and distribute the VeriChip product for security, financial and personal identification/safety applications, in the future, we plan to expand our marketing and distribution efforts to health information applications of the product, subject to any and all necessary FDA and other approvals. We are currently in the process of preparing a 510-K application to obtain FDA approval to market VeriChip for certain health information applications. We intend to submit the 510-K application to the FDA within the next several months. There can be no assurances that the required FDA regulatory reviews will be conducted in a timely manner or that regulatory approvals will be obtained. Our future failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution, any of which could have a material adverse effect on us.

     Digital Angel Corporation is subject to federal, state and local regulation in the United States and other countries, and it cannot predict the extent to which it may be affected by future legislative and other regulatory developments concerning its products and markets. Digital Angel Corporation develops, assembles and markets a broad line of electronic and visual identification devices for the companion animal, livestock and wildlife markets. Digital Angel Corporation's readers must and do comply with the FCC Part 15 Regulations for Electromagnetic Emissions, and the insecticide products purchased and resold by Digital Angel Corporation have been approved by the U.S. Environmental Protection Agency (EPA) and are produced under EPA regulations. Sales of insecticide products are incidental to Digital Angel Corporation's primary business and do not represent a material part of its operations or revenues. Digital Angel Corporation's products also are subject to compliance with foreign government agency requirements. Digital Angel Corporation's contracts with its distributors generally require the distributor to obtain all necessary regulatory approvals from the governments of the countries into which they sell Digital Angel Corporation's products. However, any such approval may be subject to significant delays. Some regulators also have the authority to revoke approval of previously approved products for cause, to request recalls of products and to close manufacturing plants in response to violations. Any actions by these regulators could materially adversely affect Digital Angel Corporation's business.

     WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS FROM THE USE OF OUR
PRODUCTS.

     Manufacturing, marketing, selling, and testing our products under development entails a risk of product liability. We could be subject to product liability claims in the event our products or products under development fail to perform as intended. Even unsuccessful claims could result in the expenditure of funds in litigation and the diversion of management time and resources and could damage our reputation and impair the marketability of our products. While we maintain liability insurance, there can be no assurance that a successful claim could not be made against us, that the amount of indemnification payments or insurance would be adequate to cover the costs of defending against or paying such a claim, or that damages payable by us would not have a material adverse effect on our business, financial condition, and results of operations and on the price of our common stock.

     THE THERMO LIFE AND PLD TECHNOLOGIES HAVE NOT YET BEEN DEVELOPED FOR COMMERCIAL DEPLOYMENT.

     The Thermo Life and PLD technologies have been successfully tested in the laboratory. Our ability to develop and commercialize products based on these proprietary technologies will depend on our ability to develop our products internally on a timely basis. No assurances can be given as to when or if the Thermo Life and PLD technologies will be successfully marketed.

     OUR SUCCESS DEPENDS ON OUR ABILITY TO SELL INCREASING QUANTITIES OF OUR PRODUCTS.

     Our success currently depends primarily upon our ability to successfully market and sell increasing quantities of our products. Our ability to successfully sell increasing quantities of our products will depend significantly on increased market acceptance of our products. Our failure to sell our products would have a material adverse effect on us. Unfavorable publicity concerning our products or technology also could have an adverse effect on our ability to obtain regulatory approvals and to achieve acceptance by intended users any of which would have a material adverse effect on us.

     WE HAVE BEEN, AND MAY CONTINUE TO BE, ADVERSELY AFFECTED BY RECENT
EVENTS.

     The events of September 11, 2001, in New York City and Washington D.C. have, and are likely to continue to have, a negative effect on the economic condition of the U.S. financial markets in general and on the technology sector in particular. As a result of the current economic slowdown, which was worsened by the events of September 11, 2001, we have experienced deteriorating sales for certain of our businesses. This resulted in the shut down of several of our businesses during the third and fourth quarters of 2001, which resulted in a decrease in our revenues during 2002. Also, letters of intent that we had received during the last half of 2001 and the first and second quarters of 2002 related to the sales of certain of our businesses indicated a decline in their fair values. As a result, we recorded asset impairment charges and increased inventory reserves during the third and fourth quarters of 2001. In addition, based upon our annual goodwill impairment review performed during the fourth quarter of 2002, we impaired certain goodwill and software related to Digital Angel Corporation. If the economic condition of the U.S. financial markets in general and of the technology sector in particular do not improve in the near term, and if the current economic slowdown continues, we may be forced to shut down additional businesses, causing us to incur additional charges, which could have a material adverse effect on our business, operating results and financial condition.

                              USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares sold by the selling shareholders listed in this prospectus under "Selling Security Holders" beginning on page 76.

                                OUR BUSINESS

     GENERAL

     Our company, Applied Digital Solutions, Inc., together with our subsidiaries, is an advanced technology development company. We have grown significantly through acquisitions. Since 1996, we have completed 51 acquisitions. During the last half of 2001 and during 2002, we sold or closed many of these business that we had acquired that we believed did not enhance our strategy of becoming an advanced technology development company. We have emerged from being a supplier of computer hardware, software and telecommunications products and services to becoming an advanced technology company that focuses on a range of life enhancing, personal safeguard technologies, early warning systems, miniaturized power sources and security monitoring systems combined with comprehensive data management services required to support them. To date, we have five such products in various states of development. They are:

     o     Digital Angel(TM), for monitoring and tracking people and objects;

     o     Thermo Life(TM), a thermoelectric generator powered by body heat;

     o VeriChip(TM), an implantable radio frequency verification device that can be used for security, financial, personal identification/safety and other applications;

     o Bio-Thermo(TM), a temperature-sensing implantable microchip for use in pets, livestock and other animals; and

     o Personal Locating Device (PLD), an implantable global positioning satellite (GPS) location device.

     Over two years ago, we developed a proprietary location and monitoring system that combines advanced biosensor technology and location technology (such as global positioning satellite (GPS)), in a watch/pager device that communicates through proprietary software to a secure 24/7 operations center in California. This system is covered under the United States patent registration # 5,629,678, which we acquired in 1999. We filed an International Patent Application directed to the system, which has been published under publication no. W/0 02/44865. The application, which is in the name of Digital Angel Corporation, is currently pending in several countries. This technology provides "where-you-are" and "how-you-are" information about loved ones (particularly elderly relatives and children), their location and their vital signs via the subscriber's computer, personal digital assistant
(PDA) or wireless telephone. We branded this technology Digital Angel and merged the technology with a company formerly known as Destron Fearing Corporation. Our goal was to create a new corporation underpinned by the patented technology and complemented by the products, services and revenues of our existing business segments. We united our existing GPS, application service provider and animal tracking business units to form Digital Angel Corporation, which we refer to as pre-merger Digital Angel. Digital Angel, the product, is now developed and was launched on November 26, 2001. Effective March 27, 2002, pre-merger Digital Angel became its own public company through its merger into Medical Advisory Systems, Inc. (MAS) (AMEX:DOC). Currently we are the beneficial owner of approximately 73.12% of this new company which has been renamed Digital Angel Corporation.

     Our wholly-owned subsidiary, Thermo Life Energy Corp., formerly Advanced Power Solutions, Inc., will develop, market and license our product, Thermo Life, a small thermoelectric generator powered by body heat. Thermo Life is intended to provide a miniaturized power source for a wide range of consumer electronic devices including attachable or implantable medical devices and wristwatches. On July 9, 2002, we announced that we had achieved an important breakthrough: 3.0-volts of electrical power were successfully generated by Thermo Life in laboratory tests. We expect to begin marketing Thermo Life during the second half of 2003.

     We have developed a miniaturized, implantable identification chip, called VeriChip that can be used in a variety of security, financial, personal identification/safety and other applications. On February 7, 2002, we announced that we had created of a wholly-owned subsidiary, VeriChip Corporation, which will develop, market and license VeriChip. About the size of a grain of rice, each VeriChip product contains a unique verification number. Utilizing our proprietary external radio frequency identification (RFID) scanner, radio frequency passes through the skin energizing the dormant VeriChip, which then emits a radio frequency signal transmitting the verification number contained in the VeriChip.

     On October 22, 2002, we announced that the Food and Drug Administration (FDA) had determined that VeriChip is not a regulated medical device for security, financial and personal identification/safety applications. The FDA specified in its ruling that VeriChip is a regulated medical device for health information applications when marketed to provide information to assist in the diagnosis or treatment of injury or illness. On November 8, 2002, we received a letter from the FDA, based upon correspondence from us to the FDA, warning us not to market VeriChip for medical applications. We currently intend to market and distribute the VeriChip product for security, financial and personal identification/safety applications and, in the future, we plan to expand our marketing and distribution efforts to health information applications of the product, subject to any and all necessary FDA and other approvals. We are currently in the process of preparing a 510-K application to obtain FDA approval to market VeriChip for certain health information applications. We intend to submit the 510-K application to the FDA within the next several months.

     We began marketing VeriChip for security, financial and personal identification/safety applications within the United States on October 24, 2002.

     On February 1l, 2003, we announced that we received written clearances from the FDA and the United States Department of Agriculture to market our new product, Bio-Thermo, for use in pets, livestock and other animals. Bio-Thermo is our first fully integrated implantable bio-sensing microchip that can transmit a signal containing accurate temperature readings to our proprietary RFID scanners. With this new technology, accurate temperature readings can be obtained by simply passing the RFID handheld scanner over the animal or by having the animal walk through a portal scanner. We believe that Bio-Thermo and other biosensors developed in the future will provide vital internal diagnostics about the health of animals more efficiently and accurately than the invasive techniques used in the industry today.

     On May 13, 2003, we announced that we have developed and successfully field-tested a working prototype of, what is to our knowledge, the first-ever sub-dermal GPS personal location device called PLD. The dimensions of this initial PLD prototype are 2.5 inches in diameter by 0.5 inches in depth, roughly the size of a pacemaker. As the process of miniaturization proceeds in the coming months, we expect to be able to shrink the size of the device to at least one-half and perhaps to as little as one-tenth of the current size. The PLD is charged by an induction-based power-recharging method which is similar to that used to recharge implantable pacemakers. This recharging technique functions without requiring any physical connection between the power source and the implant. The exact timing of the commercial availability of PLD is unclear pending further technological refinements and the obtainment of any and all required regulatory clearances. The
PLD technology builds on our United States patent registration #5,629,678.

     The majority of our operations are the result of acquisitions completed during the last six years. Our revenues from continuing operations were $25.1 million for the three-months ended March 31, 2003, and $99.6 million, $156.3 million, $134.8 million, $129.1 million and $74.3 million, respectively, in 2002, 2001, 2000, 1999 and 1998.

     We are a Missouri corporation and were incorporated on May
11, 1993. Our principal office is located at 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480, and our phone number is (561) 805-8000.

     RECENT DEVELOPMENTS

     Digital Angel/MAS Merger

     On March 27, 2002, pre-merger Digital Angel merged with MAS, and MAS changed its name to Digital Angel Corporation. Also, pursuant to the merger agreement, we contributed all of our stock in Timely
Technology Corp., our wholly-owned subsidiary, and Signature Industries, Limited, our 85% owned subsidiary. Prior to the merger, pre-merger
Digital Angel, Timely Technology Corp. and Signature Industries, Limited were collectively referred to as the Advanced Wireless Group (AWG). In satisfaction of a condition to the consent to the merger by IBM Credit, we transferred all shares of Digital Angel Corporation common stock owned by us to a Delaware business trust, which we refer to herein as the Digital Angel Trust, controlled by an advisory board and, as a result, the Digital Angel Trust has legal title to approximately 73.12% of the Digital Angel Corporation common stock as of March 31, 2003. The Digital Angel Trust has voting rights with respect to the Digital Angel Corporation common shares until we repay our obligations to IBM Credit in full. We have retained beneficial ownership of the shares. The Digital Angel Trust may be obligated to liquidate the shares of Digital Angel Corporation common stock owned by it for the benefit of IBM Credit in the event we fail to make payments, or otherwise default under our IBM Credit Agreement as more fully discussed below.

     IBM Credit Agreement

     Our IBM Credit Agreement, contained covenants relating to our financial position and performance, as well as the financial position and performance of Digital Angel Corporation. At December 31, 2002, we did not maintain compliance with the revised financial performance covenant under the IBM Credit Agreement. In addition, under the terms of the IBM Credit Agreement we were required to repay IBM Credit $29.8 million of the $77.2 million outstanding principal balance currently owed to them, plus $16.4 million of accrued interest and expenses (totaling approximately $46.2 million), on or before February 28, 2003. We did not make such payment by February 28, 2003. On March 3, 2003, IBM Credit notified us that we had until March 6, 2003, to make the payment. We did not make the payment on March 6, 2003, as required. Our failure to comply with the payment terms imposed by the IBM Credit Agreement and to maintain compliance with the financial performance covenant constitute events of default under the IBM Credit Agreement. On March 7, 2003, we received a letter from IBM Credit declaring the loan in default and indicating that IBM Credit would exercise any and/or all of its remedies.

     In addition, as of December 31, 2002, and March 31, 2003, Digital Angel Corporation did not maintain compliance with certain financial covenants under its credit agreement with its lender, Wells Fargo Business Credit, Inc. (Wells Fargo). Well Fargo provided Digital Angel Corporation with waivers of such non-compliance.

          Forbearance Agreement

     On March 27, 2003, we announced that we had executed a forbearance agreement term sheet with IBM Credit. The forbearance agreement was executed on April 2, 2003 (the "Forbearance Agreement"). In turn, we also agreed to dismiss with prejudice a lawsuit we filed against IBM Credit and IBM Corporation in Palm Beach County, Florida on March 6, 2003.

     The payment provisions of the Forbearance Agreement are as follows:

     o the Tranche A Loan, consisting of $68.0 million plus accrued interest, must be repaid in full no later than September 30, 2003, provided that all but $3 million of the Tranche A Loan (the "Tranche A Deficiency Amount") will be deemed to be paid in full on such date if less than the full amount of the Tranche A Loan is repaid but all of the net cash proceeds of the Digital Angel Corporation shares held in the Digital Angel Trust are applied to the repayment of the Tranche A Loan. The Tranche A Deficiency Amount (if any) must be repaid no later than March 31, 2004. The Tranche A Loan bore interest at seventeen percent (17%) per annum through February 28, 2003. Effective March 1, 2003, the interest rate increased to twenty-five percent (25%) per annum; and

     o the Tranche B Loan, consisting of $9.2 million plus accrued interest, must be repaid in full no later than March 31, 2004. The Tranche B Loan bore interest at seventeen percent (17%) per annum through February 28, 2003, and from March 1, 2003, to March 24, 2003, the Tranche B Loan bore interest at twenty-five percent (25%) per annum. Effective March 25, 2003, the interest rate decreased to seven percent (7%) per annum.

     The Tranche A and B Loans may be purchased under the terms of the Forbearance Agreement by or on our behalf as follows:

     o the loans and all the other obligations may be purchased on or before June 30, 2003, for $30.0 million in cash;

     o the loans and all the other obligations may be purchased on or before September 30, 2003, for $50.0 million in cash; and

     o     the Tranche A Loan may be purchased on or before September
     30, 2003, for $40.0 million in cash with an additional $10.0 million cash payment in respect of the Tranche A Deficiency Amount and the Tranche B Loan due on or before December 31, 2003.

     Payment of any of these amounts by the dates set forth herein will constitute complete satisfaction of any and all of our obligations to IBM Credit under the IBM Credit Agreement provided that there has not earlier occurred a "Termination Event," as defined in the Forbearance Agreement.

     In addition, we have agreed under the terms of the Forbearance Agreement that the Digital Angel Trust will immediately engage an investment bank to pursue the sale of the 19,600,000 shares of Digital Angel Corporation common stock that are currently held in the Digital Angel Trust. In May 2003, an investment bank was engaged. All proceeds from the sale of the Digital Angel Corporation common stock will be applied to the loans and other obligations to satisfy the Tranche A payment provisions as discussed above, in the event that we have not satisfied our purchase rights by September 30, 2003.

     The Forbearance Agreement also modifies other provisions of the IBM Credit Agreement, including but not limited to, the imposition of additional limitations on permitted expenditures.

     Provided there has not earlier occurred a "Termination Event," as defined, at the end of the forbearance period, the provisions of the Forbearance Agreement shall become of no force and effect. At that time, if the repayment terms of the Forbearance Agreement are not met, IBM Credit will be free to exercise and enforce, or to take steps to exercise and enforce, all rights, powers, privileges and remedies available to them under the IBM Credit Agreement, as a result of the payment and covenant defaults existing on March 24, 2003. If we are not successful in satisfying the repayment obligations under the Forbearance Agreement or we do not comply with the terms of the Forbearance Agreement or the IBM Credit Agreement, and IBM Credit were to enforce its rights against the collateral securing the obligations to IBM Credit, there would be substantial doubt that we would be able to continue operations in the normal course of business.

     As a result of the payment and financial covenant defaults discussed above, IBM Credit has exercised its rights to control our cash, excluding the cash of Digital Angel Corporation and InfoTech USA, Inc (formerly SysComm International Corporation). At March 31, 2003, IBM held in its possession $2.0 million of our cash, which it subsequently remitted back to us. IBM Credit continues to maintain control over our deposits and disbursements. Under the terms of the forbearance agreement, we are required to be cash flow positive beginning May 1, 2003. We request weekly from IBM Credit a release of funds for the prior weeks cash collections and provide to IBM Credit a schedule detailing cash disbursements complying with the cash flow positive requirement.

     OTHER

     The Staff of the Securities and Exchange Commission's Southeast Regional Office is conducting an informal inquiry concerning us. We are fully and voluntarily cooperating with this informal inquiry. At this point, we are unable to determine whether this informal investigation may lead to potentially adverse action.

     We are currently offering up to 50,000,000 shares of our common stock in a public offering registered under the Securities Act of 1933. The shares of our common stock are being offered on a best efforts basis through the efforts of our officers, directors and placement or selling agents at an estimated offering price of $0.50 per share or other price based on the market price. As of June 2, 2003, we have sold an aggregate of 29,500,000 shares under this offering resulting in net proceeds to us of $10.3 million, after deduction of the 3% fee to our placement agent, J.P. Carey Securities, Inc. All net proceeds from the offering have been used to repay our obligations to IBM Credit.

     As of December 31, 2002, the net book value of our goodwill was $67.8 million. There was no impairment of goodwill upon our adoption of FAS 142 on January 1, 2002. However, based upon our annual review for impairment during the fourth quarter of 2002, we recorded an impairment charge of $62.2 million associated with our Digital Angel Corporation segment. The impairment relates to the goodwill associated with the acquisition of

MAS in March 2002, and to Digital Angel Corporation's Wireless and Monitoring segment. Future goodwill impairment reviews may result in additional periodic write-downs. In addition, Digital Angel Corporation wrote down $6.4 million of property and equipment related to software associated with its Wireless and Monitoring segment. As of December 31, 2002, Digital Angel Corporation's Wireless and Monitoring segment has not recorded any significant revenue from its Digital Angel product, and therefore, it was determined that the goodwill and software were impaired.

     Our common stock has traded on the SmallCap since November 12, 2002, under the symbol "ADSX." Prior to November 12, 2002, our common stock traded on the Nasdaq National Market at all times, except for the period between July 12, 2002 and July 30, 2002, when our common stock traded on the Pink Sheets under the symbol "ADSX.PK." To maintain our SmallCap listing, we must continue to comply with the SmallCap's listing requirements and, prior to October 2003, regain the minimum bid requirement of at least $1.00 per share for a minimum of ten (10) consecutive trading days.

     On March 21, 2003, Richard J. Sullivan, our then Chairman of the Board of Directors and Chief Executive Officer, retired from such positions. Our Board of Directors negotiated a severance agreement with Richard Sullivan under which he is to receive a one-time payment of 56.0 million shares of our common stock. In addition, stock options held by him exercisable for approximately 10.9 million shares of our common stock were re-priced. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share. Richard Sullivan's severance agreement provides that the payment of shares and re-pricing of options provided for under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. That agreement required us to make payments of roughly $17 million to him, a portion of such payments of which could be made in either cash or stock, at our option.

     On March 21, 2003, Jerome C. Artigliere our then Senior Vice President and Chief Operating Officer, resigned from such positions. Under the terms of his severance agreement, Mr. Artigliere is to receive 4.8 million shares of our common stock. In addition, stock options held by him exercisable for approximately 2.3 million shares of our common stock were re-priced. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share. Mr. Artigliere's severance agreement provides that the payment of shares and re-pricing of options provided under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. That agreement required us to make payments of approximately $1.5 million to Mr. Artigliere.

     As a result of the termination of Richard Sullivan's employment with us, a "triggering event" provision in the severance agreement we entered into with Garrett Sullivan, our former Vice Chairman of the Board, (who is not related to Richard Sullivan) at the time of his ceasing to serve in such capacity in December 2001, has been triggered. We recently negotiated a settlement of our obligations under Garrett Sullivan's severance agreement that requires us to issue to him 7.5 million shares of our common stock on our before August 31, 2003.

     As a result of the terminations of Messrs. Sullivan and Artigliere, we have recorded severance expense of $22.0 million during the three-months ended March 31, 2003. This expense is reflected in our condensed consolidated financial statements for the three-months ended March 31, 2003, as selling, general and administrative expense and represents, in all material respects, the total amount due to these former officers and director and to Garrett Sullivan under their respective employment agreements.

     The terms of each of the severance agreements are subject to shareholder approval, in accordance with applicable Nasdaq rules, because the agreements (i) are deemed to be compensatory arrangements under which our common stock may be acquired by officers or directors, and (ii) in Richard Sullivan's case, it may result in his potentially holding more than 20% of the outstanding shares of our common stock following the issuance of the shares and exercise of options covered by his severance agreement. In connection with such shareholder approval, we intend to seek shareholder approval of an increase in the number of authorized shares of our common stock.

     We have included proposals in our proxy statement for our 2003 annual meeting of shareholders to solicit shareholder approval of the terms of such agreements and the increase in the number of authorized shares of our common stock. Should shareholders not approve the terms of the severance agreements or we lack a sufficient number of authorized shares to effect the share issuances provided for by the severance agreements, our former executive officers and directors may take actions against us to enforce the terms of their employment agreements. Under such circumstances, there would be substantial doubt that we would be able to continue operations in the normal course of business. In such event, holders of our securities may face the loss of their entire investment.

     Furthermore, the surrender of the options held by Messrs. Sullivan and Artigliere in exchange for the re-priced options has already occurred and Messrs. Sullivan and Artigliere have exercised these options. Without shareholder approval, we would need to unwind the transactions or otherwise risk having our common stock delisted by Nasdaq. If the transactions were to be unwound or if, in the course of seeking to renegotiate the terms of the severance agreements, either Richard Sullivan or Jerome Artigliere were to insist on a cash payment for any portion of the obligations due them under their employment agreements, we would risk violating the terms of the Forbearance Agreement which, as noted above, requires us to be cash flow positive on a consolidated operational basis at all times from and after May 1, 2003. In such event, we would face the possibility of a cessation of business operations in the normal course.

     By virtue of the need to obtain shareholder approval of the terms of the severance agreements, the date by which we would otherwise have been obligated to file a registration statement covering the resale of the shares to be issued to our former executive officers and directors under their severance agreements has been extended and the issuance of the shares will await the outcome of the shareholder vote. However, in order to ensure the timely registration of the shares, we may file a registration statement with the SEC prior to the issuance of the shares.

     Effective May 9, 2003, Michael Zarriello joined our Board of Directors. Mr. Zarriello was most recently a Senior Managing Director of Jesup & Lamont Securities Corporation and served as President of Jesup and Lamont Merchant Partners LLC. Prior to that, he was Managing Director and Principal of Bear Stearns & Co., Inc. He has extensive financial experience having served earlier in his career as Chief Financial Officer of the Principal Activities Group that invested the Bear Stearns & Co., Inc. capital in middle market companies, Chief Financial Officer of United States Leather Holdings, Inc. and Chief Financial Officer of Avon Products, Inc. Healthcare Division. He serves on the Audit Committee of the Board of Directors.

     Effective May 12, 2003, Kevin H. McLaughlin was appointed our President and Chief Operating Officer. Prior to his appointment as President, Mr. McLaughlin served as our Senior Vice President and Chief Operating Officer.

     BUSINESS SEGMENTS

     As a result of the merger of pre-merger Digital Angel and MAS, which occurred on March 27, 2002, the significant restructuring of the Company's business during the past year and the Company's emergence as an advanced technology development company, we have re-evaluated and realigned our reporting segments. Effective January 1, 2002, we currently operate in three business segments: Advanced Technology, Digital Angel Corporation and InfoTech USA, Inc. (formerly the segment known as SysComm International)

     Advanced Technology

     Our Advanced Technology segment represents those businesses that we believe will provide the necessary synergies, support and infrastructure to allow us to develop, promote and fully integrate our technology products and services. This segment specializes in security-related data collection, value-added data intelligence and complex data delivery systems for a wide variety of end users including government agencies, commercial operations and consumers. Our VeriChip, Thermo Life and PLD products are included in the Advanced Technology segment.

     Revenues from this segment amount to 44.9% of our total revenues for the three-months ended March 31, 2003. As of December 31, 2002, 2001 and 2000, revenues from this segment accounted for 42.1%, 28.5%, and 24.0%, respectively, of our total revenues.

     Customers
     ---------

     Our Advanced Technology segment delivers products and services across a multitude of industries, including government, insurance, utilities, communications and high tech. Some of this segment's largest customers include several agencies of the United States federal government and PSE&G. Other than customary payment terms, we do not offer any financing to our customers.

     Approximately $9.3 million, or 82.7%, $31.3 million, or 74.7%, and $27.4 million, or 61.5%, of our Advanced Technology segment's revenues for the three-months ended March 31, 2003, 2002 and 2001, respectively, were generated by our wholly-owned subsidiary, Computer Equity
Corporation. Approximately 99.0%, 99.1% and 77.7% of Computer Equity Corporation's revenues during the three-months ended March 31, 2003, 2002 and 2001, respectively, were generated through sales to various agencies of the United States Federal Government. Computer Equity Corporation provides telecommunications products and services. Most of Computer Equity Corporation's business was being performed under a contract vehicle entitled Wire and Cable Service (WACS) that was managed by the General Services Administration (GSA). WACS allowed
Computer Equity Corporation to provide government agencies with equipment and services for campus and building communications networks and related infrastructure without the need to follow the full procurement process for a new contract.

     The GSA contracting official responsible for WACS had notified Computer Equity Corporation that the WACS contract was expiring on September 30, 2003. Upon the expiration of WACS, no new WACS tasks can be started; however, tasks started prior to the expiration date can be completed. Due to the nature of the government's budget cycle, projects funded in 2003 with fiscal year 2002 and 2003 funds will be continued with an expected completion date by the end of 2004.

     In January 2003, the WACS contract was replaced with the CONNECTIONS contract. The CONNECTIONS contract has a three-year base term and five successive one-year renewal options and a contract ceiling of $35 billion. The CONNECTIONS contract is similar to the WACS contract in that it will allow Computer Equity Corporation to provide government agencies with equipment and services for campus and building communications networks and related infrastructure without the need to follow the full procurement process for a new contract.

     Competitors
     -----------

     Our Advanced Technology segment's competitors include General Dynamics, Inc., Engineering and Professional Services, Inc., CC-ops of California, American Systems Corporation, Nortel, Genesys, Avaya, Aestea, Metrix, People Soft, Cap Gemini, Datalan Corp. and Plural, Inc. We have less than one percent of the federal telecommunications market share. We believe our business to be highly competitive, and we expect that the competitive pressures we face will not diminish. Many of our competitors have greater financial, technological, marketing and other resources than we do.

     Digital Angel Corporation

     Our Digital Angel Corporation segment consists of the business operations of Digital Angel Corporation, our approximately 73.12% owned subsidiary and is engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. Before March 27, 2002, the business of Digital Angel Corporation was operated in four divisions: Animal Tracking, Digital Angel Technology, Digital Angel Delivery System, and Radio Communications and Other. With the acquisition of MAS on March 27, 2002, Digital Angel Corporation re-organized into four new divisions:
Animal Applications (formerly Animal Tracking), Wireless and Monitoring (a combination of the former Digital Angel Technology and the Digital Angel Delivery System segments), GPS and Radio Communications (formerly Radio Communications and Other), and Medical Systems (formerly Physician Call Center and Other). Medical systems represents the business activity of the newly acquired MAS.

     Revenues from this segment amount to 45.0% of our total revenues for the three-months ended March 31, 2003. As of December 31, 2002, 2001 and 2000, revenues from this segment accounted for 33.7%, 22.9% and 16.5%, respectively, of our total revenues.

     Customers
     ---------

     During 2002, the top five customers, Schering-Plough, US Army Corps of Engineers, Biomark, Pacific States Marine and San Bernardino County accounted for 31.8% of Digital Angel Corporation's revenues; however, no single customer accounted for more than 10% of revenues. During 2001, the top five customers, Schering Plough, Merial, Pacific States Marine, San Bernardino County and the US Army Corps of Engineers accounted for 30.6% of this segment's revenues, one of which accounted for 10.4% of the segment's revenues.

     Competitors
     -----------

     The animal identification market is highly competitive. The principal competitors in the visual identification market are AllFlex USA, Inc. and Y-Tex Corporation and the principal competitors in the electronic identification market are AllFlex, USA, Inc., Datamars SA and Avid Plc.

     The principal competitor for the Digital Angel product is Whereify Wireless, Inc. We are not aware of any other competitors currently marketing products that compete with the Digital Angel product. However, we are aware of several potential competitors that have expressed an interest in developing and marketing similar technologies. There is no substantial revenue from product sales of any participant in this market.

     The principal competitors for the GPS and Radio Communications division are Tadiran Spectralink Ltd., Smith Group of Companies, Becker Avionic Systems, A.C.R. Electronics Inc. and Securicor Information Systems Ltd.

     Medical Systems competes in the maritime medical advice market with a few foreign government-operated entities. Further, there are several U.S. companies, as well as hospitals, that provide radio medical advice to ships at sea. While we believe that we have a competitive advantage, the barriers to entry into this market are relatively low, and there can be no assurance that other companies will not commence operations similar to those provided by Medical Systems and generate competition that does not now exist.

     InfoTech USA, Inc. (formerly the segment known as SysComm
International)

     Our InfoTech USA, Inc. segment consists of the business operations of our 52.5% owned subsidiary, InfoTech USA, Inc. Corporation. This segment is a full service provider of Information Technology, or IT, solutions and products. Doing business as "InfoTech," this segment provides IT consulting, networking, procurement, deployment, integration, migration and security services and solutions. It also provides on-going system and networking maintenance services. During 2002, this segment continued its strategy of moving away from a product-driven systems integration business model to a customer-oriented IT solutions-based business model. It has further developed its deliverable IT solutions by adding new consulting and service offerings, and increasing the number of strategic alliances with outside technical services firms and manufacturers of high-end IT products.

     Revenues from this segment amount to 10.1% of our total revenues for the three-months ended March 31, 2003. As of December 31, 2002, 2001 and 2000, revenues from this segment accounted for 22.8%, 21.9% and 20.2%, respectively, of our total revenues.

     Customers
     ---------

     A significant percentage of InfoTech USA, Inc.'s revenue is derived from sales to customers in educational institutions, the legal and financial community, medical facilities, museums and New York City agencies. Its customer base also includes retailers, manufacturers and distributors. During 2002, five customers, Deutsche Bank, Hackensack University Medical Center, Liberty Mutual, Morgan Stanley and Polytechnic University accounted for 23%, 22%, 11%, 11% and 11% of InfoTech USA, Inc.'s revenues, respectively. During 2001, two customers, Liberty Mutual and Mass Mutual Life Insurance accounted for 40% and 31% of InfoTech USA, Inc.'s revenues, respectively.

     Competitors
     -----------

     InfoTech USA, Inc. competes in a highly competitive market with IT products and solutions providers that vary greatly in their size and technical expertise. Its primary competitors are Manchester Technologies, Inc., AlphaNet Solution, Inc., En Pointe Technologies, Inc. Micros-to-Mainframes, Inc. and Pomeroy Computer Resources. Additionally, we expect InfoTech USA, Inc. to face further competition from new market entrants and possible alliances between competitors in the future.

     All Other

     Business units that were part of our continuing operations and that were closed or sold during the 2001 and 2002 are reported as "All Other."

     The "Corporate/Eliminations" category includes all amounts recognized upon consolidation our subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities. "Corporation/Eliminations" also includes certain interest expense and other expenses associated with corporate activities and functions. Included in "Corporate/Eliminations" for the three-months ended March 31, 2003, is a severance charge of $22.0 million associated with the termination of certain former officers and director. Included in "Corporate/Eliminations" for the three-months ended March 31, 2002, is a non-cash compensation charge of $18.7 million associated with pre-merger Digital Angel options, which were converted into options to acquire shares of MAS in connection with the merger of pre-merger Digital Angel and MAS.

     Prior Segments

     Prior to January 1, 2002, our business was organized into three industry groups or business segments: Applications, Services, and Advanced Wireless. Prior period information has been restated to present our reportable segments on a comparative basis.

     DISCONTINUED OPERATIONS

     On March 1, 2001, our Board of Directors approved a plan to sell Intellesale, Inc. and all of our other non-core businesses. The results of operations, financial condition and cash flows of Intellesale and all of our other non-core businesses have been reported as Discontinued Operations in our financial statements.

     RAW MATERIALS AND SUPPLIES

     To date, we have not been materially adversely affected by the inability to obtain raw material or products. Our Digital Angel Corporation segment relies solely on a production arrangement with Raytheon Corporation for the assembly of its patented syringe-injectable microchips, which are used in all of our implantable electronic identification products. The loss of, or any significant reduction in, the production could have an adverse effect on our and Digital Angel Corporation's businesses.

     SEASONALITY

     No material portion of our business is considered to be seasonal.

     BACKLOG

     At June 1, 2003, we, and our subsidiaries had a backlog of orders of approximately $21.9 million. We expect the majority of the backlog at June 1, 2003 to be filled in 2003 and 2004.

     COMPLIANCE WITH ENVIRONMENTAL REGULATIONS

     Federal, state, and local laws or regulations which have been enacted or adopted regulating the discharge of materials into the environment have not had, and under present conditions we do not foresee that they will have, a material adverse effect on our capital expenditures, earnings, cash flows or our competitive position. We will continue to monitor our operations with respect to potential environmental issues, including changes in legally mandated standards.

     EMPLOYEES

     At June 1, 2003, we employed approximately 397 employees.

     GEOGRAPHIC AREAS

     Currently, we operate in two geographic areas: the United States, which comprises the majority of our operations and the United Kingdom. Our United Kingdom operations consist of a company in our Digital Angel Corporation segment. The majority of our revenues and expenses in each geographic area, both from Continuing and Discontinued Operations, were generated in the same currencies, except as noted below.

     Previously, we operated in Canada. Our Canadian operation was comprised of an automotive manufacturing and engineering company, which was part of our Discontinued Operations, and which we disposed of in January 2002. Approximately 41% and 40% of the manufacturing and engineering company's revenues were generated in U.S. dollars for the years ended December 31, 2001 and 2000, respectively, while 94% and 100% of its expenses were incurred in Canadian dollars during the same respective periods.

     From mid-December 2000 to April 2002, we operated a United Kingdom company in our Advanced Technology segment. Approximately 89% of this company's revenues were generated in foreign currencies during 2002 and 2001, while 45% of its expenses were generated in foreign currencies.

     We did not incur any significant foreign currency gains or losses during the three-months ended March 31, 2003 and the three years ended December 31, 2002.

     PROPERTIES

     At June 1, 2003, we were obligated under leases for approximately 189,549 square feet of facilities, of which 124,085 square feet was for office facilities and 65,464 square feet was for factory and warehouse space. These leases expire at various dates through 2042. In addition, we owned 111,977 square feet of office and manufacturing facilities, of which 78,800 square feet was for manufacturing, factory and warehouse use and 33,177 square feet was for office space.

     The following table sets forth our owned and leased properties by business divisions:

                                            FACTORY /
                                   OFFICE   WAREHOUSE  TOTAL
                                   ------   ---------  -----
                                    (AMOUNTS IN SQUARE FEET)
     Advanced Technology           56,658     13,464    70,122
     Digital Angel Corporation     49,458    124,800   174,258
     InfoTech USA, Inc.             9,262      1,000    10,262
     All Other                     16,900      5,000    21,900
     Corporate(1)                  23,484         --    23,484
                                  -------    -------   -------
     Continuing Operations        155,762    144,264   300,026
     Discontinued Operations        1,500         --     1,500
                                  -------    -------   -------
              Total               157,262    144,264   301,526
                                  =======    =======   =======

     (1) Includes office space leased to others.

     The following table sets forth the principal locations of our properties:

                                            FACTORY /
                                   OFFICE   WAREHOUSE  TOTAL
                                   ------   ---------  -----
                                    (AMOUNTS IN SQUARE FEET)
     California                   30,957     6,000     36,957
     Florida                       6,307        --      6,307
     Louisiana                     1,500        --      1,500
     Maryland                     15,000     4,800     19,800
     Minnesota                     6,000    74,000     80,000
     New Hampshire                15,856     5,464     21,320
     New Jersey(1)                20,838     1,000     21,838
     New York                      3,254        --      3,254
     Ohio                         16,900     5,000     21,900
     Virginia                     18,500     8,000     26,500
     United Kingdom               22,150    40,000     62,150
                                 -------   -------    -------
              Total              157,262   144,264    301,526
                                 =======   =======    =======

     (1) Includes office space leased to others.

LEGAL PROCEEDINGS

     We, and certain of our subsidiaries, are parties to various legal actions as either plaintiff or defendant and accordingly, have recorded certain reserves in our financial statements as of March 31, 2003. In our opinion, these proceedings are not likely to have a material adverse affect on our financial position, our cash flows or our overall trends in results. The estimate of the potential impact on our financial position, our overall results of operations or our cash flows for these proceedings could change in the future.

     On January 31, 2002, Treeline, Inc. filed a complaint in the Common Pleas Court of Cuyahoga County, Ohio against us, and one of our subsidiaries, STR, Inc., now known as ARJANG, Inc. ("STR") and another defendant who was formerly an executive of STR, alleging that STR breached its lease agreement with Treeline, Inc. in connection with a facility no longer being used by us. The complaint alleges that we, and the former executive of STR, are liable as Guarantors of the lease for damages sustained by Treeline as a result of the alleged breach. The plaintiff demanded monetary relief of an unspecified amount.

     During the quarter ended March 31, 2002, 510 Ryerson Road Inc. filed a lawsuit against us and one of our subsidiaries in connection with a lease for a facility that we vacated prior to the expiration of the lease and which is no longer in use. The trial date, originally set for December 2002, has been postponed until July 2003.

     In May 2002, a purported securities fraud class action was filed against us and one of our directors. In the following weeks, fourteen virtually identical complaints were consolidated into a single action, In re Applied Digital Solutions Litigation, which was filed in the United States District Court for the Southern District of Florida. In March 2003, we entered into a memorandum of understanding to settle the pending lawsuit. The settlement of $5.6 million will be entirely covered by proceeds from insurance, and is subject to approval by the District Court and review by an independent special litigation committee.

     In July 2002, SRZ Trading LLC filed a derivative complaint in the Circuit Court of Cole County, Missouri against us, and several of our officers and directors. The Missouri action was voluntarily dismissed and re-filed in federal court in the Southern District of Florida. The Florida action was voluntarily dismissed with prejudice in February 2003.

     On May 29, 2001, Janet Silva, individually and as Guardian ad Litem for Jonathan Silva, a minor, and the Estate of Clarence William Silva, Jr. (collectively, "Plaintiffs") filed suit against Customized Services Administrators, Incorporated ("CSA"), Pricesmart, Inc. ("Pricesmart"), Commercial Union Insurance Company ("Commercial Union"), CGU Insurance Group, and Digital Angel Corporation (collectively the "Defendants") in the Superior Court of the State of California in and for the County of Santa Clara. The allegations of the complaint arise from a vacation guarantee insurance policy (the "Insurance Contract") allegedly purchased by Plaintiffs from Defendants on March 6, 2000. The complaint alleges, among other things, that Defendants breached the Insurance Contract, defrauded Plaintiffs, acted in bad faith, and engaged in deceptive and unlawful business practices, resulting in the wrongful death of Clarence William Silva, Jr. (the "Deceased") and the intentional infliction of emotional distress on Plaintiffs. The complaint seeks the cost of funeral and burial expenses of the Deceased and amounts constituting the loss of financial support of the Deceased, general damages, attorney's fees and costs, and exemplary damages. CSA has filed a cross-claim against Digital Angel Corporation alleging that Digital Angel Corporation should be held liable for any liability that CSA may have to Plaintiffs. Digital Angel Corporation has denied the allegations of the complaint and the CSA cross-claim and is vigorously contesting all aspects of this action.

                          SELECTED FINANCIAL DATA

     You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations for the three-months ended and as of March 31, 2003 and 2002, are derived from our interim condensed consolidated financial statements. The statement of operations and balance sheet data for the years ended and as of December 31, 2002, 2001, 2000, 1999 and 1998 are derived from our consolidated financial statements. In accordance with the requirements of FAS 145, we have reclassified the $9.5 million gain on extinguishment of debt recorded in 2001 as a component of continuing operations. This amount was previously recorded as extraordinary. In the opinion of management, our unaudited interim consolidated financial statements include all adjustments, which are only normally recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The historical results are not necessarily indicative of results to be expected for future periods and results for the three-month period ended March 31, 2003, are not necessarily indicative of results that may be expected for the entire year ending December 31, 2003.

                                                THREE-MONTHS ENDED MARCH 31,       FOR THE FISCAL YEAR ENDED DECEMBER 31,
                                                ----------------------------   --------------------------------------------------
                                                     2003        2002          2002        2001        2000       1999       1998
                                                     ----        ----          ----        ----        ----       ----       ----
                                                  (UNAUDITED) (UNAUDITED)
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue                                        $ 25,106    $ 28,219     $  99,600   $ 156,314   $ 134,766    $129,064   $74,343
  Cost of goods and services sold                    16,137      18,841        67,718     109,839      82,475      74,299    39,856
                                                   --------    --------     ---------   ---------   ---------    --------   -------
  Gross profit                                        8,969       9,376        31,882      46,475      52,291      54,765    34,487
  Selling, general and administrative expense        29,468      28,900        66,450     102,316      61,996      58,960    32,120
  Research and development                            1,201       1,448         3,518       8,610       2,504          --        --
  Depreciation and amortization                         626       1,004         4,773      28,899      11,073       6,560     2,913
  Asset impairment restructuring and unusual
    costs                                                --          --        69,382      71,719       6,383       2,550        --
(Gain) loss on extinguishment of debt                    --          --            --      (9,465)         --         249        --
(Gain) loss on sale of subsidiary and assets             --          --          (132)      6,058        (486)    (20,075)     (733)
Interest and other income                              (220)        (98)       (2,356)     (2,076)     (1,095)       (422)     (291)
Interest expense                                      4,631       2,059        17,524       8,555       5,901       3,478     1,070
                                                   --------    --------     ---------   ---------   ---------    --------   -------
(Loss) income from continuing
  operations before provision for income
  taxes, minority interest, net loss
  on subsidiary stock issuances and
  merger transaction, equity in net loss of
  affiliate                                         (26,737)    (23,935)     (127,277)   (168,141)    (33,985)      3,465      (592)
(Benefit) provision for income taxes                   (192)        108           326      20,870      (5,040)      1,091       670
                                                   --------    --------     ---------   ---------   ---------    --------   -------
(Loss) income from continuing
  operations before minority interest, net loss
  on subsidiary stock issuances and merger
  transaction, equity in net loss of affiliate      (26,545)    (24,043)     (127,603)   (189,011)    (28,945)      2,374    (1,262)
Minority interest                                      (139)        (36)      (18,474)       (718)        229         (46)      120
Net loss on subsidiary stock issuances and
  merger transaction                                    377         394         4,485          --          --          --        --
Equity in net loss of affiliate                          --         291           291         328          --          --        --
                                                   --------    --------     ---------   ---------    --------    --------   -------
(Loss) income from continuing operations            (26,783)    (24,692)     (113,905)   (188,621)    (29,174)      2,420    (1,382)
Income (loss) from discontinued operations,
  net of income taxes                                    --          --            --         213     (75,702)      3,012     6,072
(Loss) income on disposal of discontinued
  operations, including provision for operating
  losses during phase-out period, net of tax
  benefit                                              (157)        687         1,420     (16,695)     (7,266)         --        --
                                                   --------    --------     ---------   ---------   ---------    --------   -------
Net (loss) income                                   (26,940)    (24,005)     (112,485)   (205,103)   (112,142)      5,432     4,690

Preferred stock dividends and other                      --          --            --      (1,147)       (191)         --       (44)
  accretion of beneficial conversion
  feature of preferred stock                             --          --            --      (9,392)     (3,857)         --        --
                                                   --------    --------     ---------   ---------   ---------    --------   -------
Net (loss) income available to common
  shareholders                                     $(26,940)   $(24,005)    $(112,485)  $(215,642)  $(116,190)   $  5,432   $ 4,646
                                                   ========    ========     =========   =========   =========    ========   =======

                                                                          31


                                                THREE-MONTHS ENDED MARCH 31,       FOR THE FISCAL YEAR ENDED DECEMBER 31,
                                                ---------------------------- -------------------------------------------------
                                                     2003        2002        2002       2001         2000        1999       1998
                                                     ----        ----        ----       ----         ----        ----       ----
                                                  (UNAUDITED) (UNAUDITED)
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net (loss) income per common
  share - basic:
    Continuing operations                         $ (0.10)    $ (0.10)     $ (0.42)    $ (1.17)     $(0.52)     $ 0.06      $(0.05)
    Discontinued operations                            --        0.01           --       (0.10)      (1.30)       0.06        0.19
                                                  -------     -------      -------     -------      ------      ------      ------
      Net (loss) income per common
        share-basic                               $ (0.10)    $ (0.09)     $ (0.42)    $ (1.27)     $(1.82)     $ 0.12      $ 0.14
                                                  =======     =======      =======     =======      ======      ======      ======

Net (loss) income per common
  share-diluted:
    Continuing operations                         $ (0.10)    $ (0.10)     $ (0.42)    $ (1.17)     $(0.52)     $ 0.05      $(0.05)
    Discontinued operations                            --        0.01           --       (0.10)      (1.30)       0.06        0.17
                                                  -------     -------      -------     -------      ------      ------      ------
      Net (loss) income per common
        share-diluted                             $ (0.10)    $ (0.09)     $ (0.42)    $ (1.27)     $(1.82)     $ 0.11      $ 0.12
                                                  =======     =======      =======     =======      ======      ======      ======

Average common shares outstanding:
  Basic                                           282,329     253,938      269,232     170,009      63,825      46,814      32,318
  Diluted                                         282,329     253,938      269,232     170,009      63,825      50,086      34,800


                                                           AS OF MARCH 31,                   AS OF DECEMBER 31,
                                                           ---------------  ------------------------------------------------------
                                                                 2003         2002       2001        2000        1999         1998
                                                                 ----         ----       ----        ----        ----         ----
                                                              (UNAUDITED)                   (AMOUNTS IN THOUSANDS)
     BALANCE SHEET DATA:
     Cash and cash equivalents                                 $  3,018     $  5,818   $  3,696    $  8,039    $  2,181     $ 1,936
     Cash held by note holder                                     2,015           --         --          --          --          --
     Due from buyers of divested subsidiary                          --           --      2,625          --      31,302          --
     Property and equipment                                       9,553        9,822     20,185      21,368       6,649       8,933
     Goodwill                                                    67,818       67,818     90,831     166,024      24,285      23,786
     Net (liabilities) assets of discontinued operations         (9,397)      (9,368)    (9,460)      8,076      75,284      37,320
     Total assets                                               118,404      117,233    167,489     319,451     186,605      71,613
     Long-term debt                                               3,336        3,346      2,586      69,146      33,260       1,864
     Total debt                                                  85,294       85,225     86,422      74,374      62,915      26,055
     Minority interest                                           18,833       18,422      4,460       4,879       1,292       1,300
     Redeemable preferred stock and option                           --           --      5,180      18,620          --          --
     Stockholders' (deficit) equity                             (63,977)     (36,092)    28,119     160,562      92,936      67,560

     Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142 Goodwill and Other Intangible Assets (FAS 142). FAS 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually.

     The following table presents the impact of FAS 142 on our selected financial data as indicated:

                                                              YEAR ENDED    YEAR ENDED     YEAR ENDED
                                                             DECEMBER 31,  DECEMBER 31,   DECEMBER 31,
                                                                 2001           2000          1999
                                                                 ----           ----          ----
     Net (loss) income available to common stockholders:
     Net (loss) income available to common stockholders
       As reported                                            $(215,642)    $(116,190)      $5,432
     Add back: Goodwill amortization                             21,312         9,415        2,602
     Add back: Equity method investment amortization              1,161            --           --
                                                              ---------     ---------       ------
     Adjusted net (loss) income                               $(193,169)    $(106,775)      $8,034
                                                              =========     =========       ======

     Earnings (loss) per common share - basic
     Net (loss) income per share - basic, as reported         $   (1.27)    $   (1.82)      $ 0.12
     Goodwill amortization                                         0.12          0.15         0.05
     Equity method investment amortization                         0.01            --           --
                                                              ---------     ---------       ------
     Adjusted net (loss) income - basic                       $   (1.14)    $   (1.67)      $ 0.17
                                                              =========     =========       ======

     Earnings (loss) per share - diluted
     Net (loss) income per share - diluted, as reported       $   (1.27)    $   (1.82)      $ 0.11
     Goodwill amortization                                         0.12          0.15         0.05
     Equity method investment amortization                         0.01            --           --
                                                              ---------     ---------       ------
     Adjusted net (loss) income per share - diluted           $   (1.14)    $   (1.67)      $ 0.16
                                                              =========     =========       ======

                                                                          32

     We have adopted FAS 145 effective January 1, 2003. Under FAS 145, gains and losses on the extinguishment of debt are included as part of continuing operations. SFAS 145 requires all periods presented to be consistent, and, as such, gains and losses on extinguishment of debt previously recorded as extraordinary must be reclassified from extraordinary treatment and presented as a component of continuing operations.

                  SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, our consolidated financial information for the last twelve quarters. We prepared this information using our unaudited interim consolidated financial statements that, in our opinion have been prepared on a basis consistent with our annual consolidated financial statements. We believe that these interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information when read in conjunction with our financial statements and notes to financial statements. The operating results for any quarter do not necessarily indicate the results expected for any future period.

     Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets (FAS 142). FAS 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually. In accordance with the requirements of FAS 145, we have reclassified the $9.5 million gain on extinguishment of debt recorded in 2001 as a component of continuing operations. This amount was previously recorded as extraordinary.

     The following tables presents the impact of FAS 142 on net loss and net loss per share for each of the 2001 quarters presented as if the standard had been in effect beginning January 1, 2000:

                                                                   FIRST      SECOND      THIRD      FOURTH       FULL
                                                                  QUARTER     QUARTER    QUARTER     QUARTER      YEAR
                                                                  -------     -------    -------     -------      ----
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
     2003
     Total revenue                                                $ 25,106        N/A         N/A         N/A   $  25,106
     Gross profit                                                    8,969        N/A         N/A         N/A       8,969
     Net loss from continuing operations                           (26,783)       N/A         N/A         N/A     (26,783)
     Loss from discontinued operations                                (157)       N/A         N/A         N/A        (157)
     Basic and diluted net loss per share from continuing
       operations                                                    (0.10)       N/A         N/A         N/A       (0.10)
     Basic and diluted net loss per share from discontinued
       operations                                                       --        N/A         N/A         N/A          --


     2002
     Total revenue                                                $ 28,219   $ 25,836   $  23,903    $ 21,642   $  99,600
     Gross profit                                                    9,378      8,728       8,735       5,041      31,882
     Net income (loss) from continuing operations                  (24,692)   (19,473)     (5,751)    (63,989)   (113,905)
     Net income (loss) from discontinued operations                    687       (463)       (119)      1,315       1,420
     Basic and diluted net income (loss) per share from
       continuing operations                                         (0.10)     (0.07)      (0.02)      (0.23)      (0.42)
     Basic and diluted net income (loss) per share from
       discontinued operations                                        0.01      (0.01)         --          --          --



     2001 - AS REPORTED
     Net operating revenue                                        $ 47,409   $ 39,871   $  41,366    $ 27,668   $ 156,314
     Gross profit                                                   17,348     14,311       6,522       8,294      46,475
     Loss from continuing operations                               (11,393)   (19,881)   (109,349)    (47,998)   (188,621)
     (Loss) income from discontinued operations                        213    (21,789)       (748)      5,842     (16,482)
     Net loss                                                      (11,180)   (41,670)   (110,097)    (42,156)   (205,103)
     Basic loss per share from continuing operations                 (0.13)     (0.15)      (0.56)      (0.18)      (1.17)
     Diluted loss per share from continuing operations               (0.13)     (0.15)      (0.56)      (0.18)      (1.17)
     Basic loss per share from discontinued operations                  --      (0.16)         --        0.02       (0.10)
     Diluted loss per share from discontinued operations                --      (0.16)         --        0.02       (0.10)



     2001 - ADJUSTED FOR CHANGE IN METHOD OF ACCOUNTING FOR
       GOODWILL
     Net operating revenue                                        $ 47,409   $ 39,871   $  41,366    $ 27,668   $ 156,314
     Gross profit                                                   17,348     14,311       6,522       8,294      46,475
     Loss from continuing operations                                (5,865)   (13,756)   (103,036)    (43,491)   (166,148)
     (Loss) income from discontinued operations                        213    (21,789)       (748)      5,842     (16,482)
     Net loss                                                       (5,652)   (35,545)   (103,784)    (37,649)   (182,630)
     Basic loss per share from continuing operations                 (0.06)     (0.10)      (0.52)      (0.18)      (0.97)
     Diluted loss per share from continuing operations               (0.06)     (0.10)      (0.52)      (0.18)      (0.97)
     Basic loss per share from discontinued operations                  --      (0.16)         --        0.02       (0.10)
     Diluted loss per share from discontinued operations                --      (0.16)         --        0.02       (0.10)

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our consolidated financial statements and the notes to those financial statements included elsewhere in this prospectus. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus.

CRITICAL ACCOUNTING POLICIES

     Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. As such, some accounting policies have a significant impact on the amount reported in these financial statements. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates. We believe our most critical accounting policies include revenue recognition, software revenue recognition, VeriChip revenue recognition, stock-based compensation, proprietary software in development, goodwill and other intangible assets and legal contingencies as explained below.

REVENUE RECOGNITION

     For programming, consulting and software licensing services and construction contracts, we recognize revenue based on the percent complete for fixed fee contracts, with the percent complete being calculated as either the number of direct labor hours in the project to date divided by the estimated total direct labor hours or based upon the completion of specific task orders. It is our policy to record contract losses in their entirety in the period in which such losses are foreseeable. For nonfixed fee jobs, revenue is recognized based on the actual direct labor hours in the job times the standard billing rate and adjusted to realizable value, if necessary. For product sales, we recognize revenue at the time products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved. Revenue from royalties is recognized when licensed products are shipped. There are no significant post-contract support obligations at the time of revenue recognition. Our accounting policy regarding vendor and post-contract support obligations is based on the terms of the customers' contract, billable upon the occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized. We do not experience significant product returns, and therefore, management is of the opinion that no allowance for sales returns is necessary. We have no obligation for warranties on new hardware sales, because the manufacturer provides the warranty. We do not offer a warranty policy for services to our customers. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter and could result in future operating losses.

SOFTWARE REVENUE RECOGNITION

     For those arrangements where our contract calls only for the delivery of software with no additional obligations, revenue is recognized at the time of delivery, provided that there is a signed contract, delivery of the product has taken place, the fee is fixed by the contract and collectability is considered probable. For multiple element arrangements such as a contract that includes the delivery of software and a service arrangement, revenues allocated to the sale of the software are recognized when the software is delivered to the customer. Revenues related to the sale of the service agreement are recognized ratably over the term of the service agreement. A value is ascribed to each of the elements sold. This value is based on vendor specific objective evidence of fair value, regardless of any separate prices that may be stated in the contract. Vendor specific objective evidence of fair value is the price charged when the elements are sold separately. If an element is not yet being sold separately, the fair value is the price established by management having the relevant authority to do so. It is considered probable that the price established by management will not change before the separate introduction of the element. If the contract includes a discount, the discount is applied to the components of the contract which specifically apply. For those contracts where the discount is a fixed amount for the entire contract (i.e. not specifically identifiable with any of the contract elements), a proportionate amount of the discount is allocated to each element of the contract based on that element's fair value without regard to the discount. Our contracts do not include unspecified upgrades and enhancements. For those arrangements where our contracts to deliver software require significant production modification or customization of the software, revenues are recognized using percentage of completion accounting. The service element of these contracts is essential to the functionality of other elements in the contract and is not accounted for separately. The cost to complete and extent of progress towards completion of these contracts can be reasonably ascertained based on the detailed tracking and recording of labor hours expended. Progress payments on these contracts are required and progress is measured using the efforts expended input measure. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter and could result in future operating losses.

VERICHIP REVENUE RECOGNITION

     Distributor Rights Fees

     As of December 31, 2002, we have not yet recognized revenue associated with our VeriChip product. All distributor fees are recorded as deferred revenue on our balance sheet at December 31, 2002 and included in accrued expenses. We will recognize revenue associated with the distributor rights, product sales and monitoring services in the future based upon the following policy:

     The nonrefundable portion of the upfront fee paid for exclusive distributor rights will be recognized over the initial term of the distributor agreement. The initial term will start with the first product sale under the agreement, not the contract period itself. The formula used to calculate this amount should be an amount equal to the percentage that each product order represents in relation to the minimum product order quantities required by the agreement. Until the amount of product returns can be reasonably estimated, no revenues will be recognized until the expiration of the period of time the distributor has to accept or reject the products as provided in their agreements.

     If the distributor materially breaches their agreement and this breach results in the loss of their exclusive distributor rights but not their non-exclusive distributor rights, the balance of the non-amortized upfront fees will continue to be recognized ratably over the remaining life of their agreement. The formula previously described will be used to recognize these remaining fees unless no orders are placed. If this is the case, then the recognition of revenue from the remaining portion of non-amortized fees will be delayed until the expiration of the contract term.

     If a contract breach results in the loss of all distributor rights and the only way to remain a distributor is to pay an additional substantial monetary penalty, then the remaining portion of the initial distributor fee will be recognized as revenues in the month in which the contract requirement is breached.

     Product Sales

     Revenue from the sale of products such as microchips and scanners will be recorded at gross with a separate display of cost of sales. Until the amount of returns can be reasonably estimated, revenues will not be recognized until the expiration of the period of time the distributor has to accept or reject the products as provided in their distributor agreement. Once the amount of returns can be reasonably estimated, revenues (net of expected returns) will be recognized at the time of shipment and the passage of title.

     Since the final use of the product is unknown at the time it is shipped to the distributor, and end users may choose from a number of non-proprietary monitoring services or choose none at all, and the monitoring services are not essential to the functionality of all chips, the company will not attempt to bundle the revenue from the sale of chips with potential future revenues from a monitoring service.

     Monitoring Services

     Monitoring services will be treated as a separate earnings process from product sales. Revenues from this service will be recognized on a straight-line basis over the term of the service agreement.

STOCK-BASED COMPENSATION

     We account for our employee stock-based compensation plans in accordance with APB Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees and Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation an Interpretation of APB Opinion No. 25, and the disclosure provisions of SFAS No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation. Accordingly, no compensation cost is recognized for any of our fixed stock options granted to employees when the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option. Changes in the terms of stock option grants, such as extensions of the vesting period or changes in the exercise price, result in variable accounting in accordance with APB Opinion No. 25. Accordingly, compensation expense is measured in accordance with APB No. 25 and recognized over the vesting period. If the modified grant is fully vested, any additional compensation costs are recognized immediately. We account for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123. Under variable accounting, changes in the underlying price of our stock may have a significant impact to earnings. A rise in the stock price would be treated as additional compensation expense and a decrease in the stock price would result in a reduction of reported compensation expense. During 2001, we re-priced
19.3 million stock options. As a result, we have recorded non-cash compensation expense of $0.7 million and $5.3 million in 2002 and 2001, respectively.

PROPRIETARY SOFTWARE IN DEVELOPMENT

     In accordance with Statement of Financial Accounting Standards (FAS) 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, we have capitalized certain computer software development costs upon the establishment of technological feasibility. Technological feasibility is considered to have occurred upon completion of a detailed program design that has been confirmed by documenting and tracing the detail program design to product specifications and has been reviewed for high-risk development issues, or to the extent a detailed program design is not pursued, upon completion of a working model that has been confirmed by testing to be consistent with the product design. Amortization is provided based on the greater of the ratios that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or the straight-line method over the estimated useful life of the product. The estimated useful life for the straight-line method is determined to be 2 to 5 years. Future events such as market conditions, customer demand, or technological obsolescence could cause us to conclude that the software is impaired. The determination of the possible impairment expense requires management to make estimates that effect our consolidated financial statements.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Up through 2001, we reviewed goodwill and other intangible assets quarterly for impairment whenever events or changes in business circumstances indicated that the remaining useful life may have warranted revision or that the carrying amount of the long-lived asset may not have been fully recoverable. Included in factors considered were significant customer losses, changes in profitability due to sudden economic or competitive factors, change in managements' strategy for the business unit, letters of intent received for the sale of the business unit, or other factors arising in the quarterly period. We annually performed undiscounted cash flows analyses by business unit to determine if impairment existed. For purposes of these analyses, earnings before interest, taxes, depreciation and amortization were used as the measure of cash flow. When impairment was determined to exist, any related impairment loss was calculated based on fair value. Fair value was determined based on discounted cash flows. The discount rate utilized by us was the rate of return expected from the market or the rate of return for a similar investment with similar risks. We recorded goodwill impairment charges of $63.6 million and $0.8 million during 2001 and 2000, respectively.

     On January 1, 2002 we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets" (SFAS 142). SFAS 142 eliminates the amortization of goodwill and instead requires that goodwill be tested for impairment at least annually. Intangible assets deemed to have indefinite life under SFAS 142, such as goodwill, are no longer amortized, but instead reviewed at least annually for impairment. Goodwill amortization amounted to $21.3 million during 2001. Intangible assets with finite lives are amortized over the useful life. As part of the implementation of SFAS 142, we were required to complete a transitional impairment test of goodwill and other intangible assets. There was no impairment of goodwill upon the adoption of FAS 142. Annually, we will test our goodwill and intangible assets for impairment as a part of our annual business planning cycle during the fourth quarter of each fiscal year. Based upon this annual test, we recorded a goodwill impairment of approximately $62.2 million at December 31, 2002, for goodwill associated with our Digital Angel Corporation segment. In addition, future events such as market conditions or operational performance of our acquired businesses could cause us to conclude that additional impairment exists. Any resulting impairment loss could also have a material adverse impact on our financial condition and results of operations.

LEGAL CONTINGENCIES

     We are currently involved in certain legal proceedings. We have accrued our estimate of the probable costs for the resolution of these claims. This estimate has been developed in consultation with outside counsel handling our defense in these matters and is based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. We do not believe these proceedings will have a material adverse effect on our consolidated financial position. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in our estimates.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In July 2001, the FASB issued SFAS No. 141, Business Combinations (FAS No. 141) and FAS No. 142, Goodwill and Other Intangible Assets (FAS No. 142). FAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being included in goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. FAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. We adopted the provisions of each statement, which apply to goodwill and certain intangibles acquired prior to June 30, 2001, on January 1, 2002. The adoption of these standards had the impact of reducing our amortization of goodwill commencing January
1, 2002. There was no impairment of goodwill upon adoption of FAS No. 142.
We recorded an impairment charge of $62.2 million based upon our annual review of our goodwill during the fourth quarter of 2002. Future impairment reviews may result in additional periodic write-downs.

     In August 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets (FAS No. 144). This standard supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of. This standard significantly changes the criteria that would have to be met to classify an asset as held-for-sale. This distinction is important because assets to be disposed of are stated at the lower of their fair values or carrying amounts and depreciation is no longer recognized. The new rules will also supercede the provisions of APB Opinion 30, Reporting the Results of Operations Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (APB 30), with regard to reporting the effects of a disposal of a segment of a business and will require expected future operating losses from Discontinued Operations to be displayed in Discontinued Operations in the period in which the losses are incurred, rather than as of the measurement date as presently required by APB 30. This statement is effective for fiscal years beginning after December 15, 2001. We adopted this statement on January 1, 2002. The adoption of FAS No. 144 did not have a material impact on our operations or financial position.

     In May 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (FAS No. 145). FAS No. 145 eliminates Statement 4 (and

Statement 64, as it amends Statement 4), which requires gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, and thus, also the exception to applying Opinion 30 is eliminated as well. This statement is effective for years beginning after May 2002 for the provisions related to the rescission of Statements 4 and 64, and for all transactions entered into beginning May 2002 for the provision related to the amendment of Statement 13. The adoption of FAS No. 145 had the effect of reducing our loss from continuing operations and eliminating an extraordinary gain as previously reported for the year ended December 31, 2001, and of reducing our income from continuing operations and eliminating an extraordinary loss as previously reported for the year ended December 31, 1999.

     In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities (FAS No. 146). This statement requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan. Adoption of this Statement is required with the beginning of fiscal year 2003. We adopted this statement on January 1, 2003. The adoption of FAS No. 146 did not have a material impact on our operations or financial position.

     In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation -- Transition and Disclosure an amendment of FASB Statement No. 123 (FAS No. 148). This Statement amends SFAS 123, Accounting for Stock-Based Compensation (FAS No. 123), to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends APB Opinion
No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. We intend to continue to account for stock-based compensation based on the provisions of APB Opinion No. 25. FAS No. 148's amendment of the transition and annual disclosure provisions of FAS No. 123 are effective for fiscal years ending after December 15, 2002, and the disclosure requirements for interim financial statements are effective for interim periods beginning after December 15, 2002. We have adopted the disclosure provisions of FAS No. 148 effective December 31, 2002.

     In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (FAS No.
150). FAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. FAS No.150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. We will adopt the provisions of FAS No. 150 effective July 1, 2003. We have not yet determined the impact, if any, of the adoption of FAS No. 150 on our financial position.

     RESULTS OF CONTINUING OPERATIONS

     The following table summarizes our results of operations as a percentage of net operating revenue for the three-month periods ended March 31, 2003 and 2002, and is derived from the unaudited consolidated statements of operations in Part I, Item 1 of this report.

                                                                                    Relationship to
                                                                                        Revenue
                                                                              ----------------------------
                                                                              THREE-MONTHS ENDED MARCH 31,
                                                                              ----------------------------
                                                                                    2003       2002
                                                                                    ----       ----

                                                                                      %          %
                                                                                      -          -

Product revenue                                                                      83.7       81.7

Service revenue                                                                      16.3       18.3
                                                                              ----------------------------
Total revenue                                                                       100.0      100.0

Cost of goods sold                                                                   67.4       71.6

Cost of services sold                                                                48.1       45.1
                                                                              ----------------------------

Total cost of goods and services sold                                                64.3       66.7
                                                                              ----------------------------

Gross profit                                                                         35.7       33.2

Selling, general and administrative expense                                         117.4      102.5

Research and development                                                              4.8        5.1

Depreciation and amortization                                                         2.5        3.6

Interest income                                                                      (0.9)      (0.5)

Interest expense                                                                     18.4        7.3
                                                                              ----------------------------

Loss from continuing operations before income taxes, minority interest, net loss on subsidiary stock issuances and merger transaction and
  equity in net loss of affiliate                                                  (106.5)     (84.8)

(Benefit) provision for income taxes                                                 (0.8)       0.4
                                                                              ----------------------------

Loss from continuing operations before minority interest, net loss on subsidiary stock issuances and merger transaction and equity
  in net loss of affiliate                                                         (105.7)     (85.2)

Minority interest                                                                    (0.6)      (0.1)

Net loss on subsidiary stock issuances and subsidiary merger transaction              1.6        1.4

Equity in net loss of affiliate                                                        --        1.0
                                                                              ----------------------------

Loss from continuing operations                                                    (106.7)     (87.5)

(Loss) income from Discontinued Operations, net of income taxes                      (0.6)       2.4
                                                                              ----------------------------

Net loss                                                                           (107.3)     (85.1)
                                                                              ============================

     REVENUE

     Revenue from continuing operations for the three-months ended March 31, 2003, decreased $3.1 million, or 11.0%, to $25.1 from $28.2 million for the three-months ended March 31, 2002.

     Revenue from continuing operations for the three-months ended March 31, 2003 and 2002, by segment was as follows:

                                                  THREE-MONTHS ENDED MARCH 31,

                                                         (IN THOUSANDS)
                                  -------------------------------------------------------------
                                             2003                            2002
                                             ----                            ----
                                  -------------------------------------------------------------
                                  Product   Service     Total     Product   Service      Total
                                  -------   -------     -----     -------   -------      -----
Advanced Technology               $ 8,332    $2,950    $11,282    $ 4,904    $3,616     $ 8,520

Digital Angel Corporation          10,865       533     11,398      7,452       303       7,755

InfoTech USA, Inc.                  1,934       600      2,534      9,694       811      10,505

All Other                              --        --         --      1,013       375       1,388

Corporate / Eliminations             (108)       --       (108)        --        51          51
                                  -------------------------------------------------------------
Total                             $21,023    $4,083    $25,106    $23,063    $5,156     $28,219
                                  ============================= ===============================

     Advanced Technology's revenue increased $2.8 million for the three-months ended March 31, 2003, compared to the three-months ended March 31, 2002. Product revenue increased by $3.4 million, or 69.9%, and service revenue decreased by $0.7 million, or 18.4%. The increase in product revenue was due to an increase in government contract sales. We attribute the decrease in service revenue to a reduction in demand for our software and technology related services.

     Digital Angel Corporation's revenue increased $3.6 million for the three-months ended March 31, 2003, compared to the three-months ended March 31, 2002. Product revenue increased by $3.4 million, or 45.8%, and service revenue increased by $0.2 million, or 75.9%. We attribute the increase in product sales primarily to an increase in sales to the fisheries industry customers. Additionally, a portion of the increase is due to depressed sales for the three-months ended March 31, 2002, and differences in timing of shipments. We attribute the increase in service revenue to the inclusion of MAS's revenue for the three-months ended March 31, 2003. We acquired MAS on March 27, 2002.

     InfoTech USA, Inc.'s revenue decreased $8.0 million for the three-months ended March 31, 2003, compared to the three-months ended March 31, 2002. Product revenue decreased by $7.8 million, or 80.0%, and service revenue decreased by $0.2 million, or 26.0%. We attribute the majority of the decrease in revenue to two large orders shipped during the three-months ended March 31, 2002. These sales to two customers were primarily product sales and were in excess of $5.3 million. The continued soft market for IT products also contributed to the decrease in revenue.

     All Other's revenue decreased $1.4 million, or 100.0%, for the three-months ended March 31, 2003, compared to the three-months ended March 31, 2002. The decrease was due to the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002.

     GROSS PROFIT AND GROSS PROFIT MARGIN

     Gross profit from continuing operations for the three-months ended March 31, 2003, decreased $0.4 million, or 4.4%, to $9.0 million from $9.4 million for the three-months ended March 31, 2002. Gross profit margin was 35.7% and 33.2% of revenue for the three-months ended March 31, 2003 and 2002, respectively.

     Gross profit from continuing operations during the three-months ended March 31, 2003 and 2002, by segment was as follows:


                                                  THREE-MONTHS ENDED MARCH 31,

                                                         (IN THOUSANDS)
                                  -------------------------------------------------------------
                                             2003                            2002
                                             ----                            ----
                                  -------------------------------------------------------------
                                  Product   Service     Total     Product   Service      Total
                                  -------   -------     -----     -------   -------      -----


Advanced Technology               $1,286     $1,769    $3,055     $1,611     $1,983     $3,594

Digital Angel Corporation          5,382        138     5,520      3,151         52      3,203

InfoTech USA, Inc.                   277        211       488        960        405      1,365

All Other                             --         --        --        825        340      1,165

Corporate / Eliminations             (94)        --       (94)        --         51         51
                                  -------------------------------------------------------------

Total                             $6,851     $2,118    $8,969     $6,547     $2,831     $9,378
                                  ============================= ===============================

     Gross profit margin from continuing operations during the three-months ended March 31, 2003 and 2002, by segment was as follows:

                                                  THREE-MONTHS ENDED MARCH 31,

                                                         (IN THOUSANDS)
                                  -------------------------------------------------------------
                                             2003                            2002
                                             ----                            ----
                                  -------------------------------------------------------------
                                  Product   Service     Total     Product   Service      Total
                                  -------   -------     -----     -------   -------      -----
                                     %         %          %          %         %           %
                                     -         -          -          -         -           -
Advanced Technology                 15.4     60.0        27.1       32.8      54.8       42.2

Digital Angel Corporation           49.5     25.9        48.4       42.3      17.2       41.3

InfoTech USA, Inc.                  14.3     35.2        19.3        9.9      49.9       14.1

All Other                             --       --          --       81.5      90.7       83.9

Corporate / Eliminations            87.0       --        87.0         --     100.0      100.0
                                  -------------------------------------------------------------

Total                               32.6     51.9        35.7       28.4      54.9       33.2
                                  ============================= ===============================

     Advanced Technology's gross profit decreased $0.5 million for the three-months ended March 31, 2003, and gross profit margin decreased to 27.1% from 42.2% for the three-months ended March 31, 2002. We attribute the decrease in gross profit primarily to the decrease in software and technology related sales during the three-months ended March 31, 2003. We attribute the decrease in gross profit margin to a higher percentage of government contract revenue during the three-months ended March 31, 2003, as we achieve lower margins on these sales.

     Digital Angel Corporation's gross profit increased $2.3 million for the three-months ended March 31, 2003, and gross profit margin increased to 48.4% for the three-months ended March 31, 2003, from 41.3% for the three-months ended March 31, 2002. We attribute the increase in gross profit primarily to the previously mentioned sales increase. We attribute the increase in gross profit margin primarily to a higher-margin product mix associated with Animal Applications sales.

     InfoTech USA, Inc.'s gross profit decreased $0.9 million for the three-months ended March 31, 2003, and gross profit margin increased to 19.3% for the three-months ended March 31, 2003, from 14.1% for the three-months ended March 31, 2002. We attribute the decrease in gross profit to the overall decrease in revenue. We attribute the increase in gross profit margin primarily to our strategy to cease selling some of our lower-margin computer hardware and to focus more of our efforts on selling higher-margin products and technical services.

     All Other's gross profit decreased $1.2 million, or 100%, for the three-months ended March 31, 2003, compared to the three-months ended March 31, 2002. Gross margin percentage decreased to 0% for the three-months ended March 31, 2003, from 83.9% for the three-months ended March 31, 2002. The decrease in gross profit and margins resulted from the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half 2002.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

     Selling, general and administrative expense from continuing operations was $29.5 million for the three-months ended March 31, 2003, an increase of $0.6 million, or 2.0%, from $28.9 million for the three-months ended March 31, 2002. As a percentage of total revenue, selling, general and administrative expense from continuing operations increased to 117.4% for the three-months ended March 31, 2003, from 102.5% for the three-months ended March 31, 2002.

     Selling, general and administrative expense from continuing operations for the three-months ended March 31, 2003 and 2002, by segments was as follows:

                                    THREE-MONTHS ENDED MARCH 31,
                                           (IN THOUSANDS)
                                    ----------------------------
                                          2003       2002
                                          ----       ----
Advanced Technology                     $ 2,273    $ 1,909
Digital Angel Corporation                 4,001      2,660
InfoTech USA, Inc.                          894      1,184
All Other                                    --        914
Corporate / Eliminations                 22,300     22,233
                                    ----------------------------
Total                                   $29,468    $28,900
                                    ============================


     Selling, general and administrative expense from continuing operations as a percentage of revenue for the three-months ended March 31, 2003 and 2002, by segments was as follows:

                                    THREE-MONTHS ENDED MARCH 31,
                                           (IN THOUSANDS)
                                    ----------------------------
                                          2003       2002
                                          ----       ----
                                            %          %

Advanced Technology                       20.1       22.4
Digital Angel Corporation                 35.1       34.3
InfoTech USA, Inc.                        35.3       11.3
All Other                                   --       65.9
Corporate / Eliminations(1)               88.8       78.8
                                    ----------------------------
Total                                    117.4      102.5
                                    ============================

     (1) Corporate / Eliminations percentage has been calculated as a percentage of total revenue.

     Advanced Technology's selling general and administrative expense increased $0.4 million, or 19.1%, to $2.3 million for the three-months ended March 31, 2003, from $1.9 million for the three-months ended March 31, 2002. We attribute the increase primarily to $0.2 million of severance expense as a result of extending the expiration date of stock options to acquire VeriChip Corporation common stock in connection with the termination of one of our former officers during the three-months ended March 31, 2003, (additional severance expense associated with the termination of officers and director during the three-months ended March 31, 2003, is included in the "Corporate/Eliminations" segment below), and to costs associated with the VeriChip product, which we began marketing during the latter part of 2002. Selling, general and administrative expense decreased as a percentage of revenue due to the previously mentioned sales increase.

     Digital Angel Corporation's selling general and administrative expense increased $1.3 million, or 50.4%, to $4.0 million for the three-months ended March 31, 2003, from $2.7 million for the three-months ended March 31, 2002. We attribute the increase primarily to expenses associated with the Animal Applications group, and with MAS, which were acquired on March 27, 2002. Selling, general and administrative expense as a percentage of revenue remained relatively constant at 35.1% for the three-months ended March 31, 2003, as compared to 34.3% for the three-months ended March 31, 2002.

     InfoTech USA, Inc.'s selling general and administrative expense decreased $0.3 million, or 24.5%, to $0.9 million for the three-months ended March 31, 2003, from $1.2 million for the three-months ended March 31, 2002. As a percentage of revenue, selling general and administrative expense increased to 35.3% of revenue for the three-months ended March 31, 2003, from 11.3% of revenue for the three-months ended March 31, 2002. We attribute the decrease primarily to headcount reduction, the elimination of expenses related to the Shirley, New York facility, which was sold in January 2002, and reduced commissions on lower sales and other cost control programs. The increase in selling, general and administrative expense as a percentage of revenue resulted from the decrease in sales for the three-months ended March 31, 2003.

     All Other's selling, general and administrative expense decreased $0.9 million, or 100.0%, to $0.0 million for the three-months ended March 31, 2003, from the $0.9 million for the three-months ended March 31, 2002. The decrease resulted from the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002.

     "Corporate / Eliminations" selling, general and administrative expense increased $0.1 million, or 0.3%, to $22.3 million for the three-months ended March 31, 2003, from $22.2 million for the three-months ended March 31, 2002. Included in selling, general and administrative expense for the three-months ended March 31, 2003, was severance expense of $21.8 million, which resulted from the termination of executive officers and director during the three-months ended March 31, 2003. (An additional $0.2 million of severance expense associated with these terminations is included in the Advance Technology segment's selling, general and administrative expense for the three-months ended March 31, 2003). Included in selling, general and administrative expense for the three-months ended March 31, 2002, was non-cash compensation expense resulting from the pre-merger Digital Angel and MAS merger, whereby options to acquire shares of pre-merger Digital Angel common stock were converted into options to acquire shares of MAS common stock. The transaction resulted in a new measurement date for the options and, as a result, we recorded non-cash compensation expense of approximately $18.7 million during the first quarter of 2002. As all of the option holders were our employees or directors, these options were considered fixed awards under APB Opinion No. 25 and expense was recorded for the intrinsic value of the options converted.

     In addition, we reversed approximately $1.0 million and incurred approximately $0.3 million of non-cash compensation expense for the three-months ended March 31, 2003 and 2002, respectively, due primarily to re-pricing 19.3 million stock options during 2001. The re-priced options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification, these options are being accounted for as variable options under APB Opinion No. 25 and fluctuations in the Company's common stock price result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited, modified or expired.

     Excluding the effects of the severance and non-cash compensation expense discussed above, "Corporate / Eliminations" decreased $1.7 million, or 53.1%, to $1.5 million for the three-months ended March 31, 2003, from the $3.2 million for the three-months ended March 31, 2002. The decrease resulted primarily from cost reduction programs initiated during 2002.

     RESEARCH AND DEVELOPMENT

     Research and development expense from continuing operations was $1.2 million and $1.4 million for the three-months ended March 31, 2003 and 2002, respectively. Research and development expense decreased to 4.8% of revenue for the three-months ended March 31, 2003, from 5.1% of revenue for the three-months ended March 31, 2002.

     Research and development expense from continuing operations during the three-months ended March 31, 2003 and 2002, by segments was as follows:

                                    THREE-MONTHS ENDED MARCH 31,
                                            (IN THOUSANDS)
                                    ----------------------------
                                           2003       2002
                                           ----       ----
Advanced Technology                     $   55       $  117
Digital Angel Corporation                  911        1,331
InfoTech USA, Inc.                          --           --
All Other                                   --           --
Corporate/Eliminations                     235           --
                                    ----------------------------
Total                                   $1,201       $1,448
                                    ============================

     Research and development expense relates primarily to the development of our advanced technology products: Digital Angel, VeriChip, Thermo Life, Bio-Thermo and PLD.

     DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expense from continuing
operations for the three-months ended March 31, 2003, decreased $0.4 million, or 37.6%, to $0.6 million from $1.0 million for the three-
months ended March 31, 2002.   As a percentage of revenue, depreciation
and amortization expense decreased to 2.5% for the three-months ended March 31, 2003, from 3.6% for the three-months ended March 31, 2002.

     Depreciation and amortization expense from continuing operations during the three months ended March 31, 2003 and 2002, by segments was as follows:

                                    THREE-MONTHS ENDED MARCH 31,
                                           (IN THOUSANDS)
                                    ----------------------------
                                          2003       2002
                                          ----       ----
Advanced Technology                      $ 69       $  105
Digital Angel Corporation                 434          735
InfoTech USA, Inc.                         55           74
All Other                                  --            9
Corporate/Eliminations                     68           81
                                    ----------------------------
Total                                    $626       $1,004
                                    ============================

     Advanced Technology's depreciation and amortization expense decreased by $36,000, or 34.3%, to $69,000 for the three-months ended March 31, 2003, from $0.1 million for the three-months ended March 31, 2002. We attribute the decrease to fully depreciating certain assets during 2002 and our decision to limit our expenditures for property and equipment.

     Digital Angel Corporation's depreciation and amortization expense decreased by $0.3 million, or 41.0%, to $0.4 million for the three-months ended March 31, 2003, from $0.7 million for the three-months ended March 31, 2002. We attribute the decrease primarily to the exclusion of depreciation expense for a license to a digital encryption and distribution software system that Digital Angel Corporation impaired during the fourth quarter of 2002.

     InfoTech USA, Inc.'s depreciation and amortization expense decreased by $19,000, or 25.7%, to $55,000 for the three-months ended March 31, 2003, from $74,000 for the three-months ended March 31, 2002. We attribute the decrease primarily to the sale of the Shirley, New York facility during the three-months ended March 31, 2002.

     All Other's depreciation and amortization expense decreased due to the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002.

     INTEREST AND OTHER INCOME AND EXPENSE

     Interest and other income was $0.2 million and $0.1 million, for the three-months ended March 31, 2003 and 2002, respectively. Interest income is earned primarily from short-term investments and notes receivable.

     Interest expense was $4.6 million and $2.1 million for the three-months ended March 31, 2003 and 2002, respectively. The increase in interest expense resulted primarily from an increase in the interest rate charged by IBM Credit under the terms of the IBM Credit Agreement, which became effective on March 27, 2002.

     INCOME TAXES

     We had an effective (benefit) income tax rate of (0.7)% and 0.4% for the three-months ended March 31, 2003 and 2002, respectively. Differences in the effective income tax rate from the statutory federal income tax rate arise primarily from the recognition of net operating loss carryforwards and state taxes net of federal benefits.

     RESULTS OF DISCONTINUED OPERATIONS

     On March 1, 2001, our Board of Directors approved a plan to offer for sale our Intellesale business segment and all of our other "non-core businesses". Accordingly, the operating results of these entities have been reclassified and reported as Discontinued Operations for all periods presented. As of March 1, 2002, we had sold or closed substantially all of the businesses classified as Discontinued Operations. There is one insignificant company remaining at March 31, 2003, which had combined revenue and net loss for the quarter ended March 31, 2003, of $7,000 million and $0.1 million, respectively. We anticipate selling or closing the remaining business within the next several months. We used the proceeds from the sales of companies classified as Discontinued Operations to repay amounts outstanding under the IBM Credit Agreement.

     During the three-months ended March 31, 2003, Discontinued Operations incurred a change in estimated operating losses accrued on the measurement date of $0.2 million. The primary reason for the increase in the estimated losses during the three-months ended March 31, 2003, was due to the operations of the one remaining business within this group. During the three-months ended March 31, 2002, we recorded a reduction of our estimated operating loss on disposal and operating losses during the phase out period of $0.7 million. This reduction was comprised primarily of an increase in the estimated loss on the sale of our 85% ownership in our Canadian subsidiary, Ground Effects Ltd., which was sold in January 2002, of $1.2 million, offset by a decrease in carrying costs as certain of these obligations were settled during the three-months ended March 31, 2002, for amounts less than previously anticipated. Carrying costs include the cancellation of facility leases, employment contract buyouts, sales tax liabilities and litigation reserves.

     We do not anticipate a further loss on sale of the remaining business comprising Discontinued Operations. However, actual losses could differ from our estimates and any adjustments will be reflected in our future financial statements.

     The following table sets forth the roll forward of the liabilities for estimated loss on sale and operating losses and carrying costs from December 31, 2002, through March 31, 2003.

                                            Balance                                    Balance
Type of Cost                           December 31,      Additions    Deductions     March 31,
                                               2002                                       2003
------------------------------------------------------------------------------------------------

Estimated loss on sale, net of change
  in estimated operating losses              $   --           $157          $157        $   --
Carrying costs                                4,908             --            23         4,885
                                           -----------------------------------------------------
Total                                        $4,908           $157          $180        $4,885
                                           =====================================================

RESULTS OF CONTINUING OPERATIONS

     The following table sets forth data expressed as a percentage of total revenue for the years indicated.

                                                                         PERCENTAGE OF TOTAL REVENUE
                                                                       --------------------------------
                                                                            2002      2001      2000
                                                                             %         %         %
                                                                       --------------------------------
     Product revenue                                                        81.3      72.4      77.7
     Service revenue                                                        18.7      27.6      22.3
                                                                       --------------------------------
       Total revenue                                                       100.0     100.0     100.0
                                                                       --------------------------------
     Cost of products sold                                                  58.6      55.4      51.1
     Cost of services sold                                                   9.4      14.8      10.1
                                                                       --------------------------------
       Total cost of products and services sold                             68.0      70.3      61.2
       Gross margin                                                         32.0      29.7      38.8
     Selling, general and administrative expense                            66.7      65.5      46.0
     Research and development expense                                        3.5       5.5       1.9
     Interest and non-cash charges:                                           --                  --
     Gain on extinguishment of debt                                                   (6.0)
     Asset impairment                                                       69.7      45.9       4.7
     Depreciation and amortization                                           4.8      18.5       8.2
     Loss (gain) on sales of subsidiaries and business assets               (0.1)      3.9       0.4
     Interest and other income                                              (2.4)     (1.3)     (0.8)
     Interest expense                                                       17.6       5.5       4.4
                                                                       --------------------------------
     Loss before provision (benefit) for income taxes, minority
       interest and equity in net loss of affiliate                       (127.8)   (107.6)    (25.2)
     Provision (benefit) for income taxes                                    0.3      13.4      (3.7)
                                                                       --------------------------------
     Loss from continuing operations before minority interest and
       equity in net loss of affiliate                                    (128.1)   (121.0)    (21.5)
     Minority interest                                                     (18.5)     (0.5)      0.2
     Net loss from subsidiary merger transaction, stock issuances and
       loss on sale of subsidiary stock                                      4.5
     Equity in net loss of affiliate                                         0.3       0.2        --
                                                                       --------------------------------
     Loss from continuing operations                                      (114.4)   (120.7)    (21.6)
     Income (loss) from discontinued operations, net of income taxes          --       0.1     (56.2)
                                                                       --------------------------------
     Loss on disposal and operating income (losses) during the phase
       out period                                                            1.4     (10.7)     (5.4)
                                                                       --------------------------------
     Net loss                                                             (113.0)   (131.2)    (83.2)
     Preferred stock dividends and other                                      --      (0.7)     (0.1)
                                                                       --------------------------------
     Accretion of beneficial conversion feature of preferred stock            --      (6.0)     (2.9)
                                                                       --------------------------------
     Net loss available to common stockholders                            (113.0)   (138.0)    (86.2)
                                                                       ================================

REVENUE

     Revenue from continuing operations for 2002 was $99.6 million, a decrease of $56.7 million, or 36.3%, from $156.3 million in 2001. Revenue for 2001 represents an increase of $21.5 million, or 16.0% from $134.8 million in 2000. The decrease in 2002 was primarily attributable to the sale or closure of all businesses that were not cash positive or that did not fit into our strategy of becoming an advanced technology development company. The increase in 2001 was primarily attributable to the growth through acquisitions.

     Revenue for each of the continuing operating segments was:

                                         2002                              2001                              2000
                            ------------------------------   -------------------------------   -------------------------------
                            PRODUCT    SERVICE     TOTAL      PRODUCT    SERVICE      TOTAL    PRODUCT     SERVICE     TOTAL
                            -------    -------     -----      -------    -------      -----    -------     -------     -----
                                                                  (AMOUNTS IN THOUSANDS)
Advanced Technology           28,991    12,939     $41,930   $ 28,123    $16,447    $ 44,570   $ 24,384    $ 7,970    $ 32,354
Digital Angel Corporation     30,876     2,685      33,561     33,220      2,518      35,738     19,605      2,647      22,252
InfoTech USA, Inc.            20,056     2,665      22,721     30,075      4,100      34,175     24,774      2,514      27,288
All Other                      1,013       375       1,388     21,318     19,974      41,292     35,805     16,876      52,681
Corporate                          0         0           0        411        128         539        191          0         191
                             -------------------------------------------------------------------------------------------------
Total                        $80,936   $18,664     $99,600   $113,147    $43,167    $156,314   $104,759    $30,007    $134,766
                             =================================================================================================

     Changes during the years were:

     Our Advanced Technology's revenue decreased $2.6 million from 2001 to 2002. Product revenue increased by $0.9 million, or 3.1%, while service revenue decreased by $3.5 million, or 21.3%. We attribute the decreases in 2002 to reduced sales of hardware and software products and reduced technology services. The decrease in product revenue was partially offset by an increase in product revenue for Computer Equity Corporation. During 2001, this segment experienced an increase in sales due primarily to the inclusion of twelve months of operating results for two significant acquisitions acquired in 2000. These two significant acquisitions include Computer Equity Corporation, acquired on June 1, 2000, and Pacific Decision Sciences Corporation, acquired on October 1, 2000.

     Our Digital Angel Corporation's revenue decreased $2.2 million, or 6.1%, from 2001 to 2002. Product revenue decreased by $2.3 million, or 7.1%, while service revenue increased by $0.2 million, or 6.6%. We attribute the decrease in product sales for 2002 primarily to a decrease in shipments of visual identification tags for Canadian customers, customer inventory adjustments and continued softness in the livestock market during 2002. We attribute the increase in service revenue to the MAS merger in March 2002. Revenue increased $13.5 million, or 60.8%, from 2000 to 2001. The increase in revenue in 2001 was primarily the result of the acquisitions of Timely Technology Corp. in April 2000 and Destron Fearing Corporation in September 2000.

     Our InfoTech USA, Inc.'s revenue decreased $11.5 million, or 33.5%, from 2001 to 2002. Product revenue decreased by $10.0 million, or 33.3%, while service revenue decreased by $1.4 million, or 35.0%. The decrease in product and service sales was a result of an industry wide softening in demand that existed throughout 2002. Additionally, product sales declined as a result of a decision in April 2002, to cease selling certain lower-margin computer hardware products and to focus on sales of higher margin products and related technical services. Revenue increased $6.9 million, or 25.2%, from 2000 to 2001. Both product and service revenue increased as a result of internal growth and the acquisition of InfoTech USA, Inc. Corporation.

     Our All Other segment's revenue decreased $39.9 million, or 96.6%, from 2001 to 2002. Product revenue decreased by $20.3 million, or 95.2%, while service revenue decreased by $19.6 million, or 98.1%. Revenue decreased $11.4 million, or 21.6%, from 2000 to 2001. The decreases in revenue in 2002 as compared to 2001, and in 2001 as compared to 2000, were due to the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002.

     GROSS PROFIT AND GROSS PROFIT MARGIN

     Gross profit from continuing operations for 2002 was $31.9 million, a decrease of $14.6 million, or 31.4%, from $46.5 million in 2001. Gross profit for 2001 represents a decrease of $5.8 million, or 11.1% from $52.3 million in 2000. As a percentage of revenue, the gross profit margin was 32.0%, 29.7% and 38.8% for the years ended December 31, 2002, 2001 and 2000, respectively.

     Gross profit from continuing operations for each operating segment was:

                                         2002                              2001                              2000
                            ------------------------------   -------------------------------   -------------------------------
                            PRODUCT    SERVICE     TOTAL      PRODUCT    SERVICE      TOTAL    PRODUCT     SERVICE     TOTAL
                            -------    -------     -----      -------    -------      -----    -------     -------     -----
                                                                  (AMOUNTS IN THOUSANDS)
Advanced Technology         $ 5,639    $ 7,288    $12,927     $ 6,867     $ 8,593    $15,460   $ 8,485     $ 5,115    $13,600
Digital Angel Corporation    13,171        469     13,640      12,968         471     13,439     8,086       1,213      9,299
InfoTech USA, Inc.            2,905      1,245      4,150       3,013       2,341      5,354     4,762       1,041      5,803
All Other                       826        339      1,165       3,218       8,465     11,683    14,336       9,062     23,398
Corporate                         0          0          0         411         128        539       191           0        191
                            -------------------------------------------------------------------------------------------------
                            $22,541    $ 9,341    $31,882     $26,477     $19,998    $46,475   $35,860     $16,431    $52,291
                            =================================================================================================

     Gross profit margin from continuing operations for each operating segment was:

                                         2002                              2001                              2000
                            ------------------------------   -------------------------------   -------------------------------
                            PRODUCT    SERVICE     TOTAL      PRODUCT    SERVICE      TOTAL    PRODUCT     SERVICE     TOTAL
                            -------    -------     -----      -------    -------      -----    -------     -------     -----
                               %          %          %           %          %           %         %           %          %
                            -------    -------     -----      -------    -------      -----    -------     -------     -----
Advanced Technology          19.5        56.3      30.8        24.4       52.2        34.7       34.8       64.2        42.0
Digital Angel Corporation    42.7        17.5      40.6        39.0       18.7        37.6       41.2       45.8        41.8
InfoTech USA, Inc.           14.5        46.7      18.3        10.0       57.1        15.7       19.2       41.4        21.3
All Other                    81.5        90.4      83.9        15.1       42.4        28.3       40.0       53.7        44.4
Corporate                     0.0         0.0       0.0       100.0      100.0       100.0      100.0        0.0       100.0
                            -------------------------------------------------------------------------------------------------
                             27.9        50.0      32.0        23.4       46.3        29.7       34.2       54.8        38.8
                            =================================================================================================

     Changes during the years were:

     Our Advanced Technology segment's gross profit decreased $2.5 million from 2001 to 2002, and margins decreased to 30.8% in 2002 compared to 34.7% in 2001. We attribute the decrease in gross profit and margin primarily to the reduction in sales of higher-margin services during 2002. Gross profit increased $1.9 million from 2000 to 2001 and margins decreased to 34.7% in 2001 compared to 42.0% in 2000. During 2001, this segment experienced an increase in gross margin due primarily to the inclusion of twelve months of operating results for two significant businesses acquired in 2000. These two significant acquisitions were Computer Equity Corporation, acquired on June 1, 2000, and Pacific Decision Sciences Corporation, acquired on October 1, 2000. Companies acquired in 2000 contributed $9.4 million in gross profit in 2000. Gross profit and margin percentage from existing businesses decreased in 2000 as the poor performance of the technology sector during the fourth quarter of 2000 resulted in lower capital spending and increased incentives, which contributed to the decline in gross margin percentage.

     Our Digital Angel Corporation segment's gross profit increased
$0.2 million, or 1.5%, from 2001 to 2002, and margins increase to 40.6% from 37.6%. We attribute the increase in gross profit for 2002, to the Medical Systems segment and we attribute the increase in gross margin to a favorable shift in the product mix. Gross profit increased by $4.1 million, or 44.5%, from 2000 to 2001, and margins decreased to 37.6% from 41.8%. Gross profit increased in 2001 primarily the result of the acquisitions of Timely Technology Corp. in April 2000, and Destron Fearing Corporation in September 2000. Gross profit margins decreased in 2001, primarily because the businesses acquired in 2000 earn lower margin percentages than our existing business.

     Our InfoTech USA, Inc. segment's gross profit decreased $1.2 million, or 22.5%, from 2001 to 2002. Gross margin percentage increased to 18.3% from 15.7% in 2001. The decrease in gross profit was primarily due to the overall decrease in revenue resulting from the soft market in the IT industry, while the increase in gross margin is primarily attributable to the focus on sales of higher margin products and related technical services during 2002. Gross profit decreased $0.4 million, or 7.7%, from 2000 to 2001. Gross margin percentage decreased to 15.7% in 2001 compared to 21.3% in 2000. The poor performance of the economy, and the technology sector in particular, resulted in lower capital spending and increased incentives during 2001 as compared to 2000.

     Our All Other segment's gross profit decreased by $10.5 million, or 90.0%, from 2001 to 2002. Gross margin percentage increased to 83.9% in 2002 compared to 28.3% in 2001. Gross profit decreased $11.7 million, or 50.1%, from 2000 to 2001. Gross margin percentage decreased to 28.3% in 2001 compared to 44.4% in 2000. The decrease in gross profit in 2002 and 2001 is primarily due to the sale or closure of the business units comprising this segment during the last half of 2001 and the first half of 2002. We attribute the increase in gross margin in 2002 to inventory reserves of $4.3 million, which were recorded during 2001, and to the sale and closure of business units within this group. The majority of the business units that were sold or closed earned lower gross margins on average than the remaining business unit comprising the group during the first half of 2002.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

     Selling, general and administrative expenses from continuing operations were $66.5 million in 2002, a decrease of $35.9 million, or 35.1%, over the $102.3 million reported in 2001. Selling, general and administrative expenses from continuing operations increased $40.3 million in 2001, or 65.0%, over the $62.0 million reported in 2000. As a percentage of revenue, selling, general and administrative expenses from continuing operations have increased to 66.5% in 2002, from 65.5% in 2001 and 46.0% in 2000.

     Selling, general and administrative expense for each of the operating segments was:

                                              2002       2001      2000
                                              ----       ----      ----
                                                (AMOUNTS IN THOUSANDS)
     Advanced Technology                     $12,100   $ 12,273   $10,570
     Digital Angel Corporation                15,615      9,595     7,810
     InfoTech USA, Inc.                        4,171      5,451     4,075
     All Other                                 1,504     28,876    23,041
     Corporate(1)                             33,060     46,121    16,500
                                          ----------------------------------
                                             $66,450   $102,316   $61,996
                                          ==================================

     Selling, general and administrative expense as a percentage of revenue for each of the operating segments was:

                                              2002       2001      2000
                                              ----       ----      ----
                                                %          %         %
                                                -          -         -
Advanced Technology                           28.9       27.5      32.7
Digital Angel Corporation                     46.4       26.8      35.1
InfoTech USA, Inc.                            18.4       16.0      14.9
All Other                                    108.4       69.9      43.7
Corporate(1)                                  33.1       29.5      12.2
                                              66.5       65.5      46.0

(1) Corporate's percentage has been calculated as a percentage of total revenue.


     Changes during the years were:

     Our Advanced Technology segment's selling, general and administrative expenses decreased $0.2 million, or 1.4%, to $12.1 million in 2002 from $12.3 million in 2001. We attribute the decrease primarily to the reduction in revenues and the corresponding overhead for several of the businesses within this segment. Partially offsetting the decrease were increases in legal and other costs associated with a lawsuit that was settled on July 15, 2002 and marketing and administrative expenses associated with our VeriChip product launch. As a percentage of revenue, selling, general and administrative expense decreased in 2002 as compared to 2001. Selling, general and administrative expenses increased $1.7 million, or 16.1%, to $12.3 million in 2001 from $10.6 million in 2000. The acquisition of Computer Equity in June 2000 contributed $2.6 million of the increase and $1.2 million resulted from bad debt reserves. These increase were partially offset by staff reductions and other cost saving measures. Selling expense decreased as a percentage of revenue in 2001 as compared to 2000, as companies acquired in 2000 incurred less selling, general and administrative expenses as a percentage of revenue than the existing businesses.

     Our Digital Angel Corporation segment's selling, general and administrative expenses increased by $6.0 million, or 62.7%, to $15.6 million in 2002 from $9.6 million in 2001. As a percentage of revenue, selling, general and administrative expenses increased to 46.4% as compared to 26.8% in 2001. We attribute the increase in 2002, primarily to expenses associated with the merger of pre-merger Digital Angel and MAS during the first quarter of 2002 as well as the costs associated with the introduction of the Digital Angel products. Selling, general and administrative expenses increased by $1.8 million, or 23.1% to $9.6 million in 2001 from $7.8 million in 2000. The increase in 2001 was the result of the acquisitions of Destron Fearing Corporation and Timely Technology Corp. during 2000.

     Our InfoTech USA, Inc. segment's selling, general and administrative expenses decreased $1.3 million, or 23.5%, to $4.2 million in 2002 from $5.5 million in 2001. The decrease in expenses was due to several cost savings measures taken in 2002 including the centralization of the service and administrative operations and the closure of two other small offices. Also, we reduced our work force and payments of sales commissions, both of which were related to the decline in revenue. Selling, general and administrative expense increased to $5.5 million in 2001 from $4.1 million in 2000. The increase in 2001 was due to the acquisition of InfoTech USA, Inc. Corporation in the fourth quarter of 2000.

     Our All Other segment's selling, general and administrative expenses decreased $27.4 million, or 94.8%, to $1.5 million in 2002 from $28.9 million in 2001. The decrease resulted from the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002. Selling, general and administrative expenses increased $5.8 million, or 25.3%, to $28.9 million in 2001 from $23.0 million in 2000. We attribute the increase to the acquisition of a software provider in December 2000.

     Corporate/Eliminations selling, general and administrative expenses decreased $13.1 million, or 28.3%, to $33.1 million in 2002 from $46.1 million in 2001. We attribute the decrease in 2002 primarily to the one-time costs incurred during 2001, as more fully discussed below. Partially offsetting the decrease were increases as discussed below.

     o Pursuant to the terms of the pre-merger Digital Angel and MAS merger agreement, which became effective March 27, 2002, options to acquire shares of pre-merger Digital Angel common stock were converted into options to acquire shares of MAS common stock. The transaction resulted in a new measurement date for the options and, as a result, we recorded non-cash compensation expense of approximately $18.7 million during 2002. As all of the option holders were our employees or directors, these options were considered fixed awards under APB Opinion No. 25 and expense was recorded for the intrinsic value of the options converted;

     o     We incurred an increase in professional fees during 2002; and

     o During 2002, we incurred non-cash compensation expense of approximately $0.5 million associated with interest payments that were due on September 27, 2001 and September 27, 2002. We have chosen not to pay the interest and related tax gross-up. We, therefore, consider such notes to be in default and have begun steps to foreclose on the underlying collateral (all of the stock) in satisfaction of the notes. Our decision to take this action relates in part to the passage of the recent corporate reform legislation under the Sarbanes-Oxley Act of 2002, which, among other things, prohibits further extension of credit to officers and directors.

     Corporate/Eliminations selling, general and administrative expenses increased $29.6 million, or 179.5% to $46.1 million in 2001 from $16.5 million in 2000. The significant increase was primarily as a result of an increase in bad debt reserves on notes and other receivables of $21.9 million. The reserves were considered necessary based upon several factors that occurred during the third and fourth quarters of 2001. These included:

     o A debtor declared bankruptcy, which resulted in a reserve of $2.5 million;

     o A $6.2 million note receivable, plus accrued interest, associated with a business sold in December 2000 was deemed uncollectible as the debtor has experienced significant business interruptions to a business located in New York directly related to September 11, 2001;

     o Three debtors are delinquent under required payment obligations resulting in a reserve of $3.4 million; and

     o A $9.0 million note received for issuance of shares of the Company's common stock was deemed uncollectible based upon the financial condition of the debtor.

     Also contributing to the increase in 2001 were:

     o $5.3 million of non-cash compensation expense due primarily to re-pricing 19.3 million stock options in September 2001. The re-priced options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification, these options are being accounted for as variable options under APB Opinion No. 25 and, accordingly, fluctuations in our common stock price result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited or expired; and

     o     $3.6 million in litigation reserves.

     Partially offsetting the increase was a reduction in personnel related expenses of approximately $2.0 million.

     RESEARCH AND DEVELOPMENT EXPENSE

     Research and development expense from continuing operations for 2002 was $3.5 million, a decrease of $5.1 million, or 59.1%, over the $8.6 million reported in 2001. As a percentage of revenue, research and development expense decreased to 3.5% in 2002 from 5.6% in 2001.

     Research and development expense for each of the operating segments was:

                                          2002      2001      2000
                                          ----      ----      ----
                                           (AMOUNTS IN THOUSANDS)
     Advanced Technology                 $  861    $3,321    $  269
     Digital Angel Corporation            2,422     5,071     2,235
     All Other                               --       218        --
     Corporate                              235        --        --
                                       ------------------------------
                                         $3,518    $8,610    $2,504
                                       ==============================


     Research and development expense relates primarily to the development of our products, Digital Angel, Thermo Life, VeriChip and Bio-Thermo and to software development costs.

     GAIN ON EXTINGUISHMENT OF DEBT AND IMPACT OF FAS 145

     During the year ended December 31, 2001, we recorded an extraordinary gain as a result of settling certain disputes between us and the former owners of Bostek, Inc. and an affiliate (Bostek). As part of the settlement agreement, the parties agreed to forgive a $9.5 million payable and the former owners of Bostek agreed invest up to $6 million in shares of our common stock provided the Company registered approximately 3.0 million common shares of the Company's common stock by June 15, 2001. The Company was successful in meeting the June 15, 2001, registration deadline and, accordingly, the extinguishment of the $9.5 million payable was recorded in 2001 as an extraordinary gain.

     CHANGE IN METHOD OF ACCOUNTING FOR EXTINGUISHMENT OF DEBT - IMPACT OF
     FAS 145

     As required, we have adopted FAS 145 effective January 1, 2003. Under FAS 145, gains and losses on the extinguishment of debt are included as part of continuing operations. SFAS 145 requires all periods presented to be consistent, and, as such, gains and losses on extinguishment of debt previously recorded as extraordinary must be reclassified from extraordinary treatment and presented as a component of continuing operations.

     ASSET IMPAIRMENT

     Asset impairment during the years ended December 31, 2002, 2001 and 2000 was:

                                          2002      2001      2000
                                          ----      ----      ----
                                           (AMOUNTS IN THOUSANDS)
Goodwill:

Advanced Technology                      $    --   $30,453   $   --
  Digital Angel Corporation               62,185       726       --
  All Other                                   --    32,427      818
                                       -------------------------------
    Total goodwill                        62,185    63,606      818
Property and equipment                     6,860     2,372       --
Investment in ATEC and Burling stock          --        --    5,565
Software and other                           337     5,741       --
                                       -------------------------------
                                          69,382   $71,719   $6,383
                                       ===============================

     As of December 31, 2002, the net book value of our goodwill was $67.8 million. There was no impairment of goodwill upon the adoption of FAS 142 on January 1, 2002. However, based upon our annual review for impairment during the fourth quarter of 2002, we recorded an impairment charge of $62.2 million associated with our Digital Angel Corporation segment. The impairment relates to the goodwill associated with the acquisition of MAS in March 2002, and to Digital Angel Corporation's Wireless and Monitoring segment. Future goodwill impairment reviews may result in additional periodic write-downs. In addition, Digital Angel Corporation impaired $6.4 million of software associated with its Wireless and Monitoring segment. As of December 31, 2002, Digital Angel Corporation's Wireless and Monitoring segment has not recorded any significant revenues from its Digital Angel product, and therefore, it was determined that the goodwill and software were impaired.

     As a result of the economic slowdown during 2001, we experienced deteriorating sales for certain of our businesses. In addition, management concluded that a full transition to an advanced technology company required the sale or closure of all units that did not fit into our new business model or were not cash-flow positive. This resulted in the shutdown of several of our businesses during the third and fourth quarters of 2001 and the first quarter of 2002. Also, letters of intent that we had received during the last half of 2001 and the first quarter of 2002 related to the sales of certain of our businesses indicated a decline in their fair values. The sales of these businesses did not comprise the sale of an entire business segment. Based upon these developments, we reassessed our future expected operating cash flows and business valuations and at December 31, 2001, we performed undiscounted cash flows analyses by business unit to determine if an impairment existed. For purposes of these analyses, earnings before interest, taxes, depreciation and amortization were used as the measure of cash flow. When an impairment was determined to exist, any related impairment loss was calculated based on fair value. Fair value was determined based on discounted cash flows. The discount rate utilized by us was the rate of return expected from the market or the rate of return for a similar investment with similar risks. This reassessment resulted in the asset impairments listed above during 2001.

     As a result of the restructuring and revision to our business model, the plan to implement an enterprise wide software system purchased in 2000 was discontinued, and accordingly, the cost of the software was expensed in 2002 and 2001.

     During the fourth quarter of 2000, we reviewed our goodwill and certain other investments for impairment and concluded that certain assets were impaired. At December 31, 2000, we recorded a charge of $6.4 million for permanent asset impairment as more fully described in our financial statements.

     In addition to the impairments above, during 2002 and 2001, we recorded inventory reserves of $1.4 million and $4.0 million, respectively, and bad debt reserves of $1.3 million and $26.0 million, respectively. The inventory reserves are included in our financial statements in cost of products and the bad debt reserves are included in selling, general and administrative expense.

     DEPRECIATION AND AMORTIZATION

     Depreciation and amortization expense from continuing operations for 2002 was $4.8 million, a decrease of $24.1 million, or 83.5%, over the $28.9 million reported in 2001. The 2001 expense represents an increase of $17.8 million, or 161.0% over the $11.1 million reported in 2000. As a percentage of revenue, depreciation and amortization expense was 4.8%, 18.5% and 8.2% in 2002, 2001 and 2000, respectively.

     Under FAS 142, which we adopted on January 1, 2002, goodwill and certain other intangible assets are no longer amortized. We incurred $22.5 million and $9.4 million in goodwill and equity method investment amortization during 2001 and 2000, respectively.

     In conjunction with our review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, we reviewed the useful lives assigned to acquisitions and, effective October 1, 2000, changed the lives to periods ranging from 5 to 10 years, down from periods ranging from 10 to 20 years to reflect current economic trends associated with the nature of recent acquisitions made. This change in the fourth quarter of 2000 increased amortization expense by $7.2 million and $3.5 million in 2001 and 2000, respectively.

     Depreciation and amortization expense from continuing operations by segments was as follows:

                                          2002       2001      2000
                                          ----       ----      ----
                                           (AMOUNTS IN THOUSANDS)
Advanced Technology                      $  569    $  9,088   $ 2,990
Digital Angel Corporation                 3,638      12,298     2,962
InfoTech USA, Inc.                          261         503       176
All Other                                     9       4,768     3,366
Corporate                                   296       2,242     1,579
                                       --------------------------------
Total                                    $4,773     $28,899   $11,073
                                       ================================

     We attribute the decreases in 2002 primarily to a reduction in goodwill amortization as a result of the adoption of FAS 142. In addition, All Other's depreciation and amortization expense decreased due to the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002. "Corporate / Eliminations" depreciation and amortization expense decreased primarily as a result of the impairment and sale of software and other corporate assets during the last half of 2001.

     The increases in 2001 as compared to 2000 reflect the increased goodwill amortization associated with the business acquisitions during 2000, and the change in goodwill lives noted above.

     LOSS/GAIN ON SALES OF SUBSIDIARIES AND BUSINESS ASSETS

     The gain (loss) on sale of subsidiaries and business assets was $0.1 million, $(6.1) million, and $0.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. The loss on the sales of subsidiaries and business assets of $6.1 million for 2001 was due to sales of the business assets of our wholly-owned subsidiaries as follows: ADS Retail Inc., Signal Processors, Limited, ACT Wireless Corp. and our ATI Communications companies. In addition, we sold our 85% ownership interest in Atlantic Systems, Inc. Proceeds from the sales were $3.5 million and were used primarily to repay debt.

     INTEREST AND OTHER INCOME AND INTEREST EXPENSE

     Interest and other income was $2.4 million, $2.1 million and $1.1 million for 2002, 2001 and 2000, respectively. Interest income is earned primarily from short-term investments and notes receivable.

     Interest expense was $17.5 million, $8.6 million and $5.9 million for 2002, 2001 and 2000, respectively. Interest expense is a function of the level of outstanding debt and is principally associated with notes payable and term loans.

     INCOME TAXES

     We had effective income tax (benefit) rates of 0.3%, 12.4%, and (14.8)% in 2002, 2001 and 2000, respectively. Differences in the effective income tax rates from the statutory federal income tax rate arise from goodwill amortization associated with acquisitions, state taxes net of federal benefits and the increase or reduction of valuation allowances related to net operating loss carryforwards and other deferred tax assets. As of December 31, 2002, we have provided a valuation allowance to fully reserve our net operating loss carryforwards and our other existing net deferred tax assets. Our tax provision for 2001 was primarily the result of an increase in the valuation allowance due to the losses incurred during the year ended December 31, 2001, as well as our projections of future taxable income.

     RESULTS OF DISCONTINUED OPERATIONS

     The following discloses the results of Intellesale and all other non-core businesses comprising discontinued operations for the period January 1 through March 1, 2001 and the year ended December 31, 2000:

Discontinued Intellesale business:                            January 1,
                                                               through
                                                               March 1,       Year Ended
                                                                 2001            2000
                                                                 ----            ----
                                                                 (amounts in thousands)
Product revenue                                                 $7,965         $ 95,666
Service revenue                                                    370            6,826
                                                              --------------------------
Total revenue                                                    8,335          102,492
Cost of products sold                                            6,974          104,396
Cost of services sold                                               --            5,315
                                                              --------------------------
Total cost of products and services sold                         6,974          109,711
                                                              --------------------------
Gross profit                                                     1,361           (7,219)
Selling, general and administrative expenses                     1,602           32,772
Gain on sale of subsidiary                                          --           (5,145)
Depreciation and amortization                                      121            2,949
Interest, net                                                       --               --
Impairment of investments                                           --           46,600
(Benefit) provision for income taxes                              (151)         (13,357)
Minority interest                                                  (11)             140
                                                              --------------------------
(Loss) income from discontinued Intellesale businesses           $(200)        $(71,178)
                                                              ==========================



                                                                          55


Discontinued non-core businesses:                             January 1,
                                                               through
                                                               March 1,          Year Ended
                                                                2001                2000
                                                                ----                ----
                                                                  (amounts in thousands)
Product revenue                                                $5,074              $42,235
Service revenue                                                   476                   --
                                                              -----------------------------
Total revenue                                                   5,550               42,235
Cost of products sold                                           3,525               33,428
Cost of services sold                                             259                   --
                                                              -----------------------------
Total cost of products and services sold                        3,784               33,428
                                                              -----------------------------
Gross profit                                                    1,766                8,807
Selling, general and administrative expenses                      932                7,926
Loss on sale of subsidiary                                         --                  528
Depreciation and amortization                                     143                1,268
Interest, net                                                      29                  187
Impairment of investments                                          --                3,619
(Benefit) provision for income taxes                              185                 (257)
Minority interest                                                  64                   61
                                                              -----------------------------
(Loss) income from discontinued non-core businesses            $  413              $(4,525)
                                                              =============================


Total Discontinued Operations:                               January 1,
                                                              through
                                                              March 1,           Year Ended
                                                                2001                2000
                                                                ----                ----
                                                                 (amounts in thousands)
Product revenue                                               $13,039             $137,901
Service revenue                                                   846                6,826
                                                            -------------------------------
Total revenue                                                  13,885              144,727
Cost of products sold                                          10,499              137,824
Cost of services sold                                             259                5,315
                                                            -------------------------------
Total cost of products and services sold                       10,758              143,139
                                                            -------------------------------
Gross profit                                                    3,127                1,588
Selling, general and administrative expenses                    2,534               40,697
Gain on sale of subsidiary                                         --               (4,617)
Depreciation and amortization                                     264                4,217
Interest, net                                                      29                  187
Impairment of investments                                          --               50,219
(Benefit) provision for income taxes                               34              (13,614)
Minority interest                                                  53                  201
                                                            -------------------------------
(Loss) income from discontinued operations                    $   213             $(75,702)
                                                            ===============================


     The above results do not include any allocated or common overhead expenses. Included in Interest, net, above are interest charges based on the debt of one of these businesses that was repaid when the business was sold in January 2002.

     As of March 31, 2003, we have sold or closed substantially all of the businesses comprising Discontinued Operations. There is one insignificant company remaining, which had revenue and net loss for the year ended December 31, 2002 of $0.7 million and $0.2 million, respectively. We anticipate selling this remaining company in the next several months. Proceeds from the sales of Discontinued Operations companies were used to repay amounts outstanding under our credit agreement with IBM Credit. Any additional proceeds on the sale of the remaining business will also be used to repay debt.

     Provision for operating losses and carrying costs during the phase-out period included the estimated loss on sale of the business units as well as operating and other disposal costs incurred in selling the businesses. Carrying costs include the cancellation of facility leases, employment contract buyouts, sales tax liabilities and reserves for certain legal expenses related to on-going litigation.

     During 2002 and 2001, Discontinued Operations incurred a change in estimated loss on disposal and operating losses accrued on the measurement date of $1.4 million and $(16.7) million, respectively. The primary reason for the reduction in estimated losses for 2002 was due to the settlement of litigation for an amount less than anticipated. The primary reasons for the excess losses in 2001 were due to inventory write-downs of $4.5 million during the second quarter of 2001, a decrease in estimated sales proceeds as certain of the businesses were closed in the second and third quarters of 2001, an increase in legal expenses related to ongoing litigation, additional sales tax liabilities and additional facility lease costs.

     The business closures in 2001 were the result of a combination of the deteriorating market conditions for the technology sector as well as our strategic decision to reallocate funding to our core businesses. We also increased our estimated loss on the sale of Innovative Vacuum Solutions, Inc., which was sold during the second quarter of 2001, by $0.2 million and on Ground Effects Ltd., which was sold in the first quarter of 2002, by $1.2 million.

     We do not anticipate a further loss on sale of the remaining business comprising Discontinued Operations. However, actual losses could differ from our estimates and any adjustments will be reflected in our future financial statements. During the years ended December 31, 2002, 2001 and 2000, the estimated amounts recorded were as follows:

-------------------------------------------------------------------------------------------------------------------
                                                                                 YEAR ENDED DECEMBER 31,
                                                                           2002           2001            2000
                                                                           ----           ----            ----
                                                                                 (amounts in thousands)
Operating losses and estimated loss on the sale of business units        $   684         $13,010        $ 1,619
Carrying Costs                                                            (2,104)          3,685          6,954

Less: Benefit for income taxes                                                --              --         (1,307)
                                                                         ------------------------------------------
                                                                         $(1,420)        $16,695        $ 7,266
===================================================================================================================

     The following table sets forth the roll forward of the liabilities for operating losses and carrying costs from December 31, 2000, through December 31, 2002.

                                 BALANCE                                               BALANCE
                               DECEMBER 31,                                          DECEMBER 31,
     TYPE OF COST                 2000           ADDITIONS         DEDUCTIONS           2001
     ------------                 ----           ---------         ----------           ----
Operating losses and
   estimated loss on sale        $1,619           $13,010           $13,456            $1,173
Carrying costs                    6,954             3,685             3,421             7,218
                                 ------           -------           -------            ------
Total                            $8,573           $16,695           $16,877            $8,391
                                 ======           =======           =======            ======

                                 BALANCE                                               BALANCE
                               DECEMBER 31,                                          DECEMBER 31,
      TYPE OF COST                2001            ADDITIONS        DEDUCTIONS           2002
      ------------                ----            ---------        ----------           ----
Operating losses and
   estimated loss on sale        $1,173           $   684            $1,857            $   --
Carrying costs(1)                 7,218            (2,104)              206             4,908
                                 ------           -------            ------            ------
Total                            $8,391           $(1,420)           $2,063            $4,908
                                 ======           =======            ======            ======

(1) Carrying costs at December 31, 2002, include all estimated costs to dispose of the discontinued businesses including $2.0 million for future lease commitments, $1.8 million for severance and employment contract settlements, $1.0 million for sales tax liabilities and $0.1 million for litigation settlement.

     During 2000, Intellesale refocused its business model away from the Internet segment and began concentrating on its traditional business of asset management and brokerage services and the sale of refurbished and new desktop and notebook computers, monitors and related components as a wholesale, business to business supplier. The transition resulted in significantly reduced revenues from its Bostek business unit in the first half of 2000 compared to substantial sales from this unit in the second half of 2000, contributing to the decline in revenue from 1999 to 2000. Gross profit was significantly impacted by lower margin business in the first half of 2000 coupled with an inventory charge of $8.5 million, as discussed below.

     In the second quarter of 2000, Intellesale recorded a pre-tax charge of $17.0 million. Included in this charge was an inventory reserve of $8.5 million for products Intellesale expected to sell below cost (included in cost of goods sold), $5.5 million related to specific accounts and other receivables, and $3.0 million related to fees and expenses incurred in connection with Intellesale's cancelled public offering and certain other intangible assets. This charge reflects the segment's decreasing revenue trend, lower quarterly gross profits and the expansion of Intellesale's infrastructure into a major warehouse facility. In addition, a more competitive business environment resulting from an overall slowdown in Intellesale's business segment, and management's attention to the Bostek operational and legal issues, discussed above under "Legal Proceedings", contributed to the negative results. The impact of the loss resulted in Intellesale restructuring its overhead and refocusing its business model away from the Internet segment and back to its traditional business lines. This restructuring was completed in the fourth quarter of 2000 and during that quarter an additional $5.5 million of inventory acquired for retail distribution was written down to realizable value.

     LIQUIDITY AND CAPITAL RESOURCES FROM CONTINUING OPERATIONS

     Debt, Covenant Compliance and Liquidity

     As of March 31, 2003, cash and cash equivalents totaled $3.0 million, a decrease of $2.8 million, or 48.1%, from $5.8 million at December 31, 2002.

     Operating activities used cash of $3.7 million and provided cash of $2.5 million during the three-months ended March 31, 2003 and 2002, respectively. During the three-months ended March 31, 2003, an increase in cash held by note holder, an increase in accounts receivable, and purchases of inventory resulted in the use of cash from operating activities. During the three months ended March 31, 2002, cash was provided primarily by collections on accounts receivable and cash was used primarily to purchase inventory and for other assets.

     Accounts and unbilled receivables, net of allowance for doubtful accounts, increased by $2.6 million, or 15.6%, to $19.1 million at March 31, 2003, from $16.5 million at December 31, 2002. We attribute the increase primarily to a significant number of shipments made by Digital Angel Corporation during the month of March 2003.

     Inventory levels increased by $1.4 million, or 21.5%, to $7.8 million at March 31, 2003, from $6.4 million at December 31, 2002. We attribute the increase primarily to the accumulation of inventory by Digital Angel Corporation in anticipation of current year sales.

     Accounts payable increased by $2.5 million, or 25.5%, to $12.3 million at March 31, 2003, from $9.8 million at December 31, 2002, due primarily to an increase in inventory and improved cash management.

     Investing activities provided cash of $0.6 million and $5.8 million during the three-months ended March 31, 2003 and 2002, respectively. During the three-months ended March 31, 2003, $1.0 million was provided from the collection of notes receivable and $0.3 million was used to purchase property and equipment. During the three-months ended March 31, 2002, cash was provided primarily from collections of amounts due from buyers of divested subsidiaries of $2.6 million, proceeds from the sale of property and equipment of $2.5 million and proceeds from the sale of subsidiaries and business assets of $1.1 million. Partially offsetting the amounts provided were cash used by Discontinued Operations of $0.7 million and cash used to purchase property and equipment of $0.2 million.

     Financing activities provided cash of $0.4 million and used cash of $4.1 million during the three-months ended March 31, 2003 and 2002, respectively. The primary source of cash during the three-months ended March 31, 2003, was the proceeds of subsidiary stock issuance of $0.2 million and proceeds of the issuance of common stock of $0.1 million. During the three-months ended March 31, 2002, cash was used primarily to repay $3.6 million against notes payable and $1.1 million against long-term debt. Partially offsetting the use of cash during the three-months ended March 31, 2002, was cash of $0.9 million provided from the issuance of common shares.

     Debt, Covenant Compliance and Liquidity

     On March 1, 2002, we and the Digital Angel Trust entered into the IBM Credit Agreement with IBM Credit, which became effective on March 27, 2002, the effective date of the merger between pre-merger Digital Angel and MAS. The principal amount outstanding had an annual rate of 17% and matured on February 28, 2003. If certain amounts were not repaid on or before February 28, 2003, the interest rate increased to an annual rate of 25%. On September 30, 2002, we entered into an amendment to the IBM Credit Agreement, which revised certain financial covenants relating to our financial performance and the financial position and performance of Digital Angel Corporation for the quarter ended September 30, 2002, and the fiscal year ending December 31, 2002. On November 1, 2002, we entered into another amendment to the IBM Credit Agreement, which further revised certain covenants relating to the financial performance of Digital Angel Corporation for the quarter ended September 30, 2002, and the fiscal year ending December 31, 2002. At September 30, 2002, we were in compliance with the revised covenants under IBM Credit Agreement, however, at December 31, 2002, we failed to maintain compliance with the revised financial performance covenant. In addition, as of March 31, 2003 and December 31, 2002, Digital Angel Corporation did not maintain compliance with certain financial covenants under its credit agreement with its lender, Wells Fargo Business Credit, Inc. (Wells Fargo). Well Fargo provided Digital Angel Corporation with waivers of such non-compliance. IBM did not provide a waiver.

     Under the terms of the IBM Credit Agreement we were required to repay IBM Credit $29.8 million of the $77.2 million outstanding principal balance owed to them plus $16.4 million of accrued interest and expenses (totaling approximately $46.2 million), on or before February 28, 2003. We did not make such payment by February 28, 2003, and on March 3, 2003, IBM Credit notified us that we had until March 6, 2003, to make the payment. Our failure to comply with the payment terms imposed by the IBM Credit Agreement and our failure to maintain compliance with the financial performance covenant constitute events of default under the IBM Credit Agreement. On March 7, 2003, we received a letter from IBM Credit declaring the loan in default and indicating that IBM Credit would exercise any and/or all of its remedies.

     On March 27, 2003, we announced that we had executed a forbearance agreement term sheet with IBM Credit. The Forbearance Agreement became effective on April 2, 2003 and grants us more favorable loan repayment terms and more time in which to meet our current obligations to IBM Credit. It contains various purchase rights for us to buy back our existing indebtedness from IBM Credit, including a one-time payment on or before June 30, 2003 of $30.0 million. Payment of this amount will constitute complete satisfaction of any and all of our obligations to IBM Credit. Provided there has not earlier occurred a "Termination Event," as defined in the Forbearance Agreement, at the end of the forbearance period, the provisions of the Forbearance Agreement shall become of no force and effect. At that time, if the repayment terms of the Forbearance Agreement are not met, IBM Credit shall be free to exercise and enforce, or to take steps to exercise and enforce, all rights, powers, privileges and remedies available to them under the IBM Credit Agreement, as a result of the payment and covenant defaults existing on March 24, 2003. If we are not successful in satisfying the payment obligations under the Forbearance Agreement or we do not comply with the terms of the Forbearance Agreement or the IBM Credit Agreement, and IBM Credit were to enforce its rights against the collateral securing the obligations to IBM Credit, there would be substantial doubt that we would be able to continue operations in the normal course of business.

     Sources of Liquidity

     While we anticipate that our operations will provide positive cash flow during 2003, our operating activities did not provide positive cash flow during 2002 and 2001. In addition, during 2003, we are required to make substantial debt payments under the terms of the Forbearance Agreement with IBM Credit. Accordingly, there can be no assurance that we will have access to funds necessary to provide for our ongoing operations or to make the required debt payments. Our sources of liquidity may include proceeds from the sale of common stock and preferred shares, proceeds for the sale of businesses, proceeds from the sale of the Digital Angel Corporation common stock held in the Digital Angel Trust, proceeds from the exercise of stock options and warrants, and the raising of other forms of debt or equity through private placement or public offerings. There can be no assurance however, that these options will be available, or if available, on favorable terms. Our capital requirements depend on a variety of factors, including but not limited to, repayment obligations under the IBM Credit Agreement, the rate of increase or decrease in our existing business base; the success, timing, and amount of investment required to bring new products on-line; revenue growth or decline; and potential acquisitions.

     Failure to obtain additional funding, to generate positive cash flow from operations and to comply with the payment and other provisions of the Forbearance Agreement with IBM Credit will have a materially adverse effect on our business, financial condition and results of operations.

     Contractual Obligations

     The following table shows the aggregate of our contractual cash obligations at December 31, 2002:

                                                                  Less Than 1                        4-5             After 5
Contractual Cash Obligations                       Total              Year            1-3 Years     Years             Years
-------------------------------------------------------------------------------------------------------------------------------
                                                                          (amounts in thousands)
-------------------------------------------------------------------------------------------------------------------------------
Notes payable, long-term debt and other
   long-term liabilities                         $ 86,280           $81,879            $1,088       $   81           $ 3,232
Operating leases                                   15,039             1,385             1,061          696            11,897
Employment contracts                                5,398             2,483             1,404          789               722
                                             ----------------------------------------------------------------------------------
  Total contractual cash obligations             $106,717           $85,747            $3,553       $1,566           $15,851
                                             ==================================================================================

     Outlook

     We are constantly looking for ways to maximize shareholder value. As such, we are continually seeking operational efficiencies and synergies within our operating segment as well as evaluating acquisitions of businesses and customer bases which complement our operations. These strategic initiatives may include acquisitions, raising additional funds through debt or equity offerings, or the divestiture of business units that are not critical to our long-term strategy or other restructuring or rationalization of existing operations. We will continue to review all alternatives to ensure maximum appreciation of our shareholders' investments. There can be no assurance, however, that any initiatives will be found, or if found, that they will be on terms favorable to us.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     Digital Angel Corporation has a foreign subsidiary operating in the United Kingdom, which has very limited foreign currency related transactions. Our United States companies may export and import to and from other countries. Our operations may therefore be subject to volatility because of currency fluctuations, inflation and changes in political and economic conditions in these countries.

     We presently do not use any derivative financial instruments to hedge our exposure to adverse fluctuations in interest rates, foreign exchange rates, fluctuations in commodity prices or other market risks, nor do we invest in speculative financial instruments. Borrowings under the IBM Credit Agreement bear interest at a fixed rate. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term investments.

     Due to the nature of our borrowings and our short-term investments, we have concluded that there is no material market risk exposure and, therefore, no quantitative tabular disclosures are required.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On April 11, 2002, we notified our independent accountants, PricewaterhouseCoopers LLP, that our board of directors had approved our decision to transition our audit work to another firm and dismissed PricewaterhouseCoopers, LLP. We had selected Grant Thornton LLP as our new independent accountants.

     The reports of PricewaterhouseCoopers LLP on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that the reports for each of the years ended December 31, 2000 and December 31, 2001 contained an explanatory paragraph expressing doubt about our ability to continue as a going concern. In connection with its audits for the three most recent fiscal years and through April 11, 2002, there had been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years. The following were the only reportable events as defined under Regulation S-K Item 304(a)(1)(v). During the two most recent fiscal years and through April 11, 2002, PricewaterhouseCoopers LLP discussed with the audit committee of the Board of Directors the following findings, all of which we agreed with and all of which have been remedied. During the year ended December 31, 2001, one of our subsidiaries lacked evidence of customer acceptance prior to the recognition of certain revenue and did not have proper restrictions to vendor access within its accounts payable system. During the year ended December 31, 2000, a second subsidiary lacked monitoring controls over its accounts receivable and was unable to provide certain detailed inventory listings for certain general ledger balances. That subsidiary was part of our Discontinued Operations and has been closed since 2001.

     On April 17, 2002, we engaged Grant Thornton LLP as our new independent accountants to audit the financial statements for the year ending December 31, 2002. During 2000 and 2001 and in the subsequent interim period, we had not consulted with Grant Thornton LLP on items which concerned the application of accounting principles generally, or to a specific transaction or group of either completed or proposed transactions, or the type of audit opinion that might be rendered on our financial statements.

     On April 22, 2002, we filed a Current Report on Form 8-K with the SEC to report the engagement of Grant Thornton LLP. Attached to that report as an exhibit was a letter from PricewaterhouseCoopers LLP addressed to the SEC stating the following: "We have read the statements made by Applied Digital Solutions, Inc. (copy attached), which was filed with the Commission, pursuant to Item 4 of Form 8-K, as part of our Form 8-K report dated April 11, 2002. On March 27, 2002, we issued a report to the Audit Committee listing two material weaknesses from prior years. Management has represented they have implemented remedial action plans. Since we have performed no audit procedures subsequent to the date of our report, we cannot confirm the effectiveness of these remedial actions. Otherwise, we agree with the statements concerning our Firm in such Form 8-K."

     On May 21, 2002, we filed a Current Report on Form 8-K with the SEC to report that, by letter dated May 14, 2002, Grant Thornton LLP resigned as our outside auditing firm. We, and Grant Thornton, had a disagreement on the proper accounting treatment with respect to a non-cash item in connection with the merger of pre-merger Digital Angel and MAS. As a result, of the nature of the disagreement as outlined below, Grant Thornton communicated its resignation as our auditors. Grant Thornton advised us that our proposed treatment of the non-cash item was inconsistent with the position taken in MAS's definitive proxy statement dated February 14, 2002, related to the merger. Grant Thornton advised that we had not brought to Grant Thornton's attention the change in accounting position and that it did not believe it could rely upon future representations made by our management. Grant Thornton also advised us that it had not completed its review of our quarterly report on Form 10-Q for the first quarter of 2002.

     The accounting item in question (about which we, and Grant Thornton LLP, had the disagreement) related to options that MAS was to assume or convert into MAS options under the terms of an Agreement and Plan of Merger, dated November 1, 2001, by and among MAS, an MAS wholly-owned subsidiary, and pre-merger Digital Angel. On March 27, 2002, the MAS wholly-owned subsidiary was merged with and into pre-merger Digital Angel under the terms of the merger agreement. We also contributed certain other subsidiaries in the merger. Pre-merger Digital Angel, as the surviving corporation, became a wholly-owned subsidiary of MAS, which has since been renamed Digital Angel Corporation. Grant Thornton has also communicated by letter dated May 14, 2002, the termination of its auditor relationship with Digital Angel Corporation.

     With respect to the dispute as to the proper accounting treatment for these options, Grant Thornton's position was that we should recognize in the first quarter of 2002 a one-time, non-cash, compensation expense, in the amount of approximately $14.5 million, under the guidance provided by Accounting Principles Board Opinion No. 25 (APB 25), as amended by FASB Interpretation No. 44 and Emerging Issues Task Force Issue 00-23. We were of the view that the cost of the assumed- or to-be-converted options represents part of the merger consideration and should be capitalized and reflected on our balance sheet, consistent with accounting for the transaction as a business combination using the purchase method of accounting, in accordance with Accounting Principles Board Opinion No. 16 (APB 16). We stated that we were intending to contact the staff of the SEC with respect to this issue and that the audit committee of the board of directors was advised of management's handling of the proposed accounting treatment for the stock options. We also stated that we had authorized Grant Thornton to respond fully to inquiries of the successor accountant concerning the subject matter of the foregoing disagreement and that we were in negotiations with a new independent accounting firm with respect to the auditing of our financial statements.

     On May 22, 2002, we filed a Current Report on Form 8-K/A with the SEC to include as an exhibit a letter from Grant Thornton LLP addressed to the SEC in which Grant Thornton LLP stated the following: "We have read Item 4 of Form 8-K/A of Applied Digital Solutions, Inc. dated May 21, 2002, and agree with the statements concerning our Firm contained therein. As to the discussion of having contacted the SEC and of the new accountants, we have no basis for agreeing or disagreeing with such statements."

     On May 28, 2002, we filed a Current Report on Form 8-K to announce that on May 23, 2002, we engaged Eisner LLP as our new independent accountants to audit our financial statements for the fiscal year ending December 31, 2002. During 2000 and 2001 and in the subsequent interim period, we had not consulted with Eisner LLP on items which concerned the application of accounting principles generally, or to a specific transaction or group of either completed or proposed transactions, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

     We also reported that due to the timing of the resignation of Grant Thornton LLP, the interim financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, which were filed with the SEC on May 20, 2002, were not reviewed by an independent accountant as required pursuant to Rule 10-01 (d) of Regulation S-X, and that our new independent accountants, Eisner LLP, would complete the SAS 71 review of the Registrant's first quarter financial statements and we would file an amended Form 10-Q/A.

     On May 24, 2002, we filed a Current Report on Form 8-K to disclose that we had issued a press release on May 22, 2002, stating that the timing of Grant Thornton's resignation as our outside auditors prevented us from filing its Form 10-Q with an auditor's review. As a result, we received a letter from the Nasdaq staff indicating that the Form 10-Q did not comply with Marketplace Rule 4310(c)(14), and, accordingly, that an "E" would be added to our trading symbol. The letter indicated that our common stock was subject to delisting unless we requested a hearing before a Nasdaq listing qualifications panel. We informed Nasdaq that it intended to make such a request. In accordance with applicable Marketplace Rules, the hearing request had the effect of staying any action pending the decision of the hearing panel. In the interim, the letter "E" was appended to our trading symbol and from July 12, 2002, to July 30, 2002, our common stock was delisted by Nasdaq and was traded on the Pink Sheets under the symbol "ADSX.PK." On July 18, 2002, we filed an amended quarterly report on Form 10-Q, which presented condensed financial statements that had been reviewed by our independent public accountants, Eisner LLP. As a result, the Nasdaq hearing panel relisted our common stock effective July 31, 2002. However, we were unable to satisfy the required minimum closing bid price requirement by October 25, 2002, and as a result, effective November 12, 2002, our common stock began trading on the Small Cap under our existing symbol ADSX.

                                 MANAGEMENT

     Our directors are:

     Scott R. Silverman: Mr. Silverman, age 39, had served since August 2001 as a special advisor to the Board of Directors. In March 2002, he was appointed to the Board of Directors and named President. In March 2003, he was appointed Chairman of the Board and Chief Executive Officer. From September 1999 to March 2002, Mr. Silverman operated his own private investment-banking firm and prior to that time, from October 1996 to September 1999, he served in various capacities for us including positions related to business development, corporate development and legal affairs. From July 1995 to September 1996, he served as President of ATI Communications, Inc., one of our subsidiaries. He began his career as an attorney specializing in commercial litigation and communications law at the law firm of Cooper Perskie in Atlantic City, New Jersey, and Philadelphia, Pennsylvania. Mr. Silverman is a graduate of the University of Pennsylvania and Villanova University School of Law.

     Arthur F. Noterman: Mr. Noterman, age 61, a Chartered Life Underwriter, has served as a director since February 1997, and serves as a member of the Audit and Compensation Committees of the Board of Directors. Mr. Noterman currently serves as President and director of P.M.G. Insurance Marketing of MA Inc. Mr. Noterman is a registered NASD broker affiliated with a Chicago, Illinois registered broker/dealer. Mr. Noterman attended Northeastern University from 1965 to 1975 and obtained the Chartered Life Underwriters Professional degree in 1979 from The American College, Bryn Mawr, Pennsylvania. Mr. Noterman is not standing for re-election. Accordingly, his term as a director will expire at the 2003 Annual Meeting of Shareholders.

     Daniel E. Penni: Mr. Penni, age 55, has served as a director since March 1995, and is Chairman of the Compensation Committee and serves on the Audit Committee of the Board of Directors. Since March 1998, he has been an Area Executive Vice President for Arthur J. Gallagher & Co. (NYSE:AJG). He has worked in many sales and administrative roles in the insurance business since 1969. He is the managing member of the Norsman Group Northeast, LLC, a private sales and marketing company focused on Internet-based education and marketing and serves as Treasurer and Chairman of the Finance Committee of the Board of Trustees of the Massachusetts College of Pharmacy and Health Sciences. Mr. Penni graduated with a bachelor of science degree in 1969 from the School of Management at Boston College.

     Dennis G. Rawan: Mr. Rawan, age 59, was appointed a director effective December 10, 2002, and serves as Chairman of the Audit Committee of the Board of Directors. Mr. Rawan was Chief Financial Officer of Expo International, Inc. (Expo) from 1996 until his retirement in 2000. Expo provides information technology products and services to the event industry. For over 20 years prior to joining Expo, Mr. Rawan was a certified public accountant (CPA) providing audit, review, tax and financial statement preparation services for a variety of clients. From 1970 to 1988, while working as a CPA, Mr. Rawan taught graduate level accounting courses at Babson College. Mr. Rawan earned a Bachelor of Arts degree and a Master of Business Administration degree from Northeastern University.

     Constance K. Weaver: Ms. Weaver, age 50, was elected to the Board of Directors in July 1998 and serves on the Compensation Committee of the Board of Directors. Ms. Weaver is Executive Vice President, Public Relations, Marketing Communications and Brand Management for AT&T Corporation (AT&T) (NYSE:T). From 1996 to October 2002, Ms. Weaver was Vice President, Investor Relations and Financial Communications for AT&T. From 1995 through 1996, she was Senior Director, Investor Relations and Financial Communications for Microsoft Corporation. From 1993 to 1995, she was Vice President, Investor Relations, and, from 1991 to 1993, she was director of Investor Relations for MCI Communications, Inc. She earned a Bachelor of Science degree from the University of Maryland in 1975 and has completed post-graduate financial management, marketing and strategic planning courses at The Wharton School of the University of Pennsylvania, Stanford University, Columbia University and Imede (Switzerland).

     Michael S. Zarriello: Mr. Zarriello, age 53, was appointed a director effective May 9, 2003. Mr. Zarriello was a Senior Managing Director of Jesup & Lamont Securities Corporation and President of Jesup & Lamont Merchant Partners LLC from 1998 to 2003. From 1989 to 1997, Mr. Zarriello was a Managing Director-Principal of Bear Stearns & Co., Inc. and from 1989 to 1991 he served as Chief Financial Officer of the Principal Activities Group that invested the Bear Stearns' capital in middle market companies. Prior to that time, he has held positions as Chief Financial Officer of United States Leather Holdings, Inc., Chief Financial Officer of Avon Products, Inc. Healthcare Division and Assistant Corporate Controller for Avon. He graduated with a Bachelors of Science degree from the State University of New York at Albany; he holds a Masters in Business Administration from Fairleigh Dickinson University and an Advanced Professional Certificate from New York University. Mr. Zarriello holds several licenses from the National Association of Securities Dealers.

     Our executive officers are:

     NAME                  AGE                    POSITION                                   POSITION HELD SINCE
     ----                  ---                    --------                                   -------------------
Scott R. Silverman         39    Chairman of the Board and Chief Executive Officer           (March 2003 Chairman and CEO)

Kevin H. McLaughlin        61    President and Chief Operating Officer                       (March 2003 Chief Operating Officer)
                                                                                             (May 2003 President)

Michael E. Krawitz         33    Executive Vice President, General Counsel and               (April 1999 General Counsel) (March
                                 Secretary                                                   2003 Secretary) (April 2003 Executive
                                                                                             Vice President)

Evan C. McKeown            44    Senior Vice President and Chief Financial Officer           (March 2002 Chief Financial Officer)
                                                                                             (March 2003 Senior Vice President)

Peter Y. Zhou              63    Vice President and Chief Scientist                          January 2000

     Following is a summary of the background and business experience of the Company's executive officers other than Scott R. Silverman (whose background and business experience is described above in connection with his status as a director of the Company):

     Kevin H. McLaughlin: Mr. McLaughlin, age 61, was appointed the Company's President in May 2003 and its Chief Operating Officer in March 2003. From April 12, 2002, Mr. McLaughlin served as a director and Chief Executive Officer of InfoTech USA, Inc., formerly SysComm International Corporation, the Company's 52.5% owned subsidiary. Prior to that time, he served as Chief Executive Officer of Computer Equity Corporation, the Company's wholly-owned subsidiary. Mr. McLaughlin joined the Company as Vice President of Sales and Marketing in June 2000. From June 1995 to May 2000, he served as Senior Vice President of Sales for SCB Computer Technology, Inc.

     Michael E. Krawitz: Mr. Krawitz, age 33, joined the Company as Assistant Vice President and General Counsel in April 1999, and was appointed Vice President and Assistant Secretary in December 1999, Senior Vice President in December 2000, Secretary in March 2003 and Executive Vice President in April 2003. From 1994 to April 1999, Mr. Krawitz was an attorney with Fried, Frank, Harris, Shriver & Jacobson in New York. Mr. Krawitz earned a Bachelor of Arts degree from Cornell University in 1991 and a juris doctorate from Harvard Law School in 1994.

     Evan C. McKeown: Mr. McKeown, age 44, joined the Company as Vice President, Chief Accounting Officer and Corporate Controller in March 2001. He was appointed Vice President, Chief Financial Officer in March 2002 and Senior Vice President in March 2003. Prior to joining the Company, Mr. McKeown served as Corporate Controller at Orius Corporation in West Palm Beach, Florida. From 1992 to 1999, he served as Controller and then Chief Financial Officer of Zajac, Inc., in Portland, Maine. Mr. McKeown has more that 20 years experience in accounting and financial reporting, including serving as a Tax Manager for Ernst & Young and public accountant with Coopers & Lybrand. He is a graduate of the University of Maine and is a certified public accountant.

     Peter Zhou: Dr. Zhou, age 63, joined the Company as Vice President and Chief Scientist in January 2000. From 1988 to 1999, Dr. Zhou served as Vice President, Technology for Sentry Technology Corp., and from 1985 to

1988, he served as Research Investigator for the University of Pennsylvania's Department of Science & Engineering. Prior to that, he was a research scientist for Max-Planck Institute, Metallforschung in Stuttgart, Germany and a post-doctoral research fellow at the University of Pennsylvania. Dr. Zhou has a PhD in materials science/solid state physics from the University of Pennsylvania and a Master of Sciences degree in physics from the Beijing University of Sciences and Technology.

Directorships

     Messrs. Silverman and McLaughlin serve on the Board of Directors of InfoTech USA, Inc. Corporation (formerly SysComm International Corporation). No other directors or executive officers hold directorships in any other company that has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or subject to the requirements of
Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

     BOARD COMMITTEES AND MEETINGS

     The Company has standing Audit and Compensation Committees of the Board of Directors. The members of the committees are identified in the above-referenced descriptions.

     The Audit Committee consists of Dennis G. Rawan, Arthur F. Noterman and Daniel E. Penni. Mr. Rawan is the Chairman of the Audit Committee. The Audit Committee recommends for approval by the Board of Directors a firm of certified public accountants whose duty it is to audit the Company's consolidated financial statements for the fiscal year in which they are appointed, and monitors the effectiveness of the audit effort, the internal and financial accounting organization and controls and financial reporting. The Audit Committee held five meetings during 2002. The duties of the Audit Committee are also to oversee and evaluate the Company's independent certified public accountants, to meet with the Company's independent certified public accountants to review the scope and results of the audit, to approve non-audit services provided to the Company by its independent certified public accountants, and to consider various accounting and auditing matters related to the Company's system of internal controls, financial management practices and other matters. The Audit Committee complies with the provisions of the Sarbanes-Oxley Act of 2002. The Audit Committee members are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards, as applicable and as may be modified or supplemented and as defined by the Sarbanes-Oxley Act of 2002.

     The Compensation Committee consists of Daniel E. Penni, Arthur F. Noterman and Constance K. Weaver. Mr Penni is Chairman of the Compensation Committee. The Compensation Committee administers the Company's 1996 Non-Qualified Stock Option Plan, the 1999 Flexible Stock Plan, the 2003 Flexible Stock Plan and the 1999 Employees Stock Purchase Plan, including the review and grant of stock options to officers and other employees under such plans, and recommends the adoption of new plans. The Compensation Committee also reviews and approves various other compensation policies and matters and reviews and approves salaries and other matters relating to the Company's executive officers. The Compensation Committee reviews all senior corporate employees after the end of each fiscal year to determine compensation for the subsequent year. Particular attention is paid to each employee's contributions to our current and future success along with their salary level as compared to the market value of personnel with similar skills and responsibilities. The Compensation Committee also looks at accomplishments, which are above and beyond management's normal expectations for their positions. The Compensation Committee met two times and acted by written consent eight times during 2002.

     The Board of Directors held eight meetings during 2002 and acted by written consent 32 times. During the year, all Directors attended 75% or more of the meetings of the Board of Directors and Committees to which they were assigned.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of all such reports to us. We believe, based on our stock transfer records and other information available to us, that all reports required under Section 16(a) were timely filed during 2002 except as follows: 1) A Form 4 for Mr. Richard Sullivan, our former Chairman and Chief Executive Officer, was filed approximately two weeks late; 2) A Form 5 for Mrs. Angela Sullivan, a former director, was filed two weeks late; 3) Form 4s for the month of February 2002 for the following directors were filed several months late: Mrs. Angela Sullivan, Mr. Daniel Penni, Ms. Constance Weaver and Mr. Arthur Noterman.

                           EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the total remuneration paid in 2002 and the two prior fiscal years to our Chief Executive Officer and our four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                                                     SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                          --------------------------------------------
                                            ANNUAL COMPENSATION                     AWARDS                    PAYOUTS
                                  --------------------------------------- ----------------------------        -------
                                                                          RESTRICTED
                                                             OTHER ANNUAL   STOCK           OPTIONS /          LTIP       ALL OTHER
 NAME AND PRINCIPAL                 SALARY        BONUS      COMPENSATION   AWARDS            SARS            PAYOUTS   COMPENSATION
    POSITION (1)           YEAR      ($)          ($)(2)        ($)(3)        ($)            (#)(4)             (#)         ($)
    ------------           ----      ---          ------        ------        ---            ------             ---         ---
Richard J. Sullivan (5)    2002   $450,000       $140,000      $326,841     $    --         3,200,000         $   --       $   --
  Former Chairman, CEO     2001    450,000        448,801        57,424          --        10,675,000(9)          --           --
   and Secretary           2000    450,000        180,000       936,672          --         4,000,000             --           --

Scott R. Silverman (6)     2002    165,577         22,030         2,563          --         1,600,000             --           --
  Chairman, CEO, and       2001        N/A            N/A           N/A         N/A               N/A            N/A          N/A
    President              2000        N/A            N/A           N/A         N/A               N/A            N/A          N/A

Jerome C. Artigliere (7)   2002    178,365         22,030        31,588          --         1,300,000             --           --
  Former Senior Vice,      2001    175,000         14,174        87,688          --         1,129,000(9)          --           --
  President, COO and       2000    134,616         35,000            --          --           100,000             --           --
  Assistant Treasurer

Michael E. Krawitz (8)     2002    170,769         22,030            --          --         1,000,000             --           --
  Senior Vice President,   2001    160,000         14,174            --          --           504,000(9)          --           --
   General Counsel and     2000    151,853         35,000            --          --           100,000             --           --
   Secretary

Peter Zhou                 2002    216,058          7,500            --          --           200,000             --           --
  Vice President, Chief    2001    212,839             --            --          --           229,000(9)          --           --
  Scientist                2000    151,456         25,000            --          --           150,000             --           --

----------------
(1)  See "Related Party Transactions."
(2) The amounts in the Bonus column were discretionary awards granted by the Compensation Committee in consideration of the contributions of the respective named executive officers.
(3) Other annual compensation includes: (a) in 2002, for Richard J. Sullivan $296,190 related to the difference between the price used to determine the number of shares of common stock issued to Mr. Sullivan in lieu of cash compensation and the market price of stock at the time of issuance, an auto allowance and other discretionary payments, and for Mr. Silverman, an auto allowance; (b) in 2001, for Richard J. Sullivan, an auto allowance and other discretionary payments, and for Jerome C. Artigliere, $50,000 in moving expenses, an auto allowance and other discretionary payments; and (c) in 2000, for Richard J. Sullivan, $936,672 of other compensation representing the fair value of property distributed to Richard J. Sullivan, including the associated payment of taxes on his behalf, pursuant to his employment agreement.
(4) Indicates number of securities underlying options. (5) Mr. Sullivan retired in March 2003.
(6) Mr. Silverman joined us as a Director and President in March 2002. He assumed the positions of Chairman of the Board of Directors and Chief Executive Officer in March 2003.
(7)  Mr. Artigliere resigned in March 2003.
(8)  Mr. Krawitz assumed the position of Secretary in March 2003.
(9) Includes options granted in prior years that were re-priced during 2001 as follows: (a) for Richard J. Sullivan, 7,675,000; (b) for Jerome
     C. Artigliere, 254,000; (c) for Michael E. Krawitz, 154,000; and (d) for Peter Zhou, 129,000.

     The following table contains information concerning the grant of stock options under our 1999 Flexible Stock Plan to the Named Executive Officers during 2002:

                                                       OPTION GRANTS IN 2002
                                                         INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           Potential Realizable Value At Assumed
                                                                                           Rates of Stock Appreciation for Option
                                                                                           Term
------------------------------------------------------------------------------------------ -----------------------------------------
                                            % of Total
                                             Options
                    Number of Securities    Granted to
                     Underlying Options    Employees in       Exercise
      Name           Granted (#)(1)(2)         2002          Price ($/Sh) Expiration Date          5%($)            10%($)
------------------- --------------------  --------------    ------------- ---------------       ----------        ----------
Richard J. Sullivan     1,200,000              11.9%            $0.32       February-08          $130,666          $296,457
                        2,000,000              19.8              0.28           July-08           190,654           432,592

Scott R. Silverman      1,000,000               9.9              0.32       February-08           108,888           247,048
                          600,000               5.9              0.28           July-08            57,196           129,778

Jerome C. Artigliere      850,000               8.4              0.32       February-08            92,555           209,990
                          450,000               4.4              0.28           July-08            42,897            97,333

Michael E. Krawitz        600,000               5.9              0.32       February-08            65,333           148,229
                          400,000               4.0              0.28           July-08            38,131            86,518

Peter Zhou                150,000               1.5              0.32       February-08            16,333            37,057
                           50,000               0.5              0.28           July-08             4,766            10,815

----------------
(1) These options were granted at an exercise price equal to the fair market value of our common stock on the date of grant.

(2) Table excludes options granted to the named executives by our subsidiaries. The table also excludes 23,669 options that were granted to Mr. Artigliere and 12,657 options that were granted to Mr. Krawitz. These options were granted under the 1999 Employees Stock Purchase Plan at a price per share equal to 85% of the fair market value of our common stock on (i) the date on which the option was granted (i.e., the first business day of the offering) and (ii) the date on which the option was exercised (i.e., the last business day of the offering), whichever is less.

     The terms of the 1996 Non-Qualified Stock Option Plan and the 1999 Flexible Stock Plan include change of control provisions. Upon a change of control, as defined in the plans, all stock options become fully vested, exercisable or payable.

     The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during 2002 and unexercised options held on December 31, 2002:

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                      Number of Securities
                                                                     Underlying Unexercised        Value of Unexercised In-The-Money
                           Exercised in 2002                        Options at Year End 2002(#)      Options at Year End 2002($)(2)
                          -------------------------------------  --------------------------------  ---------------------------------
                           Shares Acquired          Value
Name                       Upon Exercise(#)     Realized($)(1)    Exercisable      Unexercisable    Exercisable       Unexercisable
---------------------     ------------------  -----------------  -------------    ---------------  -------------     ---------------
Richard J. Sullivan             646,297          $171,837         8,285,000(3)      3,300,000(3)     $2,154,100          $377,000
Scott R. Silverman                   --                --           325,000         1,600,000            84,500           168,000
Jerome C. Artigliere            104,577             4,049         1,029,000         1,300,000           267,540           135,000
Michael E. Krawitz               13,178               828           504,000         1,000,000           131,040           106,000
Peter Zhou                      100,000            58,000           112,333           216,667            26,787            24,333

---------
(1) The values realized represents the aggregate market value of the shares covered by the option on the date of exercise less the aggregate exercise price paid by the executive officer, but do not include deduction for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. Amounts do not include value realized upon the exercise of stock options issued by our subsidiaries.

(2) The value of the unexercised in-the-money options at December 31, 2002 assumes a fair market value of $0.41, the closing price of our common stock as reported on The Nasdaq SmallCap Market on December 31, 2002. The values shown are net of the option exercise price, but do not include deduction for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares.

(3) Includes 600,000 exercisable and 100,000 unexercisable options, which are owned by Mr. Sullivan's wife.

INCENTIVE PLANS

     Cash and Stock Incentive Compensation Programs. To reward performance, the Company provides its executive officers and its divisional executive officers with additional compensation in the form of a cash bonus and/or stock awards. No fixed formula or weighting is applied by the Compensation Committee to corporate performance versus individual performance in determining these awards. The amounts of such awards are determined by the Compensation Committee acting in its discretion. Such determination, except in the case of the award for the Chairman, is made after considering the recommendations of the Chairman and President and such other matters as the Compensation Committee deems relevant. The Compensation Committee, acting in its discretion, may determine to pay a lesser award than the maximum specified. The amount of the total incentive is divided between cash and stock at the discretion of the Compensation Committee.

     Stock Options and Other Awards Granted under the 1996 Non-Qualified Stock Option Plan, the 1999 Flexible Stock Plan and the 2003 Flexible Stock Plan. The 1996 Non-Qualified Stock Option Plan, the 1999 Flexible Stock Plan and the 2003 Flexible Stock Plan, which is subject to shareholder approval, are long-term plans designed to link rewards with shareholder value over time. Stock options are granted to aid in the retention of employees and to align the interests of employees with shareholders. The value of the stock options to an employee increases as the price of the Company's stock increases above the fair market value on the grant date, and the employee must remain in the Company's employ for the period required for the stock option to be exercisable, thus providing an incentive to remain in the Company's employ.

     These Plans allow grants of stock options to all of the Company's employees, including executive officers. Grants to the Company's executive officers and to officers of the Company's subsidiaries are made at the discretion of the Compensation Committee. The Compensation Committee may also make available a pool of options to each subsidiary to be granted at the discretion of such subsidiary's president.

     The 2003 Flexible Stock Plan is also designed to encourage ownership of the Company's common Stock by employees, directors and other individuals, and to promote and further the best interests of the Company by granting cash and other stock awards. The Company also intends to grant awards of its common stock in lieu of payments of cash compensation pursuant to the mutual agreement of the participant and the Company.

     Stock Options Granted under the 1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, provides eligible employees with an opportunity to accumulate, through payroll deductions, funds to be used toward the purchase of the Company's stock pursuant to options granted under the Plan. Options granted in connection with an offering under the plan, permit the option holder to purchase the Company's stock at a price per share equal to 85% of the fair market value of the stock on (i) the date on which the option is granted (i.e., the first business day of the offering) and (ii) the date on which the option is exercised (i.e., the last business day of the offering), whichever is less. Section 423 of the Internal Revenue Code also provides certain favorable tax consequences to the option holder, provided that the stock acquired under the plan is held for a specified minimum period of time.

     Other than as otherwise disclosed herein, the Company has no plans pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals described above.

     COMPENSATION OF DIRECTORS

     Our non-employee directors receive a fixed quarterly fee in the amount of $5,000. In addition, non-employee directors receive a quarterly fee in the amount of $1,000 for each committee of which they are a member. Reasonable travel expenses are reimbursed when incurred. During 2002, Messrs. Noterman and Penni and Ms. Weaver each received $28,000 in additional non-cash compensation in the form of the Company's common stock. Individuals who become directors are automatically granted an initial option to purchase 25,000 shares of common stock on the date they become directors. Each of such options is granted pursuant to our 1996 Non-Qualified Stock Option Plan or the 1999 Flexible Stock Plan on terms and conditions determined by the Board of Directors. During 2002, Messrs. Noterman, Penni and Rawan and Ms. Weaver were granted 200,000, 200,000, 25,000 and 200,000 options to purchase shares of common stock, respectively. Directors who are not also executive officers are not eligible to participate in any of our other benefit plans.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None.

     EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company, or its subsidiary, has entered into an employment agreement with the following Named Executive Officer:


--------------------------  ------------  --------------------  ---------------
     Name                      Length         Commencing          Base Salary
     Michael E. Krawitz       5 Years        April 12, 1999        185,000(1)
--------------------------

     (1) Effective April 2003.

     The Company has not entered into an employment contract with any of its other executive officers.

     In March 1999, the Company entered into an employment agreement with Michael Krawitz, Executive Vice President, General Counsel, and Secretary. The agreement was amended in June 1999 and in April 2000. The agreement provides that in the event Mr. Krawitz's employment is terminated either by the Company other than for "cause" or by Mr. Krawitz for "good reason," Mr. Krawitz will continue to receive his base compensation for the remainder of the employment term under the agreement as if such termination had not occurred. Upon any such termination, the payment of any other benefits will be determined by the Board of Directors in accordance with the Company's plans, policies and practices.

     On March 21, 2003, Richard J. Sullivan, the Company's then Chairman of the Board of Directors and Chief Executive Officer, retired from such positions. The Company's Board of Directors negotiated a severance agreement with Richard Sullivan under which he is to receive a one-time payment of
56.0 million shares of the Company's common stock. In addition, stock options held by him exercisable for approximately 10.9 million shares of the Company's common stock were re-priced. Richard Sullivan's severance agreement provides that the payment of shares and re-pricing of options provided for under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. His employment agreement required the Company to make payments of approximately $17.0 million to him, a portion of such payments of which could be made in either cash or stock, at the Company's option.

     On March 21, 2003, Jerome C. Artigliere, the Company's then Senior Vice President and Chief Operating Officer, resigned from such positions. Under the terms of his severance agreement, Mr. Artigliere is to receive 4.8 million shares of the Company's common stock. In addition, stock options held by him exercisable for approximately 2.3 million shares of the Company's common stock were re-priced. Mr. Artigliere's severance agreement provides that the payment of shares and re-pricing of options provided under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. His employment agreement required the Company to make payments of approximately $1.5 million to Mr. Artigliere.

     As a result of the termination of Richard Sullivan's employment with the Company, a "triggering event" provision in the severance agreement the Company entered into with Garrett Sullivan, the Company's former Vice Chairman of the Board (who is not related to Richard Sullivan), at the time of his ceasing to serve in such capacity in December 2001, has been triggered. The Company recently negotiated a settlement of its obligations under Garrett Sullivan's severance agreement that requires the Company to issue to him 7.5 million shares of the Company's common stock on or before August 31, 2003.

                   BOARD COMPENSATION COMMITTEE REPORT ON
                           EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE OF THE BOARD

The Compensation Committee is composed of three members of the Board of Directors. It is the Compensation Committee's responsibility to review, recommend and approve changes to the Company's compensation policies and programs. It is also the Committee's responsibility to review and approve all compensation actions for the Company's executive officers and various other compensation policies and matters and administer the Company's 1996 Non-Qualified Stock Option Plan, the 1999 Flexible Stock Plan, and the 1999 Employee Stock Purchase Plan, including the review and approval of stock option grants to the Company's executive officers. If approved, the Compensation Committee will also administer the Company's 2003 Flexible Stock Plan.

GENERAL COMPENSATION PHILOSOPHY

The Company's executive compensation programs are designed to enable it to attract, retain and motivate the Company's executives and those of its subsidiaries. The Company's general compensation philosophy is that total cash compensation should vary with the Company's performance in attaining financial and non-financial objectives and that any long-term incentive compensation should be closely aligned with the interests of shareholders. Total cash compensation for the majority of the Company's employees, including the Company's executive officers, includes a base salary and a cash bonus based on the Company's profitability and the profitability of its individual subsidiaries. Long-term incentive compensation is realized through the granting of stock options to most employees, at the discretion of the presidents of the Company's divisions, as well as eligible executive officers.

SETTING EXECUTIVE COMPENSATION

In setting the base salary and individual bonuses (hereafter together referred to as "BSB") for executives, the Compensation Committee reviews information relating to executive compensation of U.S. based companies that are of the same size as the Company. While there is no specific formula that is used to set compensation in relation to this market data, executive officer BSB is generally set at or below the median salaries for comparable jobs in the market place. However, when specific financial and non-financial goals are met, additional compensation in the form of either cash compensation or long-term incentive compensation may be paid to the Company's executive officers.

BASE SALARY

The Compensation Committee reviews the history and proposals for the compensation package of each of the executive officers, including base salary. Increases in base salary are governed by three factors: merit (an individual's performance); market parity (to adjust salaries based on the competitive market); and promotions (to reflect increases in responsibility). In assessing market parity, the Company relies on market surveys of similarly sized publicly traded companies and generally pays below the median of these companies. The guidelines are set each year and vary from year to year to reflect the competitive environment and to control the overall cost of salary growth. Individual merit increases are based on performance and can range from 0% to 100%.

The salary guidelines for all presidents of the Company's subsidiaries are generally based upon individually negotiated employment agreements. Merit increases are submitted by the Company's President to the Compensation Committee for approval based upon individual performance and the performance of the subsidiary. Merit increases for non-executive employees are at the discretion of the presidents of the Company's divisions.

CASH AND STOCK INCENTIVE COMPENSATION PROGRAMS

To reward performance, the Company provides its executive officers and its divisional executive officers with additional compensation in the form of a cash bonus and/or stock awards. No fixed formula or weighting is applied by the Compensation Committee to corporate performance versus individual performance in determining these awards. The amounts of such awards are determined by the Compensation Committee acting in its discretion. Such determination, except in the case of the award for the Chairman, is made after considering the recommendations of the Chairman and President and such other matters as the Compensation Committee deems relevant. The Compensation Committee, acting in its discretion, may determine to pay a lesser award than the maximum specified. The amount of the total incentive is divided between cash and stock at the discretion of the Compensation Committee.

STOCK OPTIONS AND OTHER AWARDS GRANTED UNDER THE 1996 NON-QUALIFIED STOCK OPTION PLAN, THE 1999 FLEXIBLE STOCK PLAN AND THE 2003 FLEXIBLE STOCK PLAN

The 1996 Non-Qualified Stock Option Plan, the 1999 Flexible Stock Plan, and the 2003 Flexible Stock Plan, which the Board of Directors authorized and recommended that it be submitted to shareholders for approval on May 14, 2003, are long-term plans designed to link rewards with shareholder value over time. Stock options are granted to aid in the retention of employees and to align the interests of employees with shareholders. The value of the stock options to an employee increases as the price of the Company's stock increases above the fair market value on the grant date, and the employee must remain in the Company's employ for the period required for the stock option to be exercisable, thus providing an incentive to remain in the Company's employ.

These Plans allow grants of stock options to all of the Company's employees, including executive officers. Grants to the Company's executive officers and to officers of the Company's subsidiaries are made at the discretion of the Compensation Committee. The Compensation Committee may also make available a pool of options to each subsidiary to be granted at the discretion of such subsidiary's president. In 2002, stock options for the executive officers were granted upon the recommendation of management and approval of the Compensation Committee based on their subjective evaluation of the appropriate amount for the level and amount of responsibility for each executive officer.

The 2003 Flexible Stock Plan is also intended to encourage ownership of the Company's common stock by executives and other employees, directors and other individuals, and to promote and further the best interests of the Company by granting cash and other stock awards. The Company also intends to grant awards of its common stock in lieu of payments of cash compensation pursuant to the mutual agreement of the participant and the Company.

STOCK OPTIONS GRANTED UNDER THE 1999 EMPLOYEE STOCK PURCHASE PLAN

The 1999 Employee Stock Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, provides eligible employees with an opportunity to accumulate, through payroll deductions, funds to be used toward the purchase of the Company's stock pursuant to options granted under the Plan. Options granted in connection with an offering under the plan, permit the option holder to purchase the Company's stock at a price per share equal to 85% of the fair market value of the stock on (i) the date on which the option is granted (i.e., the first business day of the offering) and (ii) the date on which the option is exercised (i.e., the last business day of the offering), whichever is less. Section 423 of the Internal Revenue Code also provides certain favorable tax consequences to the option holder, provided that the stock acquired under the plan is held for a specified minimum period of time.

Other than as otherwise disclosed herein, the Company has no plans pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, except for plans provided by certain of the Company's subsidiaries.

DECISIONS ON 2002 COMPENSATION

The Company's compensation program is leveraged towards the achievement of corporate and business objectives. This pay-for-performance program is most clearly exemplified in the compensation of the Company's former Chief Executive Officer, Richard J. Sullivan. Mr. Sullivan's compensation awards were made based upon the Compensation Committee's assessment of the Company's financial and non-financial performance. The results were evaluated based on the overall judgment of the Compensation Committee. During 2002, the Company paid Mr. Sullivan a base salary of $450,000. Under the terms of the Company's employment agreement with Mr. Sullivan, the Company agreed to pay Mr. Sullivan a minimum annual bonus of $140,000. During 2002, Mr. Sullivan was also granted 3,200,000 stock options at exercise prices ranging from $0.28 to $0.32 per share.

The Compensation Committee is pleased to submit this report with regard to the above matters.

                                        Daniel E. Penni, Chairman
                                        Arthur F. Noterman
                                        Constance K. Weaver

PRINCIPAL SHAREHOLDERS

     The following table shows information regarding beneficial ownership of our common stock as of June 2, 2003, and as adjusted to reflect the sale of the common stock in this offering for:

     o    each of our directors and named executive officers;

     o    all directors and executive officers as a group; and


                                                           BEFORE OFFERING                               AFTER OFFERING
                                            --------------------------------------------     -------------------------------------
                                                NUMBER OF
                                                SHARES OF               PERCENT OF              NUMBER OF             PERCENT OF
                                                 COMMON                   COMMON                SHARES OF               COMMON
                                                 STOCK                    STOCK                COMMON STOCK             STOCK
                                              BENEFICIALLY             BENEFICIALLY            BENEFICIALLY          BENEFICIALLY
   NAME OF BENEFICIAL OWNER                     OWNED(1)                  OWNED                 OWNED(1)                OWNED
   ------------------------                     --------                  -----                 --------                -----
Scott R. Silverman                              1,925,000                     *%                 1,925,000                   *%
400 Royal Palm Way, Palm Beach, FL 33480

Arthur F. Noterman                              1,485,000                      *                 1,485,000                    *
5 Ocean View Drive, Hingham, MA 02043

Daniel E. Penni                                 1,949,065                      *                 1,949,065                    *
260 Eliot Street, Ashland, MA 01721

Dennis G. Rawan                                        --                      *                        --                    *
400 Royal Palm Way, Palm Beach, FL 33480

Constance K. Weaver                             1,223,000                      *                 1,223,000                    *
295 North Maple Ave, Basking Ridge, NJ 07920

Michael S. Zarriello                                   --                      *                        --                    *
400 Royal Palm Way, Palm Beach, FL 33480

Kevin H. McLaughlin                               402,333                      *                   402,333                    *
400 Royal Palm Way, Palm Beach, FL 33480

Michael E. Krawitz                              1,559,567                      *                 1,559,567                    *
400 Royal Palm Way, Palm Beach, FL 33480

Evan C. McKeown                                   234,327                      *                   234,327                    *
400 Royal Palm Way, Palm Beach, FL 33480

Peter Zhou                                        352,526                      *                   352,526                    *
5750 Division Street, Riverside, CA 92506

All directors and executive officers as
 a group (11 persons)                           9,532,989                   2.8%                 9,532,989                 2.8%


---------
* Represents less than 1% of the issued and outstanding shares of our common stock.
(1) This table includes presently exercisable stock options. The following directors and executive officers hold the number of exercisable options set forth following their respective names: Scott R. Silverman 1,925,000; Arthur F. Noterman 1,164,000; Daniel E. Penni 1,164,000;
     Constance K. Weaver 989,000; Kevin H. McLaughlin 391,333; Michael E. Krawitz 1,504,000; Evan C. McKeown 233,334; Peter Zhou 329,000; and all directors and officers as a group 8,073,667.

                         RELATED PARTY TRANSACTIONS

INDEBTEDNESS OF MANAGEMENT

     Daniel E. Penni, a member of the Company's Board of Directors, has executed a revolving line of credit promissory note in favor of Applied Digital Solutions Financial Corp., the Company's subsidiary, in the amount of $450,000. The promissory note is payable on demand, with interest payable monthly on the unpaid principal balance at the rate equal to one percentage point above the base rate announced by State Street Bank and Trust Company (which interest rate shall fluctuate contemporaneously with changes in such base rate). The largest principal amount outstanding under the promissory note during 2002 was $420,000, and as of May 12, 2003, $420,000 had been advanced under this note.

     Mr. Richard Sullivan, our former Chairman of the Board, Chief Executive Officer and Secretary, executed a promissory note in our favor in the amount of $59,711. The promissory note was payable on demand and interest accrued at a rate of 7.0% per annum. The largest amount outstanding under the promissory note during 2002 was $59,711, plus accrued interest, and on March 21, 2003, this note was paid in full.

     On September 27, 2000, the following named executive officers and directors exercised options granted to them under the Company's 1999 Flexible Stock Plan to purchase shares of the Company's common stock. Under the terms of the grant, the named executive officers each executed and delivered a non-recourse, interest bearing promissory note and stock pledge agreement to the Company in consideration for the purchase of the shares (the officers and directors received no cash proceeds from these loans) as follows:

     Named Executive Officer            Amount     Interest Rate      Due Date
     -----------------------            ------     -------------      --------
     Richard J. Sullivan             $1,375,000        6.0%      September 27, 2003

     Kevin H. McLaughlin                 30,250        6.0       September 27, 2003

     Jerry C. Artigliere                 57,750        6.0       September 27, 2003

     Michael E. Krawitz                  57,750        6.0       September 27, 2003

     Peter Zhou                          57,750        6.0       September 27, 2003

         Directors                      Amount    Interest Rate       Due Date
         ---------                      ------    -------------       --------
     Arthur F. Noterman                $236,500        6.0%      September 27, 2003

     Daniel E. Penni                    236,500        6.0       September 27, 2003

     Constance K. Weaver                236,500        6.0       September 27, 2003

     In September 2000, when the loans were originated, the Company notified these officers and directors that we intended to pay their annual interest as part of their compensation expense/directors remuneration and to provide a gross-up for the associated income taxes. Annual interest payments were due on September 27, 2001 and September 27, 2002. The Company has chosen not to pay the interest and related tax gross-up. The Company, therefore, considers such notes to be in default and is in the process of foreclosing on the underlying collateral (all of the stock) in satisfaction of the notes. The Company's decision to take this action relates in part to the passage of the recent corporate reform legislation under the Sarbanes-Oxley Act of 2002, which, among other things, prohibits further extension of credit to officers and directors.

     Marc Sherman, the former Chief Executive Officer of Intellesale, Inc. and brother-in-law of Constance Weaver, a member of the Company's Board of Directors, has executed six promissory notes in the aggregate amount of $595,000. The promissory notes are due on demand and bear interest at the rate of 6% per annum. Mr. Sherman was also indebted to the Company under a mortgage note with a principal balance of $825,000. During 2001, the highest balance outstanding on the note was $345,119. The note, which had an interest rate equal to the prime rate published by the Wall Street Journal plus 1%, was paid in full in May 2001. In addition, Mr. Sherman is indebted to the Company under a non-interest bearing promissory note in the amount of $200,000, the proceeds of which were used by Mr. Sherman to acquire 100,000 shares of the Company's common stock. This note is due upon the sale of the Company's common stock by Mr. Sherman.

CHANGE IN CONTROL

     Except as provided with respect to the IBM Credit Agreement and related Forbearance Agreement, there are no arrangements known to us, including any pledge by any person of securities of us, the operation of which may at a subsequent date result in a change in control of us.

SARBANES-OXLEY ACT OF 2002

     The Sarbanes-Oxley Act of 2002, referred to herein as the Act, makes it unlawful for a public company to make material modifications to any existing loans made to its executive officers and directors. The Act does not provide guidance as to whether a company's election not to make demand on a demand promissory note will be deemed a material modification.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     During 2002, the Company granted 10,126,000 options under its 1999 Flexible Stock Plan and 1996 Non-Qualified Stock Option Plan. As of December 31, 2002, the following shares of the Company's common stock were authorized for issuance under the Company's equity compensation plans:

     EQUITY COMPENSATION PLAN INFORMATION

                                     (a)                           (b)                   (c)
Plan Category (1)                    Number of securities to       Weighted-average      Number of securities
                                     be issued upon exercise       exercise price        remaining available for
                                     of outstanding options,       per share of          future issuance under
                                     warrants and rights           outstanding           equity compensation
                                                                   options, warrants     plans (excluding
                                                                   and rights            securities reflected in
                                                                                         column (a))
Equity compensation plans
approved by security holders                  34,039,000               $0.71                  7,183,000  (2) (3)

Equity compensation plans not
approved by security holders                          --                  --                         --
                                ----------------------------------------------------------------------------------
Total                                         34,039,000               $0.71                  7,183,000
------------------------------- ==================================================================================

(1) A narrative description of the material terms of the Company's equity compensation plans is set forth in Note 13 to the Company's consolidated financial statements, which are set forth in the Company's Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 4, 2003.

(2) In addition to the shares available for future issuance reflected in the above table, the shares available for future issuance under the 2003 Flexible Stock Plan, if approved, would be 14,000,000.

(3) Includes 6,900,000 shares available for future issuance under the Company's 1999 Employees Stock Purchase Plan.

                          SELLING SECURITY HOLDERS

     The following table sets forth information regarding the ownership of our common stock by the selling shareholders and the shares being offered under this prospectus.

     We have issued the shares from time to time in various acquisition transactions and in consideration for services rendered, including services under employment agreements and employee bonuses. The registration of these shares has been effected pursuant to agreements entered into by us with the selling shareholders.

     The percentage owned prior to and after the offering reflects the outstanding common shares at the time of the registration statement. Unless otherwise stated, the amount and percentage owned after the offering assumes the sale of all of the common stock being registered on behalf of the selling shareholders.

     The following table provides information about the selling shareholders referred to in this registration statement:


                                            OWNERSHIP PRIOR TO THE             NUMBER OF SHARES              OWNERSHIP AFTER
SELLING SHAREHOLDER                                OFFERING                     OFFERED HEREBY                 THE OFFERING
                               ---------------------------------------------   ----------------       ----------------------------
                                      SHARES                       %                                      SHARES              %
                                      ------                       -                                      ------              -
Amro Albanna                        5,502,439                     1.6%           5,502,439(1)               --                *
IBM Credit LLC                      5,789,428                     1.7%           5,789,428(2)               --                *
EnviroCommunications, Inc.            100,000                       *              100,000(3)               --                *
Integral Inc.                         170,000                       *              170,000(4)               --                *
Ronald Kaplan                         233,000                       *              233,000(5)               --                *
Ovations International, Inc.          181,415                       *              181,415(6)               --                *
Sherri Sheerr                         112,500                       *              112,500(7)               --                *
Treeline, Inc.                      1,100,000                       *            1,100,000(8)               --                *
Robert Munson                          62,500                       *               62,500(9)               --                *
Peter Ciofani                          62,500                       *               62,500(10)              --                *
                                   ----------                                   ----------                  --
    Total                          13,313,782                                   13,313,782                  --
                                   ==========                                   ==========                  ==

---------
* Represents less than 1% of our issued and outstanding common stock.

     (1) Represents shares issued to the selling shareholder in connection with the "earnout" provision of the agreement of sale relating to a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933.

     (2) Represents warrants to purchase 2,894,714 shares of our common stock at an exercise price of $0.15 per share, which are exercisable for five years beginning April 10, 2001, and warrants to purchase 2,894,714 shares of our common stock at an exercise price of $0.15 per share, which are exercisable for five years beginning August 21, 2002.

     (3) Represents shares issued in connection with consulting services provided in connection with our VeriChip product, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquired for investment and not for resale, and that the shares must be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Robert Levy, President, has sole voting and dispositive power with respect to the shares held by EnviroCommunications, Inc.

     (4) Represents shares issued in connection with the settlement of a debt for services performed, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquiring for investment and not for resale, and that the shares much be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Norman W. Gorin, Chief Financial Officer, has sole voting and dispositive power with respect to the shares held by Integral, Inc.

     (5) Represents shares issued in connection with the settlement of a dispute between Mr. Kaplan and us, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

     (6) Represents 81,415 shares issued and 100,000 stock options granted in connection with consulting services provided, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquired for investment and not for resale, and that the shares must be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the 56,415 shares were legended to indicate that they were restricted. Matthew Cossolotto, President, has sole voting and dispositive power with respect to the shares held by Ovations International, Inc.

     (7) Represents shares issued in connection with the settlement of a dispute between Ms. Sheerr and us, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.


                                                                          76


     (8) Represents shares issued in connection with the settlement of a dispute between Treeline, Inc. and us, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Parviz Boudjeh, President, has sole voting and dispositive power with respect to the shares held by Treeline, Inc.

     (9) Represents shares issued in connection with the settlement of a dispute between Mr. Munson and us, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

     (10) Represents shares issued in connection with the settlement of a dispute between Mr. Ciofani and us, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

                        DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is subject to The General and Business Corporation Law of Missouri and to provisions contained in our Articles of Incorporation and Bylaws, copies of which are exhibits to our registration statement on Form S-1 of which this prospectus is a part and which are incorporated by reference into this prospectus. Reference is made to such exhibits for a detailed description of the provisions thereof summarized below.

AUTHORIZED CAPITAL

     Our authorized capital stock consists of 435,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $10.00 par value. Holders of our common stock have no preemptive or other subscription rights.

COMMON STOCK

     As of June 2, 2003, there were 328,929,905 shares of our common stock outstanding and approximately 2,445 holders of record of our common stock.

     The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Holders of our common stock do not have cumulative voting rights. Therefore, holders of more than 50% of the shares of our common stock are able to elect all directors eligible for election each year. The holders of common stock are entitled to dividends and other distributions out of assets legally available if and when declared by our board of directors. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to share pro rata in the distribution of all of our assets remaining available for distribution after satisfaction of all liabilities, including any prior rights of any preferred stock which may be outstanding. There are no redemption or sinking fund provisions applicable to our common stock.

     The transfer agent and registrar for common stock is The Registrar and Transfer Co.

PREFERRED STOCK

     Preferred stock may be created and issued from time to time by our board of directors, with such rights and preferences as it may determine. Because of its broad discretion with respect to the creation and issuance of any series of preferred stock without shareholder approval, our board of directors could adversely affect the voting power of our common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of us.

OPTIONS AND WARRANTS

     As of June 2, 2003, there were:

     o 6,039,428 issued and outstanding warrants to purchase shares of our common stock at a weighted average exercise price of $0.51 per share;

     o warrants issued in connection with the sale of Series C preferred stock to purchase up to 823,587 shares of our common stock at $4.59 per share, subject to adjustment; and

     o options held by our employees and others to purchase 19,651,400 shares of our common stock at a weighted average exercise price of $1.15 per share.

     All of the warrants are currently exercisable. Of the outstanding options, 17,269,103 options are now exercisable at a weighted average exercise price of $1.20 per share, and the rest become exercisable at various times over the next three years.

     The exercise price of the warrants issued in connection with the Series C preferred stock is $4.59 per share, subject to adjustment upon:

     o the issuance of shares of common stock, or options or other rights to acquire common stock, at an issuance price lower than the exercise price under the warrants;

     o the declaration or payment of a dividend or other distribution on our common stock;

     o issuance of any other of our securities on a basis which would otherwise dilute the purchase rights granted by the warrants.

     The exercise price may be paid in cash, in shares of common stock or by surrendering other warrants.

INDEMNIFICATION

     Our bylaws require us to indemnify each of our directors and officers to the fullest extent permitted by law. An amendment to such article does not affect the liability of any director for any act or omission occurring prior to the effective time of such amendment.

            PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

     Our common stock has traded on the SmallCap since November 12, 2002, under the symbol "ADSX." Prior to November 12, 2002, our common stock traded on the Nasdaq National Market at all times, except for the period between July 12, 2002 and July 30, 2002, when our common stock traded on the Pink Sheets under the symbol "ADSX.PK."

     The following table shows, for the periods indicated, the high and low sale prices per share of the common stock based on published financial sources.

                                              HIGH               LOW
                                              ----               ---
2001
----
First Quarter                                $ 2.97             $0.75
Second Quarter                                 1.75              0.39
Third Quarter                                  0.48              0.11
Fourth Quarter                                 0.67              0.18

2002
----
First Quarter                                $ 0.55             $0.28
Second Quarter                                 2.40              0.29
Third Quarter                                  0.84              0.03
Fourth Quarter                                 0.70              0.36


2003
----
First Quarter                                 $0.64             $ .18
Second Quarter (through June 2, 2003)          0.53              0.35

DIVIDENDS

     We have never paid cash dividends on our common stock. Our existing credit agreement with IBM Credit provides that we may not declare or pay any dividend, other than dividends payable solely in our common stock, on any shares of any class of our capital stock or any warrants, options or rights to purchase any such capital stock, or make any other distribution in respect of such stock or other securities, whether in cash, property or other obligations of us.

                            PLAN OF DISTRIBUTION

     After the issuance of shares of our common stock, the selling shareholders may sell the shares offered hereby in one or more transactions (which may include "block" transactions) on The Nasdaq Stock Market, in the over-the-counter market, in negotiated transactions, through the settlement of short sales or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders may effect such transactions by selling the shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchaser(s) of the shares of our common stock for whom they may act as agent or to whom they may sell as principals, or both. The selling shareholders may also pledge certain of the shares of our common stock from time to time, and this prospectus also relates to any sale of shares of our common stock that might take place following any foreclosure of such a pledge. The selling shareholders also may transfer the shares of common stock in other circumstances in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of the shares of our common stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

     In connection with sales of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved).

     We will receive no portion of the proceeds from the sale of the shares and will bear all of the costs relating to the registration of this offering (other than any fees and expenses of counsel for the selling shareholders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the selling shareholders.

     At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                               LEGAL MATTERS

     Holland & Knight LLP (a registered limited liability partnership), Miami, Florida, relying on the opinion of special Missouri counsel, has issued an opinion as to the legality of the common stock.

                                   EXPERTS

     The consolidated financial statements of Applied Digital Solutions, Inc. and subsidiaries as of December 31, 2002 and for the year ended December 31, 2002, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Notes 1 and 2 to the financial statements) of Eisner LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Applied Digital Solutions, Inc. and subsidiaries as of December 31, 2001 and for each of the two years in the period ended December 31, 2001, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Notes 1 and 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                     WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement, of which this prospectus is a part, with the SEC under the Securities Act with respect to our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. For further information pertaining to us and our common stock, we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Information concerning the operation of the SEC's Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC also makes our filings available to the public on its Internet site (http:\\www.sec.gov). Quotations relating to our common stock appear on Nasdaq, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Such periodic reports, proxy and information statements and other information are available for inspection and copying at the public reference facilities and Internet site of the SEC referred to above.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION CONCERNING THIS OFFERING EXCEPT THE INFORMATION AND REPRESENTATIONS WHICH ARE CONTAINED IN THIS PROSPECTUS OR WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IF ANYONE GIVES OR MAKES ANY OTHER INFORMATION OR REPRESENTATION, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE BY ANY PERSON IN ANY CIRCUMSTANCES IN WHICH AN OFFER OR SOLICITATION IS UNLAWFUL. YOU SHOULD NOT INTERPRET THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER AS AN INDICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. YOU SHOULD ALSO BE AWARE THAT THE INFORMATION IN THIS PROSPECTUS MAY CHANGE AFTER THIS DATE.

                       APPLIED DIGITAL SOLUTIONS, INC.
                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                      AND FINANCIAL STATEMENT SCHEDULE

CONTENTS
========================================================================

                                                                 PAGE

REPORT OF MANAGEMENT                                             F-2

REPORTS OF INDEPENDENT ACCOUNTANTS                               F-3

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2002 AND 2001     F-5

CONSOLIDATED STATEMENTS OF OPERATIONS FOR EACH OF THE YEARS
 IN THE THREE YEAR PERIOD ENDED DECEMBER 31, 2002                F-6

CONSOLIDATED STATEMENTS OF PREFERRED STOCK, COMMON STOCK
 AND OTHER STOCKHOLDERS' (DEFICIT) EQUITY FOR EACH OF THE
 YEARS IN THE THREE YEAR PERIOD ENDED DECEMBER 31, 2002          F-7

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR EACH OF THE YEARS
 IN THE THREE YEAR PERIOD ENDED DECEMBER 31, 2002               F-10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                      F-11

SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS                   F-61

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL
 INFORMATION:

CONDENSED CONSOLIDATED BALANCE SHEETS AS OF MARCH 31,
 2003 (UNAUDITED) AND DECEMBER 31, 2002                         F-62

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE
 THREE-MONTHS ENDED MARCH 31, 2003 AND 2002 (UNAUDITED)         F-63

CONDENSED CONSOLIDATED STATEMENTS OF PREFERRED STOCK,
 COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY FOR THE
 THREE-MONTHS ENDED MARCH 31, 2003 (UNAUDITED)                  F-64

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
 THREE-MONTHS ENDED MARCH 31, 2003 AND 2002 (UNAUDITED)         F-65

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 (UNAUDITED)                                                    F-66

                                                      Page F-1

                            REPORT OF MANAGEMENT


Management is responsible for the preparation, integrity and objectivity of the accompanying financial statements and related information. These statements have been prepared in conformity with accounting principles generally accepted in the United States of America, and include amounts that are based on our best judgments with due consideration given to materiality.

Management maintains a system of internal accounting controls. The system is designed to provide reasonable assurance, at reasonable cost, that assets are safeguarded and that transactions and events are recorded properly. The internal accounting control system is augmented by appropriate reviews by management, written policies and guidelines, careful selection and training of qualified personnel and a written Code of Business Conduct adopted by the Company's Board of Directors, applicable to all employees of the Company and its subsidiaries. In our opinion, the Company's internal accounting controls provide reasonable assurance that assets are safeguarded against material loss from unauthorized use or disposition and that the financial records are reliable for preparing financial statements and other data and for maintaining accountability of assets.

Eisner LLP, the Company's independent accountants, were recommended by the Audit Committee of the Board of Directors and selected by the Board of Directors. Eisner LLP maintains an understanding of internal controls and conducts such tests and other auditing procedures considered necessary in the circumstances to express their opinion in the report that follows.

The Audit Committee of the Company's Board of Directors meets with the independent accountants, management and internal auditors periodically to discuss internal accounting controls and auditing and financial reporting matters. The Committee reviews with the independent accountants, the scope and results of the audit effort. The Committee also meets periodically with the independent accountants and the director of internal audit without management present to ensure that the independent accountants and the director of internal audit have free access to the Committee.



SCOTT R. SILVERMAN                           EVAN C. MCKEOWN
Chairman of the Board of Directors,          Vice President and
Chief Executive Officer and President        Chief Financial Officer

March 31, 2003


                                                      Page F-2

                      REPORT OF INDEPENDENT ACCOUNTANTS




Board of Directors and Stockholders
Applied Digital Solutions, Inc.

We have audited the accompanying consolidated balance sheet of Applied Digital Solutions, Inc. and subsidiaries (the "Company") as of
December 31, 2002, and the related consolidated statements of operations, preferred stock, common stock and other stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Applied Digital Solutions, Inc. and subsidiaries as of December 31, 2002, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has experienced a substantial net loss, has a working capital deficit, a net capital deficiency and was informed by a lender that the Company was in default on its loan agreement. These matters, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the consolidated financial statements, in 2002, the Company adopted the new standard addressing financial accounting and reporting for goodwill subsequent to an acquisition.

In connection with our audit of the financial statements referred to above, we audited the financial schedule of Valuation and Qualifying Accounts for 2002. In our opinion, this financial schedule, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.


Eisner LLP
New York, New York
March 27, 2003

                                                      Page F-3

                      REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
    Shareholders of Applied Digital Solutions, Inc.

In our opinion, the consolidated financial statements as of December 31, 2001 and for the years ended December 31, 2001 and 2000 listed in the index appearing on page F-1, present fairly, in all material respects, the financial position of Applied Digital Solutions, Inc. and its subsidiaries at December 31, 2001 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule for the years ended December 31, 2001 and 2000 listed in the index on page F-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1and 2 to the financial statements, the Company has suffered significant losses from continuing operations and discontinued operations and was in violation of certain covenants and payment obligations of its debt agreement at December 31, 2001. The Company amended its credit agreement on March 27, 2002. This debt agreement requires the Company to maintain compliance with certain covenants. In order to maintain compliance with these covenants, the Company will be required to substantially improve its operating results in 2002. If the Company violates these covenants in 2002, it could result in the lender's declaration that amounts are due and immediately payable. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


PricewaterhouseCoopers LLP
St. Louis, Missouri
March 27, 2002, except for
Note 25, which is as of
August 23, 2002, and Note 19,
which is as of May 30, 2003.

                                                      Page F-4

                                     APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------------------------------------------
                                                CONSOLIDATED BALANCE SHEETS
                                             (IN THOUSANDS, EXCEPT PAR VALUE)


                                                 ASSETS                                                DECEMBER 31,
                                                                                                --------------------------
                                                                                                    2002         2001
                                                                                                --------------------------
          CURRENT ASSETS
              Cash and cash equivalents                                                           $   5,818     $   3,696
              Due from buyers of divested subsidiaries                                                   --         2,625
              Accounts receivable and unbilled receivables (net of allowance
                for doubtful accounts of $1,263 in 2002 and $2,581 in 2001)                          16,548        21,871
              Inventories                                                                             6,409         6,174
              Notes receivable                                                                        2,801         2,256
              Other current assets                                                                    2,920         4,786
          ----------------------------------------------------------------------------------------------------------------
          TOTAL CURRENT ASSETS                                                                       34,496        41,408

          PROPERTY AND EQUIPMENT, NET                                                                 9,822        20,185

          NOTES RECEIVABLE, NET                                                                         758         4,004

          GOODWILL, NET                                                                              67,818        90,831

          INVESTMENT IN AFFILIATE                                                                        --         6,779

          OTHER ASSETS, NET                                                                           4,339         4,282
          ----------------------------------------------------------------------------------------------------------------

                                                                                                  $ 117,233     $ 167,489
          ================================================================================================================

                             LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

          CURRENT LIABILITIES
              Notes payable and current maturities of long-term debt                              $  81,879     $  83,836
              Accounts payable                                                                        9,761        15,441
              Accrued interest                                                                       10,149         2,173
              Other accrued expenses                                                                 19,145        15,006
              Put accrual                                                                               200           200
              Net liabilities of Discontinued Operations                                              9,368         9,460
          ----------------------------------------------------------------------------------------------------------------
          TOTAL CURRENT LIABILITIES                                                                 130,502       126,116

          LONG-TERM DEBT AND NOTES PAYABLE                                                            3,346         2,586
          OTHER LONG-TERM LIABILITIES                                                                 1,055         1,028
          ----------------------------------------------------------------------------------------------------------------

          TOTAL LIABILITIES                                                                         134,903       129,730
          ----------------------------------------------------------------------------------------------------------------
          COMMITMENTS AND CONTINGENCIES
          ----------------------------------------------------------------------------------------------------------------
          MINORITY INTEREST                                                                          18,422         4,460
          ----------------------------------------------------------------------------------------------------------------
          REDEEMABLE PREFERRED STOCK OPTIONS - SERIES C                                                  --         5,180
          ----------------------------------------------------------------------------------------------------------------
          PREFERRED STOCK, COMMON STOCK AND OTHER STOCKHOLDERS' (DEFICIT) EQUITY
              Preferred shares: Authorized 5,000 shares in 2002 and 2001 of $10 par value;
                special voting, no shares issued or outstanding in 2002 and 2001, Class B voting,
                no shares issued or outstanding in 2002 and 2001                                         --            --
              Common shares: Authorized 435,000 shares in 2002 and 345,000 shares in 2001 of
                $.001 par value; 285,069 shares issued and 284,134 shares outstanding in 2002
                and 252,449 shares issued and 251,514 shares outstanding in 2001                        285           252
              Additional paid-in capital                                                            377,621       342,189
              Accumulated deficit                                                                  (417,066)     (304,581)
              Common stock warrants                                                                   5,650         3,293
              Treasury stock (carried at cost, 935 shares in 2002 and 2001)                          (1,777)       (1,777)
              Accumulated other comprehensive income (loss)                                              31          (747)
              Notes received for shares issued                                                         (836)      (10,510)
          ----------------------------------------------------------------------------------------------------------------
          TOTAL PREFERRED STOCK, COMMON STOCK, AND OTHER STOCKHOLDERS' (DEFICIT) EQUITY             (36,092)       28,119
          ----------------------------------------------------------------------------------------------------------------

                                                                                                  $ 117,233     $ 167,489
          ================================================================================================================

                             See the accompanying notes to consolidated financial statements.

------------------------------------------------------------------------------
                                                                      Page F-5

                                          APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                                                      -------------------------------------------
                                                                                           2002           2001          2000
                                                                                      -------------------------------------------
   PRODUCT REVENUE                                                                      $  80,936      $ 113,147     $ 104,759
   SERVICE REVENUE                                                                         18,664         43,167        30,007
   ------------------------------------------------------------------------------------------------------------------------------
   TOTAL REVENUE                                                                           99,600        156,314       134,766
   COSTS OF PRODUCTS SOLD                                                                  58,395         86,670        68,899
   COST OF SERVICES SOLD                                                                    9,323         23,169        13,576
   ------------------------------------------------------------------------------------------------------------------------------
   GROSS PROFIT                                                                            31,882         46,475        52,291

   SELLING, GENERAL AND ADMINISTRATIVE EXPENSE                                             66,450        102,316        61,996
   RESEARCH AND DEVELOPMENT EXPENSE                                                         3,518          8,610         2,504

   INTEREST AND NON-CASH CHARGES:
   GAIN ON EXTINGUISHMENT OF DEBT                                                                          9,465
   ASSET IMPAIRMENT                                                                        69,382         71,719         6,383
   DEPRECIATION AND AMORTIZATION                                                            4,773         28,899        11,073
   (GAIN) LOSS ON SALE OF SUBSIDIARIES AND BUSINESS ASSETS                                   (132)         6,058          (486)
   INTEREST AND OTHER INCOME                                                               (2,356)        (2,076)       (1,095)
   INTEREST EXPENSE                                                                        17,524          8,555         5,901
   ------------------------------------------------------------------------------------------------------------------------------
   LOSS FROM CONTINUING OPERATIONS BEFORE PROVISION (BENEFIT)
       FOR INCOME TAXES AND MINORITY INTEREST                                            (127,277)      (168,141)      (33,985)

   PROVISION (BENEFIT) FOR INCOME TAXES                                                       326         20,870        (5,040)
   ------------------------------------------------------------------------------------------------------------------------------
   LOSS FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST                              (127,603)      (189,011)      (28,945)
   MINORITY INTEREST                                                                      (18,474)          (718)          229
   NET LOSS ON SUBSIDIARY MERGER TRANSACTION, STOCK ISSUANCES AND LOSS ON SALE OF
       SUBSIDIARY STOCK                                                                     4,485             --            --
   EQUITY IN NET LOSS OF AFFILIATE                                                            291            328            --
   ------------------------------------------------------------------------------------------------------------------------------
   LOSS FROM CONTINUING OPERATIONS                                                       (113,905)      (188,621)      (29,174)
   INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES
       (BENEFIT) OF $0 IN 2002, $0 IN 2001 AND $(13,614) IN 2000                               --            213       (75,702)
   CHANGE IN ESTIMATE ON LOSS ON DISPOSAL AND OPERATING
       LOSSES DURING THE PHASE OUT PERIOD                                                   1,420        (16,695)       (7,266)
   ------------------------------------------------------------------------------------------------------------------------------
   NET LOSS                                                                              (112,485)      (205,103)     (112,142)
   PREFERRED STOCK DIVIDENDS AND OTHER                                                         --          1,147           191
   ACCRETION OF BENEFICIAL CONVERSION FEATURE OF
       REDEEMABLE PREFERRED STOCK - SERIES C                                                   --          9,392         3,857
   ------------------------------------------------------------------------------------------------------------------------------
   NET LOSS AVAILABLE TO COMMON SHAREHOLDERS                                            $(112,485)     $(215,642)    $(116,190)
   ==============================================================================================================================

   EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED
       LOSS FROM CONTINUING OPERATIONS                                                  $   (0.42)     $   (1.17)    $    (.52)
       (LOSS) INCOME FROM DISCONTINUED OPERATIONS                                              --           (.10)        (1.30)
   ------------------------------------------------------------------------------------------------------------------------------
   NET LOSS PER COMMON SHARE - BASIC AND DILUTED                                        $   (0.42)     $   (1.27)    $   (1.82)
   ==============================================================================================================================
   WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING -
       BASIC AND DILUTED                                                                  269,232        170,009        63,825
   ==============================================================================================================================

   See the accompanying notes to consolidated financial statements.


------------------------------------------------------------------------------
                                                                      Page F-6

                                          APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
                                             CONSOLIDATED STATEMENTS OF PREFERRED STOCK
                                       COMMON STOCK AND OTHER STOCKHOLDERS' (DEFICIT) EQUITY
                                                            PAGE 1 OF 3
                                        FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                                           (IN THOUSANDS)
                                                                                                      RETAINED
                                            PREFERRED STOCK          COMMON STOCK        ADDITIONAL   EARNINGS
                                         ----------------------------------------------   PAID-IN   (ACCUMULATED
                                            NUMBER    AMOUNT     NUMBER        AMOUNT     CAPITAL     DEFICIT)
                                         -------------------------------------------------------------------------
BALANCE - DECEMBER 31, 1999                   --        $--      51,116        $  51     $  87,470    $  12,664
  (BROUGHT FORWARD)
   Net loss                                   --         --          --           --            --     (112,142)
   Comprehensive loss -
     Foreign currency translation             --         --          --           --            --           --
                                                                                                      ------------
   Total comprehensive loss                   --         --          --           --            --     (112,142)
   Issuance of warrants attached to
     redeemable preferred shares              --         --          --           --            --           --
   Accretion of beneficial conversion
     feature of redeemable preferred
     shares                                   --         --          --           --        (3,857)          --
   Dividends accrued on redeemable
     preferred stock                          --         --          --           --          (191)          --
   Beneficial conversion feature of
     redeemable preferred stock               --         --          --           --         3,857           --
   Issuance of common shares                  --         --       1,862(1)         2         4,838           --
   Issuance of common shares for
     investment in MAS                        --         --       3,123            3         7,997           --
   Issuance of common shares for
     acquisitions                             --         --      46,226           46       160,273           --
   Issuance of common stock warrants
     for acquisition                          --         --          --           --            --           --
   Warrants redeemed for common shares        --         --         736            1         2,118           --
   Notes receivable for shares issued         --         --          --           --            --           --
   Tax effect of exercise of
     nonqualified stock options               --         --          --           --         4,068           --
                                         -------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2000
  (CARRIED FORWARD)                           --        $--     103,063        $ 103     $ 266,573    $ (99,478)

                                                                       ACCUMULATED
                                               COMMON                     OTHER           NOTES          TOTAL
                                                STOCK    TREASURY     COMPREHENSIVE   RECEIVED FOR   STOCKHOLDERS'
                                              WARRANTS     STOCK      (LOSS) INCOME   SHARES ISSUED     EQUITY
                                           -----------------------------------------------------------------------
BALANCE - DECEMBER 31, 1999                   $    --    $ (7,313)      $    64         $    --       $  92,936
  (BROUGHT FORWARD)
   Net loss                                        --          --            --              --        (112,142)
   Comprehensive loss -
     Foreign currency translation                  --          --          (793)             --            (793)
                                                                       ------------                  -------------
   Total comprehensive loss                        --          --          (793)             --        (112,935)
   Issuance of warrants attached to
     redeemable preferred shares                  627          --            --              --             627
   Accretion of beneficial conversion
     feature of redeemable preferred
     shares                                        --          --            --              --          (3,857)
   Dividends accrued on redeemable
     preferred stock                               --          --            --              --            (191)
   Beneficial conversion feature of
     redeemable preferred stock                    --          --            --              --           3,857
   Issuance of common shares                       --          --            --              --           4,840
   Issuance of common shares for
     investment in MAS                             --          --            --              --           8,000
   Issuance of common shares for
     acquisitions                                  --          --            --              --         160,319
   Issuance of common stock warrants
     for acquisition                            1,656          --            --              --           1,656
   Warrants redeemed for common shares           (877)         --            --              --           1,242
   Notes receivable for shares issued              --       4,510(2)         --          (4,510)             --
   Tax effect of exercise of
     nonqualified stock options                    --          --            --              --           4,068
                                           -----------------------------------------------------------------------
BALANCE - DECEMBER 31, 2000
  (CARRIED FORWARD)                           $ 1,406    $ (2,803)      $  (729)        $(4,510)      $ 160,562

----------------
(1)   Includes 208 shares exercised under the employee stock purchase plan and 37 shares issued for services.
(2)   Includes 1,640 shares for options exercised.

      See the accompanying notes to consolidated financial statements.

------------------------------------------------------------------------------
                                                                      Page F-7

                                          APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
                                             CONSOLIDATED STATEMENTS OF PREFERRED STOCK
                                       COMMON STOCK AND OTHER STOCKHOLDERS' (DEFICIT) EQUITY
                                                            PAGE 2 OF 3
                                        FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                                           (IN THOUSANDS)

                                            PREFERRED STOCK          COMMON STOCK        ADDITIONAL
                                         ----------------------------------------------   PAID-IN   (ACCUMULATED
                                            NUMBER    AMOUNT     NUMBER        AMOUNT     CAPITAL     DEFICIT)
                                         -------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2000
  (BROUGHT FORWARD)                           --       $--       103,063       $ 103     $ 266,573   $ (99,478)
   Net loss                                   --        --            --          --            --    (205,103)
   Comprehensive loss -
     Foreign currency translation             --        --            --          --            --          --
                                                                                                   ---------------
   Total comprehensive loss                   --        --            --          --            --    (205,103)
   Conversion of redeemable
     preferred shares to common shares        --        --        64,811          65        14,485          --
   Accretion of beneficial
     conversion feature of redeemable
     preferred shares                         --        --            --          --        (9,392)         --
   Dividends accrued on redeemable
     preferred stock                          --        --            --          --          (535)         --
   Beneficial conversion feature of
     redeemable preferred stock               --        --            --          --         9,392          --
   Penalty paid by issuance of
     redeemable preferred stock               --        --            --          --          (612)         --
   Stock option repricing                     --        --            --          --         5,274          --
   Stock option discounts                     --        --            --          --           246          --
   Issuance of warrants                       --        --            --          --           115          --
   Issuance of common shares                  --        --         7,631           8         1,980          --
   Issuance of common shares for
     software license purchase                --        --         6,278           6        10,195          --
   Issuance of common shares for
     investment                               --        --         3,322           3         8,070          --
   Issuance of common shares under
     earnout, put and price
     protection provisions of
     acquisition agreements                   --        --        61,806          61        27,030          --
   Common shares repurchased                  --        --            --          --            --          --
   Note receivable for shares issued          --        --         5,538           6         9,368          --
   Note receivable charged to bad
     debt expense                             --        --            --          --            --          --
                                         -------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2001                   --       $--       252,449       $ 252     $ 342,189   $(304,581)



                                                                       ACCUMULATED
                                               COMMON                     OTHER           NOTES          TOTAL
                                                STOCK    TREASURY     COMPREHENSIVE   RECEIVED FOR   STOCKHOLDERS'
                                              WARRANTS     STOCK      (LOSS) INCOME   SHARES ISSUED     EQUITY
                                           -----------------------------------------------------------------------
BALANCE - DECEMBER 31, 2000
  (BROUGHT FORWARD)                            $1,406    $(2,803)        $ (729)        $ (4,510)     $ 160,562
   Net loss                                        --         --             --               --       (205,103)
   Comprehensive loss -
     Foreign currency translation                  --         --            (18)              --            (18)
                                                                       -----------                  --------------
   Total comprehensive loss                        --         --            (18)              --       (205,121)
   Conversion of redeemable
     preferred shares to common shares             --         --             --               --         14,550
   Accretion of beneficial
     conversion feature of redeemable
     preferred shares                              --         --             --               --         (9,392)
   Dividends accrued on redeemable
     preferred stock                               --         --             --               --           (535)
   Beneficial conversion feature of
     redeemable preferred stock                    --         --             --               --          9,392
   Penalty paid by issuance of
     redeemable preferred stock                    --         --             --               --           (612)
   Stock option repricing                          --         --             --               --          5,274
   Stock option discounts                          --         --             --               --            246
   Issuance of warrants                         1,887         --             --               --          2,002
   Issuance of common shares                       --         --             --               --          1,988
   Issuance of common shares for
     software license purchase                     --         --             --               --         10,201
   Issuance of common shares for
     investment                                    --         --             --               --          8,073
   Issuance of common shares under
     earnout, put and price
     protection provisions of
     acquisition agreements                        --         --             --               --         27,091
   Common shares repurchased                       --     (4,600)            --               --         (4,600)
   Note receivable for shares issued               --      5,626             --          (15,000)            --
   Note receivable charged to bad
     debt expense                                  --         --             --            9,000          9,000
                                         -------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2001                    $3,293    $(1,777)        $ (747)        $(10,510)     $  28,119

See the accompanying notes to consolidated financial statements.

------------------------------------------------------------------------------
                                                                      Page F-8

                                          APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
                                             CONSOLIDATED STATEMENTS OF PREFERRED STOCK
                                       COMMON STOCK AND OTHER STOCKHOLDERS' (DEFICIT) EQUITY
                                                            PAGE 3 OF 3
                                        FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                                           (IN THOUSANDS)

                                            PREFERRED STOCK          COMMON STOCK        ADDITIONAL
                                         ----------------------------------------------   PAID-IN   (ACCUMULATED
                                            NUMBER    AMOUNT     NUMBER        AMOUNT     CAPITAL     DEFICIT)
                                         -------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2001
  (BROUGHT FORWARD)                          --        $--       252,449        $ 252     $342,189    $(304,581)
   Net loss                                  --         --            --           --           --     (112,485)
   Comprehensive loss -
     Foreign currency translation            --         --            --           --           --           --
                                                                                                    --------------
   Total comprehensive loss                  --         --            --           --           --     (112,485)
   Expiration of redeemable preferred
     stock options - Series C                --         --            --           --        5,180           --
   Adjustment for notes received for
     shares issued                           --         --            --           --       (4,424)          --
   Allowance for uncollectible portion
     of note receivable                      --         --            --           --           --           --
   Collection of notes receivable
     received for shares issued              --         --            --           --           --           --
   Treasury stock transaction                --         --            --           --        1,878           --
   Retirement of treasury stock              --         --          (984)          (1)      (1,877)          --
   Shares issuable for settlement of
     liability                               --         --            --           --           63           --
   Obligation for shares issuable in
     settlement of liability                 --         --            --           --          (63)          --
   Stock option repricing                    --         --            --           --          254           --
   Stock options - Digital Angel
     Corporation                             --         --            --           --       18,800           --
   Stock options - VeriChip Corporation                                                        200           --
   Issuance of warrants                      --         --            --           --           --           --
   Issuance of warrants - Digital
     Angel Corporation                       --         --            --           --          163           --
   Issuance of warrants - VeriChip
     Corporation                             --         --            --           --           44           --
   Remeasurement of warrants -
     Digital Angel Corporation               --         --            --           --        1,066           --
   Issuance of common shares for exercise
     of stock options                        --         --         7,458            8        1,169           --
   Issuance of common shares and
     options for services, compensation
     and other                               --         --        26,146           26       12,979           --
                                         -------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2002                  --        $--       285,069        $ 285     $377,621    $(417,066)
                                         =========================================================================

                                                                       ACCUMULATED
                                               COMMON                     OTHER           NOTES          TOTAL
                                                STOCK    TREASURY     COMPREHENSIVE   RECEIVED FOR   STOCKHOLDERS'
                                              WARRANTS     STOCK      (LOSS) INCOME   SHARES ISSUED     EQUITY
                                           -----------------------------------------------------------------------
BALANCE - DECEMBER 31, 2001
  (BROUGHT FORWARD)                            $3,293    $(1,777)        $  (747)        $(10,510)     $  28,119
   Net loss                                        --         --              --               --       (112,485)
   Comprehensive loss -
     Foreign currency translation                  --         --             778               --            778
                                                                       ------------                   -------------
   Total comprehensive loss                        --         --             778               --       (111,707)
   Expiration of redeemable preferred
     stock options - Series C                      --         --              --               --          5,180
   Adjustment for notes received for
     shares issued                                 --         --              --            4,424             --
   Allowance for uncollectible portion
     of note receivable                            --         --              --            4,094          4,094
   Collection of notes receivable
     received for shares issued                    --         --              --            1,156          1,156
   Treasury stock transaction                      --     (1,878)             --               --             --
   Retirement of treasury stock                    --      1,878              --               --             --
   Shares issuable for settlement of
     liability                                     --         --              --               --             63
   Obligation for shares issuable in
     settlement of liability                       --         --              --               --            (63)
   Stock option repricing                          --         --              --               --            254
   Stock options - Digital Angel
     Corporation                                   --         --              --               --         18,800
   Stock options - VeriChip Corporation            --         --              --               --            200
   Issuance of warrants                         2,357         --              --               --          2,357
   Issuance of warrants - Digital
     Angel Corporation                             --         --              --               --            163
   Issuance of warrants - VeriChip
     Corporation                                   --         --              --               --             44
   Remeasurement of warrants -
     Digital Angel Corporation                     --         --              --               --          1,066
   Issuance of common shares for exercise
     of stock options                              --         --              --               --          1,177
   Issuance of common shares and
     options for services, compensation
     and other                                     --         --              --               --         13,005
                                             ---------------------------------------------------------------------
BALANCE - DECEMBER 31, 2002                    $5,650    $(1,777)        $    31         $   (836)      $(36,092)
                                             =====================================================================

See the accompanying notes to consolidated financial statements.

-------------------------------------------------------------------------------
                                                                       Page F-9

                                  APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------------------------------------------------
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                    (IN THOUSANDS)

                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                         --------------------------------------------
                                                                              2002            2001           2000
                                                                         --------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net (loss) income                                                      $(112,485)     $(205,103)       $(112,142)
    Adjustments to reconcile net loss to net
      cash used in operating activities:
         Asset impairment, restructuring and unusual charges                  69,382         71,719            6,383
         (Income) loss from discontinued operations                           (1,420)        16,482           82,968
         Depreciation and amortization                                         4,773         28,899           11,073
         Non-cash interest expense                                             5,770             --               --
         Deferred income taxes                                                   (69)        21,435           (3,365)
         Impairment of notes receivable                                        4,472         21,873               --
         Interest income on notes received for shares issued                    (475)            --               --
         Net loss on subsidiary merger transaction                             4,485             --               --
         Gain from extinguishment of debt                                         --         (9,465)              --
         Minority interest                                                   (18,474)          (718)             229
         (Gain) loss on sale of subsidiaries and business assets                (132)         6,058             (486)
         Gain on sale of equipment and assets                                   (406)            --             (466)
         Non-cash compensation and administrative expenses                    20,143          5,274               --
         Equity in net loss of affiliate                                         291            328               --
         Issuance of stock for services                                        2,958             --               --
         Net change in operating assets and liabilities                       17,166         28,365           (5,577)
         Net cash provided by (used in) discontinued operations                  116         (3,127)         (22,035)
----------------------------------------------------------------------------------------------------------------------
NET CASH USED IN OPERATING ACTIVITIES                                         (3,905)       (17,980)         (43,418)
----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Decrease in notes receivable                                               3,155          1,299           31,457
    Received from buyers of divested subsidiaries                              2,625             --               --
    Proceeds from sale of property and equipment                               3,535          1,347              939
    Proceeds from sale of subsidiaries and business assets                     1,382          1,673            2,821
    Payments for property and equipment                                       (1,858)        (2,757)          (8,391)
    Payment for asset and business acquisition (net of
      cash balances acquired)                                                   (261)            --           (9,141)
    Decrease (increase) in other assets                                            3            944             (963)
    Net cash (used in) provided by discontinued operations                      (507)           208            1,708
----------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY INVESTING ACTIVITIES                                      8,074          2,714           18,430
----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net amounts (paid) borrowed on notes payable                              (4,778)        13,981            2,234
    Proceeds on long-term debt                                                 1,287            553           15,971
    Payments for long-term debt                                               (1,422)        (2,485)         (11,553)
    Other financing costs                                                       (875)          (375)            (835)
    Issuance of common shares                                                  1,695            678            6,137
    Collection of notes receivable for shares issued                           1,156             --               --
    Issuance of preferred shares, related options and warrants                    --             --           19,056
    Proceeds from subsidiary issuance of common stock                            630            126               --
    Stock issuance costs                                                        (518)          (798)            (180)
    Net cash (used in) provided by discontinued operations                        --           (757)              16
----------------------------------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                           (2,825)        10,923           30,846
----------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           1,344         (4,343)           5,858

EFFECT OF EXCHANGE RATES CHANGES ON CASH AND CASH EQUIVALENTS                    778             --               --

----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                  3,696          8,039            2,181
----------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS - END OF YEAR                                    $   5,818      $   3,696        $   8,039
======================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Income taxes (refunds received) paid                                   $    (971)     $  (2,227)       $     660
    Interest paid                                                              3,778          4,071            5,722
----------------------------------------------------------------------------------------------------------------------

See the accompanying notes to consolidated financial statements.

------------------------------------------------------------------------------
                                                                     Page F-10

--------------------------------------------------------------------------
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (IN THOUSANDS)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION

The accompanying financial statements have been prepared on a going concern basis and do not reflect any adjustments that might result from the outcome of the uncertainties described in Note 2.

Certain items in the condensed consolidated financial statements for the 2001 and 2000 periods have been reclassified for comparative purposes.

ORGANIZATION

Applied Digital Solutions, Inc. and subsidiaries (the "Company"), a Missouri corporation, is an advanced technology development company. During the last half of 2001 and during 2002, the Company sold or closed many of the businesses the Company had acquired that it believed did not enhance its strategy of becoming an advanced digital technology development company. The Company has emerged from being a supplier of computer hardware, software and telecommunications products and services to becoming an advanced technology company that focuses on a range of life enhancing, personal safeguard technologies, early warning alert systems, miniaturized power sources and security monitoring systems combined with the comprehensive data management services required to support them. The Company has four such products in various stages of development. They are:

  *  Digital Angel(TM), for monitoring and tracking people and objects;

  *  Thermo Life(TM), a thermoelectric generator;

  * VeriChip(TM), an implantable radio frequency verification device that can be used for security, financial, personal identification/safety and other applications; and

  * Bio-Thermo(TM), a temperature-sensing implantable microchip for use in pets, livestock and other animals.

BUSINESS SEGMENTS

As a result of the merger of pre-merger Digital Angel and MAS, which occurred on March 27, 2002, the significant restructuring of the Company's business during the past year and our emergence as an advanced technology development company, the Company has re-evaluated and realigned its reporting segments. Effective January 1, 2002, the Company currently operates in three business segments: Advanced Technology, Digital Angel Corporation and SysComm International.

Prior to January 1, 2002, the Company was organized into three segments:
Applications, Services and Advanced Wireless. Prior period information has been restated to present the Company's reportable segments on a comparative basis.

---------------------------------------------------------------------
                                                            Page F-11

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Advanced Technology

This segment specializes in security-related data collection, value-added data intelligence and complex data delivery systems for a wide variety of end users including commercial operations, government agencies and consumers. VeriChip and Thermo Life products are included in the Company's Advanced Technology segment.

Digital Angel Corporation

The Digital Angel Corporation segment consists of the business operations the Company's 73.91% owned subsidiary, Digital Angel Corporation (AMEX:DOC). This segment is engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. Before March 27, 2002, the business of Digital Angel Corporation was operated in four divisions: Animal Tracking, Digital Angel Technology, Digital Angel Delivery System, and Radio Communications and Other. With the acquisition of MAS on March 27, 2002, Digital Angel Corporation re-organized into four new divisions: Animal Applications (formerly Animal Tracking), Wireless and Monitoring (a combination of the former Digital Angel Technology and the Digital Angel Delivery System segments), GPS and Radio Communications (formerly Radio Communications and Other), and Medical Systems (formerly Physician Call Center and Other). Medical Systems represents the business activity of the newly acquired MAS.

SysComm International

The SysComm International segment consists of the business operations of the Company's 52.5% owned subsidiary, SysComm International Corporation (OTC:SYCM). This segment is a full service provider of Information Technology, or IT, solutions and products. It specializes in tailoring its approach to the individual customer's needs. Doing business as "InfoTech," this segment provides IT consulting, networking, procurement, deployment, integration, migration and security services and solutions. It also provides on-going system and network maintenance services. In 2002, this segment continued its strategy of moving away from a product-driven systems integration business model to a customer-oriented IT solutions-based business model. It has further developed its deliverable IT solutions by adding new consulting and service offerings, and increasing the number of strategic alliances with outside technical service firms and manufacturers of high-end IT products.

Business units that were part of the Company's continuing operations and that were closed or sold during 2001 and 2002 are reported as All Other.

The "Corporate/Eliminations" category includes all amounts recognized upon consolidation of the Company's subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities. "Corporation/Eliminations" also includes certain interest expense and other expenses associated with corporate activities and functions. Included in "Corporate/Eliminations" for the year ended December 31, 2002, is a non-cash compensation charge of $18.7 million associated with pre-merger Digital Angel options, which were converted into options to acquire shares of MAS in connection with the merger of pre-merger Digital Angel and MAS.

On March 1, 2001, the Company's Board of Directors approved a plan to sell or close Intellesale, Inc. and all of the Company's other non-core businesses. The results of operations, financial condition and cash flows of now reflect these operations as "Discontinued Operations" and prior periods have been restated.

PRINCIPLES OF CONSOLIDATION

The financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries, including Digital Angel Corporation and SysComm International Corporation. The minority interest represents outstanding voting stock of the subsidiaries not owned by the Company or the Digital Angel Trust (as


---------------------------------------------------------------------
                                                            Page F-12

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

defined in Note 2). All significant intercompany accounts and transactions have been eliminated in consolidation.

Our majority-owned subsidiary, SysComm International Corporation operates on a fiscal year ending September 30. Their results of operations have been reflected in the Company's consolidated financial statements on a calendar year basis.

USE OF ESTIMATES

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions the Company may undertake in the future, they may ultimately differ from actual results. The Company uses estimates, among others, to determine whether any impairment is to be recognized.

FOREIGN CURRENCIES

The Company's foreign subsidiaries use their local currency as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive (loss) income in the statement of preferred stock, common stock and other stockholders' (deficit) equity.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. These amounts are not material to the financial statements.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

UNBILLED RECEIVABLES

Unbilled receivables consist of certain direct costs and profits recorded in excess of amounts currently billable pursuant to contract provisions in connection with system installation projects and software licensing. Unbilled receivables included in accounts receivable was $0.1 million in 2002 and $0.2 million in 2001.

INVENTORIES

Inventories consist of raw materials, work in process and finished goods The majority of the components are plastic ear tags, electronic microchips, electronic readers and components as well as products and components related to GPS search and rescue equipment. Inventory is valued at the lower of cost or market, determined by the first-in, first-out method. The Company closely monitors and analyzes inventory for potential obsolescence and slow-moving items based upon the aging of the inventory and the inventory turns by product. Inventory items designated as obsolete or slow moving are reduced to net realizable value.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost, less accumulated depreciation and amortization computed using straight-line and accelerated methods. Building and leasehold improvements are depreciated and amortized over periods ranging from 10 to 40 years and equipment is depreciated over periods ranging from 3 to 10 years. Repairs

---------------------------------------------------------------------
                                                            Page F-13

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

and maintenance, which do not extend the useful life of the asset, are charged to expense as incurred. Gains and losses on sales and retirements are reflected in income.

GOODWILL AND OTHER INTANGIBLE ASSETS

In conjunction with the Company's review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, the Company reviewed the useful lives assigned to goodwill and, effective October 1, 2000, changed the lives to periods ranging from 5 to 10 years, down from periods ranging from 10 to 20 years. The impact in 2001 and 2000 of this change was an increase in amortization of $7.2 million and $3.5 million, respectively and a decrease in earnings per share of $0.04 and $0.05, respectively. Goodwill and other intangible assets are stated on the cost basis and have been amortized, principally on a straight-line basis, over the estimated future periods to be benefited (ranging from 5 to 10 years) through December 31, 2001. Prior to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets" (SFAS 142) on January 1, 2002, the Company reviewed goodwill and other intangible assets quarterly for impairment whenever events or changes in business circumstances indicated that the remaining useful life may have warranted revision or that the carrying amount of the long-lived asset may not have been fully recoverable. Included in factors considered were significant customer losses, changes in profitability due to sudden economic or competitive factors, change in managements' strategy for the business unit, letters of intent received for the sale of the business unit, or other factors arising in the quarterly period. The Company annually performed undiscounted cash flow analyses by business unit to determine if an impairment existed. For purposes of these analyses, earnings before interest, taxes, depreciation and amortization were used as the measure of cash flow. When an impairment was determined to exist, any related impairment loss was calculated based on fair value. Fair value was determined based on discounted cash flows. The discount rate utilized by the Company was the rate of return expected from the market or the rate of return for a similar investment with similar risks. The Company recorded goodwill impairment charges of $63.6 million and $0.8 million during 2001 and 2000, respectively. See Note 15.

According to the provision of SFAS 142, in 2002, the Company ceased the amortization of goodwill and other intangible assets deemed to have indefinite lives. Instead, the Company is required to test these assets for impairment annually as part of its annual business planning cycle during the fourth quarter of each year. See Note 8. As part of the implementation of SFAS 142 on January 1, 2002, the Company was required to complete a transitional impairment test of goodwill and other intangible assets. The adoption of SFAS 142 did not result in an impairment charge. The annual test performed by the Company during the fourth quarter of 2002, resulted in an impairment charge of $62.2 million associated with the Company's Digital Angel Corporation segment.

PROPRIETARY SOFTWARE IN DEVELOPMENT

In accordance with Statement of Financial Accounting Standards (FAS) 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, the Company has capitalized certain computer software development costs upon the establishment of technological feasibility. Technological feasibility is considered to have occurred upon completion of a detailed program design which has been confirmed by documenting and tracing the detail program design to product specifications and has been reviewed for high-risk development issues, or to the extent a detailed program design is not pursued, upon completion of a working model that has been confirmed by testing to be consistent with the product design. Amortization is provided based on the greater of the ratios that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or the straight-line method over the estimated useful life of the product. The estimated useful life for the straight-line method is determined to be 2 to 5 years.

ADVERTISING COSTS

The Company expenses production costs of print advertisements the first date the advertisements take place. Advertising expense, included in selling, general and administrative expenses, was $0.3 million in 2002, $0.3 million in 2001, $0.4 million in 2000.



---------------------------------------------------------------------
                                                            Page F-14

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

REVENUE RECOGNITION

For programming, consulting and software licensing services and construction contracts, the Company recognizes revenue based on the percent complete for fixed fee contracts, with the percent complete being calculated as either the number of direct labor hours in the project to date divided by the estimated total direct labor hours or based upon the completion of specific task orders. It is the Company's policy to record contract losses in their entirety in the period in which such losses are foreseeable. For nonfixed fee jobs, revenue is recognized based on the actual direct labor hours in the job times the standard billing rate and adjusted to realizable value, if necessary. For product sales, the Company recognizes revenue at the time products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when such uncertainties are resolved. Revenue from royalties is recognized when licensed products are shipped. There are no significant post-contract support obligations at the time of revenue recognition. The Company's accounting policy regarding vendor and post-contract support obligations is based on the terms of the customers' contract, billable upon the occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized. The Company does not experience significant product returns, and therefore, management is of the opinion that based on the most recent information available, no allowance for sales returns is necessary. The Company has no obligation for warranties on new hardware sales, because the warranty is provided by the manufacturer. The Company does not offer a warranty policy for services to customers.

SOFTWARE REVENUE RECOGNITION

For those arrangements where the Company's contract calls only for the delivery of software with no additional obligations, revenue is recognized at the time of delivery, provided that there is a signed contract, delivery of the product has taken place, the fee is fixed by the contract and collectability is considered probable. For multiple element arrangements such as a contract that includes the delivery of software and a service arrangement, revenues allocated to the sale of the software are recognized when the software is delivered to the customer. Revenues related to the sale of the service agreement are recognized ratably over the term of the service agreement. A value is ascribed to each of the elements sold. This value is based on vendor specific objective evidence of fair value, regardless of any separate prices that may be stated in the contract. Vendor specific objective evidence of fair value is the price charged when the elements are sold separately. If an element is not yet being sold separately, the fair value is the price established by management having the relevant authority to do so. It is considered probable that the price established by management will not change before the separate introduction of the element. If the contract includes a discount, the discount is applied to the components of the contract, which specifically apply. For those contracts where the discount is a fixed amount for the entire contract (i.e. not specifically identifiable with any of the contract elements), a proportionate amount of the discount is allocated to each element of the contract based on that element's fair value without regard to the discount. The Company's contracts do not include unspecified upgrades and enhancements. For those arrangements where the Company's contract to deliver software requires significant production modification or customization of the software, revenues are recognized using percentage of completion accounting. The service element of these contracts are essential to the functionality of other elements in the contract and are not accounted for separately. The cost to complete and extent of progress towards completion of these contracts can be reasonably ascertained based on the detailed tracking and recording of labor hours expended. Progress payments on these contracts are required and progress is measured using the efforts expended input measure.

STOCK-BASED COMPENSATION

As permitted under SFAS No. 123, Accounting for Stock-based Compensation, the Company has elected to continue follow the guidance of APB Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees and Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25, in accounting for its stock-based employee compensation arrangements. Accordingly, no compensation cost is recognized for any of the Company's fixed stock options granted to employees when the exercise price of each option equals or exceeds the fair value of the


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                                                            Page F-15

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

underlying common stock as of the grant date for each stock option. Changes in the terms of stock option grants, such as extensions of the vesting period or changes in the exercise price, result in variable accounting in accordance with APB Opinion No. 25. Accordingly, compensation expense is measured in accordance with APB No. 25 and recognized over the vesting period. If the modified grant is fully vested, any additional compensation costs is recognized immediately. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123.

At December 31, 2002, the Company had four stock-based employee compensation plans, which are described more fully in Note 13 and the Company's subsidiaries had six stock-based employee compensation plans. As permitted under SFAS No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure, which amended SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangement as defined by Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations including Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB No.
25. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for options granted under its plans as well as to the plans of its subsidiaries:

                                                                     YEAR ENDED DECEMBER 31,
                                                           ------------------------------------------

                                                              2002             2001            2000
                                                           ---------        ---------        --------
         Net loss, as reported                             $(113,961)       $(208,625)       $(33,222)
          Deduct: Total stock-based employee
            compensation expense determined under
            fair value-based method for all awards,
            net of related tax effects (1)                    (3,272)          (2,708)         (2,678)
                                                           ---------        ---------        --------

         Pro forma net loss                                $(117,233)       $(211,333)       $(35,901)

         Loss per share:
           Basic and diluted--as reported                  $   (0.42)       $   (1.23)       $  (0.52)
                                                           ---------        ---------        --------
           Basic and diluted--pro forma                    $   (0.44)       $   (1.24)       $  (0.56)
                                                           ---------        ---------        --------

         (1) For 2002, amount includes $1.8 million of compensation expense associated with subsidiary options.

         The weighted average per share fair values of grants made in 2002, 2001 and 2000 for the Company's incentive plans were $0.19, $0.36 and $0.67, respectively. The fair values of the options granted were estimated on the grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                                                               2002          2001        2000
                                                               ----          ----        ----
         Estimated option life                              5.5 years      5 years     5 years
         Risk free interest rate                                 2.89%        4.49%       4.98%
         Expected volatility                                    76.00%       68.75%      53.32%
         Expected dividend yield                                 0.00%        0.00%       0.00%

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                                                                     Page F-16

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

RESEARCH AND DEVELOPMENT

Research and development expense consists of personnel costs, supplies, other direct costs and indirect costs, primarily rent and other overhead, of developing new products and technologies and are charged to expense as incurred.

ISSUANCE OF SHARES OF STOCK BY SUBSIDIARY

Gains where realizable and losses on issuance of shares of stock by a consolidated subsidiary are reflected in the consolidated statement of operations.

INCOME TAXES

The Company accounts for income taxes under the asset and liability approach for the financial accounting and reporting for income taxes. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets where the Company determines realization is not currently judged to be more likely than not. Income taxes include U.S. and international taxes. The Company and its 80% or more owned U.S. subsidiaries file a consolidated federal income tax return.

EARNINGS (LOSS) PER COMMON SHARE AND COMMON SHARE EQUIVALENT

Income (loss) available to common stockholders has been adjusted to reflect preferred stock dividends and the accretion to the redemption value and beneficial conversion charge associated with the Series C redeemable preferred stock for the purpose of calculating earnings per share. Basic EPS is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental shares issuable upon exercise of stock options and warrants and conversion of preferred stock outstanding.

COMPREHENSIVE INCOME (LOSS)

The Company's comprehensive accumulated other (loss) income consists of foreign currency translation adjustments, and is reported in the consolidated statements of preferred stock, common stock and other stockholders' (deficit) equity.

METHOD OF ACCOUNTING FOR DIGITAL ANGEL CORPORATION

Effective March 27, 2002, the Company's 93% owned subsidiary, Digital Angel Corporation, which we refer to as pre-merger Digital Angel, merged with and into a wholly-owned subsidiary of a publicly traded company, Medical Advisory Systems, Inc. (MAS), and MAS changed its name to Digital Angel Corporation. Under the terms of the merger agreement, each issued and outstanding share of common stock of pre-merger Digital Angel (including each share issued upon exercise of options prior to the effective time of the merger) was cancelled and converted into the right to receive 0.9375 shares of MAS's common stock. The Company obtained
18.75 million shares of MAS common stock in the merger (representing approximately 61% of the shares then outstanding). Prior to the transaction, the Company owned 850,000 shares of MAS, or approximately 16.7%. On December 31, 2002, the Company owned 19.6 million shares, or approximately 73.91% of the shares outstanding. Also, pursuant to the merger agreement, the Company contributed to MAS all of its stock in Timely Technology Corp., a wholly-owned subsidiary, and Signature Industries, Limited, an 85% owned subsidiary. Pre-merger Digital Angel, Timely Technology Corp. and Signature Industries, Limited were collectively referred to as the Advanced Wireless Group (AWG). The merger has been treated as a reverse acquisition for accounting purposes, with the AWG treated as the accounting acquirer.


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                                                            Page F-17

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The total purchase price of the transaction was $32.0 million, which was comprised of the $25.0 million fair market value of MAS stock outstanding not held by the Company immediately preceding the merger, the $3.4 million estimated fair market value of MAS options and warrants outstanding as well as the direct costs of the acquisition of $3.6 million. The transaction resulted in Digital Angel Corporation allocating approximately $28.3 million of the purchase price to goodwill.

The consolidated financial statements included in this Form 10-K include the accounts of Digital Angel Corporation and reflect the outstanding voting stock not owned by the Digital Angel Share Trust (the "Digital Angel Trust") (as defined in Note 2) as a minority ownership interest in Digital Angel Corporation on the balance sheet as of December 31, 2002. Significant intercompany balances and transactions have been eliminated in consolidation. Digital Angel Corporation is publicly traded on the American Stock Exchange under the symbol DOC, with a closing market price per share at December 31, 2002, and March 21, 2003, of $2.55 and $1.22, respectively.

During 2002, the Company recorded a net loss of $0.4 million occasioned by the merger transaction, comprised of a loss of approximately $5.1 million resulting from the exercise of 1.5 million pre-merger Digital Angel options (representing the difference between the carrying amount of the Company's pro-rata share of the investment in pre-merger Digital Angel and the exercise price of the options) and a gain of approximately $4.7 million from the deemed sale of 22.85% of the AWG, as a result of the merger with MAS. In addition, during 2002, the Company recorded a loss of $4.1 million on the issuances of 1.1 million shares of Digital Angel Corporation common stock resulting primarily from the exercise of stock options. The loss represents the difference between the carrying amount of the Company's pro-rata share of its investment in Digital Angel Corporation and the net proceeds from the issuances of the stock and other changes in the minority interest ownership.

By operation of the Digital Angel Trust agreement, the Company's share of Digital Angel Corporation's net assets is effectively restricted. Although Digital Angel Corporation may pay dividends, the Company's access to this subsidiary's funds is restricted. The following condensed consolidating balance sheet data at December 31, 2002, shows, among other things, the Company's investment in Digital Angel Corporation. The following consolidating financial data provides supplementary information about the results of operations and cash flows for 2002.



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                                                            Page F-18

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

                                       CONDENSED CONSOLIDATING BALANCE SHEET DATA
                                                    DECEMBER 31, 2002
                                                         APPLIED DIGITAL    DIGITAL ANGEL      CONSOLIDATION
                                                         SOLUTIONS, INC.     CORPORATION       ELIMINATIONS    CONSOLIDATED
                                                         ------------------------------------------------------------------
                                                                                  (in thousands)
Current Assets
Cash and cash equivalents                                   $  5,604           $   214          $     --        $  5,818
Accounts receivable, net                                      12,422             4,126                --          16,548
Inventories                                                    1,464             4,945                --           6,409
Notes receivable                                               2,801                --                --           2,801
Other current assets                                           1,442             1,478                --           2,920
                                                         ------------------------------------------------------------------
Total Current Assets                                          23,733            10,763                --          34,496

Property And Equipment, net                                    2,053             7,769                --           9,822
Notes Receivable, net                                            758                --                --             758
Goodwill, net                                                 20,366            47,452                --          67,818
Investment in Digital Angel Corporation                       40,656                --           (40,656)             --
Other Assets, net                                              2,525             1,814                --           4,339
                                                         ------------------------------------------------------------------
Total Assets                                                $ 90,091           $67,798          $(40,656)       $117,233
                                                         ==================================================================

Current Liabilities
Notes payable and current maturities of
  long-term debt                                            $ 81,063           $   816          $     --        $ 81,879
Accounts payable and accrued expenses                         31,209             7,846                --          39,055
Put accrual                                                      200                --                --             200
Intercompany (receivable) payable                               (462)              462                --              --
Net liabilities of Discontinued Operations                     9,368                --                --           9,368
                                                         ------------------------------------------------------------------
Total Current Liabilities                                    121,378             9,124                --         130,502
Long-Term Debt, Notes Payable and Other Liabilities            1,037             3,364                --           4,401
                                                         ------------------------------------------------------------------
Total Liabilities                                            122,415            12,488                --         134,903
Minority Interest                                              3,768               298            14,356          18,422
Accumulated other comprehensive income (loss)                     31              (185)              185              31
Other stockholders' (deficit) equity                         (36,123)           55,197           (55,197)        (36,123)
                                                         ------------------------------------------------------------------
Total Stockholders' (Deficit) Equity                         (36,092)           55,012           (55,012)        (36,092)
                                                         ------------------------------------------------------------------
Total Liabilities and Stockholders' (Deficit) Equity        $ 90,091           $67,798          $(40,656)       $117,233
                                                         ==================================================================

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                                                                     Page F-19

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

                                   CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS DATA
                                               YEAR ENDED DECEMBER 31, 2002
                                                         APPLIED DIGITAL    DIGITAL ANGEL      CONSOLIDATION
                                                         SOLUTIONS, INC.     CORPORATION       ELIMINATIONS    CONSOLIDATED
                                                         ------------------------------------------------------------------
                                                                                  (in thousands)

Product revenue                                            $  50,060          $ 30,946          $    (70)      $  80,936
Service revenue                                               15,979             2,685                --          18,664
                                                         ------------------------------------------------------------------
  Total revenue                                               66,039            33,631               (70)         99,600
Cost of products sold                                         40,690            17,705                --          58,395
Cost of services sold                                          7,107             2,216                --           9,323
                                                         ------------------------------------------------------------------
  Gross profit                                                18,242            13,710               (70)         31,882
Selling, general and administrative expenses                  32,218            34,302               (70)         66,450
Intercompany management fees                                    (193)              193                --              --
Research and development                                       1,096             2,422                --           3,518
Asset impairment                                               5,564            63,818                --          69,382
Depreciation and amortization                                  1,142             3,631                --           4,773
Gain on sale of subsidiaries and business assets                (132)               --                --            (132)
Interest and other income                                     (1,755)             (601)               --          (2,356)
Interest expense                                              17,221             2,109            (1,806)         17,524
                                                         ------------------------------------------------------------------
Loss from continuing operations before taxes,
  minority interest, loss on subsidiary stock
  issuances and sale of subsidiary stock, and
  equity in net loss of affiliate                            (36,919)          (92,164)            1,806        (127,277)
Provision for income taxes                                       326                --                --             326
                                                         ------------------------------------------------------------------
Loss from continuing operations before minority
  interest, loss on subsidiary stock issuances
  and sale of subsidiary stock and equity in net
  loss of affiliate                                          (37,245)          (92,164)            1,806        (127,603)
Minority interest                                            (18,378)              (96)               --         (18,474)
Loss on subsidiary stock issuances and sale
  of subsidiary stock                                          4,485                --                --           4,485
Equity in net loss of affiliate(1)                            90,553               291           (90,553)            291
                                                         ------------------------------------------------------------------
Loss from continuing operations                            $(113,905)         $(92,359)         $ 92,359       $(113,905)
                                                         ==================================================================

(1) Digital Angel Corporation's separate financial statements include a "push down" of $1.8 million of interest expense associated with the Company's obligation to IBM Credit. Thus the equity in net loss of affiliate on the Company's unconsolidated financial statements differs from Digital Angel Corporation's loss by the $1.8 million.

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                                                                     Page F-20

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

                                   CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS DATA
                                               YEAR ENDED DECEMBER 31, 2002
                                                         APPLIED DIGITAL    DIGITAL ANGEL      CONSOLIDATION
                                                         SOLUTIONS, INC.     CORPORATION       ELIMINATIONS    CONSOLIDATED
                                                         ------------------------------------------------------------------
                                                                                  (in thousands)

Cash Flows From Operating Activities
    Net loss                                                $(21,932)         $(92,359)           $ 1,806       $(112,485)
  Adjustment to reconcile net loss to net cash
   used in operating activities:
    Non-cash adjustments                                       5,229            87,875             (1,806)         91,298
    Net change in operating assets and liabilities            15,412             1,754                 --          17,166
    Net cash provided by discontinued operations                 116                --                 --             116
                                                            --------          --------            -------       ---------
Net Cash Used In Operating Activities                         (1,175)           (2,730)                --          (3,905)
                                                            --------          --------            -------       ---------

Cash Flows From Investing Activities
    Decrease in notes receivable                               3,155                --                 --           3,155
    Received from buyers of divested subsidiaries              2,625                                                2,625
    (Increase) decrease in other assets                         (105)              108                 --               3
    Proceeds from the sale of property and equipment           3,535                                   --           3,535
    Proceeds from the sale of subsidiaries and business
     assets and investments                                      357             1,025                 --           1,382
    Payment for property and equipment                          (419)           (1,439)                --          (1,858)
    Investment in subsidiaries                                  (684)               --                684              --
    Payment for asset and business acquisitions                    0              (261)                --            (261)
    Net cash used in discontinued operations                    (507)               --                 --            (507)
                                                            --------          --------            -------       ---------
Net Cash Provided By (Used In) Investing Activities            7,957              (567)               684           8,074
                                                            --------          --------            -------       ---------

Cash Flows From Financing Activities
    Net amounts borrowed (paid) on notes payable and
     line of credit                                             (569)           (4,209)                --          (4,778)
    (Payments on) proceeds from line of credit and
     long-term debt                                           (4,243)            5,530                 --           1,287
    Payments on long-term debt                                (1,379)              (43)                --          (1,422)
    Other financing costs                                       (875)               --                 --            (875)
    Issuance of common shares                                  1,695               631               (631)          1,695
    Collection of notes receivable for shares issued           1,156                --                 --           1,156
    Stock issuance costs                                        (519)               --                 --            (519)
    Subsidiary Issuance of Common Shares                           0                                  631             631
    Intercompany transactions                                      0               684               (684)             --
                                                            --------          --------            -------       ---------
Net Cash (Used In) Provided By Financing Activities           (4,734)            2,593               (684)         (2,825)
                                                            --------          --------            -------       ---------
Net Increase (Decrease) in Cash and Cash Equivalents           2,048              (704)                --           1,344
Effect of exchange rates changes on cash and cash
 equivalents                                                     456               322                 --             778
Cash and Cash Equivalents - Beginning of Period                3,100               596                 --           3,696
                                                            --------          --------            -------       ---------
Cash and Cash Equivalents - End of Period                   $  5,604          $    214            $    --       $   5,818
                                                            --------          --------            -------       ---------


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                                                                     Page F-21

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

There are no restrictions on Digital Angel Corporation's ability to declare or pay dividends under the IBM Credit Agreement (defined in Note 2). All of the consolidated assets of the Company, exclusive of the assets of Digital Angel Corporation, are collateral under the IBM Credit Agreement. In addition, the shares of Digital Angel Corporation common stock held in the Digital Angel Trust (as defined in Note 2) also collateralize the amounts outstanding under the IBM Credit Agreement.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In July 2001, the Financial Accounting Standards Board (FASB) issued FAS No. 141 Business Combinations and FAS No. 142 Goodwill and Other Intangible Assets. FAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being included in goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. FAS 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The Company adopted the provisions of each statement, which apply to goodwill and certain intangibles acquired prior to June 30, 2001, on January 1, 2002. The adoption of these standards had the impact of reducing the Company's amortization of goodwill commencing January 1, 2002.

In August 2001, the Financial Accounting Standards Board (FASB) issued FAS 144, Accounting for the Impairment of Disposal of Long-Lived Assets. This standard supersedes FAS 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of. This standard significantly changes the criteria that would have to be met to classify an asset as held-for-sale. This distinction is important because assets to be disposed of are stated at the lower of their fair values or carrying amounts and depreciation is no longer recognized. The new rules will also supercede the provisions of APB Opinion 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, with regard to reporting the effects of a disposal of a segment of a business and will require expected future operating losses from Discontinued Operations to be displayed in Discontinued Operations in the period in which the losses are incurred, rather than as of the measurement date as required by APB 30. This statement is effective for fiscal years beginning after December 15, 2001. The Company adopted this statement on January 1, 2002. The adoption of FAS 144 did not have a material impact on the Company's operations or financial position.

In May 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (FAS 145). FAS 145 eliminates Statement 4 (and Statement 64, as it amends Statement 4), which requires gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, and thus, also the exception to applying Opinion 30 is eliminated as well. This statement is effective for years beginning after May 2002 for the provisions related to the rescission of Statements 4 and 64, and for all transactions entered into beginning May 2002 for the provision related to the amendment of Statement 13. The adoption of FAS 145 had the effect of reducing the Company's loss from continuing operations and eliminating an extraordinary gain as previously reported for the year ended December 31, 2001.


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                                                            Page F-22

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

In June 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan. Adoption of this Statement is required with the beginning of fiscal year 2003. The Company has not yet determined what impact the adoption of FAS 146 will have on its operations and financial position.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. The Company intends to continue to account for stock-based compensation based on the provisions of APB Opinion No. 25. SFAS 148's amendment of the transition and annual disclosure provisions of SFAS 123 are effective for fiscal years ending after December 15, 2002, and the disclosure requirements for interim financial statements are effective for interim periods beginning after December 15, 2002. The Company adopted the disclosure provisions of SFAS 148 on December 31, 2002.

2.  DEBT COVENANT COMPLIANCE AND LIQUIDITY AND GOING CONCERN
CONSIDERATIONS

The Company generated significant net losses during 2002, 2001 and 2000. As a result, the Company was not in compliance with certain financial covenants of its loan agreement as of December 31, 2002, 2001 and 2000. Accordingly, substantial doubt exists about the Company's ability to continue as a going concern. The Company's Second Restated Term and Revolving Credit Agreement with IBM Credit Corporation (IBM Credit) was amended and restated on October 17, 2000 and further amended on March 30, 2001, July 1, 2001, September 15, 2001, November 15, 2001, December 31, 2001, January 31, 2002 and
February 27, 2002. These amendments extended the due dates of principal and interest payments of $4.2 million and $2.9 million, respectively, until April 2, 2002.

On March 1, 2002, the Company and Digital Angel Trust, a newly created Delaware business trust, entered into the Third Amended and Restated Term Credit Agreement (the IBM Credit Agreement) with IBM Credit, which became effective on March 27, 2002, the effective date of the merger between pre-merger Digital Angel and MAS. Upon completion of the merger, and in satisfaction of a condition to the consent to the merger by IBM Credit, the Company transferred to the Digital Angel Trust, which is controlled by an advisory board, all shares of Digital Angel Corporation common stock owned by it and, as a result, the Digital Angel Trust has legal title to approximately 73.91% of the Digital Angel Corporation common stock at December 31, 2002. The Digital Angel Trust has voting rights with respect to the Digital Angel Corporation common stock until the Company's obligations to IBM Credit are repaid in full. The Company retained beneficial ownership of the shares.

The IBM Credit Agreement contained covenants relating to the Company's financial position and performance, as well as the financial position and performance of Digital Angel Corporation. On September 30, 2002, the Company entered into an amendment to the IBM Credit Agreement, which revised certain financial covenants relating to its financial performance and the financial position and performance of Digital Angel Corporation for the quarter ended September 30, 2002 and the fiscal year ending December 31, 2002. On November 1, 2002, the Company entered into


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                                                            Page F-23

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

another amendment to the IBM Credit Agreement, which further revised certain covenants relating to the financial performance of Digital Angel Corporation for the quarter ended September 30, 2002, and the fiscal year ending December 31, 2002. At September 30, 2002, the Company and Digital Angel Corporation were in compliance with the revised covenants under the IBM Credit Agreement. At June 30, 2002, the Company was not in compliance with our Minimum Cumulative Modified EBITDA debt covenant and with other provisions of the IBM Credit Agreement and Digital Angel Corporation was not in compliance with its Minimum Cumulative Modified EBITDA and Current Assets to Current Liabilities debt covenants. On August 21, 2002, IBM Credit provided the Company with a waiver of such noncompliance. As consideration for the waiver, the Company issued to IBM Credit a five year-warrant to acquire 2.9 million shares of its common stock at $0.15 per share, valued at approximately $1.3 million, and a five year-warrant to purchase approximately 1.8 million shares of its wholly-owned subsidiary, VeriChip Corporation's, common stock at
$0.05 per share, valued at approximately $44 thousand.   At December
31, 2002, the Company was not in compliance with the revised covenants under the IBM Credit Agreement. Digital Angel Corporation did not maintain compliance with certain financial covenants under its credit agreement with its lender, Wells Fargo Business Credit, Inc. (Wells Fargo). Well Fargo provided Digital Angel Corporation with a waiver of non-compliance. IBM Credit did not provide a waiver.

Under the terms of the IBM Credit Agreement, the Company was required to repay IBM Credit Corporation $29.8 million of the $77.2 million outstanding principal balance currently owed to them, plus $16.4 million of accrued interest and expenses (totaling approximately $46.2 million), on or before February 28, 2003. The Company did not make such payment by February 28, 2003. On March 3, 2003, IBM Credit notified the Company that it had until March 6, 2003, to make the payment. The Company did not make the payment on March 6, 2003, as required. The Company's failure to comply with the payment terms imposed by the IBM Credit Agreement and to maintain compliance with the financial performance covenant constitute events of default under the IBM Credit Agreement. On March 7, 2003, the Company received a letter from IBM Credit declaring the loan in default and indicating that IBM Credit would exercise any and/or all of its remedies.

FORBEARANCE AGREEMENT

On March 27, 2003, the Company announced that it had executed a forbearance agreement term sheet with IBM Credit. The forbearance agreement becomes effective on or about March 31, 2003. In turn, the Company has agreed to dismiss a lawsuit it had filed against IBM Credit and IBM Corporation in Palm Beach County, Florida on March 6, 2003.


The payment provisions and purchase rights under the terms of the forbearance agreement term sheet are as follows:

  * the Tranche A Loan, consisting of $68.0 million plus accrued interest, must be repaid in full no later than September 30, 2003, provided that all but $3 million of the Tranche A Loan (the "Tranche A Deficiency Amount") will be deemed to be paid in full on such date if less than the full amount of the Tranche A Loan is repaid but all of the net cash proceeds of the Digital Angel Corporation shares held in the Digital Angel Trust are applied to the repayment of the Tranche A Loan. The Tranche A Deficiency Amount (if any) must be repaid no later than March 31, 2004; and

  * (b) the Tranche B Loan, consisting of $9.2 million plus accrued interest, must be repaid in full no later than March 31, 2004. Effective March 25, 2003, the Tranche B Loan will bear interest at seven percent (7%) per annum.



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                                                            Page F-24

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The Tranche A and B Loans may be purchased under the terms of the forbearance agreement term sheet by or on behalf of the Company as follows:

  * the loans and all the other obligations may be purchased on or before June 30, 2003, for $30 million in cash;

  * the loans and all the other obligations may be purchased on or before September 30, 2003, for $50 million in cash; and

  * the Tranche A Loan may be purchased on or before September 30, 2003, for $40 million in cash with an additional $10 million cash payment due on or before December 31, 2003.

Payment of the specified amounts by the dates set forth herein will constitute complete satisfaction of any and all of the Company's obligations to IBM Credit under the IBM Credit Agreement, provided that there has not earlier occurred a "Termination Event," as defined.

In addition, the Company has agreed under the terms of the forbearance agreement term sheet that the Digital Angel Trust will immediately engage an investment bank to pursue the sale of the 19,600,000 shares of Digital Angel Corporation common stock that are currently held in the Digital Angel Trust. All proceeds from the sale of the Digital Angel Corporation common stock will be applied to the loans and other obligations to satisfy the Tranche A payment provisions as discussed above, in the event that the Company has not satisfied its purchase rights by September 30, 2003.

The forbearance agreement term sheet also modifies other provisions of the IBM Credit Agreement, including but not limited to, the imposition of additional limitations on permitted expenditures.

At the end of the forbearance period, the provisions of the forbearance agreement shall become of no force and effect. At that time, IBM Credit will be free to exercise and enforce, or to take steps to exercise and enforce, all rights, powers, privileges and remedies available to them under the IBM Credit Agreement, as a result of the payment and covenant defaults existing on March 24, 2003. If the Company is not successful in satisfying the payment obligations under the forbearance agreement or does not comply with the terms of the forbearance agreement or the IBM Credit Agreement, and IBM Credit were to enforce its rights against the collateral securing the obligations to IBM Credit, there would be substantial doubt that the Company would be able to continue operations in the normal course of business.

The ability of the Company to continue as a going concern is predicated upon numerous issues including its ability to:

  *  Raise the funds necessary to satisfy its obligations to IBM
     Credit;

  * Successfully implement its business plans, manage expenditures according to its budget, and generate positive cash flow from operations;

  * Realize positive cash flow with respect to its investment in Digital Angel Corporation;

  *  Develop an effective marketing and sales strategy;

  * Obtain the necessary approvals to expand the market for its VeriChip product;


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                                                            Page F-25

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

  *  Complete the development of its second generation Digital
     Angel product; and

  *  Attract, motivate and/or retain key executives and employees.

The Company is continually seeking operational efficiencies and synergies within each of its operating segments as well as evaluating acquisitions of businesses and customer bases which complement its operations. These strategic initiatives may include acquisitions, raising additional funds through debt or equity offerings, or the divestiture of non-core business units that are not critical to the Company's long-term strategy or other restructurings or rationalization of existing operations. The Company will continue to review all alternatives to ensure maximum appreciation of our shareholder's investments. There can be no assurance, however, that any initiative will be found, or if found, that they will be on terms favorable to the Company.


3.  ACQUISITIONS AND DISPOSITIONS

On February 27, 2001, the Company acquired 16.6% of the capital stock of MAS, a provider of medical assistance and technical products and services, in a transaction valued at approximately $8.3 million in consideration for 3.3 million shares of its common stock. The Company became the single largest stockholder and controlled two of the seven board seats. The Company accounted for this investment under the equity method of accounting. The excess of the purchase price over the net book value acquired was approximately $7.0 million and was being amortized on a straight-line basis over five years. Under FAS 142, which the Company adopted on January 1, 2002, the goodwill embedded in the Company's equity investment in MAS is no longer amortized. As a result of no longer amortizing this goodwill, the Company's 2002 net income increased by $1.2 million.

Effective March 27, 2002, the Company's 93% owned subsidiary, pre-merger Digital Angel, merged with MAS. As a result of the merger, the Company now owns approximately 73.91% of Digital Angel
Corporation, as more fully discussed in Note 1.

Unaudited pro forma results of operations for 2002 and 2001 are included below. Such pro forma information assumes that the merger of pre-merger Digital Angel and MAS had occurred as of January 1, 2001.

                                                                                       (UNAUDITED)          (UNAUDITED)
                                                                                        YEAR ENDED           YEAR ENDED
                                                                                       DECEMBER 31,         DECEMBER 31,
                                                                                           2002                 2001
                                                                                           ----                 ----
         Net operating revenue from continuing operations                               $ 100,486            $ 161,677
         Loss from continuing operations                                                $(114,595)           $(208,007)
         Loss available to common stockholders from continuing operations               $(114,595)           $(218,546)
         Loss per common share from continuing operations - basic and diluted           $   (0.43)           $   (1.29)


DISPOSITIONS

The gain (loss) on sale of subsidiaries and business assets was $0.1 million, $(6.1) million, and $0.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. The loss on the sale of subsidiaries and business assets of $6.1 million for 2001 was due to sales of the business assets of our wholly-owned subsidiaries as follows: ADS Retail Inc., Signal Processors, Limited, ACT Wireless Corp. and our ATI Communications companies. In addition, the Company sold its 85% ownership interest in Atlantic Systems, Inc. Proceeds from the sales were $3.5 million and


---------------------------------------------------------------------
                                                            Page F-26

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

were used primarily to repay debt.

EARNOUT AND PUT AGREEMENTS

Certain acquisition agreements included additional consideration, generally payable in shares of the Company's common stock, contingent on profits of the acquired subsidiary. Upon earning this additional consideration, the value is recorded as additional goodwill. At December 31, 2002, there is one remaining earnout arrangement. Assuming the current expected profits are achieved, the Company is contingently liable for additional consideration of approximately $0.5 million and $0.5 million in 2003 and 2004, respectively, all of which would be payable in shares of the Company's common stock.

In January 2001, the Company entered into an agreement with the minority shareholders of Intellesale to terminate all put rights and employment agreements that each shareholder had with or in respect of Intellesale. In exchange, the Company issued an aggregate of 6.6 million shares of the Company's common stock valued at $10.3 million. In addition, during the years ended December 31, 2002 and 2001, 13.6 million common shares valued at $6.6 million and 27.5 million common shares valued at $16.9 million, respectively, were issued to satisfy earnouts and to purchase minority interests.

4.  INVENTORIES

                                                     DECEMBER 31,
                                                     ------------
                                                2002            2001
                                                ----            ----
Raw materials                                  $1,725          $1,474
Work in process                                 1,447             176
Finished goods                                  4,659           6,226
                                               ------          ------
                                                7,831           7,876
Less:  Allowance for excess and obsolescence    1,422           1,702
                                               ------          ------
                                               $6,409          $6,174
                                               ------          ------


5.  NOTES RECEIVABLE

                                                                    DECEMBER 31,
                                                                    ------------
                                                                2002            2001
                                                                ----            ----
Due from purchaser of subsidiary, collateralized
by pledge of rights to distributions from a joint
venture of the purchaser and an unrelated entity,
bears interest at the London Interbank Offered Rate
plus 1.65%, payable in quarterly installments of
principal and interest totaling $332.                        $ 1,023          $ 9,073

Due from purchaser of four subsidiaries, bears
interest at 5%, interest payable quarterly,
principal due October 2004.  Allowance of $2,700
reflected in allowance for bad debts in 2002 and 2001.         2,700            2,700

Due from purchaser of subsidiary, collateralized by
pledge of investment securities, bears interest at
prime, interest payable semi-annually, principal due
November 2004.  Allowance of $2,328 reflected in
allowance for bad debts in 2002 and 2001.                      2,328            2,328

Due from officers, directors and employees of the
Company, unsecured, bear interest at varying interest
rates, due on demand.  Allowance of $200 reflected
in allowance for bad debts in 2001.                              677              784



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                                                            Page F-27


APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Due from individuals and corporations, bearing
interest at varying rates above prime, secured
by business assets, personal guarantees, and
securities, due various dates through July 2004.
Allowance of $912 reflected in allowance for bad debts
in 2001.                                                         858            1,851

Due from purchaser of divested subsidiary,
collateralized by business assets, bears interest
at 8%, payable in monthly installments of principal
and interest of $10, balance due in February 2006.
Allowance of $1,266 reflected in allowance for bad
debts in 2002.                                                 1,266            1,272

Due from purchaser of divested subsidiary,
collateralized by personal guarantee and securities
of the purchaser, bears interest at prime plus 1%,
payable in monthly installments of interest only
through March 2003, and then payable in monthly
installments of principal and interest of $11
through December 2007.                                           497              550

Due from purchaser of divested subsidiary,
collateralized, bears interest at 5%, payable in
monthly payments of interest, and annual payments
of principal through March 2005.                                 478               --

Other                                                             26               --

Due from purchaser of business assets, secured by
maker's assets, bears interest at 8.7% and provides
for monthly payments of principal and interest equal
to 10% of the maker's net cash revenue for each preceding
month, balance due October 2001.  Allowance of $373
reflected in allowance for bad debts in 2002 and 2001.           373              373
-------------------------------------------------------------------------------------
                                                              10,226           18,931
Less:  Allowance for bad debts                                 6,667           12,671
Less:  Current portion                                         2,801            2,256
-------------------------------------------------------------------------------------
                                                            $    758         $  4,004
=====================================================================================

These notes receivable have been pledged as collateral under the Company's debt agreements. See Note 10.


6.   OTHER CURRENT ASSETS

                                                               DECEMBER 31,
                                                               ------------
                                                           2002             2001
                                                   ------------------------------------
Deferred tax asset                                  $        13           $  171
Prepaid expenses                                          2,787            3,336
Income tax refund receivable                                 --              806
Other                                                       120              473
----------------------------------------------------------------------------------------
                                                    $     2,920           $4,786
========================================================================================


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                                                            Page F-28

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

7.  PROPERTY AND EQUIPMENT

                                                                DECEMBER 31,
                                                                ------------
                                                           2002             2001
                                                     -------------------------------
Land                                                 $      611       $      956
Building and leasehold improvements                       7,770            8,351
Equipment                                                14,505           14,387
Software                                                     94           10,001
------------------------------------------------------------------------------------
                                                         22,980           33,695
Less:  Accumulated depreciation                          13,158           13,510
------------------------------------------------------------------------------------
                                                     $    9,822       $   20,185
====================================================================================

Included above are vehicles and equipment acquired under capital lease obligations in the amount of $1.0 million and $1.2 million at December 31, 2002 and 2001, respectively. Related accumulated depreciation amounted to $0.7 million and $0.7 million at December 31, 2002 and 2001, respectively.

Depreciation expense charged against income amounted to $4.1 million, $4.6 million and $2.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. Accumulated depreciation related to disposals of property and equipment amounted to $4.0 million and $0.6 million in 2002 and 2001, respectively.

During 2002, the Company recorded an impairment charge of $6.4 million to write-down certain software related to its Digital Angel Corporation segment.


8.  GOODWILL

Goodwill consists of the excess of cost over fair value of net tangible and identifiable intangible assets of companies purchased. The Company applies the principles of SFAS 141, and uses the purchase method of accounting for acquisitions of wholly owned and majority owned subsidiaries.

                                                               DECEMBER 31,
                                                               ------------
                                                         2002             2001
                                                     ----------------------------
Balance                                                $123,221         $186,827
Acquisitions and earnout payments                        39,172               --
Less goodwill impairment                                (62,185)         (63,606)
Accumulated amortization                                (32,390)         (32,390)
---------------------------------------------------------------------------------

Carrying value                                         $ 67,818         $ 90,831
=================================================================================

Goodwill amortization expense, including in 2001 goodwill amortization associated with the Company's equity investment in MAS of $1.2 million, amounted to $22.5 million and $7.5 million for the years ended December 31, 2001, 2000, respectively. Accumulated amortization of goodwill related to subsidiaries sold during 2001 and 2000 amounted to $0.1 million and $0.2 million, respectively.



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                                                            Page F-29

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

CHANGE IN METHOD OF ACCOUNTING FOR GOODWILL

Effective January 1, 2002, the Company adopted SFAS 142. SFAS 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually. The Company tests its goodwill and intangible assets for impairment as a part of its annual business planning cycle during the fourth quarter of each fiscal year or earlier depending on specific changes in conditions surrounding the business units.

The adoption of SFAS 142 did not result in an impairment charge, however, the annual test performed by the Company during the fourth quarter of 2002 resulted in an impairment charge of $62.2 million. In addition, there can be no assurance that future goodwill impairment tests will not result in additional impairment charges.

The following table presents the impact of SFAS 142 on (loss) income before extraordinary (loss) gain and net loss and (loss) income before extraordinary (loss) gain per share and net loss per share had the standard been in effect beginning January 1, 2000:

                                                               YEAR ENDED DECEMBER 31,

                                                                     2001        2000
                                                               ----------  ----------
Net (loss) income available to common stockholders:
 Net (loss) income available to common stockholders
  as reported                                                  $ (215,642)  $(116,190)
 Add back: Goodwill amortization                                   21,312       9,415
 Add back: Equity method investment amortization                    1,161          --
                                                               ----------   ---------
Adjusted net (loss) income                                     $ (193,169)  $(106,775)
                                                               ----------   ---------

Earnings (loss) per common share - basic
 Net (loss) income per share - basic, as reported              $    (1.27)  $   (1.82)
 Goodwill amortization                                               0.12        0.15
 Equity method investment amortization                               0.01          --
                                                               ----------   ---------
Adjusted net (loss) income - basic                             $    (1.14)  $   (1.67)
                                                               ----------   ---------

Earnings (loss) per share - diluted
 Net (loss) income per share - diluted, as reported            $    (1.27)  $   (1.82)
 Goodwill amortization                                               0.12        0.15
 Equity method investment amortization                               0.01          --
                                                               ----------   ---------
Adjusted net (loss) income per share - diluted                 $    (1.14)  $   (1.67)
                                                               ----------   ---------

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                                                            Page F-30

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The Company had entered into various earnout arrangements with the selling shareholders of certain acquired subsidiaries. These arrangements provided for additional consideration to be paid in future years if certain earnings levels were met. As of December 31, 2002, the Company is obligated under one remaining earnout arrangement. Payments made under earnout arrangements are added to goodwill as earned.


9.  OTHER ASSETS

                                                                      DECEMBER 31,
                                                                      ------------
                                                                    2002        2001
                                                                  -------     -------
Proprietary software                                              $ 2,636     $ 2,368
Loan acquisition costs                                             10,569       3,746
Other assets                                                        2,206       1,120
-------------------------------------------------------------------------------------
                                                                   15,411       7,234
Less:  Accumulated amortization                                    12,936       5,247
-------------------------------------------------------------------------------------
                                                                    2,475       1,987
Other investments                                                     202         771
Deferred tax asset                                                  1,223         996
Other                                                                 439         528
-------------------------------------------------------------------------------------
                                                                  $ 4,339     $ 4,282
=====================================================================================

Amortization of other assets charged against income amounted to $6.4 million, $1.8 million and $1.4 million for the years ended December 31, 2002, 2001 and 2000, respectively. Accumulated amortization of other assets related to subsidiaries sold during 2001 amounted to $3.5 million.

10.  NOTES PAYABLE AND LONG-TERM DEBT

On May 25, 1999, the Company entered into a credit agreement with IBM Credit. The credit agreement was amended and restated on October 17, 2000, and further amended on March 30, 2001. Effective July 1, 2001, the Company and IBM Credit amended the credit agreement extending until October 1, 2001 the payments due on July 1, 2001, which the Company was unable to pay. On September 15, 2001, November 15, 2001, December 31, 2001, January 31, 2002, and again on February 27, 2002, the Company and IBM Credit amended the credit agreement further extending the payments due under the agreement until April 2, 2002. On March 1, 2002, the Company entered into the IBM Credit Agreement, which became effective on March 27, 2002 as more fully discussed in
Note 2.

As part of the amendments and restatements to the agreements with IBM Credit as discussed above, the Company paid bank fees of $0.4 million and $0.3 million in March 2002 and April 2001, respectively, and in April 2001, the Company issued a five-year warrant to acquire 2.9 million shares of common stock to IBM Credit valued at $1.9 million. In March 2002, the Company agreed to re-price these warrants. The re-priced warrants were valued at $1.0 million. In addition, as a result of the merger between pre-merger Digital Angel and MAS, warrants convertible into common stock of Digital Angel Corporation that were previously issued to IBM Credit were revalued using the Black Scholes method, resulting in additional deferred financing costs of $1.1 million. The bank fees and fair value of the warrants have been recorded as deferred financing fees and are being amortized over the life of the debt as interest expense. These deferred financing fees are being amortized through February 28, 2003, the maturity of the principal balance.



---------------------------------------------------------------------
                                                            Page F-31

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

At September 30, 2002, the Company and Digital Angel Corporation were in compliance with the revised covenants under the IBM Credit Agreement. At June 30, 2002, the Company was not in compliance with its Minimum Cumulative Modified EBITDA debt covenant and with other provisions of the IBM Credit Agreement and Digital Angel Corporation was not in compliance with the Minimum Cumulative Modified EBITDA and Current Assets to Current Liabilities debt covenants. On August 21, 2002, IBM Credit provided the Company with a waiver of such noncompliance. As consideration for the waiver, the Company issued to IBM Credit a five year warrant to acquire 2.9 million shares of the Company's common stock at $0.15 per share, valued at approximately $1.3 million, and a five year-warrant to purchase approximately 1.8 million shares of the Company's wholly-owned subsidiary, VeriChip Corporation's common stock at $0.05 per share, valued at approximately $44 thousand. The fair value of the warrants has been recorded as interest expense in 2002.

Amounts outstanding under the IBM Credit Agreement carried interest at an annual rate of 17% and matured on February 28, 2003, subject to extensions if certain portions of principal and interest payments were made. Under the terms of the IBM Credit Agreement, the Company was required to repay IBM Credit Corporation $29.8 million of the $77.2 million outstanding principal balance currently owed to them, plus $16.4 million of accrued interest and expenses (totaling approximately $46.2 million), on or before February 28, 2003. The Company did not make such payment by February 28, 2003. On March 3, 2003, IBM Credit notified the Company that it had until March 6, 2003, to make the payment. The Company did not make the payment on March 6, 2003, as required. The Company's failure to comply with the payment terms constitutes an event of default under the IBM Credit Agreement. On March 7, 2003, the Company received a letter from IBM Credit declaring the loan in default and indicating that IBM Credit would exercise any and/or all of its remedies. On March 27, 2003, the Company announced that it had agreed to the terms of a forbearance agreement with IBM Credit. The forbearance agreement, which becomes effective on or about March 31, 2003, allows for the forbearance of the obligations due under the IBM Credit Agreement, provides for more favorable loan repayment terms, reduces the Tranche B interest rate to 7% per annum and provides for purchase rights. The forbearance agreement is more fully describe in Note 2.

The Company's covenants under the IBM Credit Agreement, as amended were as follows:

         COVENANT                                              COVENANT REQUIREMENT
         --------                                              --------------------

                                                     As of the following date not less than:
         Current Assets to Current Liabilities       December 31, 2002                 .11:1

         Minimum Cumulative Modified EBITDA          December 31, 2002           $(7,648,300)

         In addition, the IBM Credit Agreement contained covenants for Digital Angel Corporation, as follows:


         COVENANT                                              COVENANT REQUIREMENT
         --------                                              --------------------

                                                     As of the following date not less than:
         Current Assets to Current Liabilities       December 31, 2002                1.09:1

         Minimum Cumulative Modified EBITDA          December 31, 2002              $732,000




The Company did not meet the Minimum Cumulative Modified EBITDA covenant at December 31, 2002. IBM did not provide the Company of a waiver of the default -See Note 2.


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                                                            Page F-32

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The IBM Credit Agreement also contains restrictions on the declaration and payment of dividends.

Amounts outstanding under the IBM Credit Agreement are collateralized by a security interest in substantially all of the Company's assets, excluding the assets of the newly merged Digital Angel and MAS. The shares of the Company's subsidiaries, including the MAS common stock held in the Digital Angel Trust, also secure the amounts outstanding under the IBM Credit Agreement.

See Note 2 for a discussion of the Company's violation of payment obligations and the violation of a financial covenant under the IBM Credit Agreement.

NOTES PAYABLE AND LONG-TERM DEBT CONSISTS OF THE FOLLOWING:

                                                                          DECEMBER 31,
                                                                   -------------------------
                                                                      2002          2001
                                                                   -------------------------
Term Loan - IBM Credit, collateralized by all domestic assets of the Company and a pledge of the stock of the Company's
subsidiaries, bearing interest at 17% through February 28,
2003, due February 28, 2003; currently bearing interest at 25%     $ 80,655     $       --

Revolving credit line - IBM Credit, collateralized by all
domestic assets of the Company and a pledge of the stock
of the Company's subsidiaries, bearing interest at the 30
day London Interbank Offered Rate plus 3.25% in 2001,
originally due in May 2002 and subsequently refinanced                   --         61,060

Term Loan - IBM Credit, collateralized by all domestic
assets of the Company and a pledge of the stock of the
Company's subsidiaries, bearing interest at the 30 day
London Interbank Offered Rate plus 4.0% in 2001, payable
in quarterly principal installments of $1,041 plus interest,
originally due in May 2002 and subsequently refinanced                   --         21,495

Term loans, payable in monthly or quarterly installments,
bearing interest at rates ranging from 4% to 10%, due through
April 2009                                                                              77

SYSCOMM INTERNATIONAL CORPORATION
Mortgage notes payable, collateralized by land and building, payable in monthly installments of principal and interest
totaling $15,000, bearing interest at 7.16%, paid in full
in March 2002                                                            --            880

DIGITAL ANGEL CORPORATION
Mortgage notes payable, collateralized by land and buildings, payable in monthly installments of principal and interest
totaling $30,000, bearing interest at 8.18% in 2002, due
through November 2010                                                 2,419          2,465

Mortgage notes payable, collateralized by land and
building, interest only payable monthly, principal
amount of $910 due October 1, 2004, bearing interest
at 12% at December 31, 2002.                                            910
                                                                   -------------------------


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                                                            Page F-33


APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
                                                                           DECEMBER 31,
                                                                           ------------
                                                                       2002           2001
DIGITAL ANGEL CORPORATION
Line of credit, collateralized by all Digital Angel
Corporation assets, interest payable monthly at prime
plus 3%, due in October 2005 (1)                                        709             --

Notes payable - other                                                   299             11

Capital lease obligations                                               233            434
------------------------------------------------------------------------------------------
                                                                     85,225         86,422
Less:  Current maturities                                            81,879         83,836
------------------------------------------------------------------------------------------
                                                                  $   3,346      $   2,586
==========================================================================================

(1) The Digital Angel Corporation line of credit contains certain financial covenants, including a monthly minimum book net worth and monthly minimum earnings before taxes, and it limits Digital Angel Corporation's capital expenditures during 2002 and 2003. Any breach of the financial covenants by Digital Angel Corporation will constitute an event of default under the line of credit. As of December 31, 2002, Digital Angel Corporation was not in compliance with the minimum book net worth and monthly minimum earnings before taxes covenants. Digital Angel Corporation has obtained a waiver of these covenant violations from Wells Fargo.

The scheduled payments due based on maturities of long-term debt and amounts subject to acceleration at December 31, 2002 are as follows:

YEAR                                   AMOUNT
----                                   ------
2003                                  $81,879
2004                                    1,012
2005                                       53
2006                                       54
2007                                       59
Thereafter                              2,168
                                      -------
                                      $85,225
                                      =======

Interest expense on the long and short-term notes payable amounted to $17.5 million, $8.6 million, and $5.9 million for the years ended
December 31, 2002, 2001 and 2000, respectively.

The weighted average interest rate was 21% and 7.3% for the years ended December 31, 2002 and 2001, respectively.




---------------------------------------------------------------------
                                                            Page F-34

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Certain of the Company's subsidiaries included in discontinued operations also have notes payable and long-term debt as follows:

                                                                           DECEMBER 31,
                                                                           ------------
                                                                     2002                  2001
                                                                --------------------------------
Revolving credit line - IBM Credit, collateralized by all
domestic assets of the Company and a pledge of the stock
of the Company's subsidiaries, bearing interest at the
base rate as announced by the Toronto-Dominion Bank of
Canada plus 1.17% in 2000, due in May 2002.  Amounts
paid in full upon sale of the discontinued Canadian
subsidiary in January 2002                                      $      --               $ 3,373

Term Loan - IBM Credit, collateralized by all Canadian
assets of the Company and a pledge of two-thirds of the
stock of the Company's Ground Effects, Ltd. subsidiary,
bearing interest at the base rate as announced by the
Toronto-Dominion Bank of Canada plus 1.17% in 2000, payable
in quarterly principal installments of $113 plus interest,
due in May 2002.  Amounts paid in full upon sale of the
discontinued Canadian subsidiary in January 2002                       --                 1,570

Term loans, other                                                      --                    59

Capital lease obligations                                              26                    38
-------------------------------------------------------------------------------------------------
                                                                       26                 5,040
Less:  Current maturities                                              26                 5,040
-------------------------------------------------------------------------------------------------

                                                                $      --             $      --
=================================================================================================

The obligations to IBM Credit noted above, were repaid in connection with the sale of Ground Effects, Ltd, which was sold on January 31, 2002.


11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

CASH AND CASH EQUIVALENTS

The carrying amount approximates fair value because of the short maturity of those instruments.

NOTES RECEIVABLE

The carrying value of the notes, net of the allowance for doubtful accounts, approximate fair value because either the interest rates of the notes approximate the current rate that the Company could receive on a similar note, or because of the short-term nature of the notes.

NOTES PAYABLE

The carrying amount approximates fair value because of the short-term nature of the notes and the current rates approximate market rates.

LONG-TERM DEBT

Due to the current default and resulting Forbearance Agreement with respect to the IBM debt, it is not practicable to determine the fair value of the Company's Long-Term Debt.


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                                                            Page F-35

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The carrying amount approximates fair value.


12.  REDEEMABLE PREFERRED SHARES - SERIES C

On October 26, 2000, the Company issued 26,000 shares of Series C convertible preferred stock to a select group of institutional investors in a private placement. The stated value of the preferred stock was $1,000 per share, or an aggregate of $26.0 million, and the purchase price of the preferred stock and the related warrants and options was an aggregate of $20.0 million. The preferred stock was convertible into shares of the Company's common stock at various conversion rates.

The proceeds upon issuance were allocated to the preferred stock, the warrants and the option based upon their relative fair values. The value assigned to the warrants and option increased the discount on preferred stock, as follows:


Face value of preferred stock                  $26,000
Discount on preferred stock                     (6,000)
Relative fair value of warrants                   (627)
Relative fair value of option                   (5,180)
--------------------------------------------------------
Relative fair value of preferred shares        $14,193
========================================================

For the year ended December 31, 2001, the beneficial conversion feature (BCF) associated with the Company's preferred stock charged to earnings per share was $9.4 million. The Company has cumulatively recorded a charge to earnings per share of $13.2 million, since the issuance of the preferred stock. As of June 30, 2001, the BCF was fully accreted. As of December 31, 2001, all of the preferred shares have been converted into shares of the Company's common stock.

The BCF was recorded as a reduction in the value assigned to the preferred stock and an increase in additional paid-in capital. The Company recorded the accretion of the BCF over the period from the date of issuance to the earliest beneficial conversion date available through equity, reducing the income available to common stockholders and earnings per share.

The holders of the preferred stock also received 0.8 million warrants to purchase up to 0.8 million shares of the Company's common stock. The warrants expire in October 2005. At December 31, 2002, the exercise price was $4.66 per share, subject to adjustment for various events, including the issuance of shares of common stock, or options or other rights to acquire common stock, at an issuance price lower than the exercise price under the warrants. The exercise price may be paid in cash, in shares of common stock or by surrendering warrants. See Note 13 for the valuation and related assumptions.

OPTION TO ACQUIRE ADDITIONAL PREFERRED STOCK

The investors had the option to purchase up to an additional $26.0 million in stated value of Series C convertible preferred stock and warrants with an initial conversion price of $5.00 per share, for an aggregate purchase price of $20.0 million, at any time up to ten months following the effective date of the Company's registration statement relating to the common stock issuable on conversion of the initial series of the preferred stock. The additional preferred stock would have had the same preferences, qualifications and rights as the initial preferred stock. The fair value of the option was estimated using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of .40% and a risk free interest


---------------------------------------------------------------------
                                                            Page F-36

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

rate of 5.5%. The investors elected not to exercise the option and it expired on February 24, 2002. Upon expiration, the value of the options was reclassified to Additional Paid-in-Capital.


13.  PREFERRED STOCK, COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY

PREFERRED SHARES

The Company has authorized 5 million shares of preferred stock, $10.00 par value, to be issued from time to time on such terms as is specified by the board of directors. At December 31, 2002, no preferred shares were issued or outstanding.

WARRANTS

The Company has issued warrants convertible into shares of common stock for consideration, as follows (in thousands, except exercise price):

                                                                   BALANCE
         CLASS OF                                                DECEMBER 31,  EXERCISE       DATE OF           EXERCISABLE
         WARRANTS        AUTHORIZED  ISSUED EXERCISED  EXPIRED      2002        PRICE          ISSUE              PERIOD
         --------        ----------  ------ ---------  -------      ----        -----          -----              ------
         Class P             520      520      480        40           --          3.00    September 1997     5 years
         Class S             600      600      223        --          377          2.00    April 1998         5 years
         Class U             250      250       --        --          250          8.38    November 1998      5 years
         Class V             828      828      429       399           --     .67 -3.32    September 2000     Up to 2.2 years
         Class W             800      800       --        --          800          4.66    October 2000       5 years
         Class X           2,895    2,895       --        --        2,895          0.15    April 2001         5 years
         Class Y           2,895    2,895       --        --        2,895          0.15    August 2002        5 years
                           -----    -----    -----       ---        -----
                           8,788    8,788    1,132       439        7,217
                           -----    -----    -----       ---        -----



Warrants in classes P through U were issued at the then-current market value of the common stock in consideration for investment banking services provided to the Company.

Class V warrants were issued in connection with the merger of the Company's wholly owned subsidiary, Digital Angel.net, Inc. into Destron Fearing. These warrants were valued at $1.7 million and included as part of the initial purchase price.

Class W warrants were issued in connection with the Series C preferred stock issuance. These warrants were valued at $0.6 million, and were recorded as a discount on the preferred stock at issuance.

Class X warrants were issued to IBM Credit Corporation in connection with an "Acknowledgement, Waiver and Amendment No. 1 to the Second Amended and Restated Term and Revolving Credit Agreement" with IBM Credit. The warrants were valued at $1.9 million. The fair value of the warrants was reflected as deferred financing fees and was amortized as interest expense. Under the terms of the IBM Credit Agreement, which became effective on March 27, 2002, these warrants were re-priced from an exercise price of $1.25 per share to an exercise price of $0.15 per share. The re-priced warrants were valued at $1.0 million.

Class Y warrants were issued to IBM Credit Corporation in connection with the IBM Credit Agreement. The warrants were valued at $1.3 million. The fair value of the warrants was reflected as deferred financing fees and is being amortized as interest expense.


---------------------------------------------------------------------
                                                            Page F-37

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


     The valuation of warrants utilized the following assumptions in the Black-Scholes model:

WARRANT SERIES         DIVIDEND YIELD     VOLATILITY   EXPECTED LIVES (YRS.)  RISK FREE RATES
--------------         --------------     ----------   ---------------------  ---------------

P                             0%            44.03%             1.69                8.5%

S & U                         0%            43.69%             1.69                8.5%

V                             0%            43.41%             0.10                6.4%

W                             0%            43.41%             1.69                6.4%

X (initial grant)             0%            53.32%             5.0                 4.6%

X (re-pricing)                0%            68.75%             4.0                 4.4%

Y                             0%            68.75%             5.0                 3.3%

STOCK OPTION PLANS

During 1996, the Company adopted a nonqualified stock option plan (the Option Plan). During 2000, the Company adopted a nonqualified Flexible Stock Plan (the Flexible Plan). With the 2000 acquisition of Destron Fearing, the Company acquired two additional stock option plans, an Employee Stock Option Plan and Nonemployee Director Stock Option Plan. The names of the plans were changed to Digital Angel.net Inc. Stock Option Plan (the Employee Plan) and the Digital Angel.net Inc. Nonemployee Director Stock Option Plan (the Director Plan).

Under the Option Plan, options for 10 million common shares were authorized for issuance to certain officers and employees of the Company as of December 31, 2002, of which 9.8 million have been issued through December 31, 2002. The options may not be exercised until one to three years after the options have been granted, and are exercisable for a period of five years.

Under the Flexible Plan, the number of shares which may be issued or sold, or for which options, Stock Appreciation Rights (SARs) or Performance Shares may be granted to certain officers and employees of the Company is
36.0 million as of December 31, 2002, of which 35.9 million options have been issued through December 31, 2002. Some of the options may not be exercised until one to three years after the options have been granted, and are exercisable over a period of five years.

Under the Employee Plan, the Plan authorized the grant of options to the employees to purchase 1.6 million shares of common stock as of December 31, 2002, of which 1.4 million options have been issued through December 31, 2002. The Plan provides for the grant of incentive stock options, as defined in the Internal Revenue Code, and non-incentive options. The Plan has been discontinued with respect to any future grant of options.

Under the Director Plan, the Plan authorized the grant of options to the nonemployee directors to purchase shares of common stock. As of December 31, 2002, 0.5 million options have been granted of which 0.3 million options have been issued through December 31, 2002. The Plan has been discontinued with respect to any future grant of options.

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                                                                   Page F-38

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


A summary of stock option activity for 2002, 2001 and 2000 is as follows (in thousands, except weighted average exercise price):

                                                    2002                           2001                        2000
                                          ------------------------      ------------------------     ------------------------
                                                         WEIGHTED-                     WEIGHTED-                    WEIGHTED-
                                          NUMBER          AVERAGE       NUMBER         AVERAGE       NUMBER          AVERAGE
                                            OF           EXERCISE         OF           EXERCISE        OF           EXERCISE
                                          OPTIONS          PRICE        OPTIONS         PRICE        OPTIONS          PRICE
                                          -------          -----        -------         -----        -------          -----
Outstanding on January 1                  30,230          $0.76         22,457          $2.87         12,172          $3.01
Granted                                   10,126            .32         12,287            .33         13,725           2.76
Exercised                                 (6,290)           .23         (2,369)           .15         (3,257)          2.89
Forfeited                                    (27)          1.09         (2,145)           .88           (183)          3.28
                                          ------          -----         ------          -----         ------          -----
Outstanding on December 31                34,039           0.71         30,230            .76(1)      22,457           2.87
                                          ------          -----         ------          -----         ------          -----

Exercisable on December 31                23,721           0.87         19,999            .99(1)      11,821           2.87
                                          ------          -----         ------          -----         ------          -----
Shares available on December 31
 for options that may
 be granted                                  283                         2,043                        12,878
                                          ------                        ------                        ------

---------
   (1)  Options to acquire 19.3 million shares of the Company's common stock were re-priced during 2001.
        See Note 14.

The following table summarizes information about stock options at December 31, 2002 (in thousands, except weighted average exercise price):

                                     OUTSTANDING STOCK OPTIONS            EXERCISABLE STOCK OPTIONS
                              --------------------------------------      -------------------------
                                             WEIGHTED-
                                              AVERAGE       WEIGHTED                      WEIGHTED
                                             REMAINING      AVERAGE                       AVERAGE
    RANGE OF                                CONTRACTUAL     EXERCISE                      EXERCISE
 EXERCISE PRICE               SHARES           LIFE          PRICE         SHARES          PRICE
 --------------               ------           ----          -----         ------          -----
 $0.01 to $1.00               27,100           4.20          $0.24         16,986          $0.20
 $1.01 to $2.00                1,614           4.00           1.47          1,505           1.49
 $2.01 to $3.00                4,037           2.90           2.51          4,037           2.51
 $3.01 to $4.00                  791           2.60           3.53            700           3.56
 $4.01 to $5.00                  307           2.20           4.45            306           4.45
 $5.01 to $8.00                  190           2.50           5.59            187           5.56
                              ------                         -----         ------          -----
 $0.01 to $8.00               34,039                         $0.71         23,721          $0.87
                              ------                         -----         ------          -----

The number of options granted for the year ended December 31, 2000 includes 1,903 stock options acquired in conjunction with the Destron Fearing acquisition.

In addition to the above options, certain wholly-owned subsidiaries of the Company have issued options to various employees, officers and directors. Information pertaining to options granted by Digital Angel Corporation is as follows: During 1999, Digital Angel Corporation adopted a non-qualified stock option plan (the "Stock Option Plan"). In connection with the merger with MAS, Digital Angel Corporation assumed the options granted under the Stock Option Plan under its Amended and Restated Digital Angel Corporation Transition Stock Option Plan ("DAC Stock Option Plan"). As amended, the DAC Stock Option Plan provides 11,195,000 shares of common stock for which options may be granted. As of December 31, 2002, options to purchase 7,816,000 shares were outstanding and 2,137,000 shares were available for the grant of options under the DAC Stock Option Plan. The options vest as determined by Digital Angel Corporation's Board of Directors and are exercisable for a period of no more than ten years.

Under MAS's nonqualified stock option plan (the "MAS Stock Option Plan") options may be granted at or below the fair market value of the stock and have five and 10 year lives. Options granted to certain individuals vest ratably over three years. As of December 31, 2002 options to

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                                                                   Page F-39

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

purchase 1,150,000 shares were outstanding and 233,000 shares were available for the grant of options under the plan. The MAS Stock Option Plan provides for 1,650,000 shares of common stock for which options may be granted. A summary of stock option activity for the aforementioned plans for 2002 is as follows (in thousands, except weighted average exercise price data):

                                                    2002
                                          ------------------------
                                                         WEIGHTED-
                                                         AVERAGE
                                                         EXERCISE
                                          SHARES          PRICE
                                          ------         ---------
Outstanding on January 1                   5,148         $ 0.44

Granted                                    3,910           3.39

Assumed in MAS Acquisition
                                           1,211           4.23

Exercised                                 (2,452)          0.25

Forfeited                                     (1)         10.00
                                          ------

Outstanding on December 31                 7,816           2.56
                                          ------

Exercisable on December 31                 3,893           1.70
                                          ======

Shares available for grant on
 December 31                               2,370             --
                                          ======

The following table summarizes information about the Digital Angel Corporation's stock options at December 31, 2002 (in thousands, except weighted average exercise price data):

                                     OUTSTANDING STOCK OPTIONS            EXERCISABLE STOCK OPTIONS
                             ---------------------------------------      -------------------------
                                             WEIGHTED-
                                              AVERAGE       WEIGHTED                      WEIGHTED
                                             REMAINING      AVERAGE                       AVERAGE
   RANGE OF                                 CONTRACTUAL     EXERCISE                      EXERCISE
EXERCISE PRICE                SHARES           LIFE          PRICE         SHARES          PRICE
--------------                ------           ----          -----         ------          -----
$0.01 to $2.00                2,898            7.31         $ 0.60          2,898         $ 0.60
$2.01 to $4.00                4,214            9.40           3.43            304           3.90
$4.01 to $6.00                  550            8.11           4.15            550           4.15
$6.01 to $8.00                   --              --             --             --             --
$8.00 to $10.00                 154            7.31          10.00            141          10.00
                              -----                         ------          -----         ------
                              7,816            8.49         $ 2.56          3,893         $ 1.70
                              =====                         ======          =====         ======

QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

During 1999, the Company adopted a non-compensatory, qualified Employee Stock Purchase Plan (the Stock Purchase Plan). Under the Stock Purchase Plan, options are granted at an exercise price of the lesser of 85% of the fair market value on the date of grant or 85% of the fair market value on the exercise date. Under the Stock Purchase Plan, options for 9.0 million common shares were

------------------------------------------------------------------------------
                                                                   Page F-40

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


authorized for issuance to substantially all full-time employees of the Company, of which 2.1 million shares have been issued and exercised through December 31, 2002. Each participant's options to purchase shares will be automatically exercised for the participant on the exercise dates determined by the board of directors.


14. NON-CASH COMPENSATION EXPENSE ASSOCIATED WITH OPTIONS AND NOTES RECEIVABLE FOR STOCK ISSUANCES

Pursuant to the terms of the pre-merger Digital Angel and MAS merger agreement, effective March 27, 2002, options to acquire shares of pre-merger Digital Angel common stock were converted into options to acquire shares of MAS common stock. The transaction resulted in a new measurement date for the options and, as a result, the Company recorded a non-cash compensation expense of approximately $18.7 million on March 27, 2002. This charge is included in the condensed consolidated statement of operations in selling, general and administrative expenses.

In addition, the Company incurred approximately $0.7 million and $5.3 million of non-cash compensation expense during 2002 and 2001, respectively, due primarily to re-pricing 19.3 million stock options during 2001. The re-priced options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification, these options are being accounted for as variable options under APB Opinion No. 25 and, accordingly, fluctuations in the Company's common stock price result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited or expired. This non-cash charge is reflected in the condensed consolidated statement of operations in selling, general and administrative expenses.

During 2002, the Company incurred approximately $4.1 million for charges to increase valuation reserves associated with the uncollectibility of notes receivable for stock issuances of which $3.8 million related to notes receivable for stock issuances to directors and officers held in escrow by the Company.

15. ASSET IMPAIRMENT

Asset impairment during the years ended December 31, 2002, 2001 and 2000 was:

                                              2002          2001             2000
                                              ----          ----             ----
                                                    (AMOUNTS IN THOUSANDS)

Goodwill:

  Advanced Technology                       $    --        $30,453         $   --
  Digital Angel Corporation                  62,185            726             --
  All Other                                      --         32,427            818
----------------------------------------------------------------------------------
    Total goodwill                           62,185         63,606            818
Property and equipment                        6,860          2,372             --
Investment in ATEC and Burling stock             --             --          5,565
Software and other                              337          5,741             --
----------------------------------------------------------------------------------
                                            $69,382        $71,719         $6,383
==================================================================================

As of December 31, 2002, the net book value of the Company's goodwill was $67.8 million. There was no impairment of goodwill upon the adoption of FAS 142 on January 1, 2002. However, based upon the Company's annual review for impairment during the fourth quarter of 2002, the Company recorded an impairment charge of $62.2 million associated with its Digital Angel Corporation segment. The impairment relates to the goodwill associated with the acquisition of MAS in March 2002, and to Digital Angel Corporation's Wireless and Monitoring segment. Future goodwill impairment reviews may result in additional periodic write-downs. In addition, Digital

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                                                                   Page F-41

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


Angel Corporation impaired $6.4 million of software associated with its Wireless and Monitoring segment. As of December 31, 2002, Digital Angel Corporation's Wireless and Monitoring segment has not recorded any significant revenues from its Digital Angel product, and therefore, it was determined that the goodwill and software were impaired.

As a result of the economic slowdown during 2001, the Company experienced deteriorating sales for certain of its businesses. In addition, management concluded that a full transition to an advanced technology company required the sale or closure of all units that did not fit into the Company's new business model or were not cash-flow positive. This resulted in the shut down of several of its businesses during the third and fourth quarters of 2001 and the first quarter of 2002. Also, letters of intent that the Company had received during the last half of 2001 and the first quarter of 2002 related to the sales of certain of its businesses indicated a decline in their fair values. The sales of these businesses did not comprise the sale of an entire business segment. Based upon these developments, the Company reassessed its future expected operating cash flows and business valuations and at December 31, 2001, the Company performed undiscounted cash flows analyses by business unit to determine if an impairment existed. For purposes of these analyses, earnings before interest, taxes, depreciation and amortization were used as the measure of cash flow. When an impairment was determined to exist, any related impairment loss was calculated based on fair value. Fair value was determined based on discounted cash flows. The discount rate utilized by the Company was the rate of return expected from the market or the rate of return for a similar investment with similar risks. This reassessment resulted in the asset impairments listed above during 2001.

As a result of the restructuring and revision to the Company's business model, the plan to implement an enterprise wide software system purchased in 2000 was discontinued, and accordingly, the cost of the software was expensed in 2002 and 2001.

In addition to the impairments above, during 2002 and 2001, the Company recorded inventory reserves of $1.4 million and $4.0 million, respectively and bad debt reserves of $1.3 million and $25.7 million, respectively. The inventory reserves are included in the Company's financial statements in cost of products and the bad debt reserves are included in selling, general and administrative expense.

During the fourth quarter of 2000, the Company reviewed its goodwill and certain other investments for impairment and concluded that certain assets were impaired. At December 31, 2000, the Company recorded a charge of $6.4 million for permanent impairment. The Company acquired a 16% interest in ATEC Group, Inc. as of October 27, 2000. The Company issued 2,077,150 shares of its stock in exchange for its investment in ATEC. As of October 27, 2000 the Company's investment in ATEC was valued at $7.2 million. Due to a continued decline in the value of ATEC's common stock from October 27, 2000 to December 31, 2001, the Company determined its investment in ATEC had experienced a decline in value that was other than temporary. As such, the Company reduced the value of its investment in ATEC by $3.6 million. On March 1, 2001, the Company rescinded the stock purchase transaction in accordance with the rescission provision in the ATEC common stock purchase agreement in consideration of a $1.0 million termination fee which was payable through the issuance of the Company's common stock.

16. LOSS/GAIN ON SALES OF SUBSIDIARIES AND BUSINESS ASSETS

The gain (loss) on sale of subsidiaries and business assets reported in continuing operations was $0.1 million, $(6.1) million, and $0.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. The loss of $6.1 million for 2001 was due to sales of the business assets of the Company's wholly-owned subsidiaries as follows: ADS Retail Inc., Signal Processors, Limited, ACT Wireless Corp. and our ATI Communications companies. In addition, the Company sold its

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                                                                   Page F-42

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

85% ownership interest in Atlantic Systems, Inc. (ASI). Proceeds from the sales were $3.5 million and were used primarily to repay debt.

See Note 18 for a discussion of dispositions related to Discontinued Operations companies.

17. INCOME TAXES

The provision (benefit) for income taxes consists of:

                                              2002           2001           2000
                                           ---------------------------------------
Current:
  United States at statutory rates           $ 392        $    --        $(1,675)
  International                                  3             --             --
  Current taxes covered by net operating
    Loss                                        --           (565)            --
----------------------------------------------------------------------------------
  Current income tax provision (credit)        395           (565)        (1,675)
Deferred:
  United States                                (69)        21,484         (3,005)
  International                                 --            (49)          (360)
----------------------------------------------------------------------------------
  Deferred income taxes provision (credit)     (69)        21,435         (3,365)
----------------------------------------------------------------------------------
                                             $ 326        $20,870        $(5,040)
==================================================================================

The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                            2002           2001
                                      ---------------------------
Deferred Tax Assets:
Liabilities and reserves                $  6,000      $   6,511
Stock-based compensation                   7,779            118
Property and equipment                     2,115             --
Net operating loss carryforwards          80,222         67,842
-----------------------------------------------------------------
Gross deferred tax assets                 96,136         74,471
Valuation allowance                      (93,214)       (66,932)
-----------------------------------------------------------------
                                           2,922          7,539
-----------------------------------------------------------------
Deferred Tax Liabilities:
Accounts receivable                          366            359
Installment sales                          1,151          4,866
Property and equipment                        --            730
Intangible assets                            169            417
-----------------------------------------------------------------
                                           1,686          6,372
-----------------------------------------------------------------

Net Deferred Tax Asset                  $  1,236       $  1,167
=================================================================

The current and long-term components of the deferred tax asset are as follows:

                                            2002           2001
                                       --------------------------
Current deferred tax asset               $    13        $   171
Long-term deferred tax asset               1,223            996
-----------------------------------------------------------------

                                         $ 1,236        $ 1,167
=================================================================


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                                                                   Page F-43

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The valuation allowance for deferred tax asset increased by $26.3 million and $51.1 million in 2002 and 2001, respectively, due mainly to the generation of net operating losses. The valuation allowance was provided for net deferred tax assets that exceeded the Company's available carryback and the level of existing deferred tax liabilities and projected pre-tax income. The deferred tax asset of $1.2 million and $1.2 million at December 31, 2002 and 2001, respectively, relates entirely to the Company's 53% interest in SysComm International Corporation subsidiary, which files a separate federal income tax return.

The ability of the Company to utilize its net operating losses in future years may be limited in accordance with the provisions of Section 382 of the Internal Revenue Code.

Approximate domestic and international loss from continuing operations before provision for income taxes consists of:

                                         2002           2001           2000
                                   ---------------------------------------------
Domestic                             $ (126,764)    $ (158,552)     $ (32,661)
International                              (513)        (9,589)        (1,324)
--------------------------------------------------------------------------------

                                     $ (127,277)    $ (168,141)     $ (33,985)
================================================================================

At December 31, 2002, the Company had aggregate net operating loss carryforwards of approximately $194.0 million for income tax purposes that expire in various amounts through 2022. Approximately $9.0 million of the net operating loss carryforwards were acquired in connection with various acquisitions and are limited as to use in any particular year based on Internal Revenue Code sections related to separate return year and change of ownership restrictions. Digital Angel Corporation and SysComm International Corporation file separate federal income tax returns. Of the aggregate net operating loss carryforwards, $17.0 million and $4.0 million relate to Digital Angel Corporation and SysComm International Corporation, respectively. These net operating loss carryforwards are available to only offset future taxable income of those companies.

The reconciliation of the effective tax rate with the statutory federal income tax benefit rate is as follows:

                                                           2002           2001           2000
                                                         --------------------------------------
                                                              %              %              %
                                                         --------------------------------------
Statutory benefit rate                                       34             34             34
Nondeductible goodwill amortization/impairment              (17)           (17)            (8)
State income taxes, net of federal benefits                  --             --              7
International tax rates different from the
  statutory US federal rate                                  --             (2)            --
Change in deferred tax asset valuation
  Allowance                                                 (20)           (30)           (16)
Other                                                         3              3             (2)
-----------------------------------------------------------------------------------------------

                                                             --            (12)            15
===============================================================================================


18.  Discontinued Operations

On March 1, 2001, the Company's Board of Directors approved a plan to offer for sale its IntelleSale business segment and several other noncore businesses. Accordingly, these operating

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                                                                   Page F-44

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

results have been reclassified and reported as discontinued operations for all periods presented. The plan of disposal anticipated that these entities would be sold or closed within 12 months from March 1, 2001, the defined "measurement date".

As of March 31, 2003, the Company has sold or closed all of the businesses comprising Discontinued Operations, except one. This Company had revenue and net loss for the year ended December 31, 2002 of $0.7 million and $0.2 million, respectively. The Company anticipates selling or closing this remaining business in the next several months. Proceeds from the sales of Discontinued Operations companies were used to repay amounts outstanding under the IBM Credit Agreement. Any additional proceeds on the sale of the remaining business will also be used to repay debt.

The following discloses the results of the discontinued operations for the period January 1, 2001 to March 1, 2001 and the year ended December 31, 2000:

                                                    JANUARY 1, 2001    YEAR ENDED
                                                          TO           DECEMBER 31,
                                                     MARCH 1, 2001         2000
                                                    ---------------    ------------
Product revenue                                         $13,039         $137,901
Service revenue                                             846            6,826
                                                        -------         --------
Total revenue                                            13,885          144,727
                                                        -------         --------
Cost of products sold                                    10,499          137,824
Cost of services sold                                       259            5,315
                                                        -------         --------
  Total cost of products and services sold               10,758          143,139
Gross profit                                              3,127            1,588
Selling, general and administrative expenses              2,534           40,697
Gain on sale of subsidiaries                                 --           (4,617)
Depreciation and amortization                               264            4,217
Interest, net                                                29              187
Impairment of assets                                         --           50,219
(Benefit) provision for income taxes                         34          (13,614)
Minority interest                                            53              201
                                                        -------         --------
  Income (loss) income from discontinued operations     $   213         $(75,702)
                                                        -------         --------

The above results do not include any allocated or common overhead expenses. Included in Interest, net, above are interest charges based on the debt of one of these businesses. This debt was repaid when the business was sold on January 31, 2002.

Assets and liabilities of discontinued operations are as follows at December 31:

                                                                          2002           2001
                                                                          ----           ----
Current Assets
   Cash and cash equivalents                                           $    66        $    --
   Accounts receivable and unbilled receivables                            167          5,745
   Inventories                                                              38          4,430
   Prepaid expenses and other current assets                                --            291
                                                                       -------        -------
Total Current Assets                                                       271         10,466

Property and equipment, net                                                 56          3,553
Notes receivable                                                            --            242
                                                                       -------        -------
                                                                       $   327        $14,261
                                                                       -------        -------

Current Liabilities
   Notes payable and current maturities of long-term debt              $    26        $ 5,040
   Accounts payable                                                      4,189          8,670
   Accrued expenses                                                      5,334          9,610
                                                                       -------        -------
Total Current Liabilities                                                9,549         23,320

Minority interest                                                          146            401
                                                                       -------        -------
                                                                         9,695         23,721
                                                                       -------        -------

Net (Liabilities) Assets Of Discontinued Operations                    $(9,368)       $(9,640)
                                                                       -------        -------

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                                                                   Page F-45

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


Provision for operating losses and carrying costs during the phase-out period included the estimated loss on sale of the business units as well as operating and other disposal costs incurred in selling the businesses. Carrying costs includes the cancellation of facility leases, employment contract buyouts, sales tax liabilities and reserves for certain legal expenses related to on-going litigation.

During 2002 and 2001, Discontinued Operations incurred a change in estimated loss on disposal and operating losses and carrying costs accrued on the measurement date of $(1.4) million and $16.7 million, respectively. The primary reason for the reduction in estimated losses for 2002 was due to the settlement of litigation for an amount less than previously anticipated. The primary reasons for the excess losses in 2001 were due to inventory write-downs during the second quarter of 2001, a decrease in estimated sales proceeds as certain of the businesses were closed in the second and third quarters of 2001, an increase is legal expenses related to on-going litigation, additional sales tax liabilities and additional facility lease costs. The business closures in 2001 were the result of a combination of the deteriorating market condition for the technology sector as well as the Company's strategic decision to reallocate funding to our core businesses.

Effective May 10, 2001, the Company sold its 80% ownership interest in Innovative Vacuum Solutions, Inc. (IVS) for $1.4 million, or $0.2 million less than the estimated proceeds at December 31, 2000. On October 1, 2001, the Company sold 100% of the stock of its wholly-owned subsidiary, Hopper Manufacturing Co., Inc. (Hopper) and on November 29, 2001, the Company sold substantially all of the business assets of GDB Software Services, Inc.
(GDB). The sales proceeds for Hopper and GDB approximated the estimated proceeds of $0.6 million. In addition, in November 2001, the Company ceased operations for all of its Intellesale companies. On January 31, 2002, the Company sold its 85% ownership interest in its Canadian subsidiary, Ground Effects, Ltd. The sales proceeds were $1.6 million plus the repayment of the Canadian portion of the IBM debt, which resulted in an additional loss above the estimated loss on the measurement date of $1.2 million. On May 23, 2002, the Company sold certain business assets of U.S. Electrical Products Corp. for $0.1 million, which resulted in an additional loss above the estimate loss on the measurement date of $0.2 million.

The Company does not anticipate a further loss on sale of the remaining business comprising Discontinued Operations. However, actual losses could differ from our estimates and any adjustments will be reflected in the Company's future financial statements. During the years ended December 31, 2002, 2001 and 2000, the estimated amounts recorded were as follows:

------------------------------------------------------------------------------

                                                                             YEAR ENDED DECEMBER 31,
                                                                        2002           2001          2000
                                                                        ----           ----          ----
                                                                             (AMOUNTS IN THOUSANDS)
Operating losses and estimated loss on the sale of business units     $   684        $13,010       $ 1,619
Carrying Costs                                                         (2,104)         3,685         6,954
Less: Benefit for income taxes                                             --             --        (1,307)
                                                                    ----------------------------------------
                                                                      $(1,420)       $16,695       $ 7,266
                                                                    ========================================

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                                                                   Page F-46

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


The following table sets forth the roll forward of the liabilities for operating losses and carrying costs from December 31, 2000 through December 31, 2002. The additions represent changes in the estimated loss on sale or closure and actual losses in excess of estimated operating losses and carrying costs during the phase out period:

                                          BALANCE                                     BALANCE
                                        DECEMBER 31,                                DECEMBER 31,
     TYPE OF COST                           2000       ADDITIONS      DEDUCTIONS       2001
     ------------                           ----       ---------      ----------       ----
Operating losses and
  estimated loss on sale                  $1,619        $13,010        $13,456         $1,173
Carrying costs                             6,954          3,685          3,421          7,218
                                          ------        -------        -------         ------
Total                                     $8,573        $16,695        $16,877         $8,391
                                          ------        -------        -------         ------

                                          BALANCE                                     BALANCE
                                        DECEMBER 31,                                DECEMBER 31,
     TYPE OF COST                           2001       ADDITIONS      DEDUCTIONS       2002
     ------------                           ----       ---------      ----------       ----
Operating losses and
  estimated loss on sale                  $1,173        $   684         $1,857         $   --
Carrying costs(1)                          7,218         (2,104)           206          4,908
                                          ------        -------        -------         ------
Total                                     $8,391        $(1,420)        $2,063         $4,908
                                          ------        -------        -------         ------


(1) Carrying costs at December 31, 2002, include all estimated costs to dispose of the discontinued businesses including $2.0 million for future lease commitments, $1.8 million for severance and employment contract settlements, $1.0 million for sales tax liabilities and $0.1 million for litigation settlement.

Included in Discontinued Operations for 2000 is an IntelleSale pre-tax charge of $17.0 million recorded in the second quarter of 2000. This charge was comprised of an inventory reserve of $8.5 million for products IntelleSale expected to sell below cost (included in cost of goods and services sold), $5.5 million related to specific accounts and other receivables, and $3.0 million related to fees and expenses incurred in connection with IntelleSale's cancelled initial public offering and certain other intangible assets.

19. EXTRAORDINARY GAIN (LOSS) AND IMPACT OF FAS 145

The Company recorded an extraordinary gain as a result of settling certain disputes between the Company and the former owners of Bostek, Inc. and an affiliate (Bostek). As part of the settlement agreement, the parties agreed to forgive a $9.5 million payable and the former owners of Bostek agreed invest up to $6 million in shares of our common stock provided the Company registered approximately 3.0 million common shares of the Company's common stock by June 15, 2001. The Company was successful in meeting the June 15, 2001 registration deadline and, accordingly, the extinguishment of the $9.5 million payable was recorded in 2001 as an extraordinary gain.

CHANGE IN METHOD OF ACCOUNTING FOR EXTINGUISHMENT OF DEBT - IMPACT OF FAS 145

As required, the Company has adopted FAS 145 effective January 1, 2003. Under FAS 145, gains and losses on the extinguishment of debt are included as part of continuing operations. SFAS 145 requires all periods presented to be consistent, and, as such, gains and losses on extinguishment of debt previously recorded as extraordinary must be reclassified from extraordinary treatment and presented as a component of continuing operations.

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                                                                   Page F-47

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The following table presents the impact of FAS 145 on the Company's consolidated statement of operations as indicated:


                                                                       YEAR ENDED       YEAR ENDED       YEAR ENDED
                                                                       DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                                                          2002             2001             2000
                                                                          ----             ----             ----
Loss from continuing operations before provision (benefit) for income taxes and minority interest:
Loss from continuing operations before provision (benefit) for
  income taxes and minority interest, as previously reported            $(127,277)      $(177,606)       $ (33,985)
Gain from extinguishment of debt, previously reported as
  extraordinary                                                                --           9,465               --
                                                                      ----------------------------------------------
Adjusted loss from continuing operations before provision
  (benefit) for income taxes and minority interest                      $(127,277)      $(168,141)       $ (33,985)
                                                                      ==============================================

Loss from continuing operations before minority interest:
Loss from continuing operations before minority interest,
  as previously reported                                                $(127,603)      $(198,476)       $ (28,945)
Gain from extinguishment of debt, previously reported as
  extraordinary                                                                --           9,465               --
Deduct taxes on gain from extinguishment of debt (1)                           --              --               --
                                                                      ----------------------------------------------
Adjusted loss from continuing operations before minority
  interest                                                              $(127,603)      $(189,011)       $ (28,945)
                                                                      ==============================================

Loss from continuing operations:
Loss from continuing operations, as previously reported                 $(113,905)      $(198,086)       $ (29,174)
Gain from extinguishment of debt, previously reported as
  extraordinary                                                                --           9,465               --
Deduct taxes on gain from extinguishment of debt(1)                            --              --               --
                                                                      ----------------------------------------------
Adjusted loss from continuing operations                                $(113,905)      $(188,621)       $ (29,174)
                                                                      ==============================================

Loss before extraordinary gain:
Loss before extraordinary, as previously reported                       $(112,485)      $(214,568)       $(112,142)
Gain from extinguishment of debt, previously reported
  as extraordinary                                                             --           9,465               --
Deduct taxes on gain from extinguishment of debt (1)                           --              --               --
                                                                      ----------------------------------------------
Adjusted loss before extraordinary gain                                 $(112,485)      $(205,103)       $(112,142)
                                                                      ==============================================

Earnings (loss) per common share - basic and diluted:

 Loss from continuing operations, as previously reported                $   (0.42)      $   (1.23)       $   (0.52)
 Gain from extinguishment of debt, previously reported
   as extraordinary                                                            --            0.06               --
                                                                      ----------------------------------------------
 Adjusted loss from continuing operations                               $   (0.42)      $   (1.17)       $   (0.52)
                                                                      ==============================================

Earnings (loss) per common share - basic and diluted:

 Extraordinary gain, previously as reported                             $      --       $   (0.06)       $      --
 Reclassify gain from extinguishment of debt                                   --           (0.06)              --
                                                                      ----------------------------------------------
 Adjusted extraordinary gain                                            $      --       $      --        $      --
                                                                      ==============================================

(1) No taxes were provided on the gain from the extinguishment of debt due to the Company's net operating losses.

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                                                                   Page F-48

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

20.  EARNINGS (LOSS) PER SHARE

A reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows:

                                                                          2002           2001            2000
                                                                          ----           ----            ----
NUMERATOR:
   Loss from continuing operations                                     $(113,905)     $(188,621)      $ (29,174)
   Preferred stock dividends                                                  --         (1,147)           (191)
   Accretion of beneficial conversion feature
      of redeemable preferred stock                                           --         (9,392)         (3,857)
-----------------------------------------------------------------------------------------------------------------

Numerator for basic earnings per share -
   Loss from continuing operations available to common
      Stockholders                                                      (113,905)      (199,160)        (33,222)
   Net income (loss) from discontinued operations available to
      common stockholders                                                  1,420        (16,482)        (82,968)

-----------------------------------------------------------------------------------------------------------------

   Net loss available to common stockholders                            (112,485)      (215,642)       (116,190)

Effect of dilutive securities:
   Preferred stock dividends                                                  --             --              --

   Accretion of beneficial conversion feature of redeemable
      preferred stock                                                         --             --              --

-----------------------------------------------------------------------------------------------------------------

Numerator for diluted earnings per share -
   Net income (loss) available to common stockholders                  $(112,485)     $(215,642)      $(116,190)
=================================================================================================================

DENOMINATOR:
   Denominator for basic and diluted earnings per
     share - weighted-average shares outstanding(1)                      269,232        170,009          63,825
-----------------------------------------------------------------------------------------------------------------

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED
   Continuing operations                                               $   (0.42)     $   (1.17)      $    (.52)
   Discontinued operations                                                    --           (.10)          (1.30)

-----------------------------------------------------------------------------------------------------------------
TOTAL - BASIC AND DILUTED                                              $   (0.42)     $   (1.27)      $   (1.82)
=================================================================================================================

--------
(1) The weighted average shares listed below were not included in the computation of diluted loss per share for the year ended December 31, 2002, 2001 and 2000 because to do so would have been anti-dilutive.


                                         2002       2001          2000
                                         ----       ----          ----
Redeemable preferred stock                 --     140,768          617
Warrants                                2,950          --          301
Employee stock options                 15,399       4,173        2,741
------------------------------------------------------------------------
                                       18,349     144,941        3,659
========================================================================

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                                                                   Page F-49

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

21. COMMITMENTS AND CONTINGENCIES

Rentals of space, vehicles, and office equipment under operating leases amounted to approximately $2.0 million, $3.5 million and $2.9 million for the years ended December 31, 2002, 2001 and 2000, respectively.

The approximate minimum payments required under operating leases and employment contracts that have initial or remaining terms in excess of one year at December 31, 2002 are as follows (in thousands):

                                      MINIMUM  EMPLOYMENT
YEAR                          RENTAL PAYMENTS   CONTRACTS
-----------------------------------------------------------
2003                                $   1,385     $ 2,483
2004                                    1,061       1,404
2005                                      696         789
2006                                      427         671
2007                                      357          51
Thereafter                             11,113          --
-----------------------------------------------------------
                                     $ 15,039     $ 5,398
===========================================================

The Company has entered into employment contracts with key officers and employees of the Company. The agreements are for periods ranging from one to five years through February 2007. Some of the employment contracts also call for bonus arrangements based on earnings of a particular subsidiary. The Company recorded $0.5 million associated with these bonus arrangements during 2002.

On March 24, 2003, the Company terminated its employment agreements with two of its executive officers. The terms of the IBM Credit Agreement limited the amount of salary the Company could pay these executive officers in cash and prevented the Company from making certain cash incentive and perquisite payments to these executive officers. These terminations are more fully discussed in Note 27.

Effective December 31, 2001, one of the Company's directors, who had previously been an executive officer of the Company, retired and resigned from the Board of Directors. As part his termination agreement, the Company agreed to grant him 2.5 million shares of the Company's common stock the value of which was recorded as compensation expense in the year ended December 31, 2001.

According to the terms of the trust agreement for the Digital Angel Trust, if amounts due IBM Credit by the Company are not paid when due, or if the Company is otherwise in default under the forbearance agreement or IBM Credit Agreement (as more fully discussed in Note 2) and the Company's obligations are accelerated, IBM Credit will have the right to require that the shares of the Digital Angel Corporation common stock held in the Digital Angel Trust be sold to provide funds to satisfy the obligations of the Company to IBM Credit.

      POSSIBLE CONSEQUENCES OF SALES OF THE DIGITAL ANGEL TRUST SHARES

If we are required to sell the shares held in the Digital Angel Trust for an amount less than our current book value, we would incur a significant non-cash charge and our financial position and operating results would be materially adversely effected.

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                                                                   Page F-50

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


In addition, under the terms of the employment agreement dated March 8, 2002, as amended, by and between Digital Angel Corporation and Randolph K. Geissler (the President and Chief Executive Officer of Digital Angel Corporation), a "change in control" occurs under that employment agreement if any person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Digital Angel Corporation representing 20% or more of the combined voting power of the then outstanding shares of common stock. Therefore, if the Digital Angel Trust were to sell more than approximately 5.3 million shares of the Digital Angel Corporation common stock, such sale would constitute a change in control under the employment agreement with Mr. Geissler. Upon the occurrence of a change in control, Mr. Geissler, at his sole option and discretion, may terminate his employment with Digital Angel Corporation at any time within one year after such change in control upon 15 days' notice. In the event of such termination, the employment agreement provides that Digital Angel Corporation must pay to Mr. Geissler a severance payment equal to three times the base salary amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended ("Code") minus $1.00 (or a total of approximately $750,000), which would be payable no later than one month after the effective date of Mr. Geissler's termination of employment. In addition, upon the occurrence of a change of control under the employment agreement, all outstanding stock options held by Mr. Geissler would become fully exercisable. As of December 31, 2002, Mr. Geissler owned options to purchase 1.0 million shares for $3.39 per share none of which had vested which would become exercisable upon the occurrence of such a change in control.

The employment agreement also provides that upon (i) a change of control,
(ii) the termination of Mr. Geissler's employment for any reason other than due to his material default under the employment agreement, or (iii) if he ceases to be Digital Angel Corporation's President and Chief Executive Officer for any reason other than termination due to his material default under the employment agreement, within 10 days of the occurrence of any such events, Digital Angel Corporation is to pay to Mr. Geissler $4,000,000. Digital Angel Corporation may pay such amount in cash or in its common stock or with a combination of cash and common stock. The employment agreement also provides that if the $4,000,000 is paid in cash and stock, the amount of cash paid must be sufficient to cover the tax liability associated with such payment, and such payment shall otherwise be structured to maximize tax efficiencies to both Digital Angel Corporation and Mr. Geissler.

Also, effective October 30, 2002, Digital Angel Corporation entered into a Credit and Security Agreement with Wells Fargo. The Credit and Security Agreement provides that a "change in control" under that agreement results in a default. A change in control is defined as either Mr. Geissler ceasing to actively manage Digital Angel Corporation's day-to-day business activities or the transfer of at least 25% of the outstanding shares of Digital Angel Corporation's common stock. Also, if Digital Angel Corporation owes Mr. Geissler $4,000,000 under his employment agreement, the obligation would most likely result in a breach of Digital Angel Corporation's financial covenants under the Credit and Security Agreement. If these defaults occurred and were not waived by Wells Fargo, and if Wells Fargo were to enforce these defaults under the terms of the Credit and Security Agreement and related agreements, Digital Angel Corporation's and the Company's business and financial condition would be materially and adversely affected, and it may force Digital Angel Corporation to cease operations.

22.  PROFIT SHARING PLAN

The Company has a 401(k) Plan for the benefit of eligible United States employees. The Company has made no contributions to the 401(k) Plan.

The Company's International subsidiaries operate certain defined contribution pension plans. The Company's expense relating to the plans approximated $0.1 million, $0.2 million and $0.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

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                                                                   Page F-51

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


23. LEGAL PROCEEDINGS

The Company is party to various legal proceedings, and accordingly, has recorded $1.7 million in reserves in its financial statements at December 31, 2002. In the opinion of management, these proceedings are not likely to have a material adverse affect on the financial position or overall trends in results of the Company. The estimate of potential impact on the Company's financial position, overall results of operations or cash flows for the above legal proceedings could change in the future.

In May 2002, a class action was filed against the Company and one of its directors. Fourteen virtually identical complaints were consolidated into a single action, in re Applied Digital Solutions Litigation, which was filed in the United States District Court for the Southern District of Florida. In March 2003, the Company entered into a memorandum of understanding to settle the pending lawsuit. The settlement of $5.6 million, which is subject to various conditions, is expected to be covered by proceeds from insurance.

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                                                                   Page F-52

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

24.  SUPPLEMENTAL CASH FLOW INFORMATION

The changes in operating assets and liabilities are as follows:

                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                     ---------------------------------
                                                      2002         2001         2000
                                                     ---------------------------------
(Increase) decrease in accounts receivable
  and unbilled receivables                           $ 5,350     $16,020      $(6,359)
(Increase) decrease in inventories                      (247)      4,090          607
Decrease in other current assets                       2,453       2,969          843
Increase in other assets                                 361       1,626           --
Increase (decrease) in accounts payable,
  accrued expenses and other liabilities               9,249       3,660         (668)
---------------------------------------------------------------------------------------
                                                     $17,166     $28,365      $(5,577)
=======================================================================================

In the years ended December 31, 2002, 2001, and 2000, the Company had the following noncash investing and financing activities:

                                                         2002        2001         2000
                                                       -----------------------------------
Assets acquired for common stock                          $--       $10,201     $168,319
Due from buyer of divested subsidiary                      --         2,625           --
Common stock issued for services                           --           207          125
Assets acquired for long-term debt and capital leases      --            --        2,201
Common stock issued upon conversion of preferred stock     --        14,550           --

25. SEGMENT INFORMATION

As a result of the merger of pre-merger Digital Angel and MAS, the significant restructuring of the Company's business during the first quarter of 2002 and the Company's emergence as an advanced technology development company, the Company has re-evaluated and realigned its reporting segments. On January 1, 2002, the Company began operating in the three business segments Advanced Technology, Digital Angel Corporation and SysComm International.

Business units that were part of the Company's continuing operations and that were closed or sold during 2001 and 2002 are reported as All Other.

The "Corporate/Eliminations" category includes all amounts recognized upon consolidation of the Company's subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities. "Corporation/Eliminations" also includes certain interest expense and other expenses associated with corporate activities and functions. Included in "Corporate/Eliminations" for the year ended December 31, 2002, is a non-cash compensation charge of $18.7 million associated with pre-merger Digital Angel options, which were converted into options to acquire shares of MAS in connection with the merger of pre-merger Digital Angel and MAS.

Prior to January 1, 2002, the Company's business units were organized into the three segments: Applications, Services and Advanced Wireless. Prior period information has been restated to present the Company's reportable segments on a comparative basis.

------------------------------------------------------------------------------
                                                                   Page F-53

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Advanced Technology, Digital Angel Corporation and SysComm International's product and services are as follows:

OPERATING SEGMENT                  PRINCIPAL PRODUCTS AND SERVICES
-----------------                  -------------------------------
Advanced Technology
                                   o  Call center solutions
                                   o  Customer relationship management
                                   o  Website design
                                   o  Internet access
                                   o  Software development
                                   o  Cable/fiber infrastructure
                                   o  Miniaturized implantable verification chip
                                   o  Miniaturized power generator

Digital Angel Corporation
                                   o  Animal Applications
                                   o  Wireless and Monitoring
                                   o  GPS and Radio Communications
                                   o  Medical Systems

SysComm International
                                   o  Systems integration
                                   o  Information technology, procurement, and logistics
                                   o  Technology strategy

------------------------------------------------------------------------------
                                                                   Page F-54

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies, except that intersegment sales and transfers are generally accounted for as if the sales or transfers were to third parties at current market prices; segment data includes an allocated charge for the corporate headquarters costs. It is on this basis that management utilizes the financial information to assist in making internal operating decisions. The Company evaluates performance based on stand-alone segment operating income. Corporate amounts have been adjusted from amounts previously reported to reflect the reclassification of the 2001 gain on extinguishment of debt from extraordinary to Continuing Operations (see Note 19).

                                                                               2002 (IN THOUSANDS)
                                                -----------------------------------------------------------------------------------
                                                 ADVANCED     DIGITAL ANGEL     SYSCOMM                 CORPORATE AND
                                                TECHNOLOGY     CORPORATION   INTERNATIONAL  ALL OTHER   ELIMINATIONS   CONSOLIDATED
                                                ----------    -------------  -------------  ---------   -------------  ------------
Net revenue from external customers               $41,930       $ 33,561       $22,721       $1,388       $     --      $  99,600
Intersegment net revenue                               --             70            --           --            (70)            --
                                                ---------       --------       -------       ------       --------      ---------
Total revenue                                     $41,930       $ 33,631       $22,721       $1,388       $    (70)     $  99,600
                                                ---------       --------       -------       ------       --------      ---------

Depreciation and amortization                     $   569       $  3,638       $   262           $9       $    295      $   4,773
Asset impairment                                       --         68,597            --           --            785         69,382
Interest income                                       239            601            45           --          1,471          2.356
Interest expense                                      422            303           184          148         16,467         17,524
Loss from continuing operations
  before provision for income taxes, minority
 interest, net loss on subsidiary merger
 transaction, and equity in net loss of
 affiliate(1)                                        (786)       (76,439)         (422)        (320)       (49,310)      (127,277)
Goodwill, net                                      18,212         47,452         2,154           --             --         67,818
Segment assets                                     41,404         67,798         9,340        2,753         (4,062)       117,233
Expenditures for property and equipment               340          1,439            41           --             38          1,858

(1) For Digital Angel Corporation, amount excludes $1.8 million of interest expense associated with the Company's obligation to IBM Credit and $18.7 million of non-cash compensation expense associated with pre-merger Digital Angel options which were converted into options to acquire MAS stock, both of which have been reflected as additional expense in the separate financial statements of Digital Angel Corporation included in its Form 10-K dated December 31, 2002.


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                                                                   Page F-55





APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

(2)

                                                                               2001 (IN THOUSANDS)
                                                -----------------------------------------------------------------------------------
                                                 ADVANCED     DIGITAL ANGEL     SYSCOMM                 CORPORATE AND
                                                TECHNOLOGY     CORPORATION   INTERNATIONAL  ALL OTHER   ELIMINATIONS   CONSOLIDATED
                                                ----------    -------------  -------------  ---------   -------------  ------------
Net revenue from external customers               $44,570       $35,738      $34,175         $41,292      $   539        $156,314
Intersegment net revenue                              232           964           --             870       (2,066)             --
                                                  -------       -------      -------         -------      -------        --------
Total revenue                                     $44,802       $36,702      $34,175         $42,162      $(1,527)       $156,314
                                                  -------       -------      -------         -------      -------        --------

Depreciation and amortization                     $ 9,088       $12,298      $   503         $ 4,768      $ 2,242        $ 28,899
Asset impairment                                   30,453           726           --          32,427        8,113          71,719
Interest and other income                              20            17           68              34        1,937           2,076
Interest expense                                      216           529          325           1,465        6,020           8,555
Income (loss) from continuing operations
  before provision for income taxes
  and minority interest                           (41,493)      (16,262)      (1,322)        (71,636)     (37,428)       (168,141)
Goodwill, net                                      15,379        73,095        2,357              --           --          90,831
Segment assets                                     38,247       105,042       15,004           4,968        4,228         167,489
Expenditures for property and equipment               151         1,591          490           1,703       10,226          14,161

                                                                               2000 (IN THOUSANDS)
                                                -----------------------------------------------------------------------------------
                                                 ADVANCED     DIGITAL ANGEL     SYSCOMM                 CORPORATE AND
                                                TECHNOLOGY     CORPORATION   INTERNATIONAL  ALL OTHER   ELIMINATIONS   CONSOLIDATED
                                                ----------    -------------  -------------  ---------   -------------  ------------
Net revenue from external customers               $32,354      $22,252         $27,288       $52,681      $   191        $134,766
Intersegment net revenue                               --           --              --         5,142       (5,142)             --
                                                  -------      -------         -------       -------      -------        --------
Total revenue                                     $32,354      $22,252         $27,288       $57,823      $(4,951)       $134,766
                                                  -------      -------         -------       -------      -------        --------

Depreciation and amortization                     $ 2,990      $ 2,962         $   176       $ 3,366      $ 1,579        $ 11,073
Asset impairment                                       --           --              --           818        5,565           6,383
Interest and other income                            (431)           9              17            17        1,483           1,095
Interest expense                                      117           98             112         1,213        4,361           5,901
Income (loss) from continuing operations
  before provision for income taxes and
  minority interest                                (1,544)      (3,816)            923        (5,714)     (23,834)        (33,985)
Goodwill, net                                      49,431       77,464           2,330        36,779           --         166,024
Segment assets                                     77,463       95,582          16,434        68,741       53,155         311,375
Expenditures for property and equipment               155          758               7         1,183        6,288           8,391


Segment assets do not include net assets of discontinued operations of $0 million, $0 million and $8.1 million, in 2002, 2001, and 2000, respectively.

Approximately $31.3 million, or 74.7%, and $27.4 million, or 61.5%, of the Company's Advanced Technology segment's revenue for 2002 and 2001, respectively, were generated by its wholly-owned subsidiary, Computer Equity Corporation. Approximately 99.1% and 77.7% of Computer Equity Corporation's revenue during 2002 and 2001, respectively, were generated through sales to various agencies of the United States Federal Government.


------------------------------------------------------------------------------
                                                                   Page F-56

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

For 2002, Digital Angel Corporation's top five customers, Schering-Plough, US Army Corps of Engineers, Biomark, Pacific States Marine and San Bernardino County, accounted for 31.8% of this segment's revenues, however, no single customer accounted for more than 10% of this segment's revenue. For 2001, the top five customers, Schering Plough, Merial, Pacific States Marine, San Bernardino County and the US Army Corps of Engineers accounted for 30.6% of this segment's revenue, one of which accounted for 10.4% of the segment's revenue.

For 2002, five customers, SysComm International's top five customers, Deutsche Bank, Hackensack University Medical Center, Liberty Mutual, Morgan Stanley and Polytechnic University, accounted for 23%, 22%, 11%, 11% and 11% of SysComm International's revenue, respectively. For 2001, two customers, Liberty Mutual and Mass Mutual Life Insurance accounted for 40% and 31% of SysComm International's revenue, respectively.

Sales to an individual customer did not exceed 10% of a segment's revenue during 2000.

Goodwill by segment for the year ended December 31, 2002 is as follows:

                                                                           YEAR ENDED DECEMBER 31, 2002
                                                -----------------------------------------------------------------------------------
                                                 ADVANCED     DIGITAL ANGEL     SYSCOMM
                                                TECHNOLOGY     CORPORATION   INTERNATIONAL  ALL OTHER     CORPORATE    CONSOLIDATED
                                                ----------    -------------  -------------  ---------   -------------  ------------
Balance As of January 1, 2002                     $15,212      $ 72,876         $2,154         $--          $ 589         $ 90,831
Goodwill acquired during the year                   3,000        36,761             --          --             --           39,761
Other adjustment                                       --            --             --          --           (589)            (589)
Impairment Losses                                      --       (62,185)            --          --             --          (62,185)
                                                ------------------------------------------------------------------------------------
Balance as of December 31, 2002                   $18,212      $ 47,452         $2,154         $--          $  --         $ 67,818
                                                ====================================================================================

Revenues are attributed to geographic areas based on the location of the assets producing the revenue. Information concerning principal geographic areas as of and for the years ended December 31, was as follows (in thousands):

                                                                    UNITED
                                    UNITED STATES      CANADA      KINGDOM    CONSOLIDATED
                                  ----------------------------------------------------------
2002
Net revenue                              $ 88,190      $   --      $11,410        $ 99,600
Long-lived tangible assets                 15,379         ---          855          16,234
Deferred tax asset                          1,236          --           --           1,236
--------------------------------------------------------------------------------------------

2001
Net revenue                              $138,887      $   --      $17,427        $156,314
Long-lived tangible assets                 19,193         ---          992          20,185
Deferred tax asset                          1,167          --           --           1,167
--------------------------------------------------------------------------------------------

2000
Net revenue                              $118,849      $  766      $15,151        $134,766
Long-lived tangible assets                 20,044          --        1,324          21,368
Deferred tax asset (liability)             21,426        (204)         564          21,786
--------------------------------------------------------------------------------------------


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                                                                   Page F-57

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

26. NASDAQ LISTING REQUIREMENTS

From July 12, 2002, to July 30, 2002, the Company's common stock was traded on the Pink Sheets under the symbol "ADSX.PK." Prior to that time, the Company's shares were traded on the Nasdaq National Market (NasdaqNM). Effective July 31, 2002, the Company's shares were relisted on the NasdaqNM under the symbol "ADSX." As a condition of the relisting, NasdaqNM advised the Company that it had until October 25, 2002, to regain compliance with the minimum closing bid price requirement of at least $1.00 per share, and, immediately following, a closing bid price of at least $1.00 per share for a minimum of ten (10) consecutive trading days. The Company was unable to satisfy the minimum closing bid price requirement by October 25, 2002, and, as a result, effective November 12, 2002, the Company's common stock began trading on the Nasdaq SmallCap Market (SmallCap), under its existing stock symbol ADSX. The Company expects to have until October 2003, in which to regain the minimum bid requirement of at least $1.00 per share for a minimum of ten (10) consecutive trading days to maintain its SmallCap listing, providing the Company continues to comply with the SmallCap's other listing requirements, which as of December 31, 2002, it was in compliance with.

27. SUBSEQUENT EVENTS

On March 21, 2003, Richard J. Sullivan retired from the Company. Replacing him as Chairman of the Board and Chief Executive Officer is Scott R. Silverman, the Company's current President and Director. The Company's Board of Directors negotiated a satisfactory severance agreement with Mr. Sullivan. Under the terms, Mr. Sullivan will receive a one-time payment of
56.0 million shares of the Company's common stock, and 10.9 million re-priced stock options. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share. Under the terms of Mr. Sullivan's employment contract, the Company would have been obligated to make payments in cash or stock of up to $17 million to Mr. Sullivan.

On March 21, 2003, Jerome C. Artigliere resigned from his positions of Senior Vice President and Chief Operating Officer. Under the terms of his severance agreement, Mr. Artigliere will receive 4.8 million shares of the Company's common stock and 2.3 million re-priced stock options. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share. Replacing Mr. Artigliere is Kevin H. McLaughlin. Mr. McLaughlin has served most recently as SysComm International Corporation's Chief Executive Officer.

The terms of each of the severance agreements are subject to shareholder approval. In connection with such shareholder approval, the Company will also need to seek shareholder approval of an increase in the number of authorized shares of its common stock.

On March 27, 2003, the Company announced that it had executed to a forbearance agreement term sheet with IBM Credit. The forbearance agreement, which becomes effective on or about March 31, 2003, allows for the forbearance of the obligations due under the IBM Credit Agreement, provides for more favorable loan repayment terms, reduces the interest rate on the Tranche B portion of the debt to 7% per annum and provides for purchase rights. The forbearance agreement term sheet is more fully describe in Note 2.

28. RECENT EVENT

The staff of the Securities and Exchange Commission's Southeast Regional Office is conducting an informal inquiry concerning the Company. The Company is fully and voluntarily cooperating with this informal inquiry. At this point, the Company is unable to determine whether this informal inquiry may lead to potentially adverse action.


------------------------------------------------------------------------------
                                                                   Page F-58

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

29. SUMMARIZED QUARTERLY DATA (UNAUDITED)

                                                  FIRST        SECOND         THIRD        FOURTH       FULL
                                                 QUARTER       QUARTER       QUARTER      QUARTER       YEAR
                                                 -------       -------       -------      -------       ----
2002
Total revenue                                    $ 28,219     $ 25,836       $23,903     $ 21,642    $  99,600
Gross profit                                        9,378        8,728         8,735        5,041       31,882
Net loss from Continuing Operations (1)           (24,692)     (19,473)       (5,751)     (63,989)    (113,905)
Net income (loss) from Discontinued Operations        687         (463)         (119)       1,315        1,420
Basic and diluted net loss per share from
  Continuing Operations (4)                         (0.10)       (0.07)        (0.02)       (0.23)       (0.42)
Basic and diluted net income (loss) per share
  from Discontinued Operations (4)                   0.01        (0.01)           --           --           --


                                                  FIRST        SECOND        THIRD       FOURTH        FULL
                                                 QUARTER       QUARTER      QUARTER      QUARTER       YEAR
                                                 -------       -------      -------      -------       ----
2001 - AS REPORTED
Net operating revenue                            $ 47,409     $ 39,871     $  41,366     $ 27,668    $ 156,314
Gross profit                                       17,348       14,311         6,522        8,294       46,475
Net loss from Continuing Operations(2)            (11,393)     (19,881)     (109,349)     (47,998)    (188,621)
(Loss) income from Discontinued Operations(3)         213      (21,789)         (748)       5,842      (16,482)
Net loss                                          (11,180)     (41,670)     (110,097)     (42,156)    (205,103)
Basic and diluted loss per share from
   Continuing Operations(4)                         (0.13)       (0.15)        (0.56)       (0.18)       (1.17)
Basic and diluted loss per share from
   Discontinued Operations(4)                          --        (0.16)           --         0.02        (0.10)

2001 - ADJUSTED FOR CHANGE IN METHOD OF
  ACCOUNTING FOR GOODWILL(A)

Net operating revenue                             $47,409     $ 39,871     $  41,366     $ 27,668    $ 156,314
Gross profit                                       17,348       14,311         6,522        8,294       46,475
Net loss from Continuing Operations(2)             (5,865)     (13,756)     (103,036)     (43,491)    (166,148)
(Loss) income from Discontinued Operations(3)         213      (21,789)         (748)       5,842      (16,482)
Net loss                                           (5,652)     (35,545)     (103,784)     (37,649)    (182,630)
Basic and diluted loss per share from
   Continuing Operations(4)                         (0.06)       (0.10)        (0.52)       (0.18)       (0.97)
Basic and diluted loss per share from
   Discontinued Operations(4)                          --        (0.16)           --         0.02        (0.10)

A. CHANGE IN METHOD OF ACCOUNTING FOR GOODWILL

    Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142 Goodwill and Other Intangible Assets (FAS 142). FAS 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually. There was no impairment of goodwill upon adoption of FAS 142. The Company performed its annual review for impairment during the fourth quarter of 2002, which resulted in an impairment charge of $62.2 million in 2002. There can be no assurance that future goodwill impairment tests will not result in additional impairment charges.

(1) First quarter of 2002 loss from Continuing Operations includes a non-cash compensation charge of approximately $18.7 million associated with pre-merger Digital Angel options. Pursuant to the terms of the merger of pre-merger Digital Angel and MAS, options to acquire pre-merger Digital Angel common stock were converted into options to acquire shares of MAS commons stock, which resulted in a new measurement date for the options. In addition, the Company incurred a loss on issuances of subsidiary stock of approximately $3.9 million. Second quarter of 2002 loss from Continuing Operations includes non-cash compensation expense of $6.1 million associated with options that were re-priced in 2001, and valuation reserves on notes receivable from officers and directors. Third quarter of 2002 loss from Continuing Operations includes a reversal of approximately $2.9 million of non-cash compensation

------------------------------------------------------------------------------
                                                                   Page F-59





APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

    expense associated with the options re-priced in 2001, and a reversal of approximately $0.9 million of bad debt reserves. Fourth quarter of 2002 loss from Continuing Operations includes asset impairments of $69.4 million.

(2) The second quarter of 2001 reflects the reclassification of the $9.5 million gain on extinguishment of debt from an extraordinary item to Continuing Operations (see Note 19). The third quarter of 2001 loss from Continuing Operations includes asset impairment charges of $68,764, inventory reserves of $4,261, loss on disposition of assets of $3,967 and non-cash compensation expense of $1,231. Fourth quarter of 2001 loss from Continuing Operations includes asset impairment charges of $2,955, loss on disposition of assets of $2,091 and non-cash compensation expense of $4,042, and bad debt reserves of $12,758.

(3) Second quarter of 2001 loss from Discontinued Operations includes a change in estimate on loss on disposal and operating losses during the phase out period of $21,789. Third quarter of 2001 loss from Discontinued Operations includes a change in estimate on loss on disposal and operating losses during the phase out period of $748.

(4) Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net earnings per share will not necessarily equal the total for the year.


------------------------------------------------------------------------------
                                                                   Page F-60

                                           FINANCIAL STATEMENT SCHEDULE

VALUATION AND QUALIFYING ACCOUNTS (IN THOUSANDS)


                                                              ADDITIONS
                                                              ------------------------
                                                 BALANCE AT   CHARGED TO     VALUATION                BALANCE AT
                                                 BEGINNING    COST AND       ACCOUNTS                 END OF
DESCRIPTION                                      OF PERIOD    EXPENSES       ACQUIRED    DEDUCTIONS   PERIOD
-----------------------------------------------------------------------------------------------------------------
VALUATION RESERVE DEDUCTED IN THE BALANCE
  SHEET FROM THE ASSET TO WHICH IT APPLIES:

ACCOUNTS RECEIVABLE:
2002 ALLOWANCE FOR DOUBTFUL ACCOUNTS              $ 2,581      $ 4,236        $   --       $5,554      $ 1,263
2001 ALLOWANCE FOR DOUBTFUL ACCOUNTS                1,681        1,914            --        1,014        2,581
2000 ALLOWANCE FOR DOUBTFUL ACCOUNTS                1,047          823           766          955        1,681

INVENTORY:
2002 ALLOWANCE FOR EXCESS AND OBSOLESCENCE        $ 1,702      $   104        $   --       $  384      $ 1,422
2001 ALLOWANCE FOR EXCESS AND OBSOLESCENCE          1,500          570            --          368        1,702
2000 ALLOWANCE FOR EXCESS AND OBSOLESCENCE            916          345           460          221        1,500

NOTES RECEIVABLE:
2002 ALLOWANCE FOR DOUBTFUL ACCOUNTS              $12,671      $ 1,266        $   --       $7,270      $ 6,667
2001 ALLOWANCE FOR DOUBTFUL ACCOUNTS                   --       12,671            --           --       12,671
2000 ALLOWANCE FOR DOUBTFUL ACCOUNTS                   --           --            --           --           --

DEFERRED TAXES:
2002 VALUATION RESERVE                            $66,932      $26,282        $   --       $   --      $93,214
2001 VALUATION RESERVE                             15,850       51,082            --           --       66,932
2000 VALUATION RESERVE                                 --       15,850            --           --       15,850


------------------------------------------------------------------------------
                                                                   Page F-61

                                       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
                                           CONDENSED CONSOLIDATED BALANCE SHEETS
                                               (IN THOUSANDS, EXCEPT PAR VALUE)


                                                                                        MARCH 31                  DECEMBER 31
                                                                                       --------------------------------------
                                                                                          2003                       2002
                                                                                       --------------------------------------
                                                                                       (UNAUDITED)
ASSETS
CURRENT ASSETS
--------------------------------------------------------------------------------------
    Cash and cash equivalents                                                           $   3,018                 $   5,818
    Cash held by note holder                                                                2,015                        --
    Accounts receivable and unbilled receivables (net of allowance
      for doubtful accounts of $486 in 2003 and $1,263 in 2002)                            19,129                    16,548
    Inventories                                                                             7,788                     6,409
    Notes receivable                                                                        1,999                     2,801
    Other current assets                                                                    2,576                     2,920
-----------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                       36,525                    34,496
======================================================================================---------------------------------------
PROPERTY AND EQUIPMENT, NET                                                                 9,553                     9,822

NOTES RECEIVABLE, NET                                                                         553                       758

GOODWILL, NET                                                                              67,818                    67,818

OTHER ASSETS, NET                                                                           3,955                     4,339
-----------------------------------------------------------------------------------------------------------------------------

                                                                                        $ 118,404                 $ 117,233
=============================================================================================================================

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
-----------------------------------------------------------------------------------------------------------------------------
    Notes payable and current maturities of long-term debt                              $  81,958                 $  81,879
    Accounts payable                                                                       12,344                     9,761
    Accrued interest                                                                       14,069                    10,149
    Accrued severance                                                                      21,841                        --
    Other accrued expenses                                                                 19,300                    19,145
    Put accrual                                                                               200                       200
    Net liabilities of Discontinued Operations                                              9,397                     9,368
-----------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                                 159,109                   130,502
======================================================================================---------------------------------------

LONG-TERM DEBT AND NOTES PAYABLE                                                            3,336                     3,346

OTHER LONG-TERM LIABILITIES                                                                 1,103                     1,055
-----------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES                                                                         163,548                   134,903
======================================================================================---------------------------------------

COMMITMENTS AND CONTINGENCIES                                                                  --                        --
-----------------------------------------------------------------------------------------------------------------------------

MINORITY INTEREST                                                                          18,833                    18,422
-----------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' DEFICIT

    Preferred shares: Authorized 5,000 shares in 2003 and 2002 of $10 par value;
      special voting, no shares issued or outstanding in 2003 and 2002, Class B
      voting, no shares issued or outstanding in 2003 and 2002                                 --                        --
    Common shares: Authorized 435,000 shares in 2003 and 2002, of
      $.001 par value; 285,549 shares issued and 284,614 shares outstanding
      in 2003 and 285,069 shares issued and 284,134 shares outstanding in 2002                286                       285
    Common and preferred additional paid-in capital                                       376,999                   377,621
    Accumulated deficit                                                                  (444,006)                 (417,066)
    Common stock warrants                                                                   5,650                     5,650
    Treasury stock (carried at cost, 935 shares in 2002 and 2001)                          (1,777)                   (1,777)
    Accumulated other comprehensive income (loss)                                              (7)                       31
    Notes received for shares issued                                                       (1,122)                     (836)
-----------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' DEFICIT                                                               (63,977)                  (36,092)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                        $ 118,404                 $ 117,233
=============================================================================================================================
See the accompanying notes to condensed consolidated financial statements.

SEE NOTES 1 AND 4 REGARDING THE RESTRICTION ON APPLIED DIGITAL SOLUTIONS, INC.'S ABILITY TO EXERCISE CONTROL OVER THE AFFAIRS, MANAGE THE RESOURCES AND TRANSFER FUNDS FROM A SIGNIFICANT OPERATING SUBSIDIARY.


------------------------------------------------------------------------------
                                                                   Page F-62

                             APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
                              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (In thousands, except per share data)
                                                 (Unaudited)

                                                                                 FOR THE THREE MONTHS ENDED
                                                                                          MARCH 31
                                                                              -------------------------------
                                                                                  2003               2002
                                                                              -------------------------------

PRODUCT REVENUE                                                                 $ 21,023           $ 23,063
SERVICE REVENUE                                                                    4,083              5,156
-------------------------------------------------------------------------------------------------------------
TOTAL REVENUE                                                                     25,106             28,219

COSTS OF PRODUCTS SOLD                                                            14,172             16,516
COST OF SERVICES SOLD                                                              1,965              2,325
-------------------------------------------------------------------------------------------------------------

GROSS PROFIT                                                                       8,969              9,378

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE                                       29,468             28,900
RESEARCH AND DEVELOPMENT                                                           1,201              1,448
DEPRECIATION AND AMORTIZATION                                                        626              1,004
INTEREST AND OTHER INCOME                                                           (220)               (98)
INTEREST EXPENSE                                                                   4,631              2,059
-------------------------------------------------------------------------------------------------------------

LOSS FROM CONTINUING OPERATIONS BEFORE TAXES,
  MINORITY INTEREST, NET LOSS ON SUBSIDIARY STOCK ISSUANCES
  AND MERGER TRANSACTION, AND EQUITY IN NET LOSS OF AFFILIATE                    (26,737)           (23,935)

(BENEFIT) PROVISION FOR INCOME TAXES                                                (192)               108
-------------------------------------------------------------------------------------------------------------

LOSS FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST, NET LOSS ON
  SUBSIDIARY STOCK ISSUANCES AND MERGER TRANSACTION,
  AND EQUITY IN NET LOSS OF AFFILIATE                                            (26,545)           (24,043)

MINORITY INTEREST                                                                   (139)               (36)

NET LOSS ON SUBSIDIARY STOCK ISSUANCES AND MERGER TRANSACTION                        377                394

EQUITY IN NET LOSS OF AFFILIATE                                                       --                291
-------------------------------------------------------------------------------------------------------------

LOSS FROM CONTINUING OPERATIONS                                                  (26,783)           (24,692)

CHANGE IN ESTIMATE ON LOSS ON DISPOSAL OF DISCONTINUED
  OPERATIONS AND OPERATING LOSSES DURING PHASE OUT PERIOD                           (157)               687
-------------------------------------------------------------------------------------------------------------

NET LOSS                                                                        $(26,940)          $(24,005)
=============================================================================================================

(LOSS) INCOME PER COMMON SHARE - BASIC AND DILUTED
  LOSS FROM CONTINUING OPERATIONS                                               $  (0.10)          $   (.10)
  (LOSS) INCOME FROM DISCONTINUED OPERATIONS                                          --                 01
-------------------------------------------------------------------------------------------------------------

NET LOSS PER COMMON SHARE - BASIC AND DILUTED                                   $  (0.10)          $  (0.09)
=============================================================================================================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED         282,329            253,938

See the accompanying notes to condensed consolidated financial statements.

SEE NOTES 1 AND 4 REGARDING THE RESTRICTION ON APPLIED DIGITAL SOLUTIONS, INC.'S ABILITY TO EXERCISE CONTROL OVER THE AFFAIRS, MANAGE THE RESOURCES AND TRANSFER FUNDS FROM A SIGNIFICANT OPERATING SUBSIDIARY.

------------------------------------------------------------------------------
                                                                   Page F-63

                                CONSOLIDATED STATEMENTS OF PREFERRED STOCK
                           COMMON STOCK AND OTHER STOCKHOLDERS' (DEFICIT) EQUITY
                                 FOR THE THREE MONTHS ENDED MARCH 31, 2003
                                              (IN THOUSANDS)
                                               (UNAUDITED)
                                                     PREFERRED STOCK        COMMON STOCK       ADDITIONAL
                                                  -------------------------------------------   PAID-IN
                                                    NUMBER      AMOUNT   NUMBER        AMOUNT   CAPITAL
                                                  --------------------------------------------------------
BALANCE - DECEMBER 31, 2002                           --         $--     285,069        $285    $377,621
   Net loss                                           --          --          --          --          --
   Comprehensive loss -
    Foreign currency translation                      --          --          --          --          --

   Total comprehensive loss                           --          --          --          --          --

   Adjustment to allowance for uncollectible
     portion of notes receivable                      --          --          --          --          --
   Stock option repricing                             --          --          --                    (979)
   Stock Options - VeriChip Corporation               --          --          --          --         160
   Issuance of common shares                          --          --         310           1         108
   Issuance of common shares and options for
     services, compensation and other                 --          --         170          --          89
----------------------------------------------------------------------------------------------------------

BALANCE - MARCH 31, 2003                              --         $--     285,549        $286    $376,999
==========================================================================================================


                                                                                       ACCUMULATED
                                                                  COMMON                   OTHER           NOTES          TOTAL
                                                 (ACCUMULATED     STOCK     TREASURY   COMPREHENSIVE   RECEIVED FOR   STOCKHOLDERS'
                                                   DEFICIT)      WARRANTS     STOCK    INCOME (LOSS)   SHARES ISSUED     DEFICIT
                                                -----------------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2002                       $(417,066)      $5,650     $(1,777)      $  31          $  (836)      $(36,092)
   Net loss                                         (26,940)          --          --          --               --        (26,940)
   Comprehensive loss -
    Foreign currency translation                                      --          --         (38)              --            (38)
                                                  ---------                                -----                        --------
   Total comprehensive loss                         (26,940)                      --         (38)              --        (26,978)
                                                  ---------                                -----                        --------
   Adjustment to allowance for uncollectible
     portion of notes receivable                         --           --          --          --             (286)          (286)
   Stock option repricing                                --                       --          --               --           (979)
   Stock Options - VeriChip Corporation                  --           --          --          --               --            160
   Issuance of common shares                             --           --          --          --               --            109
   Issuance of common shares and options for
     services, compensation and other                    --           --          --          --               --             89
----------------------------------------------------------------------------------------------------------------------------------

BALANCE - MARCH 31, 2003                          $(444,006)      $5,650     $(1,777)      $  (7)         $(1,122)      $(63,977)
==================================================================================================================================
See the accompanying notes to condensed consolidated financial statements.

SEE NOTES 1 AND 4 REGARDING THE RESTRICTION ON APPLIED DIGITAL SOLUTIONS, INC.'S ABILITY TO EXERCISE CONTROL OVER THE AFFAIRS, MANAGE THE RESOURCES AND TRANSFER FUNDS FROM A SIGNIFICANT OPERATING SUBSIDIARY.


------------------------------------------------------------------------------
                                                                   Page F-64

                      APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                       (IN THOUSANDS)
                                        (UNAUDITED)


                                                                      FOR THE THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                    ------------------------------
                                                                          2003         2002
                                                                    ------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                              $(26,940)    $(24,005)
  Adjustments to reconcile net loss
    to net cash (used in) provided by operating activities:
      Loss (income) from discontinued operations                             157         (687)
      Non-cash compensation and administrative expenses                     (798)      19,036
      Issuance of stock for services                                          68        2,453
      Depreciation and amortization                                          626        1,004
      Non-cash interest expense                                              520          407
      Deferred income taxes                                                 (173)          26
      (Recovery) Impairment of notes receivable                             (271)         576
      Net loss on subsidiary merger transaction                              377          394
      Minority interest                                                     (139)         (36)
      Equity in net loss of affiliate                                         --          291
      (Gain) loss on sale of subsidiaries and business assets                 --         (194)
      Loss on sale of equipment                                                9           87

      Change in assets and liabilities:
        Increase in cash held by note holder                              (2,015)          --
        (Increase) decrease in accounts receivable                        (2,581)       4,791
        Increase in inventories                                           (1,379)      (1,299)
        Decrease (increase) in other current assets                          331         (629)
        Increase (decrease) in accounts payable, accrued expenses
          and other long-term liabilities                                 28,590         (141)
      Net cash provided by (used in) discontinued operations                 (99)         415
-----------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                       (3,717)       2,489
===============================================================================================

CASH FLOWS FROM INVESTING ACTIVITIES
--------------------------------------------------------------------
  Decrease in notes receivable                                               992           92
  Received from buyers of divested subsidiaries                               --        2,625
  (Increase) decrease in other assets                                        (90)         144
  Proceeds from sale of property and equipment                                --        2,469
  Proceeds from sale of subsidiaries and business assets                      --        1,106
  Payments for property and equipment                                       (267)        (210)
  Cash acquired (net of payments for costs of business acquisitions)          --          218
  Net cash (used in) provided by discontinued operations                     (32)        (658)
-----------------------------------------------------------------------------------------------
NET CASH PROVIDED BY  INVESTING ACTIVITIES                                   603        5,786
===============================================================================================

CASH FLOWS FROM FINANCING ACTIVITIES
-----------------------------------------------------------------------------------------------
  Net amounts borrowed (repaid) on notes payable                             101       (3,583)
  Payments on long-term debt                                                 (32)      (1,137)
  Other financing costs                                                       --          (39)
  Issuance of common shares                                                  143          866
  Stock issuance costs                                                       (34)        (177)
  Proceeds from subsidiary issuance of common stock                          175           --
  Net cash (used in) provided by discontinued operations                      --           13
-----------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                    353       (4,057)
===============================================================================================

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      (2,761)       4,218
-----------------------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATES CHANGES ON CASH
  AND CASH EQUIVALENTS                                                       (39)          (6)

-----------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                              5,818        3,696
-----------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                               $  3,018     $  7,908
===============================================================================================
See the accompanying notes to condensed consolidated financial statements.

SEE NOTES 1 AND 4 REGARDING THE RESTRICTION ON APPLIED DIGITAL SOLUTIONS, INC.'S ABILITY TO EXERCISE CONTROL OVER THE AFFAIRS, MANAGE THE RESOURCES AND TRANSFER FUNDS FROM A SIGNIFICANT OPERATING SUBSIDIARY.

------------------------------------------------------------------------------
                                                                   Page F-65

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1.   BASIS OF PRESENTATION

     The accompanying financial statements have been prepared on a going concern basis and do not reflect any adjustments that might result from the outcome of the uncertainties described in Note 4.

     The accompanying unaudited condensed consolidated financial statements of Applied Digital Solutions, Inc. (the "Company") as of March 31, 2003, and December 31, 2002, (the December 31, 2002, financial information included herein has been extracted from the Company's audited financial statements included in the Company's 2002 Annual Report on Form 10-K) and for the three-months ended March 31, 2003 and 2002, have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X under the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of the Company's management, all adjustments (including normal recurring adjustments) considered necessary to present fairly the condensed consolidated financial statements have been made.

     The condensed consolidated statements of operations for the three-months ended March 31, 2003, are not necessarily indicative of the results that may be expected for the entire year. These statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

STOCK-BASED COMPENSATION

     As permitted under SFAS No. 123, Accounting for Stock-based Compensation (SFAS No. 123), the Company has elected to continue to follow the guidance of APB Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25 (FIN No. 44), in accounting for its stock-based employee compensation arrangements. Accordingly, no compensation cost is recognized for any of the Company's fixed stock options granted to employees when the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option. Changes in the terms of stock option grants, such as extensions of the vesting period or changes in the exercise price, result in variable accounting in accordance with APB Opinion No. 25. Accordingly, compensation expense is measured in accordance with APB No. 25 and recognized over the vesting period. If the modified grant is fully vested, any additional compensation costs is recognized immediately. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123.

     At March 31, 2003, the Company had four stock-based employee compensation plans, and the Company's subsidiaries had six stock-based employee compensation plans. As permitted under SFAS No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure, which amended SFAS No. 123, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by APB No. 25 and related interpretations including FIN No. 44. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for options granted under its plans as well as to the plans of its subsidiaries:


------------------------------------------------------------------------------
                                                                   Page F-66

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                             THREE-MONTHS ENDED   THREE-MONTHS ENDED
                                                  MARCH 31,            MARCH 31,
                                           -------------------------------------------
                                                    2003                 2002
                                           -------------------------------------------
Net loss, as reported                             $(26,940)           $(24,005)
  Deduct: Total stock-based employee
  compensation expense determined under
  fair value-based method for all awards,
  net of related tax effects(1)                       (753)               (739)
                                                  --------            --------

Pro forma net loss                                $(27,693)           $(24,744)
                                                  ========            ========

Loss per share:
  Basic and diluted--as reported                  $  (0.10)           $  (0.09)
                                                  ========            ========
  Basic and diluted--pro forma                    $  (0.10)           $  (0.10)
                                                  ========            ========

(1) Amount includes $0.5 million and $0.4 million of compensation expense associated with subsidiary options for the three-months ended March 31, 2003 and 2002, respectively.

     The Company did not grant fixed stock options to acquire shares of its common stock to its employees during the three-months ended March 31, 2003. The weighted average per share fair value of grants made during the three-months ended March 31, 2002, for the Company's incentive plans was $0.20. The fair value of the options granted was estimated on the grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                                           THREE-
                                           MONTHS
                                           ENDED
                                         MARCH 31,
                                           2002
                                         ---------
     Estimated option life               5.5 years
     Risk free interest rate                  2.89%
     Expected volatility                     76.00%
     Expected dividend yield                  0.00%

     METHOD OF ACCOUNTING FOR DIGITAL ANGEL CORPORATION

     Effective March 27, 2002, the Company's 93% owned subsidiary, Digital Angel Corporation, which we refer to as pre-merger Digital Angel, merged with and into a wholly-owned subsidiary of a publicly traded company, Medical Advisory Systems, Inc. (MAS), and MAS changed its name to Digital Angel Corporation. Under the terms of the merger agreement, each issued and outstanding share of common stock of pre-merger Digital Angel (including each share issued upon exercise of options prior to the effective time of the merger) was cancelled and converted into the right to receive 0.9375 shares of MAS's common stock. The Company obtained 18.7 million shares of MAS common stock in the merger (representing approximately 61% of the shares then outstanding). Prior to the transaction, the Company owned 850,000 shares of MAS, or approximately 16.7%. On March 31, 2003, the Company owned
19.6 million, or approximately 73.12% of the shares outstanding. Also, pursuant to the merger agreement, the Company contributed to MAS all of its stock in Timely Technology Corp., a wholly-owned subsidiary, and Signature Industries, Limited, an 85% owned subsidiary. Pre-merger Digital Angel, Timely

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Technology Corp. and Signature Industries, Limited were collectively referred to as the Advanced Wireless Group (AWG). The merger has been treated as a reverse acquisition for accounting purposes, with the AWG treated as the accounting acquirer.

     The total purchase price of the transaction was $32.0 million, which was comprised of the $25.0 million fair market value of MAS stock outstanding not held by the Company immediately preceding the merger, the $3.4 million estimated fair market value of MAS options and warrants outstanding as well as the direct costs of the acquisition of approximately $3.6 million. The transaction resulted in Digital Angel Corporation allocating approximately $28.3 million of the purchase price to goodwill, $25.9 million of which was deemed to be impaired during the fourth quarter of 2002 in connection with the Company's annual goodwill impairment review.

     The consolidated financial statements included in this Form 10-Q include the accounts of Digital Angel Corporation and reflect the outstanding voting stock not owned by the Digital Angel Share Trust, which we refer to as Digital Angel Trust, as a minority ownership interest in Digital Angel Corporation on the balance sheets as of March 31, 2003, and December 31, 2002. The Digital Angel Trust is more fully discussed in Note 4. Significant intercompany balances and transactions have been eliminated in consolidation. Digital Angel Corporation is publicly traded on the American Stock Exchange under the symbol DOC, with a closing market price per share at March 31, 2003, and May 7, 2003, of $1.51 and $2.90, respectively.

     During the three-months ended March 31, 2003, the Company recorded a loss of $0.4 million on the issuances of 0.3 million shares of Digital Angel Corporation common stock resulting from the exercise of stock options. The loss represents the difference between the carrying amount of the Company's pro-rata share of its investment in Digital Angel Corporation and the net proceeds from the issuances of the stock and other changes in the minority interest ownership.

     During the three-months ended March 31, 2002, the Company recorded a net loss of $0.4 million occasioned by the merger transaction, comprised of a loss of approximately $5.1 million resulting from the exercise of 1.5 million pre-merger Digital Angel options (representing the difference between the carrying amount of the Company's pro-rata share of the investment in pre-merger Digital Angel and the exercise price of the options) and a gain of approximately $4.7 million from the deemed sale of 22.85% of the AWG, as a result of the merger with MAS.

     By operation of the Digital Angel Trust agreement, the Company's share of Digital Angel Corporation's net assets is effectively restricted. Although Digital Angel Corporation may pay dividends, the Company's access to this subsidiary's funds is restricted. The following condensed consolidating balance sheet data at March 31, 2003, shows, among other things, the Company's investment in Digital Angel Corporation. The following consolidating financial data provides supplementary information about the results of operations and cash flows for the three-months ended March 31, 2003. The merger of pre- merger Digital Angel and MAS occurred on the second to the last business day of the quarter ended March 31, 2002, and, therefore, supplementary information about results of operations and cash flows are not presented for the three-months ended March 31, 2002.


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                                     CONDENSED CONSOLIDATING BALANCE SHEET DATA
                                                   MARCH 31, 2003
                                                    (UNAUDITED)

                                                 APPLIED
                                                 DIGITAL       DIGITAL ANGEL      CONSOLIDATION
                                             SOLUTIONS, INC.    CORPORATION        ELIMINATIONS      CONSOLIDATED
                                           ------------------------------------------------------------------------
                                                                         (in thousands)
Current Assets
Cash and cash equivalents                       $  3,018         $    --          $     --           $  3,018
Cash held by note holder                           2,015              --                --              2,015
Accounts receivable, net                          11,453           7,676                --             19,129
Inventories                                        1,869           5,919                --              7,788
Notes receivable                                   1,999              --                --              1,999
Other current assets                               1,467           1,109                --              2,576
                                           ------------------------------------------------------------------------
Total Current Assets                              21,821          14,704                --             36,525

Property And Equipment, net                        1,897           7,656                --              9,553
Notes Receivable, net                                553              --                --                553
Goodwill, net                                     20,365          47,453                --             67,818
Investment in Digital Angel Corporation           40,669              --           (40,669)                --
Other Assets, net                                  2,243           1,712                --              3,955
                                           ------------------------------------------------------------------------
Total Assets                                    $ 87,548         $71,525          $(40,669)          $118,404
                                           ========================================================================

Current Liabilities
Notes payable, current maturities of long-
  term debt                                     $ 79,171         $ 3,809          $     --           $ 82,980
Accounts payable and accrued expenses             58,156           8,376                --             66,532
Put accrual                                          200              --                --                200
Intercompany (receivable) payable                   (323)            323                --                 --
Net liabilities of Discontinued Operations         9,397              --                --              9,397
                                           ------------------------------------------------------------------------
Total Current Liabilities                        146,601          12,508                --           $159,109
Long-Term Debt, Notes Payable, Other
   Liabilities and Deferred Revenue                1,032           3,407                --              4,439
                                           ------------------------------------------------------------------------
Total Liabilities                                147,633          15,915                --            163,548
Minority Interest                                  3,669             265            14,899             18,833
                                           ------------------------------------------------------------------------
Accumulated other comprehensive income
  (loss)                                             216            (223)               --                 (7)
Other stockholders' (deficit) equity             (63,970)         55,568           (55,568)           (63,970)
                                           ------------------------------------------------------------------------
Total Stockholders' (Deficit) Equity             (63,754)         55,345           (55,568)           (63,977)
                                           ------------------------------------------------------------------------
Total Liabilities and Stockholders'
  (Deficit) Equity                              $ 87,548         $71,525          $(40,669)          $118,404
                                           ========================================================================


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                                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS DATA
                                         THREE-MONTHS ENDED MARCH 31, 2003
                                                    (UNAUDITED)

                                                 APPLIED
                                                 DIGITAL       DIGITAL ANGEL      CONSOLIDATION
                                             SOLUTIONS, INC.    CORPORATION        ELIMINATIONS     CONSOLIDATED
                                           -----------------------------------------------------------------------
                                                                         (in thousands)
Product revenue                                $ 10,266          $10,865              $(108)          $ 21,023
Service revenue                                   3,550              533                 --              4,083
                                           -----------------------------------------------------------------------
  Total revenue                                  13,816           11,398               (108)            25,106
Cost of products sold                             8,703            5,483                (14)            14,172
Cost of services sold                             1,570              395                 --              1,965
                                           -----------------------------------------------------------------------
  Gross profit                                    3,543            5,520                (94)             8,969
Selling, general and administrative
  expense                                        25,466            4,002                 --             29,468
Research and development                            290              911                 --              1,201
Depreciation and amortization                       192              434                 --                626
Interest and other income                          (178)             (42)                --               (220)
Interest expense                                  4,493              138                 --              4,631
                                           -----------------------------------------------------------------------
(Loss) income from continuing operations
  before taxes, minority interest, loss on
  subsidiary stock issuances, and equity
  in net income of affiliate                    (26,720)              77                (94)           (26,737)
Benefit for income taxes                           (192)              --                 --               (192)
                                           -----------------------------------------------------------------------
(Loss) income from continuing operations
  before minority interest, loss on
  subsidiary stock issuances and equity
  in net income of affiliate                    (26,528)              77                (94)           (26,545)
Minority interest                                  (106)             (33)                --               (139)
Loss on subsidiary stock issuances                  377               --                 --                377
Equity in net income of affiliate                   110               --               (110)                --
                                           -----------------------------------------------------------------------
(Loss) income from continuing operations       $(26,689)         $   110              $(204)          $(26,783)
                                           =======================================================================


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                                      CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS DATA
                                                THREE-MONTHS ENDED MARCH 31, 2003
                                                          (UNAUDITED)

                                                             APPLIED
                                                             DIGITAL       DIGITAL ANGEL       CONSOLIDATION
                                                         SOLUTIONS, INC.    CORPORATION         ELIMINATIONS     CONSOLIDATED
                                                       -----------------------------------------------------------------------
                                                                                     (in thousands)
Cash Flows From Operating Activities
  Net (loss) income                                         $(27,050)        $   110                $--            $(26,940)
  Adjustment to reconcile net (loss)
   income to net cash used in
   operating activities:
    Non-cash adjustments                                        (119)            495                 --                 376
    Net change in operating assets and
      liabilities                                             26,501          (3,555)                --              22,946
    Decrease in intercompany receivable/
      payable                                                    139            (139)                --                  --
    Net cash used in Discontinued Operations                     (99)             --                 --                 (99)
                                                       -----------------------------------------------------------------------
Net Cash Provided By (Used In) Operating
  Activities                                                    (628)         (3,089)                --              (3,717)
                                                       -----------------------------------------------------------------------

Cash Flows From Investing Activities
    Decrease in notes receivable                                 992              --                 --                 992
    Increase in other assets                                     (99)              9                 --                 (90)
    Payments for property and equipment                          (17)           (250)                --                (267)
    Net cash used in Discontinued Operations                     (32)             --                 --                 (32)
                                                       -----------------------------------------------------------------------
Net Cash Provided By (Used In)
  Investing Activities                                           844            (241)                                   603
                                                       -----------------------------------------------------------------------

Cash Flows From Financing Activities
    Net amounts borrowed (repaid) on
      notes payable                                           (2,899)          3,000                 --                 101
    Payments on long-term debt                                   (12)            (20)                --                 (32)
    Issuance of common shares                                    143              --                 --                 143
    Stock issuance costs                                         (34)             --                 --                 (34)
    Proceeds from subsidiary stock issuances                      --             175                 --                 175
                                                       -----------------------------------------------------------------------
Net Cash (Used In) Provided By Financing
  Activities                                                  (2,802)          3,155                 --                 353
                                                       -----------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash
  Equivalents                                                 (2,586)           (175)                --              (2,761)
Effect of exchange rates changes on cash
  and cash equivalents                                            --             (39)                --                 (39)
Cash and Cash Equivalents- Beginning of Period                 5,604             214                 --               5,818
                                                       -----------------------------------------------------------------------
Cash and Cash Equivalents- End of Period                    $  3,018         $    --                $--            $  3,018
                                                       -----------------------------------------------------------------------



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2.   PRINCIPLES OF CONSOLIDATION

     The financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries, including Digital Angel Corporation and InfoTech USA, Inc. (formerly SysComm International Corporation) (OTC:SYCM). The minority interest represents outstanding voting stock of the subsidiaries not owned by the Company or the Digital Angel Trust. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The Company's majority-owned subsidiary, InfoTech USA, Inc., operates on a fiscal year ending September 30. Their results of operations have been reflected in the Company's consolidated financial statements on a calendar year basis.

3.   INVENTORY

                                                     MARCH 31,    DECEMBER 31,
                                                     ---------    ------------
                                                       2003           2002
                                                       ----           ----
Raw materials                                         $1,821         $1,725
Work in process                                        1,830          1,447
Finished goods                                         5,487          4,659
                                                      ------         ------
                                                       9,138          7,831
Less:  Allowance for excess and obsolescence           1,350          1,422
                                                      ------         ------
                                                      $7,788         $6,409
                                                      ======         ======


4.   DEBT COVENANT COMPLIANCE, LIQUIDITY AND GOING CONCERN CONSIDERATIONS

     On March 1, 2002, the Company and Digital Angel Trust, a newly created Delaware business trust, entered into the Third Amended and Restated Term Credit Agreement (the IBM Credit Agreement) with IBM Credit, which became effective on March 27, 2002, the effective date of the merger between pre-merger Digital Angel and MAS. Upon completion of the merger, and in satisfaction of a condition to the consent to the merger by IBM Credit, the Company transferred to the Digital Angel Trust, which is controlled by an advisory board, all shares of Digital Angel Corporation common stock owned by it and, as a result, the Digital Angel Trust has legal title to approximately 73.12% of the Digital Angel Corporation common stock at March 31, 2003. The Company retained beneficial ownership of the shares. The Digital Angel Trust may be obligated to liquidate the shares of Digital Angel Corporation common stock owned by it for the benefit of IBM Credit as discussed below.

     The IBM Credit Agreement contained covenants relating to the Company's financial position and performance, as well as the financial position and performance of Digital Angel Corporation as of December 31, 2002. The Company was not in compliance with certain of these covenants at December 31, 2002. Also, under the terms of the IBM Credit Agreement, the Company was required to repay IBM Credit $29.8 million of the $77.2 million outstanding principal balance owed to them, plus $16.4 million of accrued interest and expenses (totaling approximately $46.2 million), on or before February 28, 2003. The Company did not make such payment by February 28, 2003. On March 3, 2003, IBM Credit notified the Company that it had until March 6, 2003, to make the payment. The Company did not make the payment on March 6, 2003, as required. The Company's failure to comply with the payment terms imposed by the IBM Credit Agreement and to maintain compliance with the financial covenants constitute events of default under the IBM Credit Agreement. IBM Credit did not provide a waiver of such defaults. On March 7, 2003, the Company received a letter from IBM Credit declaring the loan in


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default and indicating that IBM Credit would exercise any and/or all of its remedies.

     In addition, as of March 31, 2003, and December 31, 2002, Digital Angel Corporation did not maintain compliance with certain financial covenants under its credit agreement with its lender, Wells Fargo Business Credit, Inc. (Wells Fargo). Well Fargo provided Digital Angel Corporation with waivers of such non-compliance.

     Forbearance Agreement

     On March 27, 2003, the Company announced that it had executed a forbearance agreement term sheet with IBM Credit. The forbearance agreement was executed on April 2, 2003 (the "Forbearance Agreement"). In turn, the Company agreed to dismiss with prejudice a lawsuit it filed against IBM Credit and IBM Corporation in Palm Beach County, Florida on March 6, 2003.

     The payment provisions and purchase rights under the terms of the Forbearance Agreement are as follows:

     o the Tranche A Loan, consisting of $68.0 million plus accrued interest, must be repaid in full no later than September 30, 2003, provided that all but $3 million of the Tranche A Loan (the "Tranche A Deficiency Amount") will be deemed to be paid in full on such date if less than the full amount of the Tranche A Loan is repaid but all of the net cash proceeds of the Digital Angel Corporation shares held in the Digital Angel Trust are applied to the repayment of the Tranche A Loan. The Tranche A Deficiency Amount (if any) must be repaid no later than March 31, 2004. The Tranche A Loan bore interest at seventeen percent (17%) per annum through February 28, 2003. Effective March 1, 2003, the interest rate increased to twenty-five percent (25%) per annum; and

     o the Tranche B Loan, consisting of $9.2 million plus accrued interest, must be repaid in full no later than March 31, 2004. The Tranche B Loan bore interest at seventeen percent (17%) per annum through February 28, 2003, and from March 1, 2003, to March 24, 2003, the Tranche B Loan bore interest at twenty-five percent (25%) per annum. Effective March 25, 2003, the interest rate decreased to seven percent (7%) per annum.

     The Tranche A and B Loans may be purchased under the terms of the Forbearance Agreement by or on behalf of the Company as follows:

     o the loans and all the other obligations may be purchased on or before June 30, 2003, for $30.0 million in cash;

     o the loans and all the other obligations may be purchased on or before September 30, 2003, for $50.0 million in cash; and

     o the Tranche A Loan may be purchased on or before September 30, 2003, for $40.0 million in cash with an additional $10.0 million cash payment due on or before December 31, 2003.

     Payment of the specified amounts by the dates set forth herein will constitute complete satisfaction of any and all of the Company's obligations to IBM Credit under the IBM Credit Agreement, provided that there has not earlier occurred a "Termination Event," as defined in the Forbearance Agreement.


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     In addition, the Company has agreed under the terms of the Forbearance Agreement that the Digital Angel Trust will immediately engage an investment bank to pursue the sale of the 19,600,000 shares of Digital Angel Corporation common stock that are currently held in the Digital Angel Trust. In May 2003, an investment bank was engaged. All proceeds from the sale of the Digital Angel Corporation common stock will be applied to the loans and other obligations to satisfy the Tranche A payment provisions as discussed above, in the event that the Company has not satisfied its purchase rights by September 30, 2003.

     The Forbearance Agreement also modifies other provisions of the IBM Credit Agreement, including but not limited to, the imposition of additional limitations on permitted expenditures.

     Provided there has not earlier occurred a "Termination Event," as defined, at the end of the forbearance period, the provisions of the Forbearance Agreement shall become of no force and effect. At that time, if the repayment terms of the Forbearance Agreement are not met, IBM Credit will be free to exercise and enforce, or to take steps to exercise and enforce, all rights, powers, privileges and remedies available to them under the IBM Credit Agreement, as a result of the payment and covenant defaults existing on March 24, 2003. If the Company is not successful in satisfying the repayment obligations under the Forbearance Agreement or it does not comply with the terms of the Forbearance Agreement or the IBM Credit Agreement, and IBM Credit were to enforce its rights against the collateral securing the obligations to IBM Credit, there would be substantial doubt that the Company would be able to continue operations in the normal course of business.

     As a result of the payment and financial covenant defaults discussed above, IBM Credit has exercised its rights to control the Company's cash, excluding the cash of Digital Angel Corporation and InfoTech USA, Inc. At March 31, 2003, IBM held in its possession $2.0 million of the Company's cash, which it subsequently remitted back to the Company. IBM Credit continues to maintain control over the Company's deposits and disbursements. Under the terms of the forbearance agreement, the Company is required to be cash flow positive beginning May 2, 2003. The Company requests weekly from IBM Credit a release of funds for the prior weeks cash collections and provides to IBM Credit a schedule detailing cash disbursements complying with the cash flow positive requirement.

     The ability of the Company to continue as a going concern is predicated upon numerous issues including its ability to:

     o Raise the funds necessary to satisfy its obligations to IBM Credit by September 30, 2003;

     o Obtain shareholder approval of the terms of the severance agreements with the Company's former officers and directors as more fully discussed in Note 10;

     o Successfully implement its business plans, manage expenditures according to its budget, and generate positive cash flow from operations;

     o Realize positive cash flow with respect to its investment in Digital Angel Corporation;

     o    Develop an effective marketing and sales strategy;


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     o Obtain the necessary approvals to expand the market for its VeriChip product;

     o Complete the development of its second generation Digital Angel product; and

     o    Attract, motivate and/or retain key executives and employees.

     The Company is continually seeking operational efficiencies and synergies within each of its operating segments as well as evaluating acquisitions of businesses and customer bases which complement its operations. These strategic initiatives may include acquisitions, raising additional funds through debt or equity offerings, or the divestiture of non-core business units that are not critical to the Company's long-term strategy or other restructurings or rationalization of existing operations. The Company will continue to review all alternatives to ensure maximum appreciation of its shareholder's investments. There can be no assurance, however, that any initiative will be found, or if found, that they will be on terms favorable to the Company.

5.   LOSS PER SHARE

     The following is a reconciliation of the numerator and denominator of basic and diluted loss per share:

                                                                       ----------------------------------
                                                                           THREE-MONTHS ENDED MARCH 31,
                                                                       ----------------------------------
                                                                              2003                 2002
                                                                              ----                 ----
NUMERATOR:
  Loss from continuing operations                                          $(26,783)            $(24,692)
Net (loss) income from Discontinued Operations available to common
   shareholders                                                                (157)                 687
                                                                       ----------------------------------
  Net loss available to common shareholders                                $(26,940)            $(24,005)
                                                                       ==================================

          DENOMINATOR:

DENOMINATOR FOR BASIC AND DILUTED LOSS PER SHARE (1)-

Weighted-average shares                                                     282,329              253,938
                                                                       ----------------------------------
BASIC AND DILUTED LOSS PER SHARE:

CONTINUING OPERATIONS                                                        $(0.10)              $(0.10)
---------------------
DISCONTINUED OPERATIONS                                                          --                  .01
-----------------------                                                ----------------------------------
TOTAL - BASIC AND DILUTED                                                    $(0.10)              $(0.09)
-------------------------                                              ==================================

(1) The weighted average shares listed below were not included in the computation of diluted loss per share because to do so would have been anti-dilutive for the periods presented:


                                                                              THREE MONTHS ENDED MARCH 31,
                                                                               2003                 2002
                                                                               ----                 ----
Employee stock options                                                        10,802               16,020
Warrants                                                                       3,301                2,103
                                                                       ----------------------------------
                                                                              14,103               18,123
                                                                       ----------------------------------



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6.   SEGMENT INFORMATION

     The Company operates in three business segments: Advanced
Technology, Digital Angel Corporation and InfoTech USA, Inc, (formerly the segment known as SysComm International).

     Advanced Technology

     The Advanced Technology segment represents those businesses that the Company believes will provide the necessary synergies, support and infrastructure to allow it to develop, promote and fully-integrate its life-enhancing technology products and services. This segment specializes in security-related data collection, value-added data intelligence and complex data delivery systems for a wide variety of end users including government agencies, commercial operations and consumers. The majority of the revenue in this segment is from the Company's wholly-owned subsidiary, Computer Equity Corporation. Expenses associated with VeriChip and Thermo Life products are also included in the Advanced Technology segment.

     Digital Angel Corporation

     The Digital Angel Corporation segment consists of the business operations of Digital Angel Corporation, the Company's approximately 73.12% owned subsidiary and is engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. Before March 27, 2002, the business of Digital Angel Corporation was operated in four divisions: Animal Tracking, Digital Angel Technology, Digital Angel Delivery System, and Radio Communications and Other. With the acquisition of MAS on March 27, 2002, Digital Angel Corporation re-organized into four new divisions:
Animal Applications (formerly Animal Tracking), Wireless and Monitoring (a combination of the former Digital Angel Technology and the Digital Angel Delivery System segments), GPS and Radio Communications (formerly Radio Communications and Other), and Medical Systems (formerly Physician Call Center and Other). Medical Systems represents the business activity of the newly acquired MAS.

     InfoTech USA, Inc.

     The InfoTech USA, Inc. segment consists of the business operations of the Company's 52.5% owned subsidiary, InfoTech USA, Inc. This segment is a full service provider of Information Technology (IT) solutions and provides IT consulting, networking, procurement, deployment, integration, migration and security services and solutions. It also provides on-going system and networking maintenance services. During 2002, this segment continued its strategy of moving away from a product-driven systems integration business model to a customer-oriented IT solutions-based business model. It has further developed its deliverable IT solutions by adding new consulting and service offerings, and increasing the number of strategic alliances with outside technical services firms and manufacturers of high-end IT products.

     All Other

     Business units that were part of the Company's continuing operations and that were closed or sold during 2001 and 2002 are reported as "All Other."

     The "Corporate/Eliminations" category includes all amounts recognized upon consolidation of the Company's subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities. "Corporation/Eliminations" also includes certain interest expense and other expenses


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associated with corporate activities and functions. As discussed in Note 10, included in "Corporate/Eliminations" for the three-months ended March 31, 2003, is a severance charge of $22.0 million associated with the termination of certain former officers and director. As discussed in Note 9, included in "Corporate/Eliminations" for the three-months ended March 31, 2002, is a non-cash compensation charge of $18.7 million associated with pre-merger Digital Angel options, which were converted into options to acquire shares of MAS common stock in connection with the merger of pre-merger Digital Angel and MAS.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies in the Company's Annual Report on Form 10-K filed for the year-ended December 31, 2002, except that intersegment sales and transfers are generally accounted for as if the sales or transfers were to third parties at current market prices. It is on this basis that management utilizes the financial information to assist in making internal operating decisions. The Company evaluates performance based on stand-alone segment operating income.

     Following is the selected segment data as of and for the three-months ended March 31, 2003:

                                                                             SEGMENTS
                                                                             --------

                                                        Digital
                                         Advanced        Angel        InfoTech          All          Corporate/
                                        Technology    Corporation     USA, Inc.        Other        Eliminations     Consolidated
                                      --------------------------------------------------------------------------------------------
Net revenue from external customers:
  Product                                $ 8,332        $10,757         $1,934         $   --        $    --           $ 21,023
  Service                                  2,950            533            600             --             --              4,083
                                      --------------------------------------------------------------------------------------------
                                          11,282         11,290          2,534             --             --             25,106
Inter-segment revenue                         --            108             --             --           (108)                --
                                      --------------------------------------------------------------------------------------------
Total revenue                            $11,282        $11,398         $2,534         $   --        $  (108)          $ 25,106
                                      ============================================================================================


Income (loss) from continuing
operations before income taxes,
minority interest and net loss on
subsidiary stock issuances               $   621        $    77         $ (460)        $   (5)       $(26,970)         $(26,737)
                                      ============================================================================================

Total assets                             $43,364        $71,525         $8,799         $2,737        $ (8,021)         $118,404
                                      ============================================================================================



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     Following is the selected segment data as of and for the three-months ended March 31, 2002:

                                                                             SEGMENTS
                                                                             --------

                                                        Digital
                                         Advanced        Angel        InfoTech          All        Corporate/
                                        Technology    Corporation     USA, Inc.        Other      Eliminations      Consolidated
                                      --------------------------------------------------------------------------------------------
Net revenue from external customers:
  Product                                $ 4,904       $  7,452        $ 9,694         $1,013       $     --          $ 23,063
  Service                                  3,616            303            811            375             51             5,156
Inter-segment revenue                         --             --             --             --             --                --
                                      --------------------------------------------------------------------------------------------
Total revenue                            $ 8,520       $  7,755        $10,505         $1,388       $     51          $ 28,219
                                      ============================================================================================
Income (loss) from continuing
operations before income taxes,
minority interest, net loss on
subsidiary merger transaction and
equity in net loss of affiliate (1)      $   910       $ (1,819)       $    25         $  134       $(23,185)         $(23,935)
                                      ============================================================================================

Total assets (2)                         $37,943       $136,073        $14,099         $2,909       $  6,072          $197,096
                                      ============================================================================================

(1) For Digital Angel Corporation, amount excludes $1.8 million of interest expense associated with the Company's obligation to IBM Credit and $18.7 million of non-cash compensation expense associated with pre-merger Digital Angel options which were converted into options to acquire MAS stock, both of which have been reflected as additional expense in the separate financial statements of Digital Angel Corporation included in its Form 10-Q.

(2) For Digital Angel Corporation, amount includes $4.8 million of goodwill associated with the Company's initial 16.6% investment in MAS. This goodwill was fully impaired during the fourth quarter of 2002.

7.   ACQUISITIONS AND DISPOSITIONS

     Effective March 27, 2002, the Company's 93% owned subsidiary, pre-merger Digital Angel, merged with MAS. As a result of the merger, the Company now owns approximately 73.12% of Digital Angel Corporation, as more fully discussed in Note 1.

     Unaudited pro forma results of operations for the three-months ended March 31, 2002, are included below. Such pro forma information assumes that the merger of pre-merger Digital Angel and MAS had occurred as of January 1, 2002.

                                                                           ----------------------
                                                                             THREE-MONTHS ENDED
                                                                                  MARCH 31,
                                                                           ---------------------
                                                                                    2002
                                                                                    ----
Net operating revenue from continuing operations                                   $29,105
Loss from continuing operations                                                    (25,383)
Loss per common share from continuing operations - basic and diluted                $(0.10)

8.   DISCONTINUED OPERATIONS

     On March 1, 2001, the Company's Board of Directors approved a plan to offer for sale its Intellesale business segment and all of its other "non-core businesses." Accordingly, the operating results of these entities have been reclassified and reported as Discontinued Operations for all periods presented. As of March 1, 2003, the Company had sold or closed substantially all of the businesses comprising Discontinued Operations. There is one insignificant company remaining at March 31, 2003, which had revenue and net loss for the three-months ended March 31, 2003, of $7,000 and $0.1 million, respectively.


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                                                                   Page F-78

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
----------------------------------------------------------------------------
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


The Company anticipates selling or closing the remaining company in 2003. Proceeds from the sales of Discontinued Operations companies were used to repay amounts outstanding under the IBM Credit Agreement. Any additional proceeds on the sale of the remaining business will also be used to repay the IBM debt.

     Assets and liabilities of Discontinued Operations at March 31, 2003, and December 31, 2002 are as follows:

                                                                 March 31, 2003              December 31, 2002
                                                               ------------------------------------------------
                                                                              (In thousands)
Current Assets
     Cash and cash equivalents                                      $    97                       $    66
     Accounts receivable, net                                            91                           167
     Inventories                                                         38                            38
                                                               ------------------------------------------------
Total Current Assets                                                    226                           271

Property and equipment, net                                              34                            56
                                                               ------------------------------------------------
                                                                    $   260                       $   327
                                                               ================================================
Current Liabilities
     Notes payable and current maturities of long-term debt         $    26                       $    26
     Accounts payable                                                 4,178                         4,189
     Accrued expenses                                                 5,318                         5,334
                                                               ------------------------------------------------
Total Current Liabilities                                             9,522                          9549

Minority interest                                                       135                           146
                                                               ------------------------------------------------
                                                                      9,657                         9,695
                                                               ================================================
Net Liabilities of Discontinued Operations                          $(9,397)                      $(9,368)
                                                               ================================================


     During the three-months ended March 31, 2003, Discontinued Operations incurred a change in estimated operating losses accrued on the measurement date of $0.2 million. The primary reason for the increase in the estimated losses during the three-months ended March 31, 2003, was due to the operations of the one remaining business within this group. During the three-months ended March 31, 2002, the Company recorded a reduction of its estimated operating loss on disposal and operating losses during the phase out period of $0.7 million. This reduction was comprised primarily of an increase in the estimated loss on the sale of the Company's 85% ownership in its Canadian subsidiary, Ground Effects Ltd., which was sold in January 2002, of $1.2 million, offset by a decrease in carrying costs as certain of these obligations were settled during the three-months ended March 31, 2002, for amounts less than previously anticipated. Carrying costs include the cancellation of facility leases, employment contract buyouts, sales tax liabilities and litigation reserves.

     The Company does not anticipate a further loss on sale of the remaining business comprising Discontinued Operations. However, actual losses could differ from the Company's estimates and any adjustments will be reflected in the Company's future financial statements.



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                                                                   Page F-79

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
----------------------------------------------------------------------------
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     The following table sets forth the roll forward of the liabilities for estimated loss on sale and operating losses and carrying costs from December 31, 2002, through March 31, 2003.


                                                  Balance                                              Balance
Type of Cost                                 December 31, 2002   Additions         Deductions      March 31, 2003
--------------------------------------------------------------------------------------------------------------------
Estimated loss on sale, net of change in
  estimated operating losses                       $   --           $157              $157              $   --
Carrying costs                                      4,908             --                23               4,885
                                             -----------------------------------------------------------------------
Total                                              $4,908           $157              $180              $4,885
                                             =======================================================================


9.   NON-CASH COMPENSATION EXPENSE

     Included in selling, general and administrative expense for the three-months ended March 31, 2003 and 2002, was non-cash compensation expense as follows:

     Pursuant to the terms of the pre-merger Digital Angel and MAS merger agreement, effective March 27, 2002, options to acquire shares of pre-merger Digital Angel common stock were converted into options to acquire shares of MAS common stock. The transaction resulted in a new measurement date for the options and, as a result, the Company recorded non-cash compensation expense of approximately $18.7 million during the three-months ended March 31, 2002. As all of the option holders were employees or directors of the Company, these options were considered fixed awards under APB Opinion No. 25 and expense was recorded for the intrinsic value of the options converted.

     In addition, the Company reversed approximately $1.0 million and incurred approximately $0.3 million in non-cash compensation expense for the three-months ended March 31, 2003 and 2002, respectively, due primarily to re-pricing 19.3 million stock options during 2001. The re-priced options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification, these options are being accounted for as variable options under APB Opinion No. 25 and fluctuations in the Company's common stock price result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited, modified or expired.

10.  SEVERANCE AGREEMENTS

     On March 21, 2003, Richard J. Sullivan, the Company's then
Chairman of the Board of Directors and Chief Executive Officer, retired from such positions. Replacing him in these positions is Scott R. Silverman, the Company's then President and Director. The Company's Board of Directors negotiated a severance agreement with Richard Sullivan under which he is to receive a one-time payment of 56.0 million shares of the Company's common stock. In addition, stock options held by him exercisable for approximately 10.9 million shares of the Company's common stock were re-priced. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share. Richard Sullivan's severance agreement provides that the payment of shares and re-pricing of options provided for under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. His employment agreement required the Company to make payments of approximately $17.0 million to him, a portion of such payments of which could be made in either cash or stock, at the Company's option.

     On March 21, 2003, Jerome C. Artigliere, the Company's then Senior Vice President and Chief Operating Officer, resigned from such positions. Replacing Mr. Artigliere is Kevin H. McLaughlin, the


----------------------------------------------------------------------------
                                                                   Page F-80

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
----------------------------------------------------------------------------
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



Company's President and Chief Operating Officer. Mr. McLaughlin had served most recently as the Chief Executive Officer of the Company's majority-owned subsidiary, InfoTech USA, Inc. Under the terms of his severance agreement, Mr. Artigliere is to receive 4.8 million shares of the Company's common stock. In addition, stock options held by him exercisable for approximately 2.3 million shares of the Company's common stock were re-priced. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share. Mr. Artigliere's severance agreement provides that the payment of shares and re-pricing of options provided under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. His employment agreement required the Company to make payments of approximately $1.5 million to Mr. Artigliere.

     As a result of the termination of Richard Sullivan's employment with the Company, a "triggering event" provision in the severance agreement the Company entered into with Garrett Sullivan, the Company's former Vice Chairman of the Board (who is not related to Richard Sullivan), at the time of his ceasing to serve in such capacity in December 2001, has been triggered. The Company recently negotiated a settlement of its obligations under Garrett Sullivan's severance agreement that requires the Company to issue to him 7.5 million shares of the Company's common stock on or before August 31, 2003.

     The terms of each of the severance agreements are subject to shareholder approval, in accordance with applicable Nasdaq rules, because the agreements (i) are deemed to be compensatory arrangements under which the Company's common stock may be acquired by officers or directors, and (ii) in Richard Sullivan's case, it may result in his potentially holding more than 20% of the outstanding shares of the Company's common stock following the issuance of the shares and exercise of options covered by his severance agreement. In connection with such shareholder approval, the Company also intends to seek shareholder approval of an increase in the number of authorized shares of its common stock.

     The Company intends to include proposals in its proxy statement for its 2003 annual meeting of shareholders to solicit shareholder approval of the terms of such agreements and the increase in the number of authorized shares of its common stock. Should shareholders not approve the terms of the severance agreements or the Company lacks a sufficient number of authorized shares to effect the share issuances provided for by the severance agreements, its former executive officers and directors may take actions against the Company to enforce the terms of their employment agreements. Under such circumstances, there would be substantial doubt that the Company would be able to continue operations in the normal course of business. In such event, holders of the Company's securities may face the loss of their entire investment.

     By virtue of the need to obtain shareholder approval of the terms of the severance agreements, the date by which the Company would otherwise have been obligated to file a registration statement covering the resale of the shares to be issued to its former executive officers and directors under their severance agreements has been extended and the filing of such registration statement will await the outcome of the shareholder vote.

     As a result of the terminations of Messrs. Sullivan and Artigliere, the Company has recorded severance expense of $22.0 million during the three-months ended March 31, 2003. This expense is reflected in the Company's condensed consolidated financial statements for the three-months ended March 31, 2003, as selling, general and administrative expense and represents, in all material respects, the total amount due to these former officers and director and to Garrett Sullivan under their respective employment agreements.


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                                                                   Page F-81

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
----------------------------------------------------------------------------
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



11.  OTHER EVENTS

     The Staff of the Securities and Exchange Commission's Southeast Regional Office is conducting an informal inquiry concerning the Company. The Company is fully and voluntarily cooperating with the informal inquiry. At this point, the Company is unable to determine whether the informal investigation may lead to potentially adverse action.

     The Company is currently offering up to 50,000,000 shares of its common stock in a public offering registered under the Securities Act of 1933. The shares of the Company's common stock are being offered on a best efforts basis through the efforts of a placement agent J.P. Carey Securities, Inc. under the terms of a placement agency agreement.

     Effective May 9, 2003, Michael Zarriello joined the Company's Board of Directors. Mr. Zarriello was most recently a Senior Managing Director of Jesup & Lamont Securities Corporation and served as President of Jesup and Lamont Merchant Partners LLC. Prior to that, he was Managing Director and Principal of Bear Stearns & Co., Inc. He has extension financial experience having served earlier in his career as Chief Financial Officer of the Principal Activities Group that invested the Bear Stearns & Co., Inc. capital in middle market companies, Chief Financial Officer of United States Leather Holdings, Inc. and Chief Financial Officer of Avon Products, Inc. Healthcare Division. He serves on the Audit Committee of the Board of Directors.

     Effective May 12, 2003, Kevin H. McLaughlin was appointed
President and Chief Operating Officer of the Company. Prior to his appointment as President, Mr. McLaughlin served as the Company's Senior Vice President and Chief Operating Officer.

12.  NASDAQ LISTING REQUIREMENTS

     From July 12, 2002, to July 30, 2002, the Company's common stock was traded on the Pink Sheets under the symbol "ADSX.PK." Prior to that time, the Company's shares were traded on the Nasdaq National Market (NasdaqNM). Effective July 31, 2002, the Company's shares were relisted on the NasdaqNM under the symbol "ADSX." As a condition of the relisting, NasdaqNM advised the Company that it had until October 25, 2002, to regain compliance with the minimum closing bid price requirement of at least $1.00 per share, and, immediately following, a closing bid price of at least $1.00 per share for a minimum of ten (10) consecutive trading days. The Company was unable to satisfy the minimum closing bid price requirement by October 25, 2002, and, as a result, effective November 12, 2002, the Company's common stock began trading on the Nasdaq SmallCap Market (SmallCap), under its existing stock symbol ADSX. The Company expects to have until October 2003, in which to regain the minimum bid requirement of at least $1.00 per share for a minimum of ten (10) consecutive trading days to maintain its SmallCap listing, providing the Company continues to comply with the SmallCap's other listing requirements, which as of March 31, 2003, it was in compliance with.

13.  LEGAL PROCEEDINGS

     The Company is party to various legal proceedings, and accordingly, has recorded $1.5 million in reserves in its financial statements at March 31, 2003. In the opinion of management, these proceedings are not likely to have a material adverse affect on the financial position or overall trends in results of the Company. The estimate of potential impact on the Company's financial position, overall results of operations or cash flows for the above legal proceedings could change in the future.


----------------------------------------------------------------------------
                                                                   Page F-82

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
----------------------------------------------------------------------------
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     In May 2002, a class action was filed against the Company and one of its directors. Fourteen virtually identical complaints were consolidated into a single action, in re Applied Digital Solutions Litigation, which was filed in the United States District Court for the Southern District of Florida. In March 2003, the Company entered into a memorandum of understanding to settle the pending lawsuit. The settlement of $5.6 million, which is subject to approval by the District Court and review by an independent special litigation committee, is expected to be covered by proceeds from insurance.

















----------------------------------------------------------------------------
                                                                   Page F-83

                       APPLIED DIGITAL SOLUTIONS, INC.


                              13,313,782 SHARES



                                COMMON STOCK



                               _______________

                                 PROSPECTUS
                                 ----------
                               _______________




     Until June 29, 2003 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by us in connection with the sale and distribution of the shares registered hereby**:

      SEC Registration Fee                                         $   478
      Accounting Fees and Expenses                                  15,000*
      Legal Fees and Expenses                                       30,000*
      Miscellaneous Expenses                                         4,522*

            Total                                                  $50,000*

---------
*    Estimated
** The selling shareholders will pay any sales commissions or underwriting discount and fees incurred in connection with the sale of shares registered hereunder.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 351.355(1) and (2) of The General and Business
Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.
Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Exchange Act of 1934.

     Our bylaws provide that we shall indemnify, to the full extent permitted under Missouri law, any director, officer, employee or agent of ours who has served as a director, officer, employee or agent of ours or, at our request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to such provisions, we has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following table lists all unregistered securities sold by us between January 1, 1998 and June 1, 2003. These shares were issued in acquisition or financing transactions to the persons or entities indicated in connection with the acquisition of the indicated subsidiary or the stockholder's minority interest or to investors in transactions directly negotiated by the shareholders in connection with the sale of their business or interests to us and pursuant to the "price protection" or "earnout" provisions of the agreement of sale, or by the investors. These shares were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

                                                                NUMBER                                               NUMBER OF
                                                                  OF                                                  COMMON
                                          DATE ISSUED           PERSONS       NOTE         ISSUED FOR                 SHARES
                                          -----------           -------       ----         ----------                 ------
Advanced Telecommunications, Inc.         September 1998            3           1         Acquisition                  775,822
Advanced Telecommunications, Inc.         April 1999                1           7         Acquisition                  550,000
Advanced Telecommunications, Inc.         February 2001             2           2         Acquisition                1,666,667
AFAC L.P.                                 July 2001                 1           3         Services                     500,000
Alacrity Systems, Inc.                    January 1998             45           1         Acquisition                  321,768
Amherst Systems                           August 1998               1           4         Assets                        66,667
ATEC Group, Inc.                          October 2000              2           5         Acquisition                2,674,934
ATEC Group, Inc.                          March 2001                2           6         Acquisition                  448,431
ATI Communications, Inc.                  March 1998                1           7         Acquisition                  200,000
Atlantic Systems, Inc.                    November 1999             1           8         Acquisition                  119,832
Aurora Electric, Inc.                     September 1999            2           1         Acquisition                    7,224
Aurora Electric, Inc.                     July 1998                 4           9         Acquisition                1,138,039
Blue Star Electronics, Inc.               August 1998               4          10         Acquisition                  222,643
Caledonian Venture Holdings Limited       December 2000            16           8         Acquisition                4,937,497
Caledonian Venture Holdings Limited       June 2001                 6           1         Acquisition                7,481,016
Canadian Network Services, Inc.           January 1998             15          11         Acquisition                  322,512
Charles Newman                            March 2001                1          12         Services                     182,836
Charlie Phillips                          March 1999                1           8         Acquisition                    7,018
Charlie Phillips                          October 2000              1           7         Acquisition                   13,333
Commstar Limited                          June 1998                15           8         Acquisition                3,849,590
Computer Equity Corporation               June 2001                79           7         Acquisition               14,732,200
Computer Equity Corporation               April 2001               79           1         Acquisition                9,884,249
Computer Equity Corporation               June 2000                79           8         Acquisition                4,804,294
Computer Equity Corporation               September 2000            1           8         Acquisition                   25,000
Consolidated Micro Components, Inc.       June 1999                 4           7         Acquisition                  649,696
Consolidated Micro Components, Inc.       July 1998                 4          13         Acquisition                  429,805
Cra-Tek Company                           June 1999                 1           8         Acquisition                  121,465
CT Specialists, Inc.                      August 1998               2           1         Finder's fees                  7,328
Cybertech Station, Inc.                   March 1999                3           7         Acquisition                   49,806
Cybertech Station, Inc.                   September 1999            3           1         Acquisition                   17,629
Cybertech Station, Inc.                   March 1998                3          14         Acquisition                   49,847
Data Path Technologies, Inc.              July 1998                 7          15         Acquisition                  403,077
Data Path Technologies, Inc.              June 1999                 7           7         Acquisition                1,393,230
Data Path Technologies, Inc.              April 2001                2           7         Acquisition                1,319,592
David Romano                              April 2001                1          16         Agreement                  1,477,832
Dino Liso                                 March 2001                1          17         Services                      56,648
Doug Baker                                April 2001                1          18         Services                      14,012
Employee Stock Sale                       May 1998                  1          19         Stock purchase               100,000
Eric Limont                               April 2001                1          16         Agreement                  1,477,832
GDB Software Services, Inc.               July 1998                 5          20         Acquisition                  412,308
GDB Software Services, Inc.               June 1998                 5           7         Acquisition                  627,879


                                    II-2




                                                                NUMBER                                               NUMBER OF
                                                                  OF                                                  COMMON
                                          DATE ISSUED           PERSONS       NOTE         ISSUED FOR                 SHARES
                                          -----------           -------       ----         ----------                 ------
GDB Software Services, Inc.               July 2000                 2           7         Acquisition                  337,838
Ground Effects Limited                    June 1998                 3           8         Acquisition                1,105,708
Herman J. Valdez                          August 2001               1           1         Acquisition                2,441,177
Hornbuckle Engineering, Inc.              July 1999                 3           8         Acquisition                  554,563
Hornbuckle Engineering, Inc.              June 2000                 3           7         Acquisition                   76,104
IBM Credit Corp.                          April 2001                1          21         Warrants                   1,241,500
IBM Credit Corp.                          April 2001                1          22         Warrants                   2,894,714
Independent Business Consultants          May 2000                  3           8         Acquisition                  957,912
Information Products Center, Inc.         March 1998                4           8         Acquisition                  711,433
Information Products Center, Inc.         March 1999                3           7         Acquisition                  662,252
Information Products Center, Inc.         September 1999            3           1         Acquisition                  514,880
Innovative Vacuum Solutions, Inc.         July 1998                 5           8         Acquisition                  298,301
Innovative Vacuum Solutions, Inc.         June 1999                 5           7         Acquisition                  426,213
Innovative Vacuum Solutions, Inc.         September 1999            3           1         Acquisition                    1,461
Innovative Vacuum Solutions, Inc.         January 2000              3           8         Acquisition                   25,881
Intellesale, Inc.                         March 2001                2           2         Acquisition                6,616,522
James M. Shaver                           August 2001               1           1         Acquisition                5,696,078
Kerry Burst                               April 2001                1           2         Acquisition                  463,293
Lynch, Marks & Associates, Inc.           July 1999                 2           8         Acquisition                  773,142
Matt Hayden                               April 2001                1          23         Services                      74,302
Matt Hayden                               November 2001             1          23         Services                     200,000
McKinsey & Company                        October 2000              1          24         Services                      37,994
MCY.com, Inc.                             November 2000             1          25         Asset purchase            11,816,141
Medical Advisory Systems, Inc.            March 2001                5          26         Acquisition                3,322,313
Michael Erickson                          September 2001            1          27         Litigation settlement        200,000
Mpact Communications                      March 2001                1          24         Services                      95,528
Norcom Resources, Inc.                    March 1998                2           7         Acquisition                   74,667
Norcom Resources, Inc.                    September 2000            3           8         Acquisition                  162,162
Pacific Decision Sciences Corp.           October 2000             22          25         Acquisition                8,568,532
Perimeter Technology, Inc.                June 2001                 5           7         Acquisition                8,508,400
Pizarro Remarketing, Inc.                 March 1998                1           7         Acquisition                   42,723
Pizarro Remarketing, Inc.                 June 2000                 1           8         Acquisition                  112,612
Port Consulting, Inc.                     March 2000                3           7         Acquisition                  302,891
PPL, Ltd.                                 June 1999                 5           7         Acquisition                  929,230
PPL, Ltd.                                 September 1999            5           1         Acquisition                  305,024
PPL, Ltd.                                 June 2000                 2          28         Acquisition                  900,900
P-Tech, Inc.                              June 2000                12          29         Acquisition                1,401,180
P-Tech, Inc.                              October 2001             12           1         Acquisition                4,193,636
Service Transportation Company            June 2000                 1           8         Acquisition                  101,351
Service Transportation Company            April 1998                1          30         Acquisition                   37,181
Services                                  Jan. - Dec. 1998    Various          24         Services                     265,598
Services                                  Jan. - Dec. 1999    Various          31         Services                      64,666
Services                                  Oct. - Dec. 1999          1          31         Services                       2,498
Signal Processors Limited                 February 1998            12           1         Acquisition                  928,293
Signature Industries Limited              June 1998                10          32         Acquisition                3,605,948
South Seas Data, Inc.                     December 2001             5          39         Litigation settlement      2,040,820
STC Netcom, Inc.                          December 1999            20          33         Acquisition                  400,000
STR, Inc.                                 July 1999                 5           8         Acquisition                  932,039
STR, Inc.                                 May 2000                  5           7         Acquisition                  400,267


                                    II-3




                                                                NUMBER                                               NUMBER OF
                                                                  OF                                                  COMMON
                                          DATE ISSUED           PERSONS       NOTE         ISSUED FOR                 SHARES
                                          -----------           -------       ----         ----------                 ------
Sudiar Limited                            June 2001                 1          34         Acquisition                  492,940
Garrett Sullivan                          October 2001              1          31         Services                     148,875
Richard Sullivan                          October 2001              1          31         Services                     481,128
SysComm International Corp.               Oct. - Dec. 2000          3           8         Acquisition                1,699,715
SysComm International Corp.               April 2001                3           1         Acquisition                  873,686
Teledata Concepts, Inc.                   June 1998                 4          35         Acquisition                  144,828
The Americom Group, Inc.                  March 2000                1           7         Acquisition                   48,333
The Americom Group, Inc.                  March 1999                5           7         Acquisition                  106,581
The Americom Group, Inc.                  September 1999            5           1         Acquisition                   45,319
The Americom Group, Inc.                  June 1998                 5           8         Acquisition                  235,507
The Bay Group                             May 1998                  1          24         Acquisition                  218,682
The Fromehill Company                     March 1998                5          36         Acquisition                1,816,400
TigerTel Services Limited                 February 1999             1          24         Acquisition                   43,877
Timely Technology Corp.                   June 2000                 1           8         Acquisition                  208,706
Timely Technology Corp.                   June 2001                 1           7         Acquisition                7,109,000
Timely Technology Corp.                   August 2001               1           7         Acquisition                1,158,235
Timely Technology Corp.                   September 2002            1           7         Acquisition                5,502,439
Various                                   January - March 2000      3          37         Warrants                     317,500
Various                                   Oct. - Dec. 2000          2          37         Warrants                     415,685
Various                                   April - June 2001         4          38         Employee stock options        43,000
Warrants                                  April 1998                2          37         Warrants exercised           850,000
WebNet Services                           August 2000               3           8         Acquisition                  267,857
WebNet Services                           November 2001             3           1         Acquisition                  792,214
Winward Electric Service Inc.             March 1999                4           7         Acquisition                  533,333
Winward Electric Service Inc.             September 1999            4           1         Acquisition                  188,667
Amro Albanna                              January 2002              1          40         Acquisition                   13,746
Arthur F. Noterman                        February 2002             1          41         Services                     140,000
Angela Sullivan                           February 2002             1          41         Services                     100,000
Constance Weaver                          February 2002             1          41         Services                     140,000
Daniel Penni                              February 2002             1          41         Services                     140,000
Garrett Sullivan                          February 2002             1          42         Services                   2,500,000
South Seas Data, Inc.                     February 2002             5          43         Settlement                   590,760
Scott Lines                               February 2002             1          44         Settlement                   131,579
Kevin Barker                              February 2002             1          45         Settlement                    73,171
Douglas Marlin                            February 2002             1          46         Settlement                   487,805
Steve R. Matulich                         February 2002             1          47         Settlement                    75,000
John McCarthy                             February 2002             1          48         Acquisition                   46,512
Avnet, Inc.                               February 2002             1          49         Equipment                    368,421
Pinacor, Inc.                             February 2002             1          50         Equipment                    147,058
Richard Sullivan                          March 2002                1          42         Services                   2,912,141
Garrett Sullivan                          March 2002                1          42         Services                     184,580
Fahnestock                                March 2002                1          51         Services                     250,000
Fahnestock & Co. Inc.                     March 2002                1          52         Services                     205,000
John Munshour                             March 2002                1          53         Settlement                    10,870
Foley & Lardner                           July 2002                 1          54         Settlement                 8,100,000
Sudiar Limited                            August 2002               1          34         Settlement                   719,012
EnviroCommunications, Inc.                December 2002             1          55         Services                     200,000
Integral, Inc.                            February 2003             1          56         Settlement                   170,000
Avnet, Inc.                               August 2002               1          49         Settlement                    54,000
Ronald Kaplan                             April 2003                1          57         Settlement                   233,000
Ovations International, Inc.              May 2003                  1          58         Services                      81,415
Sherri Sheerr                             May 2003                  1          59         Settlement                   112,500
Peter Ciofani                             May 2003                  1          60         Settlement                    25,000
         Total                                                                                                     181,319,503
                                                                                                                   ===========

---------
1. Represents "price protection" shares issued in connection with a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933.
2. Represents shares issued in connection with the exercise of put options granted to the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933.
3. Represents "price protection" shares issued in connection with marketing studies and evaluation services provided by AFAC L.P.


                                    II-4




4. Represents shares issued to Amherst Systems to acquire customer lists for our subsidiary, Atlantic Systems, Inc.
5. Represents shares issued to the selling shareholders to acquire such shareholders' interests in a transaction directly negotiated by the shareholders in connection with the sale of an approximate 16% interest in ATEC Group, Inc. (AMEX:TEC) to us and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933. The number of common shares issued includes 2,077,150 shares initially issued and 597,784 "price protection" shares issued on February 28, 2001. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
6. Represents shares issued in connection with the rescission of our acquisition of an approximately 16% interest in ATEC Group, Inc. See note 5 above for further information regarding the underlying transaction.
7. Represents shares issued to the selling shareholder(s) in connection with the "earnout" provision of the agreement of sale relating to a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933.
8. Represents shares issued to the selling shareholder(s) to acquire such shareholder's interests in a transaction directly negotiated by the shareholder(s) in connection with the sale of their business to us and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment and not for resale and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, the certificates representing the shares were legended to indicate that they were restricted.
9. Represents (a) 1,098,039 shares issued to the selling shareholders to acquire such shareholders' interests in a transaction directly negotiated by the shareholders in connection with the sale of their business to us and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933 and (b) 40,000 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
10. Represents (a) 202,667 shares issued to the selling shareholder to acquire such shareholder's 80% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933,
     (b) 19,394 shares issued as a finder's fee in connection therewith and (c) 582 shares issued for services in connection with the acquisition. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
11. Represents (a) 7,530 shares issued to the stage I selling shareholders to correct the initial issuance of shares, (b) 170,683 shares issued to the stage II selling shareholders upon acquisition of their minority interests in 1998, (c) 109,774 shares issued to the stage I and stage II selling shareholders in connection with the "price protection" provision of the agreement of sale and (d) 34,525 shares issued as a finder's fee. These shares were issued in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
12.  Represents shares issued for consulting services rendered by Mr.
     Newman.
13. Represents (a) 392,157 shares issued to the selling shareholder to acquire such shareholder's 80% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933 and (b) 37,648 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
14. Represents (a) 24,444 "price protection" shares issued to the selling shareholder, (b) 805 "price protection" shares issued as finder's fees and (c) 22,598 shares issued to the selling shareholder(s) in connection with the "earnout" provision of the agreement of sale, in connection a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933.
15. Represents (a) 384,616 shares issued to the selling shareholders to acquire such shareholder's interest a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933 and (b) 18,461 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
16. Represents shares issued in connection with settlement of litigation against David Romano and Eric Limont, the former owners of Bostek. See "Legal Proceedings" beginning on page 29.
17. Represents shares issued to Mr. Liso as a transaction fee in connection with our acquisition of an approximately 16% interest in ATEC Group, Inc. See note 5 above for further information regarding the underlying transaction.
18. Represents shares issued to Mr. Baker as a transaction fee in connection with our acquisition of Perimeter Technology, Inc., a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933.
19. Represents shares issued to Marc Sherman, one of our former officers, at the market price on the effective date of the sale, which sale was exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933.
20. Represents (a) 384,616 shares issued to the selling shareholder to acquire such shareholder's 80% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933 and (b) 27,692 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder

                                    II-5




     acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
21. Represents shares issued in connection with the issuance of warrants which are exercisable into shares of our common stock.
22. Represents shares issued in connection with the issuance of warrants which are exercisable into shares of common stock of Digital Angel Corporation.
23. Represents 74,302 shares issued to Mr. Hayden as a transaction fee in connection with our acquisition of an approximately 17% interest in Medical Advisory Systems, Inc. See note 26 below for further information regarding the underlying transaction and 200,000 shares issued in connection with services provided by Mr. Hayden for assisting us in obtaining investment banking services.
24.  Represents shares issued for professional services rendered.
25. Represents shares issued in connection with our acquisition of internal use software from MCY.com, Inc.
26. Represents shares issued in connection with our acquisition of an approximately 17% interest in Medical Advisory Systems, Inc. (AMEX:DOC) in a transaction directly negotiated by the shareholders in connection with the sale of their shares to us and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
27. Represents shares issued in connection with the settlement of certain litigation with Mr. Erickson pertaining to Mr. Erickson's employment with us.
28. Represents shares issued to the selling shareholders in consideration for their minority interests and in settlement of future earnout payments.
29. Represents shares issued to the selling shareholder(s) to acquire such shareholder's interests in a transaction directly negotiated by the shareholder(s) in connection with the sale of their business to us and exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment and not for resale and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, the certificates representing the shares were legended to indicate that they were restricted.
30. Represents (a) 35,000 shares issued to the selling shareholder to acquire such shareholder's 80% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933 and (b) 2,181 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
31. Represents shares issued to an employee for services under employment or other such agreements.
32. Represents (a) 3,571,235 shares issued to the selling shareholder to acquire such shareholder's 85% interest in a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933 and (b) 34,713 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
33. Represents shares issued to 20 selling shareholders in connection with the acquisition of minority interests of such shareholders in STC Netcom, Inc. Our initial issuance of shares in connection with our acquisition of STC Netcom, Inc. occurred in 1997 in a transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.
34. Represents shares issued to a creditor of Caledonian Venture Holdings Limited (CVH) in connection with the acquisition of CVH and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The transaction document included an acknowledgment that the sale was not registered, that the party was acquiring the shares for investment and not for resale, and that the party acknowledged that it must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
35. Represents (a) 140,138 shares issued to the selling shareholders to acquire such shareholder's interest a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933 and (b) 4,690 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
36. Represents (a) 1,778,543 shares issued to the selling shareholders to acquire such shareholder's interest a transaction directly negotiated by the shareholders and exempt from registration pursuant to Rule 4(2) of the Securities Act of 1933 and (b) 37,857 shares issued as a finder's fee in connection therewith. The transaction document included an acknowledgement that the sale was not registered, that the shareholder was acquiring the shares for investment purposes and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or unless transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
37. Represents shares issued in connection with the exercise of outstanding warrants.
38. Represents shares issued upon exercise of certain options previously issued under our 1999 Flexible Stock Plan, which shares have not been registered.
39. Represents shares issued in connection with settlement of litigation against us by John Mariano, Christopher Wiltsey, Dean Gustafson, Anthony Pitman and Jeffery Kowalski, the owners of South Seas Data, Inc. See "Legal Proceedings" beginning on page 29.
40. Represents shares issued in connection with the "earnout" provision of the agreement of sale relating to a prior private transaction directly negotiated by the shareholders in connection with the sale of their business to us, which transactions were exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the shareholder was acquiring the shares for investment and not for resale, and that the shareholder acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
41. Represents shares issued in lieu of cash payments for director's fees for the second, third and fourth quarters of 2001. The certificates

                                    II-6




     representing the shares were legended to indicate that they were restricted.
42. Represents shares issued in lieu of cash compensation. The certificates representing the shares were legended to indicate that they were restricted.
43. Represents shares issued in connection with price protection provisions of the settlement agreement pertaining to certain litigation between us and the shareholders of South Seas Data, Inc. pertaining to our termination of an agreement and plan of merger with South Seas Data, Inc., which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
44. Represents shares issued in connection with the settlement of a dispute between Mr. Lines and us, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
45. Represents shares issued in connection with the settlement of compensation and other disputes with Mr. Barker pertaining to his employment agreement, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
46. Represents shares issued in connection with the settlement of compensation and other disputes with Mr. Marlin pertaining to his employment agreement, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
47. Represents shares issued in connection with the settlement of certain litigation between us and the plaintiffs, Sophis Luna, William Bumby and Kerry Dennis, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
48. Represents shares issued as partial compensation for Mr. McCarthy's minority interest in Atlantic Systems, Inc., which we acquired immediately prior to, and in connection with, selling 100% of the stock of Atlantic Systems, Inc.
49. Represents shares issued for amounts owed to Avnet, Inc. for purchases of computer equipment, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquired for investment and not for resale, and that the shares must be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Nasim Kahn, an officer of Avenet, Inc., has sole voting and dispositive power with respect to the shares held by Avnet, Inc.
50. Represents shares issued to Pinacor, Inc. in connection with and in settlement of amounts owing to Pinacor for purchases of equipment and related fees, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquired for investment and not for resale, and that the shares must be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Raymond Stork, an officer of Pinacor, Inc., has sole voting and dispositive power with respect to the shares held by Pinacor, Inc.
51. Represents shares issued in connection with investment banking services provided in connection with the restructure of our credit facility with IBM Credit Corporation, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquiring for investment and not for resale, and that the shares much be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Albert G. Lowenthal, Chairman, has sole voting and dispositive power with respect to the shares held by Fahnestock & Co. Inc.
52. Represents shares issued in connection with investment banking services provided in connection with the restructure of our credit facility with IBM Credit Corporation, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquiring for investment and not for resale, and that the shares much be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Albert G. Lowenthal, Chairman, has sole voting and dispositive power with respect to the shares held by Fahnestock & Co. Inc.
53. Represents shares issued in connection with the settlement of a dispute between Mr. Munshour and us, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
54. Represents shares issued in connection with the settlement of certain litigation between us, and the former shareholders of Computer Equity Corporation, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
55. Represents shares issued in connection with consulting services provided in connection with our VeriChip product, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment


                                    II-7




     that the sale was not registered, that shares were acquiring for investment and not for resale, and that the shares much be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Robert Levy, President, has sole voting and dispositive power with respect to the shares held by EnviroCommunications, Inc.
56. Represents shares issued in connection with the settlement of a debt for services performed, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquiring for investment and not for resale, and that the shares much be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Norman W. Gorin, Chief Financial Officer, has sole voting and dispositive power with respect to the shares held by Integral, Inc.
57. Represents shares issued in connection with the settlement of a dispute between Mr. Kaplan and us, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
58. Represents shares issued in connection with consulting services provided, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that shares were acquiring for investment and not for resale, and that the shares much be held until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted. Matthew Cossolotto, President, has sole voting and dispositive power with respect to the shares held by Ovations International, Inc.
59. Represents shares issued in connection with the settlement of a dispute between Ms. Sheerr and us, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.
60. Represents shares issued in connection with the settlement of a dispute between Mr. Ciofani and us, which transaction was exempt from registration pursuant to Section 4(2) of the Securities Act. The transaction document included an acknowledgment that the sale was not registered, that the purchaser was acquiring the shares for investment and not for resale, and that the purchaser acknowledged that he must hold the shares until and unless registered or transferred in another transaction exempt from registration. In addition, certificates representing the shares were legended to indicate that they were restricted.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  See Exhibit Index.

     (b)  Financial Statement Schedules.

          Schedule II -- Valuation and Qualifying Accounts. See page F-__. All other Financial Statement Schedules have been omitted because of the absence of conditions under which they would be required or because the required information has been included in the financial statements.

Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, State of Florida, on June 4, 2003.

                                  APPLIED DIGITAL SOLUTIONS, INC.

                                  By: /s/ SCOTT R.SILVERMAN
                                     ------------------------------------------
                                     Scott R. Silverman, Chairman and CEO

                              POWER OF ATTORNEY

     The undersigned constitutes and appoints Evan C. McKeown as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his name, place, and stead, in any and all capacities, to sign the Applied Digital Solutions, Inc. Registration Statement on Form S-1 and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and each or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                                     TITLE                             DATE
      ---------                                     -----                             ----


/s/ Scott R. Silverman             Chairman of the Board of Directors, Chief       June 4, 2003
--------------------------------      Executive Officer
(Scott R. Silverman)                  (Principal Executive Officer)



/s/ Evan C. McKeown                Senior Vice President and Chief Financial       June 4, 2003
--------------------------------      Officer (Principal Financial and
(Evan C. McKeown)                     Accounting Officer)



/s/ Arthur F. Noterman             Director                                        June 4, 2003
--------------------------------
(Arthur F. Noterman)


/s/ Daniel E. Penni                Director                                        June 4, 2003
--------------------------------
(Daniel E. Penni)


/s/ Dennis G. Rawan                Director                                        June 4, 2003
--------------------------------
(Dennis G. Rawan)


/s/ Constance K. Weaver            Director                                        June 4, 2003
--------------------------------
(Constance K. Weaver)


/s/ Michael S. Zarriello           Director                                        June 4, 2003
--------------------------------
(Michael S. Zarriello)

ITEM 16.     EXHIBITS

  EXHIBIT
  NUMBER                         DESCRIPTION
  ------                         -----------

    2.1 Agreement of Purchase and Sale dated as of June 4, 1999 by and among Intellesale.com, Inc., Applied Cellular Technology, Inc., David Romano and Eric Limont (incorporated by reference to Exhibit
          99.1 to the registrant's Current Report on Form 8-K filed with the Commission on June 11, 1999, as amended on August 12, 1999)

    2.2 Amendment No. 1 to the Agreement of Purchase and Sale, dated as of June 9, 1999 by and among Intellesale.com, Inc., Applied Cellular Technology, Inc., David Romano and Eric Limont (incorporated by reference to Exhibit 99.2 to the registrant's Current Report on Form 8-K filed with the Commission on June 11, 1999, as amended on August 12, 1999)

    2.3 Agreement and Plan of Merger, dated April 24, 2000, by and among the Applied Digital Solutions, Inc., Digital Angel Corporation and Destron Fearing Corporation (incorporated by reference to Exhibit
          2.1 to the registrant's Current Report on Form 8-K filed with the Commission on May 1, 2000)

    2.4 Agreement dated as of November 28, 1999 by and between AT&T Canada Corp. and TigerTel, Inc. (incorporated by reference to Exhibit
          99.1 to the registrant's Current Report on Form 8-K filed with the Commission on December 13, 1999, as amended on December 22, 1999 and January 11, 2000)

    2.5 Agreement and Plan of Merger dated as of June 30, 2000 by and among the Applied Digital Solutions, Inc. and Compec Acquisition Corp. and Computer Equity Corporation and John G. Ballenger, Christopher J. Ballenger and Frederick M. Henschel (incorporated by reference to Exhibit 2 to the registrant's Current Report on Form 8-K filed with the Commission on July 14, 2000, as amended on September 11, 2000)

    2.6 Agreement and Plan of Merger dated as of October 18, 2000, by and among the Applied Digital Solutions, Inc. and PDS Acquisition Corp., and Pacific Decision Sciences Corporation, and H&K Vasa Family 1999 Limited Partnership, H&K Vasa Family 2000 Limited Partnership, David Dorret, and David Englund (incorporated by reference to Exhibit 2 to the registrant's Current Report on Form 8-K filed with the Commission on November 1, 2000, as amended on December 29, 2000)

    2.7 MCY Agreement dated as of October 19, 2000 by and between MCY.com, Inc. and Applied Digital Solutions, Inc. (incorporated by reference to Exhibit 2 to the registrant's Current Report on Form 8-K filed with the Commission on December 5, 2000)

    3.1 Amended and Restated Bylaws of the Company dated March 31, 1998 (incorporated by reference to Exhibit 3.4 to the registrant's Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2002 filed with the Commission on August 14, 2002)

    3.2   Amendment to Bylaws of the Company dated April 4, 2002
          (incorporated by reference to Exhibit 3.4 to the registrant's Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2002 filed with the Commission on August 14, 2002)

    3.3 Second Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 4.1 to the registrant's Post-Effective Amendment No. 1 on Form S-1 to Registration Statement (Form S-3 File No. 333-64605) filed with the Commission on June 24, 1999)

    3.4 Amendment of Articles of Incorporation of the Registrant filed with the Secretary of State of the State of Missouri on September 5, 2000 (incorporated herein by reference to Exhibit 4.3 to the Registrant's Post-Effective Amendment No. 3 on Form S-3 to Registration Statement on Form S-4 (File No. 333-38420-02) filed with the Commission on September 29, 2000)

    3.5 Amendment of Second Restated Articles of Incorporation of the Registrant filed with the Secretary of State of Missouri on July 18, 2001 (incorporated herein by reference to Exhibit 4.3 to the Registrant's Quarterly Report on Form 10-Q filed with the Commission on August 17, 2001)

    4.1 Second Restated Articles of Incorporation, of the Registrant (incorporated herein by reference to Exhibit 4.1 to the registrant's Post-Effective Amendment No. 1 on Form S-1 to Registration Statement (Form S-3 File No. 333-64605) filed with the Commission on June 24, 1999)

    4.2 Amendment of Articles of Incorporation of the Registrant filed with the Secretary of State of the State of Missouri on September 5, 2000 (incorporated herein by reference to Exhibit 4.3 to the registrant's Post-Effective Amendment No. 3 on Form S-3 to Registration Statement on Form S-4 (File No. 333-38420-02) filed with the Commission on September 29, 2000)

    4.3 Amendment of Second Restated Articles of Incorporation of the Registrant filed with the Secretary of State of Missouri on July 18, 2001 (incorporated herein by reference to Exhibit 4.3 to the registrant's Quarterly Report on Form 10-Q filed with the Commission on August 17, 2001)

    4.4 Third Restated Articles of Incorporation of the Registrant filed with the Secretary of State of Missouri on December 20, 2002 (incorporated by reference to Exhibit 4.4 to the registrant's Pre-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-102165) filed with the Commission on February 6,
          2003)


    4.5 Certificate of Designation of Preferences of Series C Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the registrant's Current Report on Form 8-K filed with the Commission on October 26, 2000)

    4.6 Amended and Restated Bylaws of the Registrant dated March 31, 1998 (incorporated by reference to Exhibit 3.4 to the registrant's Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2002 filed with the Commission on August 14, 2002)

    4.7 Amended and Restated Bylaws of the Registrant dated March 31, 1998 (incorporated by reference to Exhibit 4.7 to the registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-102165) filed with the Commission on April 11,
          2003)

    5.1   Opinion of Holland & Knight LLP*

   10.1 1996 Non-Qualified Stock Option Plan of Applied Cellular Technology, Inc., as amended through June 13, 1998 (incorporated herein by reference to Exhibit 4.1 to the registrant's
          Registration Statement on Form S-8 (File No. 333-91999) filed with the Commission on December 2, 1999)

   10.2 Applied Digital Solutions, Inc. 1999 Employees Stock Purchase Plan, as amended through September 23, 1999 (incorporated herein by reference to Exhibit 10.1 to the registrant's Registration Statement on Form S-8 (File No. 333-88421) filed with the Commission on October 4, 1999)

   10.3 Applied Digital Solutions, Inc. 1999 Flexible Stock Plan (incorporated herein by reference to Exhibit 4.1 to the registrant's Registration Statement on Form S-8 (File No. 333-92327) filed with the Commission on December 8, 1999)

   10.4 Credit Agreement between Applied Digital Solutions, Inc. and State Street Bank and Trust Company dated as of August 25, 1998 (incorporated herein by reference to Exhibit 10.2 to the registrant's Quarterly Report on Form 10-Q filed with the Commission on November 16, 1998)

   10.5 First Amendment to Credit Agreement between Applied Digital Solutions, Inc. and State Street Bank and Trust Company dated as of February 4, 1999 (incorporated by reference to Exhibit 10.3 the registrant's Annual Report on Form 10-K filed with the Commission on March 31, 1999)

   10.6 Richard J. Sullivan Employment Agreement (incorporated by reference to Exhibit 10.8 to the registrant's Annual Report on Form 10-K filed with the Commission on March 30, 2000)

   10.7 Garrett A. Sullivan Employment Agreement (incorporated by reference to Exhibit 10.9 to the registrant's Annual Report on Form 10-K filed with the Commission on March 30, 2000)

   10.8 Letter Agreement, dated December 30, 2001, between Applied Digital Solutions, Inc. and Garrett A. Sullivan (incorporated by reference to Exhibit 10.13 to the registrant's Amendment to the Registration Statement on Form S-1 (File No. 333-75928) filed with the Commission on February 8, 2002)

   10.9 Jerome C. Artigliere Employment Agreement (incorporated by reference to Exhibit 10.11 to the registrant's Annual Report on Form 10-K filed with the Commission on April 10, 2001)

   10.10  Mercedes Walton Employment Agreement (incorporated by reference to
          Exhibit 10.12 to the registrant's Annual Report on Form 10-K filed with the Commission on April 10, 2001)

   10.11 David I. Beckett Employment Agreement (incorporated by reference to Exhibit 10.13 to the registrant's Annual Report on Form 10-K filed with the Commission on April 10, 2001)

   10.12 Michael E. Krawitz Employment Agreement (incorporated by reference to Exhibit 10.14 to the registrant's Annual Report on Form 10-K filed with the Commission on April 10, 2001)

   10.13  Dr. Peter Zhou Employment Agreement (incorporated by reference to
          Exhibit 10.19 to the registrant's Amendment to the Registration Statement on Form S-1 (File No. 333-75928) filed with the Commission on February 8, 2002)

   10.14 Securities Purchase Agreement, dated as of October 24, 2000, relating to the Registrant's Series C Convertible Preferred Stock (incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed with the Commission on October 26, 2000)

   10.15 Form of warrant to purchase common stock of the Registrant issued to the holders of the Series C Convertible Preferred Stock (incorporated by reference to Exhibit 4.1 to the registrant's Current Report on Form 8-K filed with the Commission on October 26, 2000)

   10.16 Registration Rights Agreement between the Registrant and the holders of the Series C Convertible Preferred Stock (incorporated by reference to Exhibit 10.2 to the registrant's Current Report on Form 8-K filed with the Commission on October 26, 2000)

   10.17 Lock-Up Agreement dated as of November 28, 1999 by and among AT&T Canada Corp. and Applied Digital Solutions, Inc. (incorporated by reference to the Exhibit 99.2 to the registrant's Current Report on Form 8-K filed with the Commission on December 13, 1999, as amended on December 22, 1999 and January 11, 2000)

   10.18 Voting Agreement by and among Applied Digital Solutions, Inc. and certain security holders of Destron Fearing Corporation
          (incorporated by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K filed with the Commission on May 1,
          2000)

   10.19 Third Amended and Restated Term Credit Agreement dated March 1, 2002 among Applied Digital Solutions, Inc., Digital Angel Share Trust and IBM Credit Corporation (incorporated by reference to
          Exhibit 10.2 to the registrant's Current Report on Form 8-K filed with the Commission on March 8, 2002)

   10.20 Waiver Agreement from IBM Credit Corporation, waiving existing defaults under the Third Amended and Restated Term Credit Agreement as of June 30, 2002 (incorporated herein by reference to
          Exhibit 10.20 to the registrant's Registration Statement on Form S-1 (File No. 333-98799) filed with the Commission on August 27,
          2002)

   10.21 Amendment to The Third Amended and Restated Term Credit Agreement dated as of September 30, 2002, amending certain financial covenants under the Third Amended and Restated Term Credit Agreement (incorporated herein by reference to Exhibit 10.21 to the registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333- 98799) filed with the Commission on November 5, 2002)

   10.22 Amendment to The Third Amended and Restated Term Credit Agreement dated as of November 1, 2002, amending certain financial covenants under the Third Amended and Restated Term Credit Agreement (incorporated herein by reference to Exhibit 10.22 to the registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333- 98799) filed with the Commission on November 5, 2002)

   10.23 Warrant Agreement between Applied Digital Solutions, Inc. and IBM Credit Corporation dated August 21, 2002 (incorporated herein by reference to Exhibit 10.21 to the registrant's Registration Statement on Form S-1 (File No. 333-98799) filed with the Commission on August 27, 2002)

   10.24 Warrant Agreement between VeriChip Corporation and IBM Credit Corporation dated August 21, 2002 (incorporated herein by reference to Exhibit 10.22 to the registrant's Registration Statement on Form S-1 (File No. 333-98799) filed with the Commission on August 27, 2002)

   10.25 Agreement of Settlement and Release by and between Applied Digital Solutions, Inc. and John G. Ballenger, Christopher J. Ballenger and Frederick M. Henschel, dated July 17, 2002 (incorporated herein by reference to Exhibit 10.23 to the registrant's Registration Statement on Form S-1 (File No. 333-98799) filed with the Commission on August 27, 2002)

   10.26 Amendment to Agreement of Settlement and Release by and between Applied Digital Solutions, Inc. and John G. Ballenger, Christopher
          J. Ballenger and Frederick M. Henschel, dated August 23, 2002 (incorporated herein by reference to Exhibit 10.24 to the registrant's Registration Statement on Form S-1 (File No. 333-98799) filed with the Commission on August 27, 2002)

   10.27 Summary of Terms and Conditions setting forth the terms and conditions of the Forbearance Agreement among IBM Credit LLC, Applied Digital Solutions, Inc., Digital Angel Share Trust, and their applicable subsidiaries (if any) dated March 24, 2003 (incorporated herein by reference to Exhibit 10.2 to the registrant's Current Report on Form 8-K filed with the Commission on March 27, 2002)

   10.28 Forbearance Agreement, Consent and Amendment, dated as of April 2, 2003, with respect to the Third Amended and Restated Credit Agreement, dated as of March 1, 2002 and amended as of September 30, 2002 and November 1, 2002 (as amended, supplemented, restated or otherwise modified through the date hereof, the "Credit Agreement"), among IBM Credit LLC, a Delaware limited liability company, formerly IBM Credit Corporation ("IBM Credit"), Applied Digital Solutions, Inc., a Missouri corporation ("ADS" or the "Tranche B Borrower"), Digital Angel Share Trust, a Delaware statutory business trust (in such capacity, the "Trust"; in its capacity as a Borrower, the "Tranche A Borrower"; and together with the Tranche B Borrower, the "Borrowers") and the other Loan Parties party thereto (incorporated herein by reference to Exhibit
          10.27 to the registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-102165) filed with the Commission on April 11, 2003)

   10.29 Letter Agreement between Applied Digital Solutions, Inc. and R.J. Sullivan dated March 24, 2003 (incorporated herein by reference to Exhibit 10.3 to the registrant's Current Report on Form 8-K filed with the Commission on March 27, 2003)

   10.30 Letter Agreement between Applied Digital Solutions, Inc. and J.C. Artigliere dated March 24, 2003 (incorporated herein by reference to Exhibit 10.29 to the registrant's Annual Report on Form 10-K filed with the Commission on March 31, 2003)

   10.31 Placement Agency Agreement by and between Applied Digital Solutions, Inc. and J.P. Carey Securities Inc.(incorporated herein by reference to Exhibit 10.31 to the registrant's Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-102165) filed with the Commission on April 17, 2003)

   21.1   List of Subsidiaries of Applied Digital Solutions, Inc.*

   23.1   Consent of Eisner LLP*

   23.2   Consent of PricewaterhouseCoopers LLP*

   23.5   Consent of Holland & Knight LLP (included in Exhibit 5.1)*

   24.1 Power of Attorney (set forth on the signature page of this registration statement)*

* Filed herewith